                                                      Rule 424(b)(3)
                                                      Registration No. 333-13535


   FPA MEDICAL MANAGEMENT, INC.           FPA MEDICAL MANAGEMENT, INC.
                AND                                PROSPECTUS
  STERLING HEALTHCARE GROUP, INC.              15,197,412 SHARES
          PROXY STATEMENT                          COMMON STOCK

  This Proxy Statement/Prospectus ("Proxy Statement/Prospectus") relates to the proposed merger (the "Merger") of Sterling Acquisition Corporation, a wholly-owned subsidiary ("Merger Sub") of FPA Medical Management, Inc. ("FPA") into Sterling Healthcare Group, Inc. ("Sterling") pursuant to an Agreement and Plan of Merger dated as of May 19, 1996 among FPA, Merger Sub and Sterling (the "Merger Agreement"). As a result of the Merger, Sterling will become a wholly-owned subsidiary of FPA and the shareholders of Sterling will receive in the aggregate up to 15,197,412 shares of FPA common stock, $.002 par value ("FPA Common Stock"), in exchange for all of the issued and outstanding shares of Sterling common stock, $.0001 par value ("Sterling Common Stock"). Pursuant to the Merger Agreement, each outstanding share of Sterling Common Stock will be converted into 1.4 (the "Exchange Ratio") shares of FPA Common Stock. The Exchange Ratio is subject to adjustment based on the average price per share of FPA Common Stock during a specified period prior to the closing date of the Merger. See "THE MERGER--Adjustments to Merger Consideration." On September 30, 1996, the closing price of FPA Common Stock was $26.375. At such price, the equivalent value of a share of Sterling Common Stock would be $23.01, calculated based on the Exchange Ratio (the "Equivalent Value"), and the aggregate merger consideration would be approximately $195,931,000. The Exchange Ratio is subject to upward or downward adjustment based on the average closing price of FPA Common Stock over a fifteen day trading period ending five days prior to closing. The Exchange Ratio could range from 1.565 to 1.278 with resulting "values" to Sterling shareholders ranging from $20.81 to $23.01. Such a change in the Exchange Ratio will cause a corresponding change in the Equivalent Value and the aggregate merger consideration. See "THE MERGER--Adjustments to Merger Consideration." Additionally, the Equivalent Value may differ from the actual market price of Sterling Common Stock. Each FPA stockholder and Sterling shareholder is urged to obtain updated market information.

  This Proxy Statement/Prospectus serves as the proxy statement for both FPA and Sterling for their respective special meetings of holders of their common stock to be held October 31, 1996 (collectively, the "Special Meetings"). See "THE MEETINGS."

  This Proxy Statement/Prospectus also constitutes a prospectus of FPA with respect up to 15,197,412 shares of FPA Common Stock to be issued to shareholders of Sterling pursuant to the Merger Agreement. This Proxy Statement/Prospectus and the accompanying forms of proxy are first being mailed to stockholders of FPA and Sterling on or about October 4, 1996.

  FPA previously announced the proposed acquisition (the "Foundation Transaction") of all of the issued and outstanding shares of Foundation Health Medical Services ("FHMS") by FPA Medical Management of California, Inc. ("FPA California"), a wholly-owned subsidiary of FPA, and all of the issued and outstanding shares of FHMG/TDMC Medical Group, a Professional Corporation ("Holding Company," together with FHMS, the "Foundation Companies") by FPA Independent Practice Association ("FPA IPA") pursuant to a Stock and Note Purchase Agreement dated as of June 28, 1996 and amended on October 1, 1996 and on October 3, 1996 among FPA, FPA California, FPA IPA, Jonathan H. Scheff, M.D. ("Selling Shareholder") and Foundation Health Corporation ("Foundation") (the "Foundation Agreement"). FPA is not seeking stockholder approval of the Foundation Transaction at the FPA Special Meeting. FHMS provides facilities management, non-physician healthcare professionals and other administrative and management services to Holding Company and its subsidiaries. Holding Company holds all of the outstanding stock of Foundation Health Medical Group, Inc. ("FHMG") and Thomas-Davis Medical Centers, P.C. ("TDMC," together with FHMG, the "Medical Groups"). As consideration for the Foundation Transaction, FPA is expected to pay approximately $2 million in cash, and to issue $75 million of FPA Common Stock and approximately $126 million in promissory notes. Under certain circumstances, the number of shares of FPA Common Stock to be issued pursuant to the Foundation Agreement may be adjusted, or the Foundation Agreement may be terminated by FPA if the average trading price of FPA Common Stock during a specified period prior to the closing date of the Foundation Transaction is below $13.60 per share. See "THE FOUNDATION TRANSACTION--FHMS Acquisition."

  SEE "RISK FACTORS" BEGINNING AT PAGE 30 FOR A DISCUSSION OF CERTAIN CONSIDERATIONS IN EVALUATING FPA, STERLING AND, THE MERGER.

  No persons have been authorized to give any information or to make any representation other than those contained in this Proxy Statement/Prospectus in connection with the solicitation of proxies or the offering of securities made hereby and, if given or made, such information or representation should not be relied upon as having been authorized by FPA or Sterling. This Proxy Statement/Prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, any securities, or the solicitation of a proxy, in any jurisdiction in which, or to any person to whom, it is unlawful to make such offer or solicitation of an offer or proxy solicitation. Neither the delivery of this Proxy Statement/Prospectus nor any distribution of the securities offered hereby shall, under any circumstances, create any implication that there has been no change in the affairs of FPA or Sterling since the date hereof or that the information set forth or incorporated by reference herein is correct as of any time subsequent to its date. All information herein with respect to FPA and Merger Sub has been furnished by FPA, and all information herein with respect to Sterling has been furnished by Sterling.

THE SECURITIES TO WHICH THIS PROXY STATEMENT/PROSPECTUS RELATES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS JOINT PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

        The date of this Proxy Statement/Prospectus is October 4, 1996.

                             AVAILABLE INFORMATION

  FPA and Sterling are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, file reports, proxy statements, and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information may be inspected and copied at the offices of the Commission, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and the Regional Offices of the Commission: Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such materials may be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Shares of FPA and Sterling Common Stock are traded on the Nasdaq National Market ("Nasdaq"). Such reports, proxy statements, and other information can also be inspected and copied at the offices of the Nasdaq National Market, 1735 K Street, N.W., Washington, D.C. 20006.

  FPA has filed with the Commission a registration statement (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), on Form S-4 with respect to the securities offered hereby. This Proxy Statement/Prospectus also constitutes the Prospectus of FPA filed as part of the Registration Statement and does not contain all of the information set forth in the Registration Statement and the exhibits thereto, certain parts of which are omitted in accordance with the rules of the Commission. Statements made in this Proxy Statement/Prospectus as to the contents of any contract, agreement, or other document referred to are not necessarily complete; with respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be qualified in its entirety by such reference. The Registration Statement and any amendments thereto, including exhibits filed as part thereof, are available for inspection and copying at the Commission's offices as described above.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents, which have been filed by FPA (File No. 0-24276) and Sterling (File No. 1-13074) with the Commission pursuant to the Exchange Act, are incorporated by reference in this Joint Proxy Statement/Prospectus:

    1. FPA's Annual Report on Form 10-K for the fiscal year ended December 31, 1995 filed with the Commission on March 28, 1996, as amended by Form 10-K/A, filed with the Commission on March 29, 1996, and as amended by Form 10-K/A, filed with the Commission on October 3, 1996.

    2. FPA's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996 filed with the Commission on May 15, 1996, as amended on July 24, 1996.

    3. FPA's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996 filed with the Commission on August 14, 1996.

    4. FPA's Current Report on Form 8-K dated April 12, 1996.

    5. FPA's Current Report on Form 8-K dated May 19, 1996 filed with the Commission on May 20, 1996.

    6. FPA's Current Report on Form 8-K dated June 21, 1996 filed with the Commission on July 5, 1996.

    7. The description of the FPA Common Stock contained in FPA's
  Registration Statement on Form 8-A dated October 20, 1994.

    8. Sterling's Annual Report on Form 10-K for the fiscal year ended December 31, 1995 filed with the Commission on March 29, 1996, as amended by Form 10-K/A, filed with the Commission on October 4, 1996.

    9. Sterling's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996 filed with the Commission on May 14, 1996.

    10. Sterling's Current Report on Form 8-K dated May 31, 1996 filed with the Commission on June 5, 1996.

    11. Sterling's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996 filed with the Commission on August 13, 1996 .

    12. Sterling's Current Report on Form 8-K dated August 30, 1996 filed with the Commission on September 10, 1996.

  All documents and reports subsequently filed by FPA and Sterling pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Proxy Statement/Prospectus and prior to the date of the Special Meetings shall be deemed to be incorporated by reference in this Proxy Statement/Prospectus and to be a part hereof from the date of filing of such documents or reports. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement/Prospectus to the extent that a statement contained herein or with respect to FPA or Sterling in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded, except as so modified or superseded, shall not be deemed to constitute a part of this Proxy Statement/Prospectus.

  THE PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. SUCH DOCUMENTS (OTHER THAN EXHIBITS TO SUCH DOCUMENTS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE) ARE AVAILABLE TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHICH THIS PROXY STATEMENT/PROSPECTUS IS DELIVERED, ON WRITTEN OR ORAL REQUEST, WITHOUT CHARGE, IN THE CASE OF DOCUMENTS RELATING TO FPA OR MERGER SUB, DIRECTED TO FPA MEDICAL MANAGEMENT, INC., 2878 CAMINO DEL RIO SOUTH, SUITE 301, SAN DIEGO, CALIFORNIA 92108, ATTENTION: JAMES A. LEBOVITZ (TELEPHONE NUMBER (619) 295-7005) OR, IN THE CASE OF DOCUMENTS RELATING TO STERLING, DIRECTED TO STERLING HEALTHCARE GROUP, INC., 6855 SOUTH RED ROAD, SUITE 400, CORAL GABLES, FLORIDA 33143,

ATTENTION: NANCY K. WATKIN (TELEPHONE NUMBER (305) 665-1911). IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY OCTOBER 24, 1996, THE DATE WHICH IS FIVE BUSINESS DAYS PRIOR TO THE DATE OF THE SPECIAL MEETINGS.

  PRIVATE SECURITIES LITIGATION REFORM ACT SAFE HARBOR STATEMENT. When used in this Proxy Statement/Prospectus, the words "estimate," "project," "intend," "expect" and similar expressions are intended to identify forward-looking statements. Such statements are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements. For a discussion of such risks, see "RISK FACTORS." Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Neither FPA nor Sterling undertakes any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

                               TABLE OF CONTENTS

AVAILABLE INFORMATION......................................................   2
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE............................   3
GLOSSARY OF CERTAIN DEFINED TERMS..........................................   8
SUMMARY....................................................................  13
  FPA Medical Management, Inc..............................................  13
  The Merger...............................................................  14
  Sterling Healthcare Group, Inc...........................................  14
  Reasons for the Merger...................................................  15
  The Foundation Transaction...............................................  22
  Reasons for the Foundation Transaction...................................  23
  Amendments to FPA Medical Management, Inc. Omnibus Stock Option Plan.....  24
  Approval of Adjournment or Postponement of Special Meetings .............  24
  The Meetings.............................................................  25
  Comparative Historical and Pro Forma Per Share Data......................  27
  Comparative Market Data..................................................  28
RISK FACTORS...............................................................  30
  Risks Relating to FPA....................................................  30
  Risks Relating to Sterling...............................................  36
  Risks Relating to the Merger.............................................  40
  Risks Relating to the Foundation Transaction.............................  41
THE MEETINGS...............................................................  43
  FPA Special Meeting......................................................  43
  Sterling Special Meeting.................................................  43
  Quorum...................................................................  44
  Vote Required............................................................  44
  Record Date; Stock Entitled to Vote......................................  44
  Voting of Proxies........................................................  45
  Revocation of Proxies....................................................  45
  Solicitation of Proxies..................................................  45
THE MERGER.................................................................  46
  Effects of the Merger....................................................  46
  Merger Consideration.....................................................  46
  Adjustments to Merger Consideration......................................  46
  Conversion of Shares; Procedures for Exchange of Certificates; Fractional
   Shares..................................................................  48
  Nasdaq Listing...........................................................  48
  Background of the Merger.................................................  48
  Recommendations of the Boards of Directors and Reasons for the Merger....  51
  Opinion of FPA's Financial Advisor.......................................  54
  Oppenheimer Opinion......................................................  55
  Opinion Update...........................................................  60
  Opinion of Sterling's Financial Advisor..................................  63
  Effective Time of the Merger.............................................  67
  Interests of Certain Persons in the Merger...............................  68
  Federal Income Tax Consequences..........................................  69
  Accounting Treatment.....................................................  70
  Resale of FPA Common Stock by Affiliates.................................  71
  Certain Regulatory Matters...............................................  71
  Rights of Dissenting Shareholders........................................  71
BOARD OF DIRECTORS AND MANAGEMENT OF FPA FOLLOWING THE MERGER..............  72
  Board of Directors of FPA Following the Merger...........................  72

  Executive Officers of FPA Following the Merger...........................   72
  Employment Agreement.....................................................   72
COMPARISON OF RIGHTS OF HOLDERS OF STERLING AND FPA COMMON STOCK...........   72
  Liability of Directors...................................................   73
  Indemnification..........................................................   73
  Derivative Actions.......................................................   74
  Distributions and Redemptions............................................   74
  Shareholder Inspection of Books and Records..............................   74
  Dissenters' Rights.......................................................   75
  Quorum for Shareholders Meetings.........................................   75
  Shareholder Voting Requirement; Action by Consent........................   76
  Amendments to Charter....................................................   76
  Affiliated Transactions..................................................   76
  Control Share Acquisition................................................   77
  Other Constituencies.....................................................   78
THE MERGER AGREEMENT.......................................................   79
  Conditions to the Merger.................................................   79
  Representations and Warranties...........................................   81
  Conduct of Business Pending the Merger...................................   81
  Acquisition Transactions.................................................   84
  Additional Agreements....................................................   85
  Termination, Amendment and Waiver........................................   89
THE FOUNDATION TRANSACTION.................................................   91
  FHMS Acquisition.........................................................   91
  Holding Company Acquisition..............................................   92
  Background of the Foundation Transaction.................................   92
  Recommendation of the FPA Board of Directors and Reasons for the
   Foundation Transaction..................................................   93
  Opinion of FPA's Financial Advisor.......................................   94
  Anticipated Accounting Treatment.........................................  100
  Certain Regulatory Matters...............................................  100
THE FOUNDATION COMPANIES...................................................  101
  Business.................................................................  101
  Facilities...............................................................  101
  Payor and Provider Contracts and Physician Compensation..................  102
  Competition..............................................................  102
  Insurance................................................................  102
  Legal Proceedings........................................................  102
  Business and Financial Information Regarding FHMS, FHMG and TDMC.........  103
  Selected Financial Data..................................................  103
  Management's Discussion and Analysis of Financial
   Condition and Results of Operations of FHMS, FHMG and TDMC..............  103
  Results of Operations of the Combined Companies..........................  103
  Liquidity and Capital Resources..........................................  105
THE FOUNDATION AGREEMENT...................................................  106
  Conditions to the Foundation Transaction.................................  106
  Representations and Warranties...........................................  107
  Covenants................................................................  107
  Actions by Foundation and FPA After the Closing..........................  108
  Indemnification, Termination, Assignment and Expenses....................  109
APPROVAL OF AMENDMENTS TO FPA MEDICAL MANAGEMENT, INC. OMNIBUS STOCK OPTION
 PLAN......................................................................  111
PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS......................  114

SELECTED FINANCIAL DATA--FPA.............................................   126
SELECTED FINANCIAL DATA--STERLING........................................   127
SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL DATA.....................   129
APPROVAL OF ADJOURNMENT OR POSTPONEMENT OF SPECIAL MEETINGS..............   130
LEGAL MATTERS............................................................   130
ADDITIONAL INFORMATION...................................................   130
EXPERTS..................................................................   131
FINANCIAL STATEMENTS.....................................................   F-1
APPENDIX I--AGREEMENT AND PLAN OF MERGER DATED AS OF MAY 19, 1996 AMONG
 FPA, MERGER SUB AND STERLING............................................   I-1
APPENDIX II--OPINION OF OPPENHEIMER & CO., INC...........................  II-1
APPENDIX III--OPINION OF SMITH BARNEY INC................................ III-1
APPENDIX IV--STOCK AND NOTE PURCHASE AGREEMENT BETWEEN FOUNDATION,
 SELLING SHAREHOLDER, FPA, FPA CALIFORNIA AND FPA IPA DATED AS OF
 JUNE 28, 1996 AS AMENDED................................................  IV-1
APPENDIX V--OPINION OF OPPENHEIMER & CO., INC. ..........................   V-1

                       GLOSSARY OF CERTAIN DEFINED TERMS

AMEX.............................  American Stock Exchange.

APB No. 16.......................  Accounting Principles Board Opinion No. 16.

Acquired Foundation Entities.....  Arizona IPA, Florida IPA and the Foundation
                                   Companies.

Acquisition Consideration........  The consideration paid and to be paid in the Foundation Transaction, the acquisition of Arizona IPA and Florida IPA.

Arizona IPA......................  Intergroup IPA, P.C., an affiliate of
                                   Foundation.

Arizona IPA Agreement............  Stock Purchase Agreement dated June 28,
                                   1996 by and among FPA Arizona, Ross
                                   Henderson, M.D. and Foundation.

Certificate of Incorporation.....  The Certificate of Incorporation of FPA.

Certificates of Merger...........  The Certificate of Merger to be filed with the Secretary of State of Delaware and the Articles of Merger to be filed with the Secretary of State of Florida in connection with the Merger.

Closing..........................  The closing of the Merger.

Code.............................  Internal Revenue Code of 1986, as amended.

DOJ..............................  The United States Department of Justice.

Delaware Act.....................  Delaware General Corporation Law.

Department.......................  California Department of Corporations.

Dresnick Employment Agreement....  The Amended and Restated Terms of Stephen
                                   J. Dresnick's M.D. Employment Agreement
                                   with Sterling Healthcare Group, Inc.

EBIT.............................  Earnings before interest and taxes.

EBITDA...........................  Earnings before interest, taxes, depreciation and amortization.

EDM Companies....................  Coastal Physician Group, Inc., EmCare
                                   Holdings, Inc., InphyNet Medical
                                   Management, Inc. and Sheridan Healthcare,
                                   Inc.

EDM Transaction..................  One (1) transaction involving emergency department management services: Pacific
                                   Physicians Services, Inc./Team Health
                                   Group.

EPS..............................  Earnings per share.

Effective Time...................  The time at which the Merger will become effective as provided for in the
                                   Certificates of Merger or such other time as FPA, Sterling Healthcare Group, Inc. and Sterling Acquisition Corporation shall agree upon.

Election.........................  An election made under Section 338(h)(10)
                                   of the IRS Code.

Enrollees........................  Payor members.

Exchange Act.....................  Securities Exchange Act of 1934, as
                                   amended.

Exchange Agent...................  American Stock Transfer & Trust Company or
                                   another bank or trust company designated by FPA acting as an exchange agent.

Exchange Ratio...................  The conversion of each outstanding share of
                                   Sterling Healthcare Group, Inc. Common
                                   Stock into 1.4 shares of FPA Medical
                                   Management, Inc. Common Stock, subject to certain potential adjustments

FAC..............................  FPA Acquisition Corporation, an indirect subsidiary of Foundation.

FHCA.............................  Foundation

FHMG.............................  Foundation Health Medical Group, Inc., an
                                   indirect subsidiary of Foundation.

FHMS.............................  Foundation Health Medical Services, an
                                   indirect subisidiary of Foundation.

FPA..............................  FPA Medical Management, Inc.

FPA Arizona......................  FPA Medical Group of Arizona, P.C.

FPA California...................  FPA Medical Management of California, Inc.

FPA Common Stock.................  FPA Medical Management, Inc. Common Stock,
                                   par value $.002 per share.

FPA Compensation Committee.......  The Compensation Committee of the FPA Board
                                   of Directors.

FPA/Foundation Price.............  The average of the per share closing price of FPA Common Stock during the ten trading days ending on the second trading day prior to the Foundation Closing.

FPA IPA..........................  FPA Independent Practice Association, an
                                   indirect subsidiary of FPA.

FPA Network......................  Professional corporations, other providers of medical service and Payors affiliated with FPA.

FPA Option.......................  An option to purchase a number of shares of
                                   FPA Common Stock.

FPA Plan.........................  The FPA Medical Management, Inc. Omnibus
                                   Stock Option Plan.

FPA Proposals....................  Proposals submitted to FPA stockholders to adopt the Merger Agreement and to approve
                                   amendments to the FPA Plan.

FPA Special Meeting..............  The Special Meeting of FPA stockholders to be held at Thursday, October 31, 1996, at
                                   9:00 a.m. local time.

FPA Stock Options................  Options to acquire FPA Common Stock.

FPA Stockholders' Approval.......  The approval of the FPA stockholders at the meeting of such stockholders.

FPA Value........................  The average of the closing price of FPA
                                   Common Stock as reported on Nasdaq for the
                                   fifteen (15) consecutive trading days
                                   ending on the date that is five (5) trading
                                   days prior to the Closing Date.

FTC..............................  The United States Federal Trade Commission.

Florida Act......................  Florida Business Corporation Act

Florida IPA......................  FHC IPA, Inc., an indirect subsidiary of
                                   Foundation.

Florida IPA Agreement............  Stock Purchase Agreement dated June 28,
                                   1996 by and among FAC Acquisition
                                   Corporation, Care Florida Health Plan,
                                   Inc., Foundation Health, a South Florida
                                   Health Plan, Inc., and Foundation.

Foundation.......................  Foundation Health Corporation.

Foundation Agreement.............  The Stock and Note Purchase Agreement
                                   between FPA California, FPA IPA, Jonathan
                                   H. Scheff, M.D. and Foundation, as amended.

Foundation Closing...............  The closing of the Foundation Transaction.

Foundation Companies.............  FHMG and FHMS

Foundation Opinion...............  The opinion rendered to the FPA Board of
                                   Directors by Oppenheimer acting as FPA's
                                   financial advisor as to the fairness to FPA
                                   stockholders, from a financial point of
                                   view, of the acquisition consideration.

Foundation Transaction...........  The proposed acquisition of all the issued and outstanding shares of Foundation Health
                                   Medical Services by FPA Medical Management
                                   of California, Inc. and all of the issued
                                   and outstanding shares of FHMG/TDMC Medical
                                   Group by FPA Independent Practice
                                   Association.

GAAP.............................  Generally accepted accounting principles.

Guaranteed Access Payments.......  Payments to be received by Acquired
                                   Foundation Entities as compensation for
                                   insuring continued and uninterrupted access
                                   to the professionals practicing within the
                                   Acquired Foundation Entities.

HMOs.............................  Health Maintenance Organizations.

HSR Act..........................  Hart-Scott-Rodino Antitrust Improvements
                                   Act of 1976, as amended.

Health Plan......................  Foundation Health, a California Health
                                   Plan.

Holding Company..................  FHMG/TDMC Medical Group, a Professional
                                   Corporation, the parent entity of FHMG and
                                   TDMC.

IPAs.............................  Independent practice associations.

Intergroup.......................  Intergroup Healthcare Corporation.

Medical Groups...................  TDMC and FHMG.

Merger...........................  The merger of Merger Sub and Sterling.

Merger Agreement.................  The Agreement and Plan of Merger between
                                   FPA, Merger Sub and Sterling.

Merger Sub.......................  Sterling Acquisition Corporation.

NASD.............................  National Association of Securities Dealers,
                                   Inc.

Nasdaq...........................  Nasdaq National Market.

Oppenheimer......................  Oppenheimer & Co., Inc., the financial advisor to FPA with respect to the Merger
                                   and the Foundation Transaction.

Option...........................  Foundation's option to purchase all of the issued and outstanding stock of FHMG/TDMC
                                   Medical Group.

PCA..............................  Physician Corporation of America.

Payors...........................  HMOs and other prepaid health insurance plans which provide physician and related
                                   health care services.

Professional Corporations........  Professional corporations affiliated with
                                   FPA.

Proxy Statement/Prospectus.......  This proxy statement/prospectus relating to the Merger.

Registration Statement...........  A registration statement filed under the
                                   Securities Act of 1933.

Rule 145.........................  Rule 145 of the Securities Act of 1933.

S-8..............................  Registration Statement on Form S-8.

Securities Act...................  Securities Act of 1933, as amended.

Selling Shareholder..............  Jonathan H. Scheff, M.D.

Smith Barney.....................  Smith Barney Inc., the financial advisor to
                                   Sterling with respect to the Merger.

Special Meetings.................  The FPA Special Meeting and the Sterling
                                   Special Meeting, as the same may be
                                   adjourned.

Sterling.........................  Sterling Healthcare Group, Inc.

Sterling Common Stock............  Sterling Healthcare Group, Inc. Common
                                   Stock.

Sterling Shareholders'             The approval of the Sterling Healthcare
 Approval........................  Group, Inc. shareholders at the Sterling
                                   Special Meeting.

Sterling Option..................  An option to purchase a share of Sterling
                                   Common Stock.

Sterling Special Meeting.........  The Special Meeting of shareholders of
                                   Sterling to be held Thursday, October 31,
                                   1996 at 9:00 a.m. local time.

Sterling Stock Options...........  Options to purchase Sterling Common Stock.

Surviving Corporation............  Sterling Healthcare Group, Inc. after the merger.

TDMC.............................  Thomas-Davis Medical Centers, P.C.

TMA..............................  Tucson Medical Associates, Ltd.

The Commission...................  The Securities and Exchange Commission.

                                    SUMMARY

  The following is a summary of certain information contained elsewhere in this Proxy Statement/Prospectus. The information contained in this summary is qualified in its entirety by, and should be read in conjunction with, the detailed information and financial statements, including the notes thereto, appearing elsewhere in this Proxy Statement/Prospectus and the documents incorporated herein by reference.

                          FPA MEDICAL MANAGEMENT, INC.

  FPA is a national healthcare management service organization which organizes and manages primary care physician practices and networks that contract with health maintenance organizations ("HMOs") and other prepaid health insurance plans (collectively, "Payors") to provide physician and related healthcare services to Payor members ("enrollees") who select FPA primary care physicians. FPA's relationships with its affiliated professional corporations (the "Professional Corporations"), other providers of medical service and Payors (collectively, the "FPA Network") offer physicians the opportunity to participate more effectively in managed care programs by organizing physicians within geographic areas to contract with HMOs. FPA also assumes administrative functions necessary in a managed care environment, related to claims adjudication, utilization management of medical services, Payor contract negotiations and the operation of management information systems. Under these arrangements, FPA, on behalf of the Professional Corporations, is responsible for the payment of the cost of medical services and is entitled to amounts received from Payors in excess of such costs. These medical services include, but are not limited to, professional, ancillary and medical management services. FPA is generally responsible for all other operating costs under these arrangements. To the extent that the cost of medical services exceeds amounts received from Payors, FPA, on behalf of the Professional Corporations, is responsible for such costs. FPA's and the Professional Corporations' inability to control costs could negatively impact FPA's profitability. While FPA, on behalf of one of its subsidiaries, has filed a restricted HMO license application in California, there can be no assurance that regulators of the other states in which FPA operates would not apply insurance and HMO laws to FPA. FPA's operations representing substantially all of FPA's operating revenue assigned from Professional Corporations would be subject to such regulation. Management believes that FPA's management model is appealing to physicians because it allows the physicians to retain control of their own practices while participating in a managed care program.

  The FPA Network currently consists of approximately 2,800 primary care physicians and 4,600 specialty care physicians in nine states and 24 Payors providing healthcare coverage to approximately 359,000 enrollees in seven states. The majority of these enrollees are in California, where FPA began its operations and where it currently manages healthcare services for approximately 132,000 enrollees of 11 Payors.

  Following the consummation of the Merger and the Foundation Transaction, FPA intends to operate Sterling as a separate operating subsidiary and to integrate the operations acquired in the Foundation Transaction into its current operations. As a result, following the consummation of the transactions, there will be two operating divisions of FPA, one comprised of Sterling and the other comprised of the current operations of FPA combined with those acquired in connection with the Foundation Transaction.

  On June 21, 1996, FPA acquired from Physician Corporation of America ("PCA") all of the outstanding stock of Physicians First, Inc., a wholly-owned subsidiary of PCA operating through its subsidiaries 40 primary care clinics in Florida. The clinics have approximately 125 primary care physicians which provide services to approximately 80,000 enrollees in PCA's health plans in Florida.

  On June 28, 1996, FPA acquired from affiliates of Foundation all of the outstanding stock of two independent practice associations ("IPAs", and together with the Foundation Companies, the "Acquired Foundation Entities") for aggregate consideration of $20 million, consisting of cash and notes. The two IPAs, located in Arizona and Florida, consist of 63 primary care physicians which provide services to approximately 21,000 enrollees.

  Through the Professional Corporations, the FPA Network manages all covered primary and specialty medical care for each enrollee in exchange for fixed monthly capitation payments pursuant to Payor contracts. Specialty care physician services, inpatient hospitalization and certain other services are managed by primary care physicians, are subject to pre-authorization guidelines, and are provided through contracts negotiated by FPA for the Professional Corporations based on discount fee-for-service, per diem or capitation rates. Contracts with Payors and primary care physicians generally include shared risk arrangements and other incentives designed to encourage the provision of high-quality, cost-effective healthcare. Under these arrangements, the Professional Corporations are able to succeed in the managed care environment when high-quality healthcare is provided and appropriate utilization of certain specialty physician care and hospitalization is achieved.

  The Payor and provider contracts are approved and entered into by the Professional Corporations. The capitation payment received from a Payor is assigned by the Professional Corporation to FPA pursuant to an administrative services agreement between the Professional Corporation and FPA. FPA in turn remits a portion of the capitation payment on behalf of the Professional Corporation to the primary care physicians in the FPA Network based on the number of enrollees each physician covers, regardless of the amount of medical care provided.

  FPA's principal executive office is located at 2878 Camino del Rio South, Suite 301, San Diego, California 92108, and its telephone number is (619) 295-7005.

                                   THE MERGER

                        STERLING HEALTHCARE GROUP, INC.

  Sterling is a physician practice management company engaged in the business of providing contract management and support services primarily to hospital-based emergency departments. Sterling recruits physicians and contracts for their services to provide staffing of emergency departments. In addition, Sterling assists its hospital clients in such areas as physician scheduling, operational support, quality assurance and departmental accreditation and provides such administrative services as billing and record keeping with regard to reimbursement. During 1994, Sterling began to expand its hospital-based services to include the management of anesthesiology departments, correctional institutional health facilities and rural healthcare clinics and began to acquire and manage primary care and physical therapy practices. As of October 1, 1996, Sterling provided physician practice management services on a contract basis to 101 hospital-based emergency departments, one anesthesiology department and four correctional institutional health facilities in 20 states. Sterling currently contracts with approximately 1,000 affiliated physicians who provide medical care to approximately 1.3 million patients annually. In addition, Sterling manages six primary care physician practices and two physical therapy practices.

  Since its inception in 1987, Sterling has experienced rapid internal and external growth. Net operating revenue and expenses increased from $15.7 million and $15.7 million, respectively, in 1990 to $115.7 million and $109.2 million, respectively, in 1995. Of the increase in net operating results approximately 55% resulted primarily from the addition of new emergency department management contracts with the remaining increase resulting from increases in net operating revenues from existing contracts. The remaining growth has been due primarily to the acquisition of emergency department management companies and the strategic acquisition of related businesses.

  Sterling transacts business directly and indirectly through various wholly-owned subsidiary corporations. References in this Proxy Statement/Prospectus to Sterling include such subsidiary corporations.

  Sterling's principal executive offices are located at 6855 South Red Road, Suite 400, Coral Gables, Florida 33143 and its telephone number is (305) 665-1911.

                             REASONS FOR THE MERGER

  FPA. The FPA Board of Directors has unanimously approved (with one abstention) the Merger and recommends a vote FOR the Merger. FPA's Board of Directors believes that the Merger is fair to and in the best interests of FPA stockholders. See "THE MERGER--Recommendations of the Boards of Directors and Reasons for the Merger--FPA."

  In considering the advantages and disadvantages of the Merger, the Board of Directors of FPA addressed numerous considerations. The reasons the Board of Directors of FPA believes that the Merger is desirable to FPA include: the Merger is expected to enable FPA to take advantage of Sterling's existing relationships with hospitals and community physicians in order to expand the FPA Network; the Merger is expected to result in significant financial and operational synergies including, but not limited to, those relating to executive salaries, investor relations and audit, legal and insurance fees; by incorporating emergency department physicians into the FPA Network, the FPA Network will cover the two major points of entry into the managed health care system; the Merger is expected to substantially increase FPA's size in terms of revenues, profits, physicians, and locations which is expected to enhance FPA's national recognition; the Merger is expected to create a combined company with a number of anticipated strengths including the opportunity for Sterling and FPA to jointly develop new patient care programs; the recent acquisition by FPA of 125 physicians operating out of 40 primary care clinics in Florida fits well strategically with Sterling's geographic focus on the Florida market; and the Merger is expected to be treated as a pooling of interests under generally accepted accounting principles ("GAAP") and a tax-free reorganization under the Internal Revenue Code of 1986, as amended (the "Code"). Disadvantages of the Merger considered by the Board of Directors of FPA were pro forma operating and net income losses resulting from the Merger, the potential costs and difficulties that may be encountered in order to properly integrate the respective businesses of FPA and Sterling and the ownership dilution to the FPA stockholders resulting from the issuance to Sterling shareholders of shares of FPA Common Stock in the Merger.

  Sterling. The Board of Directors of Sterling has unanimously approved the Merger and recommends a vote FOR the Merger. Sterling's Board of Directors believes the Merger is fair to and in the best interests of the shareholders of Sterling. For a more complete description of the primary factors considered and relied upon by the Sterling Board of Directors in reaching its recommendation, see "THE MERGER--Recommendations of the Boards of Directors and Reasons for the Merger--Sterling." In considering the advantages and disadvantages of the Merger, the Board of Directors of Sterling addressed a number of considerations including, without limitation, the following advantages: alternatives for growth available to Sterling as a result of the Merger, particularly in light of intensified competition and increasing consolidation in the healthcare industry, including the possible negative consequences of remaining an independent company and the anticipated strength of a business combination with FPA, including FPA's established position in markets which are new and complementary to Sterling. The Sterling Board of Directors also considered the following disadvantages: the historical financial performance of FPA relative to the historical financial performance of Sterling; concern regarding FPA's ability to manage its rapid growth, including recent material acquisitions; and the fact that under the Merger Agreement, if the average trading price of FPA Common Stock during a specified period prior to the closing date of the Merger exceeds $16.43 per share, the Exchange Ratio would be reduced.

Effect of the Merger..........  Pursuant to the Merger, Merger Sub would merge into Sterling, Sterling would continue as the surviving corporation (sometimes referred to as the "Surviving Corporation") and Sterling would become a wholly-owned subsidiary of FPA. All of the shares of Sterling Common Stock issued and outstanding immediately prior to the consummation of the Merger would be automatically converted, at the Effective Time (as defined below) into the right to receive in the aggregate approximately 7,429,000 shares of FPA Common Stock, representing approximately 37% of the FPA Common Stock outstanding after the Merger. Pursuant to the Merger, each share of Sterling Common Stock would be converted into 1.4 (the "Exchange Ratio") shares of FPA Common Stock. The Exchange Ratio shall be increased if the average of the closing price of FPA Common Stock as reported on Nasdaq for the fifteen consecutive trading days ending on the date that is five trading days prior to the Closing Date (the "FPA Value") is less than $14.87 and decreased if the FPA Value is greater than $16.43. Under certain circumstances, the Merger Agreement may be terminated if the FPA Value is above $18.00 or below $13.30. If the FPA Value is above $18.00, the Exchange Ratio will be adjusted to equal $23.01 divided by the FPA Value, with the result that Sterling Shareholders would be entitled to receive fewer shares of FPA Common Stock in the Merger. See "THE MERGER--Adjustments to Merger Consideration."

                                On September 30, 1996 the closing price of FPA Common Stock was $26.375. At such price, the Equivalent Value of a share of Sterling Common Stock would be $23.01, calculated based on the Exchange Ratio, and the aggregate merger consideration would be approximately $195,931,000. The actual market price of the FPA Common Stock may vary, which will cause a change in the Exchange Ratio and a corresponding change in the Equivalent Value and the aggregate merger consideration. Additionally, the Equivalent Value may differ from the actual market price of Sterling Common Stock. Each FPA stockholder and Sterling shareholder is urged to obtain updated market information.


Recommendation of the Boards
 of Directors and Reasons for
 the Merger...................  The Boards of Directors of FPA and Sterling
                                believe that the terms of the Merger are fair to and in the best interests of the respective holders of their common stock. The FPA Board of Directors unanimously recommends (with one director abstaining) that FPA stockholders approve the Merger Agreement. The FPA Board of Directors believes that the Merger will have no material adverse effects on any FPA stockholders, including non-affiliated stockholders. The Sterling Board of Directors unanimously recommends that Sterling shareholders approve the Merger Agreement. The Sterling Board of Directors believes that the Merger will have no material adverse effects on any Sterling shareholders, including non-affiliated shareholders. See "THE MERGER-- Recommendations of the Boards of Directors and Reasons for the Merger."
Opinion of FPA's Financial
 Advisor......................  Oppenheimer & Co., Inc. ("Oppenheimer") has
                                acted as financial advisor to FPA in connection with the Merger and has delivered its written opinion to the FPA Board of Directors dated May 19, 1996 (the "Oppenheimer Opinion"), as updated on August 6, 1996, to the effect that, subject to the various considerations set forth therein, the Merger Consideration was fair to the stockholders of FPA, from a financial point of view. The full text of the Oppenheimer Opinion and the update thereto, each of which sets forth the assumptions made, considered and limitations to the review
                                undertaken, are attached
                                as Appendix II to this Proxy
                                Statement/Prospectus, and should be carefully read in their entirety. The Oppenheimer Opinion and the update are directed only to the fairness of the Merger Consideration to the FPA stockholders, from a financial point of view, do not address any other aspect of the Merger and do not constitute a recommendation to any FPA stockholder as to how such stockholder should vote at the FPA Special Meeting. See "THE MERGER--Opinion of FPA's Financial Advisor."
Opinion of Sterling's
 Financial Advisor............  Smith Barney Inc. ("Smith Barney") has acted as financial advisor to Sterling in connection
                                with the Merger and has delivered to the Board of Directors of Sterling a written opinion dated the date of this Proxy
                                Statement/Prospectus to the effect that, as of the date of such opinion and based upon and subject to certain matters stated therein, the Exchange Ratio was fair, from a financial point of view, to the holders of Sterling Common Stock. While Smith Barney expressed no opinion as to the adjustment features of the Exchange Ratio, Smith Barney's analyses took into account, where appropriate, certain adjustments to the Exchange Ratio as of the date of its opinion. The full text of the written opinion of Smith Barney dated the date of this Proxy Statement/Prospectus, which sets forth the assumptions made, matters considered and limitations on the review undertaken, is attached as Appendix III to this Proxy Statement/Prospectus and should be read carefully in its entirety. Smith Barney's opinion is directed only to the fairness of the Exchange Ratio from a financial point of view, does not address any other aspect of the Merger or related transactions and does not constitute a recommendation to any shareholder as to how such shareholder should vote at the Sterling Special Meeting. See "THE MERGER--Opinion of Sterling's Financial Advisor."
Effective Time of the
 Merger.......................  The Merger will become effective at the time provided in Articles of Merger to be filed with the Secretary of State of Florida and the Certificate of Merger to be filed with the Secretary of State of Delaware (collectively, the "Certificates of Merger") or such other time as FPA, Sterling and Merger Sub agree should be specified in the Certificates of Merger (the "Effective Time"). The filing will be made as soon as practicable after the closing of the Merger. The closing of the Merger (the "Closing") will occur no later than the second business day after all of the conditions to the Merger contained in the Merger Agreement have been satisfied or waived. See "THE MERGER AGREEMENT--Conditions to the Merger."

Conditions to the Merger......  The obligations of FPA and Sterling to consummate the Merger are subject to certain conditions including: (i) obtaining the approval of the stockholders of FPA and shareholders of Sterling; (ii) approval for quotation on the Nasdaq National Market ("Nasdaq"), subject to official notice of issuance, of the FPA

                                Common Stock to be issued in connection with
                                the Merger; (iii) the expiration or termination of the relevant waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"); (iv) the effectiveness of the Registration Statement of which this Proxy Statement/Prospectus is a part; (v) no order being entered in any action or proceeding or other legal restraint or prohibition preventing the consummation of the Merger; (vi) the receipt by each party of various legal opinions, comfort letters and other certificates, consents, reports and approvals from the other parties to the Merger and from third parties; (vii) the accuracy in all material respects of the representations and warranties of each party and compliance with all covenants and conditions by each party; and (viii) the absence of any material adverse change in the business or financial condition of FPA or Sterling. Either FPA or Sterling may extend the time for performance of any of the obligations of the other party or may waive compliance with those obligations. To the extent material provisions or conditions are waived, including, among others, the condition that the Merger be treated as a pooling of interests for accounting and financial reporting purposes, FPA and Sterling intend to amend this Proxy Statement/Prospectus and resolicit stockholders to the extent required by applicable law. See "THE MERGER-- Certain Regulatory Matters" and "THE MERGER AGREEMENT--Conditions to the Merger."
Termination, Amendment and
 Waiver.......................  The Merger Agreement may be terminated at any time prior to the Effective Time by mutual consent of FPA and Sterling, or, generally, by either party if, among other things, (i) the Merger shall not have been completed by December 31, 1996, (ii) if the Merger is enjoined by court order or (iii) if either party fails to perform in any material respect any of its covenants under the Merger Agreement. In addition, either FPA or Sterling may extend the time for performance of any of the obligations of the other party or may waive conditions with respect to those obligations. See "THE MERGER AGREEMENT--Termination, Amendment and Waiver."


Rights of FPA Stockholders
 and Sterling Shareholders....  Sterling is a Florida corporation and the rights of its shareholders are governed by the Florida Business Corporation Act (the "Florida Act") and the Articles of Incorporation and Bylaws of Sterling (the "Sterling Charter Documents"). FPA is a Delaware corporation and the rights of its stockholders are governed by the Delaware General Corporation Law (the "Delaware Act") and the Certificate of Incorporation and Bylaws of FPA (the "FPA Charter Documents"). If the Merger is consummated, former Sterling shareholders will become stockholders of FPA and the rights of former Sterling shareholders will be governed by the Delaware Act and the FPA Charter Documents. There are certain material differences between shareholders' rights under the Florida Act and Sterling's Charter Documents and the Delaware Act and the FPA Charter Documents. The material differences include the Delaware Act's greater flexibility in bringing a stockholder derivative action and the ability to inspect and copy a corporation's books and records and somewhat broader dissenter's rights. Further, Sterling's Charter Documents contain a provision eliminating the requirement of supermajority shareholder approval with respect to certain transactions between Sterling and affiliates of Sterling. See "COMPARISON OF RIGHTS OF HOLDERS OF STERLING AND FPA COMMON STOCK."

Dissenters' Rights............  So long as the shares of FPA and Sterling
                                Common Stock remain quoted on Nasdaq on the date of the Special Meetings, holders of Sterling Common Stock will not be entitled to appraisal or dissenters' rights in connection with the Merger. See "THE MERGER--Rights of Dissenting Stockholders."

Certain Regulatory Matters....  Consummation of the Merger is subject to certain regulatory approvals, including
                                expiration of certain waiting periods imposed under the HSR Act. Although no assurance can be given, FPA and Sterling believe that the Merger can be effected in compliance with all federal and state regulations. See "THE MERGER--Certain Regulatory Matters."



Certain Federal Income Tax
 Consequences.................  Sterling has received an opinion from Coopers &
                                Lybrand L.L.P. to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code, which opinion is based upon reasonable representations of fact provided by officers of Sterling and FPA. The Coopers & Lybrand L.L.P. opinion further provides that: (i) no gain or loss will be recognized by Sterling shareholders who exchange their Sterling Common Stock solely for FPA Common Stock in the Merger (except with respect to cash received in lieu of a fractional share interest in FPA Common Stock, if any); (ii) the tax basis of the FPA Common Stock received by Sterling shareholders will equal the tax basis of the Sterling Common Stock surrendered in exchange therefor; (iii) the holding period of FPA Common Stock received by Sterling shareholders in the Merger will include the period during which the shares of Sterling Common Stock surrendered in exchange therefor were held; (iv) the receipt of cash in lieu of a fractional share of FPA Common Stock will be treated as if the cash was received in exchange for such fractional share and not as a dividend, and any gain or loss recognized as a result of the receipt of such cash will be capital gain or loss equal to the difference between the cash received and the portion of the shareholder's basis in the Sterling Common Stock allocable to such fractional share interest. EACH

                                HOLDER OF STERLING COMMON STOCK IS URGED TO
                                CONSULT HIS OR HER OWN PERSONAL TAX AND
                                FINANCIAL ADVISORS CONCERNING THE FEDERAL
                                INCOME TAX CONSEQUENCES OF THE MERGER, AS WELL AS ANY APPLICABLE STATE, LOCAL, FOREIGN OR OTHER TAX CONSEQUENCES, BASED UPON SUCH HOLDER'S OWN PARTICULAR FACTS AND CIRCUMSTANCES. See "THE MERGER -- Federal Income Tax Consequences."

Accounting Treatment..........  The Merger will be treated as a "pooling of interests" for accounting and financial
                                reporting purposes. See "THE MERGER--Accounting Treatment."
Interests of Certain Persons
 in the Merger................  In considering the recommendation of the FPA
                                Board of Directors with respect to the Merger, FPA stockholders should be aware that members of the FPA Board of Directors have interests in the Merger and will receive certain benefits in connection therewith. See "THE MERGER-- Interests of Certain Persons in the Merger" for a description of such arrangements.

                                In considering the recommendation of the Sterling Board of Directors with respect to the Merger, Sterling shareholders should be aware that certain members of the Board of Directors and management of Sterling have interests in the Merger and will receive certain benefits in connection therewith. As of the Record Date, directors and executive officers of Sterling and their affiliates beneficially owned an aggregate of 2,284,083 shares of Sterling Common Stock (excluding shares issuable upon exercise of options) or approximately 26.86% of the shares of Sterling Common Stock outstanding on such date. Pursuant to the Merger Agreement, a condition to closing the Merger is the execution of an agreement providing for the employment by FPA ofDr. Dresnick for a period of three years from the closing of the Merger. The material terms of Dr. Dresnick's employment agreement were agreed upon subsequent to the date of the execution of the Merger Agreement. Pursuant to the terms of the employment agreement, Dr. Dresnick will receive a cash payment of $1,000,000 in consideration of the extension of the term of his employment with FPA for a period of three years from the date of the closing of the Merger and the waiver by Dr. Dresnick to receive (i) severance payments upon termination of his employment with FPA and
                                (ii) payments from Sterling as a result of the Merger constituting a "Change in Control" for purposes of his employment agreement with Sterling. See "THE MERGER--Interests of Certain Persons in the Merger" and "BOARD OF DIRECTORS AND MANAGEMENT OF FPA FOLLOWING THE MERGER" for a description of such arrangements.

Risk Factors..................  Since the operations related to the Foundation
                                Transaction will be integrated into current operations of FPA, the impact of the Foundation Transaction on FPA following the consummation of the Merger and on the current Sterling shareholders will be dependent on the ability of FPA to integrate successfully the operations related to the Foundation Transaction.

                                Certain factors to be considered in connection with an investment in FPA Common Stock and approval of the Merger Agreement are set forth under "RISK FACTORS." These risk factors include risks associated with the Merger and risks associated with the businesses of FPA and Sterling, including: difficulty in controlling healthcare costs; possible negative effects of governmental health care and insurance regulation; capitated nature of revenue; growth strategy; difficulty in managing growth; full risk capitation; possible dilutive effect of issuing additional common stock; impact on financial statements; no assurance of successful integration of certain operations; exchange ratio may not fully reflect changes in stock prices; and need for additional capital. See "RISK FACTORS."

Surrender of Certificates.....  Promptly after the Effective Date, FPA's exchange agent will mail a transmittal form and exchange instructions to each holder of record of Sterling Common Stock. CERTIFICATES FOR SHARES OF STERLING COMMON STOCK SHOULD NOT BE SURRENDERED UNTIL SUCH TRANSMITTAL FORM AND EXCHANGE INSTRUCTIONS ARE RECEIVED.

Resale Restrictions...........  All shares of FPA Common Stock received by
                                Sterling shareholders will be freely tradeable except the shares of FPA Common Stock received by persons who are deemed to be "affiliates" (as such term is defined in the Securities Act) of Sterling or FPA at the time of the Special Meetings may be resold by them only in certain permitted circumstances under the Securities Act, other applicable securities laws and rules related to pooling of interests accounting treatment. See "THE MERGER--Resale of FPA Common Stock by Affiliates."

                           THE FOUNDATION TRANSACTION

FHMS

  FHMS provides facilities management, non-physician healthcare professionals and other administrative and management services to FHMG and TDMC (the "Medical Groups"). These services include the lease of the care centers and other facilities for the operation of the Medical Groups, the provision of all building services reasonably necessary for the proper operation of the leased facilities, the provision of equipment, furniture and furnishings, and repair and maintenance of the facilities and, other than physicians and allied health professionals, all personnel reasonably necessary for the proper and efficient operation of the Medical Groups. The Medical Groups are responsible for the operation of the medical practice at each of the facilities, appropriate physician and allied health professionals staffing, physician compensation, quality assurance and utilization management services, credentialing and peer review and community medical education.

  As consideration for the Foundation Transaction, FPA is expected to pay approximately $2 million in cash, and to issue $75 million of FPA Common Stock and approximately $126 million in promissory notes. Under certain circumstances, the number of shares of FPA Common Stock to be issued pursuant to the Foundation Agreement may be adjusted, or the Foundation Agreement may be terminated by FPA, if the average trading price of FPA Common Stock during a specified period prior to the closing date of the Foundation Transaction is below $13.60 per share. The number of shares of FPA Common Stock and principal amount of the notes to be issued will not be determined prior to the FPA Special Meeting. If the consideration to be paid or the indebtedness to be assumed by FPA differs materially from the amounts stated in this Proxy Statement/Prospectus, the Proxy Statement/Prospectus will be amended and FPA stockholders will be resolicited. See "RISK FACTORS--Risks Relating to the Foundation Transaction--Adjustments to Consideration" and "THE FOUNDATION TRANSACTION--FHMS Acquisition."

  If Foundation and Selling Shareholder terminate the Foundation Agreement, Foundation and Selling Shareholder can not sell FHMS, TDMC or FHMG or any component thereof to any third party, unless FPA, FPA California and FPA IPA have rejected a purchase offer on terms no less favorable than those set forth in the Foundation Agreement; provided that, in no event, will the number of shares of FPA Common Stock to be issued as part of the consideration for such purchase exceed 19% of the then outstanding shares of FPA Common Stock.

HOLDING COMPANY

  Holding Company is the parent of the Medical Groups.

  FHMG. FHMG began operations in spring 1993 to increase the availability of primary care physicians for Foundation's members and to enhance members' access to such physicians at specific locations throughout California. FHMG was created through the acquisition of multiple small physician practices primarily in the Sacramento and Stockton areas of Northern California and in the Oxnard and Ventura areas of Southern California. FHMG has developed a reputation as a high quality primary care medical group in these areas. As of June 30, 1996, FHMG's 83 physicians and 16 nurse practitioners, and physician assistants, offer primary care. Most of the HMO's enrollees linked to FHMG physicians receive specialists' services through discounted fee-for-service or capitated arrangements with specialty providers. FHMG currently has capitated contracts with ancillary care providers in the areas of laboratory, physical therapy and radiology.

  TDMC. Foundation acquired TDMC in November 1994 when it also acquired Intergroup Healthcare Corporation, an Arizona based HMO that was originally established by TDMC ("Intergroup"). Headquartered in Tucson, Arizona, TDMC provides high quality primary and specialty health care services through a multi-specialty team approach primarily in Tucson (Pima County) and Phoenix (Maricopa County), Arizona's two major metropolitan areas. TDMC currently employs 229 physicians and 7 physician assistants at 18 care centers throughout Arizona.

                     REASONS FOR THE FOUNDATION TRANSACTION

  The FPA Board of Directors has unanimously approved the Foundation Transaction. The FPA Board of Directors believes that the Foundation Transaction is fair to and in the best interests of FPA Stockholders.

  In considering the advantages and disadvantages of the Foundation Transaction, the Board of Directors of FPA addressed numerous considerations. The reasons the Board of Directors of FPA believes that the Foundation Transaction is desirable include: (i) the Foundation Transaction is expected to enable FPA to significantly expand the FPA Network in geographic areas in which FPA currently operates; (ii) the Foundation Transaction is expected to substantially increase FPA's size in terms of revenues, profits, physicians and locations which is expected to enhance FPA's national recognition making it easier for FPA to attract and retain new physicians and win Payor contracts;
(iii) the Foundation Transaction is expected to enable FPA to contract more effectively with specialists and hospitals and to consolidate general and administrative expenses; and (iv) the Foundation Transaction is expected to provide additional revenue to FPA under the long-term provider agreements between Foundation and the Medical Groups.

  Disadvantages of the Foundation Transaction considered by the Board of Directors of FPA were the potential costs and difficulties that may be encountered in order to properly integrate the businesses being acquired in the Foundation Transaction.

                   AMENDMENTS TO FPA MEDICAL MANAGEMENT, INC.
                           OMNIBUS STOCK OPTION PLAN

  At the FPA Special Meeting, stockholders of FPA will be asked to approve amendments to the FPA Medical Management, Inc. Omnibus Stock Option Plan (the "FPA Plan") which, if approved, will become effective only upon consummation of either the Merger or the Foundation Transaction. The amendments would, upon becoming effective, (i) increase the total number of shares of FPA Common Stock issuable upon exercise of options granted under such plan from 2,500,000 to 4,000,000 if only the Merger is consummated, 3,500,000 if only the Foundation Transaction is consummated, and 5,000,000 if both the Merger and the Foundation Transaction are consummated, and (ii) limit the number of shares of FPA Common Stock for which options may be granted under the FPA Plan to any person during any calendar year to 750,000. The FPA Plan was approved by the FPA stockholders in October 1994 and amendments to the FPA Plan were approved by the FPA stockholders in July 1995 and June 1996.

  The proposal to approve the amendments to the FPA Plan will become effective if it receives the affirmative vote of the holders of a majority of the shares of FPA Common Stock present in person or by proxy at the Special Meeting. In the event the amendment is not approved by FPA stockholders, or in the event such plan is approved by FPA stockholders but if neither the Merger nor the Foundation Transaction is consummated, the amendment will not become effective and the FPA Plan will remain in full force and effect in its current form.

  The FPA Plan currently provides for the issuance of up to 2,500,000 shares of FPA Common Stock. As of September 30, 1996, options to purchase 2,874,954 shares of FPA Common Stock have been granted under the FPA Plan. If the Merger is consummated, FPA has agreed, subject to stockholder approval of the proposed amendment, to grant options under the FPA Plan to replace all outstanding options to purchase Sterling Common Stock. The grants under the FPA Plan will be for the number of shares subject to the Sterling Stock Options, multiplied by the Exchange Ratio, and the exercise price of such options will be the exercise price of the Sterling Stock Options, divided by the Exchange Ratio. See "THE MERGER--Adjustments to Merger Consideration." Options to purchase up to 1,033,499 additional shares of FPA Common Stock may be required for this purpose. In addition to the shares required to make the grants to the holders of Sterling Stock Options, the Board of Directors of FPA believes that it is advisable and in the best interest of FPA to make additional shares available for the granting of options in the future to officers and other key employees of FPA because options provide a valuable incentive for such persons to remain with FPA and motivate them to exert their best efforts on behalf of FPA. Accordingly, FPA's Board of Directors recommends that the total number of shares issuable pursuant to the FPA Plan be increased by 2,500,000 if both the Merger and the Foundation Transaction are consummated.

  The proposed amendments would also add a provision to the FPA Plan to limit the number of shares of FPA Common Stock for which options may be granted to any individual during any year. With this provision, options granted under the FPA Plan will qualify as performance-based compensation for purposes of Section 162(m) of the Code and the regulations thereunder, and FPA will be entitled to deduct the compensation paid to certain executives pursuant to the FPA Plan, notwithstanding the deduction limit contained in Section 162(m).

  FPA's Board of Directors recommends that you vote FOR the proposal to amend the FPA Plan.

          APPROVAL OF ADJOURNMENT OR POSTPONEMENT OF SPECIAL MEETINGS

  At the FPA Special Meeting, FPA stockholders will be asked to approve the adjournment or postponement of the FPA Special Meeting in the event that such adjournment or postponement is necessary in order to solicit additional votes for the FPA Proposals.

  FPA's Board of Directors recommends that you vote FOR this proposal.

  At the Sterling Special Meeting, Sterling shareholders will be asked to approve the adjournment or postponement of the Special Meeting in the event that such adjournment or postponement is necessary in order to solicit additional votes for adoption of the Merger Agreement.

  Sterling's Board of Directors recommends that you vote FOR this proposal.

                                  THE MEETINGS

Meetings of Stockholders......  The Special Meeting of stockholders of FPA (the
                                "FPA Special Meeting") will be held on
                                Thursday, October 31, 1996 at 9:00 a.m. (local time) at San Diego Marriot Mission Valley, 8757 Rio San Diego Drive, San Diego, California 92108.

                                The Special Meeting of shareholders of Sterling (the "Sterling Special Meeting") will be held on Thursday, October 31, 1996 at 9:00 a.m. (local time) at the Miami Airport Hilton, located at 5101 Blue Lagoon Drive, Miami, Florida 33126.


Matters to be Considered at
 the Special Meetings.........  At the FPA Special Meeting, stockholders will be asked to approve and adopt the Merger
                                Agreement and amendments to the FPA Medical
                                Management, Inc. Omnibus Stock Option Plan (the "FPA Plan") and to approve the possible adjournment or postponement of the FPA Special Meeting. FPA is not seeking stockholder approval of the Foundation Transaction at the FPA Special Meeting.

                                At the Sterling Special Meeting, shareholders will be asked to approve and adopt the Merger Agreement and to approve the possible adjournment or postponement of the Sterling Special Meeting.

                                Pursuant to the terms of the Merger Agreement, each share of Sterling Common Stock will be converted into 1.4 shares of FPA Common Stock, subject to adjustment. See "THE MERGER--Merger Consideration."

                                For additional information relating to the Special Meetings, see "THE MEETINGS."

Quorum; Vote Required.........  The presence, in person or by proxy, of the holders of a majority of the outstanding shares of FPA Common Stock at the FPA Special Meeting is necessary to constitute a quorum at the meeting. Approval of the Merger Agreement requires the affirmative vote of a majority of the issued and outstanding shares of FPA Common Stock. Abstentions and broker non-votes will have the effect of a negative vote against approval of the Merger Agreement. Approval of the amendments to the FPA Plan and the possible adjournment or postponement of the FPA Special Meeting requires the affirmative vote of a majority of the shares of FPA Common Stock present either in person or by proxy at the FPA Special Meeting. Because abstentions are treated as shares present at the FPA Special Meeting and entitled to vote, they will have the same effect as a negative vote on the proposals to amend the FPA Plan and to approve the possible adjournment or postponement of the FPA Special Meeting. Broker non-votes are not allowed to vote at the FPA Special Meeting and will have no effect on the outcome of the proposals to amend the FPA Plan and to approve the possible adjournment or postponement of the FPA Special Meeting.

                                The presence in person or by proxy, of the holders of a majority of the outstanding shares of Sterling Common Stock at the Sterling Special Meeting is necessary to constitute a quorum at the meeting. Approval of the Merger Agreement requires the affirmative vote of a majority of the issued and outstanding shares of Sterling Common Stock. Approval of the possible adjournment or postponement of the Sterling meeting requires the affirmative vote of a majority of the shares of Sterling Common Stock present, either in person or by proxy, at the Sterling Special Meeting.

                                  Abstentions and broker non-votes will be
                                included in determining whether a quorum is present at the Sterling Special Meeting. Abstentions and broker non-votes will have the effect of a vote against approval of the Merger Agreement.

                                See "THE MEETINGS--Vote Required" and "THE
                                MERGER AGREEMENT--Conditions to the Merger."

Record Date...................  Only stockholders of record of FPA Common Stock at the close of business on September 25, 1996 are entitled to notice of and to vote at the FPA Special Meeting. On that date, there were 12,540,656 shares of FPA Common Stock outstanding, with each share of FPA Common Stock entitled to cast one vote with respect to the proposals presented at the FPA Special Meeting.

                                Only shareholders of record of Sterling Common Stock at the close of business on September 25, 1996 are entitled to notice of and to vote at the Sterling Special Meeting. On that date, there were 8,515,017 shares of Sterling Common Stock outstanding, with each share of Sterling Common Stock entitled to cast one vote with respect to the proposals presented at the Sterling Special Meeting.
Security Ownership of
 Management...................  As of the record date, the directors and executive officers of FPA as a group had the power to vote approximately 18% of the issued and outstanding shares of FPA Common Stock entitled to vote at the FPA Special Meeting. Directors of FPA and certain stockholders with the collective power to vote approximately 18% of the outstanding shares of FPA Common Stock have entered into Voting Agreements, and have given their irrevocable proxies, providing that their shares shall be voted in favor of the FPA proposals presented at the FPA Special Meeting.

                                  As of the record date, the directors and
                                executive officers of Sterling as a group had the power to vote approximately 26.86% of the issued and outstanding shares of Sterling Common Stock entitled to vote at the Sterling Special Meeting. Directors of Sterling and certain shareholders, with the collective power to vote approximately 26.86% of the outstanding Sterling Common Stock have entered into Voting Agreements and have given their irrevocable proxies, providing that their shares shall be voted in favor of the Merger Agreement.

              COMPARATIVE HISTORICAL AND PRO FORMA PER SHARE DATA

  The following summary presents selected comparative per share information for
(i) FPA on a historical basis in comparison with pro forma information giving effect to the Merger, and (ii) Sterling on a historical basis in comparison with its pro forma equivalent information after giving effect to the Merger, including the receipt of the FPA Common Stock in exchange for the Sterling Common Stock in accordance with the Merger. The pro forma financial information should be read in conjunction with the historical financial statements of FPA and Sterling and the related notes thereto incorporated herein by reference or contained elsewhere herein, and in conjunction with the unaudited pro forma financial information appearing elsewhere in this Proxy Statement/Prospectus.

  Neither FPA nor Sterling has declared cash dividends since inception. It is anticipated that FPA will not declare cash dividends in the foreseeable future.

  The following information is not necessarily indicative of the combined results of operations or combined financial position that would have resulted had the Merger been consummated at the beginning of the periods indicated, nor is it necessarily indicative of the combined results of operations in future periods or future combined financial position.

                                                                    SIX MONTHS
                                          YEAR ENDED DECEMBER 31,     ENDED
                                          ------------------------   JUNE 30,
                                           1993    1994     1995       1996
                                          ------- ------- --------  ----------
Net income per common and common equiva-
 lent share:
  FPA:
    Historical(1)........................ $   .27 $   .07 $    .13    $ .20
    Pro forma(2).........................                    (3.80)   (1.63)
    Pro forma historical combined mini-
     mum(3)(5)...........................             .11      .21      .23
    Pro forma historical combined maxi-
     mum(3)(5)...........................             .10      .18      .20
    Pro forma combined(4)................                    (1.91)    (.90)
  Sterling:
    Historical(6)........................     .28     .48      .45      .34
    Pro forma minimum equivalent(5)......             .14      .27      .29
    Pro forma maximum equivalent(5)......             .15      .29      .32

                                                           DECEMBER 31, JUNE 30,
                                                               1995       1996
                                                           ------------ --------
Stockholders' equity per common share:
  FPA historical..........................................    $3.97      $4.50
  FPA pro forma historical combined minimum(3)(5).........     4.26       4.98
  FPA pro forma historical combined maximum(3)(5).........     3.83       4.51
  Sterling historical.....................................     6.26       7.07
  Sterling pro forma minimum equivalent(5)................     5.44       6.37
  Sterling pro forma maximum equivalent(5)................     6.00       7.05

--------
(1) Reflects the effects on the historical net income per share for 1993 as if FPA (i) had paid to the executive officers annual compensation consistent with the employment agreements entered into as of January 1, 1994 and (ii) had been treated as a C corporation rather than a S corporation for income tax purposes, with an assumed annual effective income tax rate of 40%. Pro forma net income per share for 1994 assumes no tax benefit from termination by FPA of its S corporation election and an assumed effective annual income tax rate of 40%.
(2) Reflects the effects of the FPA acquisitions as reflected in the Pro Forma Condensed Consolidated Financial Statements (unaudited) of FPA Medical Management, Inc. and Subsidiaries appearing elsewhere in this Proxy Statement/Prospectus. The FPA acquisitions include the acquisitions of Gonzaba Management Organization, Arizona Managed Care Services and affiliates, Grossmont Medical Clinic, Foundation Health IPA, Physicians First, Inc., and Foundation Health Medical Services and affiliates for the year ended December 31, 1995. The FPA acquisitions for the six months ended June 30, 1996 include the acquisitions of Physicians First, Inc. and Foundation Health Medical Services and Affiliates.
(3) Reflects the effects of the Merger between FPA and Sterling. These amounts do not reflect the effects of the FPA acquisitions and the Sterling acquisitions as reflected in the Pro Forma Condensed Consolidated Financial Statements (unaudited) of FPA Medical Management, Inc. and Subsidiaries appearing elsewhere in this Proxy Statement/Prospectus.
(4) Reflects the effects of the Merger between FPA and Sterling and the effects of the FPA acquisitions and the Sterling acquisitions as reflected in the Pro Forma Condensed Consolidated Financial Statements (unaudited) of FPA Medical Management, Inc. and Subsidiaries appearing elsewhere in this Proxy Statement/Prospectus. The FPA acquisitions include the acquisitions of Gonzaba Management Organization, Arizona Managed Care Services and affiliates, Grossmont Medical Clinic, Foundation Health IPA, Physicians First, Inc., and Foundation Health Medical Services and affiliates for the year ended December 31, 1995. The FPA acquisitions for the six months ended June 30, 1996 include the acquisitions of Physicians First, Inc. and Foundation Health Medical Services and Affiliates.
(5) The minimum per share data assumes an exchange ratio of 1.278 FPA common shares for each Sterling common share. The maximum per share data assumes an exchange ratio of 1.565 FPA common shares for each Sterling common share. Such exchange ratios are defined in the Merger Agreement.
(6) Reflects the effects on the historical net income per share for 1993 and 1994 as if (i) the business combination with Frost Hanna Halpryn Capital Group, Inc. had been completed on January 1, 1993 and therefore, reflects the combined results of operations and (ii) Sterling had been subject to federal and state income taxes based on tax laws in effect for such periods.

                            COMPARATIVE MARKET DATA

  FPA Common Stock is traded on Nasdaq under the symbol "FPAM". The range of high and low bid prices, as reported by Nasdaq, for FPA Common Stock for the periods indicated below, is as follows:

                                                                    HIGH   LOW
                                                                   ------ ------
1994
  October 20, 1994 through December 31, 1994...................... 13 1/8 10 1/4
1995
  First Quarter................................................... 22 1/8   12
  Second Quarter.................................................. 12 1/8  7 7/8
  Third Quarter................................................... 11 7/8  8 7/8
  Fourth Quarter..................................................  7 1/2  5 7/8
1996
  First Quarter...................................................    13   8 5/8
  Second Quarter.................................................. 19 7/8 12 3/8
  Third Quarter................................................... 27 1/8 18 1/4

  As of the Record Date, FPA Common Stock was held by approximately 212 holders of record.

  Sterling Common Stock is listed on Nasdaq and is traded under the symbol "STER." From February 9, 1993, when the Common Stock commenced trading, through May 31, 1994, the Common Stock was traded in the over-the-counter market under the symbol "FHHA." From June 1, 1994 through August 3, 1995, the Common Stock was traded on the American Stock Exchange ("AMEX") under the symbol "DRZ." On August 4, 1995, the Common Stock commenced trading on Nasdaq. The following table shows the (i) reported high and low sales prices on Nasdaq (for quotes commencing on August 4, 1995), (ii) reported high and low sales prices on the consolidated reporting system of AMEX (for quotes from June 1, 1994 through August 3, 1995) and (iii) reported high and low bid quotations for the Common Stock obtained from the OTC Bulletin Board (for quotes from February 9, 1993 through May 31, 1994). The high and low bid prices for the periods indicated are interdealer prices, without retail mark-up, mark-down or commissions and may not represent actual transactions.

                                                                    HIGH   LOW
                                                                   ------ ------
1994
  First Quarter................................................... 13 1/2   11
  April 1 through May 31.......................................... 13 1/2 11 3/4
  June 1 through September 30..................................... 13 3/4  9 3/4
  Fourth Quarter.................................................. 11 1/8  9 1/8
1995
  First Quarter...................................................   11    8 3/8
  Second Quarter.................................................. 16 1/2 10 5/8
  July 1 through August 3......................................... 15 1/8 13 5/8
  August 4 through September 30................................... 15 1/2 13 3/4
  Fourth Quarter.................................................. 15 1/4  10
1996
  First Quarter................................................... 15 1/2 10 1/2
  Second Quarter.................................................. 22 7/8 14 1/4
  Third Quarter................................................... 21 5/8 15 7/8

  As of the Record Date, Sterling Common Stock was held by approximately 81 holders of record.

  The following table sets forth the closing price per share of FPA Common Stock and Sterling Common Stock on Nasdaq, on (i) May 17, 1996, the business day preceding public announcement of the Merger and (ii) September 30, 1996:

      MARKET PRICE                                         FPA        STERLING
      PER SHARE AT:                                    COMMON STOCK COMMON STOCK
      -------------                                    ------------ ------------
      May 17, 1996....................................  $17 3/4      $19 1/4
      September 30, 1996..............................   26 3/8       21 5/8

  Stockholders are advised to obtain current market quotations for FPA Common Stock and Sterling Common Stock. No assurance can be given as to the market price of FPA Common Stock or Sterling Common Stock at, or in the case of FPA Common Stock, after the Effective Time.

  FHMS was formed by and is wholly-owned by Foundation, and as such, there has been no trading in its stock. Holding Company is wholly-owned by a physician affiliated with Foundation as a holding company for TDMC and FHMG, and there has been no trading in its stock. The stock of TDMC and FHMG was contributed to Holding Company in April, 1996. Neither FHMS nor Holding Company has paid any dividends.

                                 RISK FACTORS

  In addition to other information in this Proxy Statement/Prospectus, the following factors should be considered carefully in evaluating the proposals to be voted on at the Special Meetings. This Proxy Statement/Prospectus contains forward-looking statements which involve risks and uncertainties. FPA's actual results may differ significantly from the results discussed in forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed below.

RISKS RELATING TO FPA

  Difficulty in Controlling Healthcare Costs; Capitated Nature of
Revenue. Agreements with Payors typically provide for the Professional Corporations to receive prepaid monthly fees per enrollee known as "capitation" payments. FPA's profitability primarily depends upon its ability to control costs and the ability of the Professional Corporations to incur less in medical, hospital and administrative costs than the capitation revenue received from Payors. Such profitability is achieved through effective management of the provision of medical services by physicians in the FPA Network including controlling utilization of specialty care physicians and other ancillary providers, purchasing services from physicians outside the FPA Network at competitive prices and negotiating favorable rates with hospitals. Agreements with Payors may also contain shared risk arrangements under which additional compensation can be earned based on the provision of high-quality, cost-effective healthcare to enrollees but which may require that a portion of any loss in connection with such shared risk arrangements be assumed by the FPA Network, which would reduce FPA's net income. The amount of non-capitated medical and hospital costs in any period could be affected by factors beyond the control of the FPA Network such as changes in treatment protocols, epidemics, disasters, new technologies and inflation. To the extent that specialty care physicians' fees or hospital costs have not been capitated and enrollees (i) require more specialty care than anticipated or (ii) have higher than anticipated hospital utilization rates, revenue paid to the FPA Network by Payors may not be sufficient to cover the costs the FPA Network is obligated to pay. The FPA Network purchases stoploss protection which provides thresholds or "attachment points," generally $100,000 for inpatient services and $25,000 for outpatient services per year, at which the risk of financial exposure for an enrollee beyond such thresholds is contractually shifted to the insurer. FPA believes that it has negotiated favorable attachment points on behalf of the Professional Corporations. The failure of FPA to negotiate favorable attachment points in the future could have a material adverse effect on FPA's financial condition, results of operations and/or liquidity. There can be no assurance that FPA will be able to negotiate favorable attachment points in the future.

  Growth Strategy; Difficulty in Managing Growth. The future growth of FPA is largely dependent on a continued increase in the number of new enrollees in the FPA Network. This growth may come from (i) affiliations with, or acquisitions of, individual or group physician practices serving enrollees of Payors in the FPA Network or new Payors, (ii) increased membership in plans of Payors with which the Professional Corporations have contracts and whose members are patients of physicians in the FPA Network or (iii) agreements with Payors and physicians in other geographic markets. The process of identifying and consummating suitable acquisitions of, or affiliations with, physician groups can be lengthy and complex. The marketplace for such acquisitions and affiliations is subject to increasing competitive pressures. There can be no assurance that FPA will be successful in identifying, acquiring or affiliating with and integrating additional physician groups into the FPA Network or that the Professional Corporations will be able to contract with new Payors or that funds will be available to consummate such acquisitions or affiliations.

  The success of the physician practice acquisitions in new geographic locations is largely dependent on the ability to control medical and administrative costs, negotiate and maintain Payor contracts on behalf of the Professional Corporations with Payors whose enrollees are patients of primary care physicians affiliated with or employed by the Professional Corporations and to integrate their operations into the FPA Network. These acquisitions may expose the FPA Network to new Payors and providers with which FPA has no previous business experience. FPA cannot predict whether it will be able to enroll into the FPA Network all members currently served by physicians affiliated with newly acquired entities. The inability of FPA to control such costs, negotiate favorable Payor contracts or successfully integrate the operations of these new entities could have a material adverse effect on FPA's results of operations.

  In the past year, FPA experienced rapid growth in its business and staff. Continued rapid growth may impair FPA's ability to provide efficiently its management services to the FPA Network, to manage and supervise its employees and to assure that the FPA Network retains its existing enrollees. No assurance can be made that there is a sufficient number of employees to manage such growth or that future additional hirings of employees will not have to be made. The failure of FPA to so provide, manage and retain could have a material adverse effect on FPA's future results of operations.

  Significant Indebtedness. FPA's growth has resulted in a significant increase in FPA's indebtedness. Following the consummation of the Merger and the Foundation Transaction, FPA will have approximately $205 million in debt obligations. As of the date hereof, FPA has a revolving credit facility of $45 million. FPA is currently in discussions with a bank to provide a revolving credit facility of up to approximately $150 million. While FPA believes it will be able to service the increased indebtedness, there can be no assurance to that effect. Also, no assurance can be given that such additional financing or any refinancing of indebtedness can be obtained or if available such refinancing will be on terms acceptable to FPA.

  Full Risk Capitation. Under capitation contracts generally, professional corporations accept capitation payments and, as a result, accept the financial risk for healthcare services not normally performed and provided by professional corporations comprised of primary care physicians under payor contracts (e.g., specialty care physician services). Under substantially all Payor contracts, the Professional Corporations accept the financial risk for the provision of outpatient medical services ("fully delegated" contracts). Under certain Payor contracts, a Professional Corporation also accepts the financial risk for hospital services. In the event that (i) FPA is unable to negotiate favorable prices or rates in contracts with providers of these services on behalf of the Professional Corporations, (ii) a significant number of enrollees require services up to the stoploss insurance "attachment points" or (iii) the Professional Corporations are unable to effectively control the utilization of these services, FPA could experience material adverse effects on its results of operations.

  Possible Dilutive Effect of Issuing Additional Common Stock For Acquisitions and Affiliations. Current FPA stockholders will own as little as 44.8% of the outstanding FPA Common Stock if only the Merger is consummated, 68.7% if only the Foundation Transaction is consummated and 37.1% if both the Merger and the Foundation Transaction are consummated. In addition, FPA's expansion strategy will continue to include acquisitions of, and affiliations with, individual and group physician practices. Such acquisitions or affiliations may be consummated using newly issued shares of Common Stock, or securities convertible or exercisable into Common Stock, as consideration. The issuance of additional shares of Common Stock, including, but not limited to, shares to be issued in connection with the Merger and the Foundation Transaction, may have a dilutive effect on the net tangible book value or earnings per share following such issuance.

  Limited History of Profitability. In 1993, 1994 and 1995, FPA's net income was $178,321, $388,313 and $1,002,462, respectively. There can be no assurance that FPA will continue to be profitable.

  Fluctuations in Quarterly Results. FPA's financial statements (including interim financial statements) contain accruals which are calculated quarterly for estimates of amounts assigned by the Professional Corporations to FPA and paid by Payors based upon hospital utilization. Quarterly results have in the past and may in the future be affected by adjustments to such estimates for actual costs incurred. Historically, the Professional Corporations and Payors generally reconcile differences between actual and estimated amounts receivable or payable relating to Payor shared risk arrangements in the second or third quarter of each year. In the event that the Professional Corporations and Payors are unable to reconcile such differences, extensive negotiation, arbitration or litigation relating to the final settlement of these amounts may occur. As the FPA Network expands to include additional Payors, the timing of these adjustments may vary; this variation in timing may cause FPA's results in quarters other than the second and third quarters not to be directly comparable to corresponding quarters in other years. FPA's financial statements also include estimates of costs for covered medical benefits incurred by enrollees, which costs have not yet been reported by the providers. While these estimates are based on information available to FPA at the time of calculation, actual costs may differ from FPA's estimates of such amounts. If the actual costs differ significantly from the amounts estimated by FPA, adjustments will be required and quarterly results may be affected. Quarterly results may also be affected by movements of Payor members from one Payor to another, particularly during periods of open enrollment for HMOs (as hereinafter defined). Additionally, FPA, together with the Professional Corporations, expects to make acquisitions of physician practices in the future. Such acquisitions could cause fluctuations in FPA's quarterly results.

  High Concentration of Customers. In 1993, contracts with four Payors accounted for approximately 71% of FPA's operating revenue. In 1994, three Payors accounted for approximately 57% of FPA's operating revenue. In 1994, PacifiCare Health Systems, Inc. ("PacifiCare") and Prudential Healthcare Plan of California, Inc. represented 33% and 10%, respectively, of FPA's operating revenue. In 1995, PacifiCare of California, Inc. (including the senior programs) and Medigroup, Inc. each represented in excess of 10% of FPA's operating revenue and collectively accounted for approximately 41% of FPA's operating revenue. If the announced merger of PacifiCare and FHP had been consummated as of January 1, 1996, the combined PacifiCare/FHP entity would have represented approximately 15% of FPA's operating revenue for the six months ended June 30, 1996.

  Short-term Nature and Early Terminability of Payor Contracts. Contracts with Payors generally provide for terms of one to three years, may be terminated earlier upon notice and are subject to annual negotiation of capitation rates, covered benefits and other terms and conditions. At times, Payor contracts may be continued on a month-to-month basis while the parties renegotiate the terms of the contracts. There can be no assurance that any of such contracts will not be terminated early, will be renewed or, if renewed, that they will contain favorable terms. Effective June 30, 1995, a Professional Corporation and a Payor terminated their relationship in Pennsylvania after ten months. FPA Network physicians provided healthcare services to approximately 3,700 members of the Payor at the time of termination. The loss of any Payor contract and the failure to regain or retain such Payor's members or the related revenues without entering into new Payor relationships could have a material adverse effect on FPA.

  Dependence on Primary Care Physicians. Primary care physicians are an integral part of the FPA Network, as they provide and manage medical services offered to enrollees. FPA's growth depends, in part, on its ability to retain existing and attract additional primary care physicians to the FPA Network. There can be no assurance that physicians presently in the FPA Network will not leave the FPA Network, that FPA will be able to attract additional primary care physicians into the FPA Network or that the amount of capitation payments to physicians will not have to be increased. To the extent that primary care physicians leave the FPA Network or capitation payments to physicians are increased, FPA's results of operations may be materially adversely affected.

  Dependence Upon Key Personnel. FPA is dependent upon the active participation of its executive officers, particularly Dr. Sol Lizerbram, President and Chairman of the Board, and Dr. Seth Flam, Chief Executive Officer. The loss to FPA of the services of Drs. Lizerbram or Flam could have a material adverse effect upon FPA's future operations. FPA has an employment contract with each of its physician executive officers extending through December 31, 1998. FPA has not purchased key-man life insurance on any of its key personnel.

  Possible Negative Effects of Prospective Healthcare Reform. Various plans have been proposed and are being considered on federal, state and local levels to reduce costs in healthcare spending. Although FPA believes its model responds to the concerns addressed by such plans, it is not possible to assess the likelihood any of these proposals will be enacted or to assess the impact any of these proposals may have on reimbursement to healthcare providers. Any plan to control healthcare costs, however, could result in lower rates of reimbursement. Lower rates of reimbursement may reduce the amounts assigned to FPA by the Professional Corporations and, accordingly, may have a material adverse effect on FPA's business and results of operations.

  Legislation has been proposed in Congress to implement a "any willing provider" law on a national level. These laws, which are in effect in some states, require managed care organizations, such as HMOs, to contract with any physician who is appropriately licensed and who meets any applicable membership criteria. Such laws could limit the flexibility of managed care organizations to achieve efficiency by controlling the size of their primary care provider networks and the number of specialty care providers to whom enrollees are referred. At present, no state in which FPA Network physicians practice has such a law although "any willing provider" laws have been proposed in states in which FPA operates. FPA cannot predict what effect such laws would have on its operations.

  In addition, a significant portion of FPA's revenue assigned from the Professional Corporations is derived from reimbursements made under the Medicare program to HMOs that participate in Medicare risk contracts. Medicare is a federally funded health insurance program which provides health insurance coverage for certain disabled persons, persons age 65 and older, and those with chronic renal disease. There have been, and FPA expects that there will continue to be, a number of proposals to limit Medicare reimbursements. If any such proposal is adopted, any reduction in levels of government reimbursement or change in government reimbursement policies, practices, interpretations, regulations or legislation could have a material adverse effect on the business and results of operations of FPA.

  Possible Negative Effects of Governmental Regulation. The healthcare industry is subject to extensive federal and state regulation. Changes in the regulations or reinterpretations of existing regulations may significantly affect the FPA Network. In the states in which FPA conducts or may conduct business, general business corporations are not permitted to practice medicine, exercise control over physicians who practice medicine or engage in certain practices such as fee-splitting with physicians. The corporate practice of medicine refers to the rendering directly, or through employment, of medical services by a business corporation. As stated in the Notes to its Consolidated Financial Statements, FPA believes that it has perpetual and unilateral control over the assets and operations of the various affiliated professional corporations. There can be no assurance that regulatory authorities will not take the position that such control conflicts with state laws regarding the practice of medicine or other federal restrictions. Although FPA believes its operations as currently conducted are in material compliance with existing applicable laws, there can be no assurance that the existing organization of FPA and its contractual arrangements with affiliated physicians will not be successfully challenged as constituting the unlicensed practice of medicine or that the enforceability of the provisions of such arrangements, including non-competition agreements, will not be limited. There can be no assurance that review of the business of FPA by courts or regulatory authorities will not result in a determination that could adversely affect FPA's operations or that the health care regulatory environment will not change so as to restrict existing operations or expansion of FPA. In the event of action by any regulatory authority limiting or prohibiting FPA from carrying on its business or from expanding the operations of FPA to certain jurisdictions, structural and organizational modifications of such organization or arrangements may be required, which could have an adverse effect on FPA.

  Because certain state law prohibits general business corporations from controlling professional corporations contractually or otherwise, FPA has structured its contracts with the Professional Corporations so that such corporations retain the right to enter into contracts for the provision of medical services or make other financial commitments. Such contracts allow the Professional Corporations to make commitments which could be on terms which may not be advantageous to FPA. For example, a Professional Corporation could decline to enter into Payor contracts which are negotiated for it by FPA or, alternatively, could decide to enter into Payor contracts which FPA does not believe are financially advantageous. Physicians who contract with these corporations may also have the legal right to decline to use other physicians in the FPA Network or specialists having a pre-existing, subcapitated or fixed fee relationship with the FPA Network. These decisions, if entered into by a Professional Corporation or a physician, could have a material adverse effect on FPA's business and financial condition.

  FPA and the Professional Corporations are subject to federal legislation that prohibits activities and arrangements that provide kickbacks or other economic inducements for the referral of business under Medicare and Medicaid programs. Medicaid is a cooperative state-federal program for medical assistance to the poor.

Noncompliance with the federal anti-kickback legislation can result in exclusion from Medicare and Medicaid programs and civil and criminal penalties. The federal government has promulgated "safe harbor" regulations that identify certain business and payment practices which are deemed not to violate the federal anti-kickback statute. FPA believes that its operations comply with all federal anti-kickback laws. In addition, federal legislation currently restricts the ability of physicians to refer Medicare/Medicaid patients to certain entities performing designated health services, including clinical laboratory services. With respect to the self-referral prohibition, the entity and the referring physician are prohibited from receiving Medicare or Medicaid reimbursement for services rendered and civil penalties may be assessed. FPA believes that its operations comply with all federal anti-referral laws.

  Many states, including states in which FPA does business, have similar anti-kickback and anti-referral laws. Penalties similar to those imposed by federal law are provided for violation of state anti-kickback and anti-referral laws. FPA believes that its operations comply with all applicable state anti-kickback and anti-referral laws.

  In addition, healthcare reforms may expand existing anti-kickback and anti-referral laws to apply to all healthcare payors, not just Medicare and Medicaid. It is unclear how any reform legislation would affect healthcare provider networks or other types of managed care arrangements. There can be no assurance that FPA will be able to comply with any new laws.

  Further, a number of states prohibit sharing professional fees (or fee splitting) with anyone other than a member of the same profession. There can be no assurance that such laws will ultimately be interpreted in a manner consistent with the practices of FPA.

  Federal and state laws regulate insurance companies, HMOs and other managed care organizations. Many states also regulate the establishment and operation of networks of healthcare providers. Generally, these laws do not apply to the hiring and contracting of physicians by other healthcare providers. There can be no assurance that regulators of the states in which FPA operates would not apply these laws to require licensure of FPA's operations as an HMO, an insurer or a provider network. FPA believes that it is in compliance with these laws in the states in which it does business, but there can be no assurance that interpretations of these laws by the regulatory authorities in these states or in the states in which FPA may expand will not require licensure or a restructuring of some or all of FPA's operations. In the event that FPA is required to become licensed under these laws, the licensure process can be lengthy and time consuming and, unless the regulatory authority permits FPA to continue to operate while the licensure process is progressing, FPA could experience a material adverse change in its business while the licensure process is pending. In addition, many of the licensing requirements mandate strict financial and other requirements which FPA may not immediately be able to meet. Further, once licensed, FPA would be subject to continuing oversight by and reporting to the respective regulatory agency.

  In February 1996, following a dialogue with the California Department of Corporations (the "Department") regarding whether FPA's operations classify it as a healthcare service plan (i.e., HMO) within the meaning of California law, FPA, on behalf of one of its subsidiaries, filed a restricted license application with the Department. Based on discussions with the Department and the advice of its California regulatory counsel, FPA believes that it will be able to meet the requirements for licensure. FPA believes that its operations will not have to be interrupted during the licensure process. Notwithstanding the foregoing, there can be no assurance that FPA's license application will be approved by the Department. In July 1996, in response to comments from the Department, FPA filed an amendment to such application which application is currently under review by the Department. The failure to receive such approval would cause FPA to alter the way FPA conducts business in the State of California and could have a material adverse effect on the future operations of FPA in the State of California.

  Competitive Market Forces. The managed care industry is highly competitive and is subject to continuing changes in how services are provided and how providers are selected and paid. Increased enrollment in prepaid healthcare plans because of healthcare reform or for other reasons, increased participation by physicians in group practices and other factors may attract new entrants into the management services segment of the managed care industry and result in increased competition for FPA. Certain of FPA's competitors are significantly larger and better capitalized, provide a wider variety of services, may have greater experience in providing healthcare management services and may have longer established relationships with Payors. Accordingly, FPA may not be able to increase the number of providers in the FPA Network, negotiate contracts with new Payors on behalf of the Professional Corporations or renegotiate favorable contracts with current Payors. The inability of FPA to increase the number of providers in the FPA Network and negotiate favorable contracts with Payors could have a material adverse effect on FPA.

  In addition, as a result of consolidations among Payors, certain Payors are able to negotiate or are in the process of negotiating significant reductions in the capitation payments to providers. Further, certain Payors have deleted shared risk arrangements from their contracts with providers thereby decreasing the amount of compensation such Payors are paying providers. None of the Payors have deleted shared risk arrangements from their contracts with the Professional Corporations. If Payors negotiate cost reductions with the Professional Corporations or eliminate shared risk arrangements in which the Professional Corporations are currently participating, such actions could have a material adverse effect on the results of operations of FPA.

  Control by Management. The executive officers of FPA own or control approximately 1,582,913, or 13%, of the outstanding shares of Common Stock (7% following consummation of the Merger and the Foundation Transaction) and have the ability to control the outcome of certain corporate actions requiring stockholder approval. Such control could preclude any unsolicited acquisition of FPA and could adversely affect the price of the Common Stock.

  Potential Liability. In recent years, physicians, hospitals and other participants in the managed healthcare industry have become subject to an increasing number of lawsuits alleging medical malpractice and related claims based on the withholding of approval for or reimbursement of necessary medical services. Many of these lawsuits involve large claims and substantial defense costs. There can be no assurance that FPA will not become involved in litigation in the future. FPA maintains an errors and omissions policy relating to its utilization review activities and is included as a named or additional insured on the policies of certain of the Professional Corporations. Insurance coverage for lawsuits brought or which may be brought against FPA may not be sufficient to cover FPA's expenses or losses.

  An increasing number of healthcare providers and other entities are being faced with lawsuits alleging fraudulent billing practices under the federal Civil False Claims Act. The Civil False Claims Act permits a person (generally employees or former employees of the healthcare provider or other entity) to assert the rights of the government by initiating a qui tam action against a healthcare provider or other entity if such person has or purports to have information that the healthcare provider or other entity submitted a claim to the government for payment that could be false or fraudulent. Upon filing, the government has the opportunity to intervene and assume control of the case. Penalties of up to $10,000 for each false or fraudulent claim presented to the government for payment may be awarded as well as treble damages. Defendants also may be excluded permanently or for a period of time from participation in the Medicare and Medicaid programs. Because of penalties and treble damages, many of these lawsuits involve large monetary claims and substantial defense costs. In the event that FPA or one of the Professional Corporations is named as a defendant in a qui tam action and it is successfully prosecuted, no assurance can be made that such event would not have a material adverse effect on FPA and its operations.

  Absence of Cash Dividends. FPA has paid no cash dividends on its Common Stock since its inception and does not plan to pay cash dividends in the foreseeable future.

  Possible Volatility of Stock Price. Recently, there has been significant volatility in the market prices of securities of companies in the healthcare industry, including the price of FPA Common Stock. Many factors, including announcements of new legislative proposals or laws relating to healthcare reform, the performance of, and investor expectations for, FPA, analysts' comments, the trading volume in FPA Common Stock and general economic and market conditions, may influence the trading price of FPA Common Stock. Accordingly, there can be no assurance as to the price at which FPA Common Stock will trade in the future.

  Impact of Shares Eligible for Future Sale. Future sales by existing stockholders could adversely affect the prevailing market price of FPA Common Stock. As of September 30, 1996 there were 12,540,656 shares of FPA Common Stock outstanding. Of these shares, approximately 9,198,720 shares are freely transferrable without restrictions. As of September 30, 1996, 3,487,947 shares were issuable upon the exercise of options.

  Anti-Takeover Effect of Certain Charter Provisions. FPA's Certificate of Incorporation, as amended (the "Certificate of Incorporation"), and By-laws contain certain provisions that could have the effect of making it more difficult for a person to acquire, or of discouraging a third party from attempting to acquire, control of FPA. FPA's Certificate of Incorporation authorizes the Board of Directors to issue Preferred Stock. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. The issuance of Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of discouraging a person from acquiring a majority of the outstanding Common Stock. There are no shares of Preferred Stock presently outstanding and FPA has no present plans to issue any shares of Preferred Stock.

RISKS RELATING TO STERLING

  Risk Associated With Expansion Strategy. Sterling's strategy for expansion includes the acquisition and integration of the operations of other physician practice management firms. Sterling continually engages in evaluations of potential acquisitions and is in various stages of discussion regarding possible acquisitions, certain of which, if consummated, could be significant to Sterling. There currently are no definitive agreements, letters of intent or agreements in principle with respect to any material acquisition. The financial performance of Sterling is and will continue to be subject to various risks associated with the acquisition of businesses, including the expenses associated with the integration of the acquired businesses, difficulties in assimilating the operations of the acquired businesses and diversion of management resources. Future acquisitions may result in potential dilutive issuances of equity securities, increased interest and amortization expense and decreased operating income, any or all of which could have a material adverse effect on financial results. There can be no assurance that suitable acquisition candidates will be identified in the future, that acceptable financing for any acquisition can be obtained, that any acquisition will occur or that Sterling will continue to be able to staff its expanded operations adequately. There also can be no assurance that past or future acquisitions will not have an adverse impact on the business operations or potential profitability of Sterling. As it continues to expand its operations and add new hospital clients, Sterling must recruit and retain increasing numbers of physicians and management personnel to fulfill its service contracts and to staff its medical facilities. Success in accomplishing these tasks cannot be assured. Furthermore, to achieve growth Sterling often bids on a competitive basis for management services contracts. There can be no assurance that any contract obtained in this manner will be profitable, that Sterling will be able to continue to implement its growth strategy or that this strategy ultimately will be successful.

  Fee-for-Service Contracts. Sterling provides physician practice management services to hospitals under two contractual arrangements: fee-for-service contracts and flat-rate contracts. In general, under fee-for-service contracts, Sterling's revenue is derived from amounts billed to patients and collected for the account of Sterling. In contrast, under flat-rate contracts Sterling's revenue is derived from payments of negotiated amounts paid by the hospital. In 1995 and 1994, respectively, 84.4% and 94.0% of Sterling's hospital-based net operating revenue was derived from payments made on a fee-for-service basis, and Sterling emphasizes fee-for-service contracts in its marketing activities. Under fee-for-service contracts, Sterling accepts responsibility for billing and collection, and consequently assumes the financial risks related to changes in patient volume, payor mix and third party reimbursement rates. There are increasing public and private sector pressures to restrain healthcare costs and to restrict reimbursement rates for medical services. See "Risks Relating to Sterling--Dependence on Third Party Payors." Any change in reimbursement policies, practices, interpretations, regulations or legislation which places limitations on reimbursement amounts or practices, and any changes in payor mix, patient volume or covered services, could materially adversely affect the operations of Sterling, particularly under fee-for-service contracts. See "Risks Relating to Sterling--Healthcare Reform." Sterling's fee-for-service contractual arrangements also involve a credit risk related to uncollectibility of accounts. See Note 5 of Notes to Consolidated Financial Statements of Sterling, incorporated by reference herein, for information concerning historical allowances for uncollectibles related in large part to fee-for-service business. In addition, fee-for-service contracts have less favorable cash flow characteristics than flat-rate contracts due to longer collection periods. Failure to manage adequately the collection risks and working capital demands associated with fee-for-service contracts could have a material adverse effect on Sterling.

  Dependence on Third Party Payors. A substantial portion (30%) of Sterling's 1995 net operating revenue was derived from payments made by government-sponsored healthcare programs (primarily Medicare and Medicaid), and substantially all of Sterling's hospital-based net operating revenue is derived from third party payors. The Medicare and Medicaid programs are subject to substantial regulation by the federal and state governments, which are continually revising and reviewing the programs and their regulations. In addition, funds received under these programs are subject to audit with respect to the proper billing for physician services and, accordingly, retroactive adjustments of revenue from these programs may occur. While Sterling seeks to comply with applicable Medicare and Medicaid reimbursement regulations, there can be no assurance that Sterling would be found to be in compliance with such regulations should Sterling be subject to audit. There are increasing public and private sector pressures to contain healthcare costs and to restrict reimbursement rates for medical services. Continuing budgetary constraints at both the federal and state level and the rapidly escalating costs of healthcare and reimbursement programs have led, and may continue to lead, to significant reductions in government and other third party reimbursements for certain medical charges and to the negotiation of reduced contract rates or capitated or other financial risk-shifting payment systems by third party payors with service providers. Both the federal government and various states are considering imposing limitations on the amount of funding available for various healthcare services. Various budget proposals under consideration by Congress include provisions intended to reduce the rate of increase in Medicare and Medicaid expenditures through cost savings and other measures. The U.S. Congress has passed a fiscal year 1996 budget resolution that calls for reductions in the rate of spending increases of $270 billion in the Medicare program and $182 billion in the Medicaid program over the next seven years. The House Ways and Means Committee and the Senate Finance Committee each has adopted budget reconciliation legislation that provides for achieving these savings in part through significant changes to Resource Based Relative Value Scale ("RBRVS"). Sterling cannot predict whether or when any such proposals will be adopted or, if adopted and implemented, what effect, if any, such proposals would have on Sterling. Additionally, RBRVS, a new system of reimbursement, which is intended to reallocate medical reimbursement among medical specialties, took effect on January 1, 1992 and is expected to be fully implemented by December 31, 1996. Under the regulations relating to the RBRVS fee structure, the aggregate fee payments from Medicare for certain emergency department procedures could be affected. If the result is a reduction in such fees, especially if followed by reductions in reimbursement by commercial third party payors, the RBRVS system could adversely affect Sterling's operating results or financial condition. There can be no assurance that the payments under governmental and private third party payor programs will remain at levels comparable to present levels or will be sufficient to cover the costs allocable to patients eligible for reimbursement pursuant to such programs. Furthermore, changes in reimbursement regulations, policies, practices, interpretations or statutes that place material limitations on reimbursement amounts or practices could adversely affect the operations of Sterling. See "Risks Relating to Sterling--Government Regulation."

  Risks Related to Classification of Physicians as Independent
Contractors. Sterling generally contracts with physicians as independent contractors to provide services to fulfill its contractual obligations to its hospital clients. Sterling's independent contractor physicians are paid on an hourly basis. Pursuant to such compensation arrangements, no independent contractor physician shares in the profit derived by Sterling from Sterling's operations. Since Sterling regards its contracted physicians as independent contractors and not as employees, Sterling does not withhold federal or state income taxes, make federal or state unemployment tax payments or provide workers' compensation insurance for such physicians. There can be no assurance that federal or state taxing authorities or other parties will not challenge Sterling's classification of physicians and determine that such physicians should be classified as employees. From time to time, the U.S. Congress considers proposals that would affect the ability of the Internal Revenue Service to classify independent contractor physicians as employees. In the event that the physicians under contract with Sterling are determined to be employees, Sterling and its operations will be materially and adversely affected and Sterling may be subject to retroactive taxes and penalties. See "Risks Relating to Sterling--Corporate Exposure to Professional Liabilities" and "--State Laws Regarding Prohibition of Corporate Practice of Medicine."

  Corporate Exposure to Professional Liabilities. Due to the nature of its business, Sterling is exposed to claims of malpractice and other professional liability. While Sterling currently maintains professional liability insurance on a claims-made basis (the coverage includes claims reported during the period the insured was covered by the policy) in amounts it deems to be appropriate, based upon historical claims and the nature and risks of its business, there can be no assurance that a future claim for professional liability against Sterling will not exceed the limits of Sterling's available professional liability insurance coverage or that such coverage will continue to be available at acceptable costs or at all. Furthermore, Sterling could be held liable for the negligence of a contracted healthcare professional if such healthcare professional were regarded as an employee or agent of Sterling in the practice of medicine. In addition to any potential tort liability of Sterling, Sterling's contracts with hospitals generally contain provisions under which Sterling agrees to indemnify the hospital for losses resulting from the malpractice of contracted physicians. See Note 2 of Notes to Consolidated Financial Statements of Sterling, incorporated by reference herein.

  State Laws Regarding Prohibition of Corporate Practice of
Medicine. Corporations such as Sterling are generally not permitted under state law to practice medicine, exercise control over the medical judgments or decisions of physicians or engage in certain practices, such as fee splitting, with physicians. Corporate practice of medicine laws and their interpretations vary from state to state and are enforced by the courts and by regulatory authorities with broad discretion. As stated in the Notes to its Consolidated Financial Statements, Sterling's financial statements include the accounts of Sterling and its wholly owned subsidiary companies. There can be no assurance that regulatory authorities will not take the position that such control conflicts with state laws regarding the practice of medicine or other federal restrictions. Sterling believes that it performs only non-medical administrative services, does not represent to the public or its clients that it offers medical services and does not exercise influence or control over the practice of medicine by the physicians with whom it contracts. Expansion of the operations of Sterling to certain jurisdictions may require restructural and organizational modifications of Sterling's form of relationship with hospitals and physician groups in order to comply with corporate practice of medicine laws, which could have an adverse effect on Sterling. Although Sterling believes its operations as currently conducted are in material compliance with existing applicable laws, there can be no assurance that Sterling's structure will not be challenged as constituting the unlicensed practice of medicine or that the enforceability of the agreements underlying this structure will not be limited. If such a challenge were made successfully in any state, Sterling could be subject to civil and criminal penalties under such state's law and could be required to restructure its contractual arrangements in that state. Such rates or the inability to successfully restructure its contractual arrangements could have a material adverse effect upon Sterling.

  Healthcare Reform. Political, economic and regulatory influences are subjecting the healthcare industry in the United States to fundamental change. Although Congress failed to pass comprehensive healthcare reform legislation in 1995, Sterling anticipates that Congress and state legislatures will continue to review and assess alternative healthcare delivery and payment systems and may in the future propose and adopt legislation effecting fundamental changes in the healthcare delivery system. Legislative debate is expected to continue. Also, Congress is currently considering major reductions in the rate of increase of Medicare and Medicaid spending as part of efforts to balance the budget of the United States. Sterling cannot predict the ultimate timing, scope or effect of any legislation concerning healthcare reform, including legislation affecting the Medicare and Medicaid programs. Any proposed federal legislation, if adopted, could result in significant changes in the availability, delivery, pricing and payment for healthcare services and products. Various state agencies also have undertaken or are considering significant healthcare reform initiatives. Although it is not possible to predict whether any healthcare reform legislation will be adopted or, if adopted, the exact manner and the extent to which Sterling will be affected, it is likely that Sterling will be affected in some fashion, and there can be no assurance that any healthcare reform legislation, if and when adopted, will not have a material adverse effect on Sterling's business, financial condition, cash flows or results of operations.

  Government Regulation. The relationships among providers of healthcare services, physicians and other clinicians are subject to extensive and increasing regulation by governmental entities at the federal, state and local levels. Laws regulating the provision of healthcare services include the fraud and abuse provisions of the Medicare and Medicaid statutes, which prohibit the solicitation, payment, receipt or offering of any direct or indirect remuneration for the referral of Medicare or Medicaid patients or for the recommending, leasing, arranging, ordering or providing of Medicare or Medicaid covered services, items or equipment and impose significant penalties for false or improper billings for physician services. These laws also impose restrictions on physicians' referrals for designated health services to entities with which they have financial relationships. Violations of these laws may result in substantial civil or criminal penalties for individuals or entities, including large civil money penalties and exclusion from participation in the Medicare and Medicaid programs. Such exclusion, if applied to Sterling's operations, could result in significant loss of reimbursement. Several states have adopted similar laws that cover patients in private programs as well as government programs. There can be no assurance that review of Sterling's business by courts or regulatory authorities will not result in a determination that could adversely affect the operations of Sterling or that the healthcare regulatory environment will not change so as to restrict Sterling's existing operations or their expansion. See "Risks Relating to Sterling--Healthcare Reform."

  Termination of Hospital Contracts. Sterling provides physician practice management services to hospitals under contracts that generally have terms of one or two years. The contracts are renewable automatically under the same terms and conditions unless either party gives the other written notice of its intent not to renew at least 90 days prior to the end of the then current term. There can be no assurance that such contract terms will be renewed or that failure to so renew will not have a material adverse effect on Sterling's ability to maintain hospital client relationships, or on the levels of revenue and financial performance of Sterling.

  Possible Loss of Contracts. Since January 1994, 28 of Sterling's hospital services agreements have been terminated as a result of non-renewal, termination by the hospital, termination by Sterling, or hospital closure. Sterling believes that future consolidation in the health care industry may result in future hospital services agreements being terminated. Sterling's management can not presently predict the number of hospital services agreements that will terminate. However, such terminations may have a material adverse effect on Sterling's operations.

  Risk Associated with Managed Care Contracts. As an increasing percentage of patients come under the control of managed care entities, Sterling believes that its success will, in part, be dependent upon Sterling's ability to negotiate, on behalf of its contracted physicians, managed care contracts with health maintenance organizations and other private third party payors. Such contracts often shift much of the financial risk of providing care (particularly regarding patient utilization) from the payor to the provider. There can be no assurance that Sterling will be able to negotiate satisfactory arrangements on a capitated or other risk sharing basis or that any managed care contracts it enters into will not adversely affect Sterling.

  Competition. The provision of physician practice management services is a highly competitive business. Sterling competes not only with other national and regional physician practice management companies but also with local physician groups and with hospitals themselves, many of which are also trying to combine their own services with those of physicians into integrated delivery networks. Sterling is also, in effect, competing against the traditional structure of hospital management and practicing physician management style, with regard to its emergency department business and primary care facilities, respectively. Competition in the industry is based on the scope, quality and cost of services provided. Certain of Sterling's competitors are significantly larger and have substantially greater financial and other resources available to them than Sterling.

  Dependence on Key Personnel and Independent Contractors. Sterling is dependent on the services of its executive officers, particularly Sterling's founder, President, Chief Executive Officer and Chairman, Stephen J. Dresnick, M.D., for the management of Sterling. The loss by Sterling of Dr. Dresnick and any inability to attract and retain a qualified replacement could adversely affect Sterling's operations.

  Sterling's business also depends to a significant degree on its ability to recruit and retain sufficient numbers of qualified physicians. There is a substantial shortage of board certified emergency medicine physicians, and Sterling competes with many types of healthcare providers, as well as teaching, research and governmental institutions, for the services of such physicians. Any inability to recruit and retain physicians could adversely affect Sterling's adding new and retaining existing clients.

  Risks Related To Intangible Assets. As of June 30, 1996, Sterling had for historical accounting purposes approximately $37.6 million of intangible assets which were created by the excess of purchase price over the fair value of the net assets of certain acquired businesses. These intangibles are being amortized over a period which ranges from twenty-five to forty years. As acquisitions are consummated, Sterling evaluates each acquisition considering the acquired businesses' market position, reputation, profitability, collective experience of its executives and employees, its relationships with affiliated physicians and hospitals, and the specific agreements entered into with various hospitals. All of these factors contribute to the purchase price paid for the acquisition and to the intangible created in the purchase transaction. Generally, Sterling's management believes that these intangibles will have a life of indefinite length. At the time of each acquisition, Sterling evaluates each acquisition and establishes an appropriate amortization period based on the underlying facts and circumstances. Subsequent to each acquisition, Sterling continuously reevaluates such facts and circumstances to determine if the related intangible assets continue to be realizable and if the amortization period continues to be appropriate. As underlying facts and circumstances subsequent to the date of acquisition can change, there can be no assurance that the value of such intangible assets will be realized by Sterling. Although at June 30, 1996, the net unamortized balance of intangible assets acquired was not considered to be impaired, any future determination that a significant impairment has occurred would require the write-off of the impaired portion of unamortized intangible assets, which could have a material adverse effect on Sterling's results of operations.

RISKS RELATING TO THE MERGER

  Impact on FPA's Financial Statements. The Merger will result in pro forma operating income of $10,132,778 and pro forma net income of $4,878,517 for FPA for the six months ended June 30, 1996. The Merger and the Foundation Transaction will result in a pro forma operating loss of $33,722,786 and a pro forma net loss of $24,768,032 for FPA for the six months ended June 30, 1996. See the Pro Forma Financial Statements included elsewhere in this Proxy Statement/Prospectus.

  No Assurance of Successful Integration of Certain Operations. FPA and Sterling have entered into the Merger Agreement with the expectation that the Merger will result in certain benefits for the combined company. Achieving the anticipated benefits of the Merger will depend in part upon whether the integration of the two companies' business is achieved in an efficient and effective manner, and there can be no assurance that this will occur. There can be no assurance that integration will be accomplished on a timely basis, or at all. The difficulties of such integration may be increased by the necessity of coordinating geographically separated organizations. The integration of certain operations following the Merger will require the dedication of management resources which may distract attention from the day-to-day business of the combined company. In particular, the management services provided by FPA to physicians, hospitals and Payors in the FPA Network, which include management information systems, claims administration and billing services, utilization management of medical services, care coordination and case management, quality and cost monitoring and physician recruitment, will have to be extended to new members of the FPA Network. Failure to effectively accomplish the integration of the two companies' operations could have a material adverse effect on FPA results of operations and financial condition.

  Exchange Ratio May Not Fully Reflect Changes in Stock Prices. The relative stock prices of FPA Common Stock and Sterling Common Stock at the Effective Time may vary significantly from the prices as of the date of execution of the Merger Agreement, the date hereof or the date on which stockholders vote on the Merger due to, among other factors, changes in the business, operations and prospects of FPA or Sterling, market assessments of the likelihood that the Merger will be consummated and the timing thereof and general market and economic conditions. The Exchange Ratio is subject to adjustment based on changes in the market value of FPA Common Stock. The FPA Value will not be determined until five trading days prior to the Closing Date. Therefore, the FPA Value may be higher than the value of FPA Common Stock at the time of the Special Meetings which could result in a lower Exchange Ratio and fewer shares of FPA Common Stock being issued to Sterling shareholders. See "THE MERGER--Adjustments to Merger Consideration."

  Deterrent Effect of Termination and Non-Solicitation Provisions. In the event the Merger Agreement is terminated by FPA or Sterling, if either Board of Directors determines, in the exercise of fiduciary duties, not to recommend the Merger to the FPA or Sterling shareholders or withdraws such recommendation, or approves, recommends or endorses certain acquisition transactions other than the Merger, then the terminating party will be required to pay the non-terminating party a $1.0 million break-up fee in addition to other possible recoverable liabilities. Sterling and FPA have each agreed not to encourage, solicit, participate in or initiate discussions or negotiations with or provide any information to any third party concerning a merger, sale of assets or similar transactions involving such party, except that each of FPA and Sterling may furnish information to and negotiate with an unsolicited third party consistent with the good faith exercise by the Board of Directors of its fiduciary obligations. These provisions in the Merger Agreement may have the effect of discouraging an attempt by a third party to engage in certain acquisition transactions with FPA or Sterling. See "THE MERGER AGREEMENT--Acquisition Transactions" and "--Termination, Amendment and Waiver".

  Need for Additional Capital. Upon consummation of the Merger, FPA will be a larger company and will therefore require additional capital in order to continue to expand its operations. Failure to secure additional financing could have an adverse effect on FPA's operations. There can be no assurance that FPA will be able to obtain such additional financing.

  Possible Loss of Business. Despite the effort of both FPA and Sterling, current key independent contractor physicians, employees or clients of Sterling may not continue to contract with FPA subsequent to the Merger. The loss of a material number of independent contractor physicians, employees or clients could adversely affect Sterling's operations.

  Significant Indebtedness. Effective August 1995 Sterling entered into a $50 million credit facility replacing its then existing $25 million credit facility. As of June 30, 1996, approximately $10 million was outstanding under the facility. Under the facility, Sterling is required to obtain bank consent for the Merger. Based on informal discussions with the bank, Sterling believes the bank will consent to the Merger. FPA's growth has resulted in a significant increase in FPA's indebtedness. Following the consummation of the Merger and the Foundation Transaction, FPA will have approximately $205 million in debt obligations. As of the date hereof, FPA has a revolving credit facility of $45 million. FPA is currently in discussion with a bank to provide a revolving credit facility of up to approximately $150 million. There can be no assurance that FPA will be able to service such indebtedness or that such financing will be obtained.

RISKS RELATING TO THE FOUNDATION TRANSACTION

  Impact on FPA's Financial Statements. The Foundation Transaction, together with the Merger, shall result in pro forma operating losses of $33,722,786 and pro forma net income losses of $24,768,032 for FPA for the six months ended June 30, 1996.

  History of Losses. FHMS, FHMG and TDMC (collectively, the "Combined Companies") have experienced net losses of $11,195,000, $45,341,000, and $32,256,000 for the years ended June 30, 1994, 1995, and 1996. The losses of the Combined Companies are attributable to the addition of salaried providers within their respective networks, and a lack of anticipated patient volume. The lack of sufficient patient volume is due to the Combined Companies' inability to receive significant contracts from multiple payors, including competitors of Foundation and their subsidiaries, because of their relationship with Foundation.

  There can be no assurance that such operations will be profitable in the future.

  No Assurance of Successful Integration of Certain Operations. FPA has entered into the Foundation Agreement with the expectation that the Foundation Transaction will result in certain benefits for FPA. Achieving the anticipated benefits of the Foundation Transaction will depend in part upon whether the acquired businesses can be integrated with FPA in an efficient and effective manner, and there can be no assurance that this will occur. There can be no assurance that integration will be accomplished on a timely basis, or at all. The difficulties of such integration may be increased by the necessity of coordinating geographically separated organizations. The integration of certain operations following the Foundation Transaction will require the dedication of management resources which may distract attention from the day-to-day business of the combined company. Failure to effectively accomplish the integration of the acquired businesses could have a material adverse effect on FPA's results of operations and financial condition.

  Need for Additional Capital. Upon consummation of the Foundation Transaction, FPA will be a larger company and will therefore require additional capital in order to continue to expand its operations. Failure to secure additional financing could have an adverse effect on FPA's operations. There can be no assurance that FPA will be able to obtain such additional financing. To date, the Medical Groups have operated at a loss, which losses have been funded by secured revolving credit loans from FHMS. FHMS also has a history of losses, which losses have been funded by Foundation. As part of the Foundation Transaction, a subsidiary of FPA and an entity affiliated with FPA will purchase and assume the outstanding indebtedness of FHMS and Holding Company, respectively. FPA believes that with the provider arrangements it has negotiated between Foundation and the Medical Groups and its ability to manage physician groups and the cost reduction plan currently being implemented for the Medical Groups and FHMS, it will be able to operate the Medical Groups profitably. The cash consideration payable to Foundation will not be used to repay the loans to be assumed by FPA. However, there can be no assurance that FPA will operate these entities profitably and pay off its indebtedness to Foundation. If there are continuing operating losses, FPA may need additional capital to fund its business, and there can be no assurance that such additional capital can be obtained.

  Reliance on Payor. Upon consummation of the Foundation Transaction, approximately 44% of FPA's members will be as a result of payor agreements with Foundation. To the extent that such arrangements are terminated, there could be an adverse affect on FPA's operations. There can be no assurance that such arrangements will not be terminated. The term of the professional group provider agreements with Foundation is ten years with automatic five-year renewal periods. The agreements were entered into in 1995 and may be terminated in a number of circumstances, including the event of a material breach by the non-breaching party, or violation of applicable laws, rules or regulations.

  Dilutive Effect of Issuing Common Stock. Pursuant to the Foundation Agreement, FPA will issue up to 5,514,705 shares of FPA Common Stock, which would represent 21.0% of the outstanding shares of FPA Common Stock (31.3% if the Merger is not consummated).

  Adjustments to Consideration. The number of shares of FPA Common Stock to be received by Foundation will not be determined until two trading days prior to the closing of the Foundation Transaction, which time will be after the FPA Special Meeting. In addition, the amount of the promissory notes to be issued by FPA to Foundation are subject to adjustment for liabilities incurred between the date of the Foundation Agreement and the consummation of the Foundation Transaction. See "THE FOUNDATION TRANSACTION--FHMS Acquisition".

  Issuance of Promissory Notes. A significant portion of the consideration to be paid by FPA to Foundation is represented by promissory notes. Such promissory notes are secured by the assets and stock of the Purchasing Shareholder, FPA California, Holding Company and its subsidiaries and FHMS, as well as the stock of each of the above other than FPA California.

                                 THE MEETINGS

FPA SPECIAL MEETING

  The FPA Special Meeting will be held at San Diego Marriott Mission Valley, 8757 Rio San Diego Drive, San Diego, California 92108, on Thursday, October 31, 1996, at 9:00 a.m., local time and at any adjournment or postponement thereof.

  At the FPA Special Meeting, the stockholders of FPA will be asked to consider and vote upon the adoption and approval of the Merger Agreement under which, among other things, Merger Sub would be merged into Sterling with Sterling surviving the Merger, Sterling would become a wholly owned subsidiary of FPA, and all of the issued and outstanding shares of Sterling Common Stock would be converted into the right to receive an aggregate of approximately 7,429,000 shares of FPA Common Stock. Pursuant to the Merger, each outstanding share of Sterling Common Stock will be converted into 1.4 shares of FPA Common Stock. The Exchange Ratio is subject to adjustment in certain circumstances described herein. See "THE MERGER--Adjustments to the Merger Consideration."

  The FPA Board of Directors has unanimously approved the Foundation Agreement, but is not seeking stockholder approval of the Foundation Transaction at the FPA Special Meeting.

  At the FPA Special Meeting, stockholders will also be asked to approve amendments to the FPA Plan which, if approved, will only become effective upon consummation of the Merger or the Foundation Transaction. The amendments would, upon becoming effective, (i) increase the total number of shares of FPA Common Stock issuable upon exercise of options granted under such plan from 2,500,000 to 4,000,000 if only the Merger is consummated, 3,500,000 if only the Foundation Transaction is consummated and 5,000,000 if both the Merger and the Foundation Transaction are consummated and (ii) limit the number of shares of FPA Common Stock for which options may be granted under the FPA Plan to any person during the calendar year.

  The FPA Board of Directors has unanimously approved (with one abstention) the Merger Agreement and the amendments to the FPA Plan and recommends a vote FOR approval of the Merger Agreement and the amendments to the FPA Plan.

STERLING SPECIAL MEETING

  The Sterling Special Meeting will be held at the Miami Airport Hilton located at 5101 Blue Lagoon Drive, Miami, Florida 33126, on Thursday, October 31, 1996, at 9:00 a.m. local time, and at any adjournment or postponement thereof.

  At the Sterling Special Meeting, the shareholders of Sterling will be asked to consider and vote upon the adoption and approval of the Merger Agreement under which, among other things, Merger Sub would be merged into Sterling with Sterling surviving the Merger, Sterling would become a wholly owned subsidiary of FPA, and all of the issued and outstanding shares of Sterling Common Stock would be converted into the right to receive an aggregate of approximately 7,429,000 shares of FPA Common Stock. Pursuant to the Merger, each outstanding share of Sterling Common Stock will be converted into 1.4 shares of FPA Common Stock. The Exchange Ratio is subject to adjustment in certain circumstances described herein. See "THE MERGER-- Adjustments to the Merger Consideration."

  The Sterling Board of Directors has unanimously approved the Merger Agreement and recommends a vote FOR approval of the Merger Agreement.

QUORUM

  The presence, in person or by proxy, of the holders of a majority of the outstanding shares of FPA Common Stock is necessary to constitute a quorum at the FPA Special Meeting. Abstentions and broker non-votes will be included in determining the presence of a quorum.

  The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Sterling Common Stock is necessary to constitute a quorum at the Sterling Special Meeting. Abstentions and broker non-votes will be included in determining the presence of a quorum.

VOTE REQUIRED

  The affirmative vote of the holders of a majority of the outstanding shares of FPA Common Stock, either in person or by proxy, at the FPA Special Meeting is required to approve the Merger Agreement. The affirmative vote of a majority of shares of FPA Common Stock present, either in person or by proxy, at the FPA Special Meeting is required to amend the FPA Plan and to approve the possible adjournment or postponement of the FPA Special Meeting.

  The affirmative vote of the holders of a majority of the outstanding shares of Sterling Common Stock, either in person or by proxy, at the Sterling Special Meeting is required to approve the Merger Agreement. Approval of the possible adjournment or postponement of the Sterling Special Meeting requires the affirmative vote of a majority of the shares of Sterling Common Stock present, either in person or by proxy, at the Sterling Special Meeting.

RECORD DATE; STOCK ENTITLED TO VOTE

  The FPA Board of Directors has established September 25, 1996 as the date to determine those record holders of FPA Common Stock entitled to notice of and to vote at the FPA Special Meeting. On that date, there were 12,540,656 shares of FPA Common Stock outstanding, with each share entitled to one vote with respect to each of the FPA Proposals.

  The Sterling Board of Directors has established September 25, 1996 as the date to determine those record holders of Sterling Common Stock entitled to notice of and to vote at the Sterling Special Meeting. On that date, there were 8,515,017 shares of Sterling Common Stock outstanding, with each share entitled to one vote with respect to the Merger Agreement.

  In the event the Merger is not approved and adopted by the stockholders of FPA and the shareholders of Sterling, the Merger Agreement may be terminated in accordance with its terms. See "THE MERGER--Termination."

VOTING OF PROXIES

  Shares represented by all properly executed proxies received in time for the Special Meetings will be voted at such meetings in the manner specified by the holders thereof. Proxies that do not contain voting instructions will be voted FOR approval of the FPA Proposals at the FPA Special Meeting and FOR approval of the Merger Agreement at the Sterling Special Meeting. It is not expected that any matter other than those referred to herein will be brought before either of the Special Meetings.

  If a holder of FPA Common Stock or Sterling Common Stock does not return a signed proxy card, his or her shares will not be voted and thus will have the effect of a vote against the Merger Agreement at the FPA Special Meeting and the Sterling Special Meeting. Abstentions and broker non-votes will have the effect of a vote against the Merger Agreement at the FPA Special Meeting and against the Merger Agreement at the Sterling Special Meeting. Abstentions and broker non-votes will have no effect on the vote at the FPA Special Meeting to amend the FPA Plan.

REVOCATION OF PROXIES

  Except for those who have executed irrevocable proxies, any holder of FPA Common Stock has the unconditional right to revoke his or her proxy at any time prior to the voting thereof at the FPA Special Meeting by (i) filing a written revocation with the Secretary of FPA prior to the voting of such proxy, (ii) giving a duly executed proxy bearing a later date, or (iii) attending the FPA Special Meeting and voting in person. Attendance by a stockholder at the FPA Special Meeting will not itself revoke his or her proxy.

  Except for those who have executed irrevocable proxies, any holder of Sterling Common Stock has the unconditional right to revoke his or her proxy at any time prior to the voting thereof at the Sterling Special Meeting by (i) filing a written revocation with the Secretary of Sterling prior to the voting of such proxy, (ii) giving a duly executed proxy bearing a later date, or
(iii) attending the Sterling Special Meeting and voting in person. Attendance by a shareholder at the Sterling Special Meeting will not itself revoke his or her proxy.

SOLICITATION OF PROXIES

  Solicitation of proxies for use at the FPA Special Meeting may be made in person or by mail, telephone, telecopy or telegram. FPA will bear the cost of the solicitation of proxies from its stockholders. In addition to solicitation by mail, the directors, officers and employees of FPA may solicit proxies from stockholders of such company by telephone or telegram or in person. Such directors, officers and employees will not be compensated for such solicitation. FPA has requested that banking institutions, brokerage firms, custodians, trustees, nominees and fiduciaries forward solicitation materials to the beneficial owners of FPA Common Stock held of record by such entities, and FPA will, upon the request of such record holders, reimburse reasonable forwarding expenses. FPA has also engaged Georgeson & Co., Inc. to assist it in the solicitation of proxies for the FPA Special Meeting. The costs of solicitation, which are not expected to exceed $10,000, will be borne by FPA. FPA does not anticipate that it will incur any fees, except as set forth in this paragraph.

  Solicitation of proxies for use at the Sterling Special Meeting may be made in person or by mail, telephone, telecopy or telegram. Sterling will bear the cost of the solicitation of proxies from its shareholders. In addition to solicitation by mail, the directors, officers and employees of Sterling may solicit proxies from shareholders of such company by telephone or telegram or in person. Such directors, officers and employees will not be compensated for such solicitation. Sterling has requested that banking institutions, brokerage firms, custodians, trustees, nominees and fiduciaries forward solicitation materials to the beneficial owners of Sterling Common Stock held of record by such entities, and Sterling will, upon the request of such record holders, reimburse reasonable forwarding expenses. Sterling has also engaged D.F. King & Co., Inc. to assist it in the solicitation of proxies for the Sterling Special Meeting. The costs of solicitation, which are not expected to exceed $3,500, will be borne by Sterling. Sterling does not anticipate that it will incur any fees, except as set forth in this paragraph.

  STERLING SHAREHOLDERS SHOULD NOT SEND STOCK CERTIFICATES WITH THEIR PROXY
CARDS.

                                  THE MERGER

EFFECTS OF THE MERGER

  The Merger will be consummated promptly following approval by the respective holders of FPA Common Stock and Sterling Common Stock and the satisfaction or waiver of all other conditions to consummation of the Merger. At the Effective Time, Merger Sub will be merged with and into Sterling, with the result that Sterling will be the surviving corporation in the Merger. After the Merger, Sterling will operate as a wholly-owned subsidiary of FPA. Shareholders of Sterling will become stockholders of FPA and their rights will be governed by the Certificate of Incorporation and Bylaws of FPA.

  At the Effective Time, Sterling Common Stock will cease trading on Nasdaq, and there will no longer be any public trading of Sterling Common Stock. In addition, FPA intends to take action, promptly following the Effective Time, to terminate the registration of the Sterling Common Stock under the Exchange Act. As a result, at prescribed dates thereafter reports, proxy statements and other information required under the Exchange Act with respect to Sterling will not be filed with the Commission, although FPA will continue to file reports, proxy statements and other information with respect to FPA for so long as FPA remains subject to Exchange Act requirements.

MERGER CONSIDERATION

  Pursuant to the Merger Agreement, at the Effective Time, Merger Sub will merge into Sterling and each share of Sterling Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Sterling Common Stock owned by Sterling as treasury stock and shares of Sterling Common Stock owned by FPA, Merger Sub or any wholly owned subsidiary of FPA or Sterling to be canceled in accordance with the Merger Agreement) shall be converted into 1.4 shares of FPA Common Stock, subject to adjustment. See "Adjustments to Merger Consideration". The aggregate number of shares of FPA Common Stock to be issued to Sterling shareholders pursuant to the Merger Agreement is referred to herein as the "Merger Consideration."

  On September 30, 1996, the closing price of FPA Common Stock was $26.375. At such price, the Equivalent Value of a share of Sterling Common Stock would be $23.01, calculated based on the Exchange Ratio, and the aggregate merger consideration would be approximately $195,931,000. The actual market price of the FPA Common Stock may vary, which will cause a change in the Exchange Ratio and a corresponding change in the Equivalent Value and the aggregate merger consideration. Additionally, the Equivalent Value may differ from the actual market price of Sterling Common Stock. Each FPA stockholder and Sterling shareholder is urged to obtain updated market information.

  Based upon the capitalization of FPA and Sterling as of September 30, 1996, immediately after the Effective Time, the shareholders of Sterling will hold approximately 37% of the outstanding FPA Common Stock.

ADJUSTMENTS TO MERGER CONSIDERATION

  The consideration to be issued to each Sterling shareholder in the Merger will be that number of shares of FPA Common Stock which is determined by multiplying the Exchange Ratio by the number of shares of Sterling Common Stock held by such Sterling shareholder on the Closing Date (as hereinafter defined). The Exchange Ratio shall equal 1.4 shares of FPA Common Stock for each share of Sterling Common Stock, which may be subject to adjustment upward or downward, based on the average of the closing price of FPA Common Stock as reported on Nasdaq for the fifteen consecutive trading days ending on the date that is five trading days prior to the Closing Date (the "FPA Value").

  There will be no adjustment to the Exchange Ratio if the FPA Value is greater than or equal to $14.87 but less than or equal to $16.43. However, if at such time,

    (a) the FPA Value is less than $14.87 but greater than or equal to $13.30, then the Exchange Ratio shall be increased to the number (expressed as a decimal fraction) which, when multiplied by the FPA Value, will equal $20.81;

    (b) the FPA Value is less than $13.30, the Exchange Ratio shall be 1.565, provided, however, that in such event Sterling shall have the right to either (x) accept an Exchange Ratio of 1.565 or (y) demand that the Exchange Ratio be increased to the number (expressed as a decimal fraction) which, when multiplied by the FPA Value, will not exceed $20.81. If Sterling elects to demand the increased Exchange Ratio described in (y) above, FPA shall have the right to either (a) accept such increased Exchange Ratio or (b) terminate the Merger Agreement;

    (c) the FPA Value is greater than $16.43 but less than or equal to $18.00, then the Exchange Ratio shall be decreased to the number (expressed as a decimal fraction) which, when multiplied by the FPA Value, will equal $23.01; or

    (d) the FPA Value is greater than $18.00, Sterling shall have the right to either (x) accept an Exchange Ratio which, when multiplied by the FPA Value is equal to $23.01 or (y) terminate the Merger Agreement.

  The following table sets forth the Exchange Ratio to be applied in the Merger assuming various FPA Values as set out in Column 1, with the resulting "value" to be received for each share of Sterling Common Stock:

                                                                           "VALUE" TO BE
                                                                         RECEIVED FOR EACH
                                 EXCHANGE                                SHARE OF STERLING
    FPA VALUE                     RATIO                                     COMMON STOCK
   (COL. 1) ($)                  (COL. 2)                               (COL. 1 X COL. 2)($)
   ------------                  --------                               --------------------
      13.30                       1.565                                        20.81
      14.00                       1.486                                        20.81
      15.00                       1.400                                        21.00
      16.00                       1.400                                        22.40
      17.00                       1.354                                        23.01
      18.00                       1.278                                        23.01

  Since the actual number of shares of FPA Common Stock issuable to Sterling shareholders in the Merger depends on the FPA Value, there is no guarantee as to the number of shares or value of the FPA Common Stock that Sterling shareholders will receive. If the FPA Value is greater than $18.00, the Exchange Ratio will be adjusted to equal $23.01 divided by the FPA Value. Accordingly, if the FPA Value is greater than $18.00, the Exchange Ratio would be reduced with the result that shareholders of Sterling would be entitled to receive fewer shares of FPA Common Stock in the Merger. Sterling may, however, elect to terminate the Merger Agreement if the FPA Value is greater than $18.00. There can be no assurance that the Sterling Board of Directors will exercise such right if it determines that it is not in the best interests of the Sterling shareholders to do so. In addition, the FPA Value may differ from the actual market price of FPA Common Stock reported by Nasdaq for the date of the Special Meetings, the date of consummation of the Merger, or the date that Sterling shareholders actually receive their shares of FPA Common Stock after the Merger is completed.

  Sterling may elect not to terminate the Merger Agreement even if the FPA Value is greater than $18.00. In determining whether to elect to terminate the Merger Agreement in such circumstances, the Sterling Board of Directors will take into account, consistent with its fiduciary duties, all relevant facts and circumstances existing at the time, including, without limitation, whether FPA is prepared to increase the Exchange Ratio, the market for health care stocks in general, the relative value of FPA Common Stock in the market, and the advice of its legal and financial advisors. By approving the Merger Agreement, Sterling shareholders would be permitting the Sterling Board of Directors to determine, in the exercise of its fiduciary duties, to proceed with the Merger even though the per share consideration determined in accordance with the Merger Agreement, $23.01, was less than would be obtained by multiplying the unadjusted Exchange Ratio (1.4) by an FPA Value in excess of $18.00.

  In connection with the Merger, options to purchase Sterling Common Stock ("Sterling Stock Options") outstanding at the Effective Time will be exchanged for options to acquire FPA Common Stock ("FPA Stock Options"). Each Sterling Stock Option will be exchanged for an FPA Stock Option for that number of shares equal to the number of shares of Sterling Common Stock subject to such Sterling Stock Option multiplied by the Exchange Ratio and will have an exercise price per share equal to the exercise price of such Sterling Stock Option divided by the Exchange Ratio.

CONVERSION OF SHARES; PROCEDURES FOR EXCHANGE OF CERTIFICATES; FRACTIONAL
SHARES

  The conversion of Sterling Common Stock into FPA Common Stock will occur automatically at the Effective Time.

  As soon as practicable after the Effective Time, American Stock Transfer & Trust Company or another bank or trust company designated by FPA and reasonably acceptable to Sterling, in its capacity as Exchange Agent (the "Exchange Agent"), will send a transmittal form to each Sterling shareholder. The transmittal form will contain instructions with respect to the surrender of certificates representing Sterling Common Stock to be exchanged for FPA Common Stock.

  STERLING SHAREHOLDERS SHOULD NOT FORWARD STERLING STOCK CERTIFICATES TO THE EXCHANGE AGENT UNTIL THEY HAVE RECEIVED TRANSMITTAL FORMS. STERLING SHAREHOLDERS SHOULD NOT RETURN STOCK CERTIFICATES WITH THE ENCLOSED PROXY.

  Until the certificates representing Sterling Common Stock are surrendered for exchange after the consummation of the Merger, holders of such certificates will not be paid dividends on the FPA Common Stock into which such shares have been converted. When such certificates are surrendered, any unpaid dividends will be paid without interest. For all other purposes, however, each certificate which represents shares of Sterling Common Stock at the Effective Time will be deemed to evidence ownership of the shares of FPA Common Stock into which those shares have been converted by virtue of the Merger.

  All shares of FPA Common Stock issued upon conversion of shares of Sterling Common Stock shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Sterling Common Stock.

  No fractional shares of FPA Common Stock will be issued to any Sterling shareholder upon consummation of the Merger. For each fractional share that would otherwise be issued, the Exchange Agent will pay by check an amount equal to such fraction multiplied by the Exchange Ratio multiplied by the FPA Value.

NASDAQ LISTING

  It is a condition to the Merger that the shares of FPA Common Stock to be issued in the Merger be authorized for listing on the Nasdaq, subject to official notice of issuance.

BACKGROUND OF THE MERGER

  FPA's strategy for enhancing long-term value for its stockholders has been to increase the number of enrollees and primary care physicians in the FPA Network and to negotiate favorable contracts with Payors to provide physician and related healthcare services to enrollees who select FPA primary care physicians. The FPA Board of Directors believes that by doing so, FPA can enhance revenues and earnings. FPA has grown significantly by the acquisitions of Gonzaba Management Services Organization, Inc. and Physicians First, Inc. Revenues and operating expenses have increased from approximately $18 million and $18 million, respectively, in fiscal 1994 to approximately $53 million and $51 million, respectively, in fiscal 1995. Revenues and operating expenses for the six months ended June 30, 1996 were approximately $99 million and $94 million, respectively, as compared to revenues and operating expenses of the same period in 1995 of approximately $16 million and $16 million, respectively.

  FPA's Board of Directors reviews periodically various strategic opportunities to enhance profitability and increase stockholder value. In this regard, the FPA Board of Directors continually evaluates the acquisition of smaller entities and medical practices and has considered longer term acquisition opportunities and other strategic alternatives.

  In February 1996, Sterling contacted Smith Barney, the lead managing underwriter of its public offering of securities in October 1995, to seek general advice concerning strategic planning alternatives and, later that month, retained Smith Barney to act as its exclusive financial advisor in connection with one or more potential transactions, including the acquisition or disposition of securities or other extraordinary transactions.

  From February 27, 1996 through March 27, 1996, 18 prospective business combination candidates, all of which were public companies in the physician practice management and related health care services industry, were contacted to determine such parties' interest in a potential transaction with Sterling. Eight companies requested and received packages containing publicly available information regarding Sterling (the "Public Packages"), and seven companies subsequently entered into confidentiality agreements with Sterling (the "Initial Seven Candidates"). Thereafter, each of the Initial Seven Candidates received certain confidential business and financial information relating to Sterling, and due diligence requests were made of and by Sterling, the Initial Seven Candidates and their respective professional advisors. Of the Initial Seven Candidates, five candidates subsequently submitted preliminary bids (the "Five Candidates") ranging from a per share price range of approximately $15.50 of value to a per share price range of approximately $18.875 of value, subject to review of due diligence and other customary conditions. Four of the Five Candidates are public companies in the physician practice management business and one of the Five Candidates is a public company engaged in providing emergency and non-emergency ambulance services. The preliminary bids were not reviewed in detail by Sterling's Board because the preliminary bids were solicited for the purpose of determining indications of interest only. FPA submitted the highest preliminary bid of the Five Candidates. At a regularly scheduled meeting of the Sterling Board of Directors on March 27, 1996, the Sterling Board of Directors reviewed with management and the Company's legal and financial advisors the activities that had occurred to date.

  Following the March 27, 1996 Sterling Board of Directors meeting through April 18, 1996, representatives of Sterling met or held discussions with representatives of the Five Candidates, including FPA. Based on these discussions, four of the Five Candidates (the "Four Candidates") submitted revised bids ranging from a per share price range of approximately $15.50 of value to the per share price associated with the Merger, subject to, among other things, additional due diligence, and the execution of a definitive agreement on mutually acceptable terms. During such period, representatives of the management of Sterling also held discussions with research analysts from Smith Barney, Oppenheimer and Needham & Co. all of whom Sterling believed had knowledge and experience following public company stocks in the health care industry, to review market perceptions of the Four Candidates, including the earnings potential and growth strategy of each of the Four Candidates. No reports or presentations were delivered by the research analysts to the Sterling Board.

  On April 18, 1996, at a special telephonic board meeting, which meeting was continued on April 19, 1996, the Sterling Board of Directors, together with management and Sterling's legal and financial advisors, discussed the advantages and disadvantages of a transaction between Sterling and each of the Four Candidates. In considering the Four Candidates, the Sterling Board of Directors decided to limit its consideration to the three most competitive offers (the "Three Candidates"). Among the matters discussed were the consideration offered and transaction structure proposed by each candidate, the views of research analysts as to, among other things, the earnings growth potential of each of the Three Candidates, the trading characteristics of the securities of each of the Three Candidates, the relative stock prices of Sterling and each of the candidates, the extent to which the nature and location of Sterling's business was anticipated to complement that of each of the candidates, and the progress and timetable of each of the Three Candidates with respect to the consummation of a transaction. The Sterling Board of Directors determined not to proceed with the other two considered transactions because it believed that a business combination with FPA would deliver better and greater value to the Sterling shareholders. The Sterling Board of Directors believed that a business combination with FPA not only afforded a better long term strategy than the other candidates but also would afford the Sterling shareholders more immediate gain as the value offered by FPA for Sterling's shares was the highest received by the Sterling Board of Directors. Further, the Sterling Board of Directors considered it important to consummate a business combination with a company not solely engaged in delivering practice management services to emergency rooms and the Sterling Board of Directors believed that of the Three Candidates, FPA would generate more complementary business diversification, operationally and geographically, thereby producing a stronger combined company. The Sterling Board perceived one of the Three Candidates not to offer as much complementary business diversification, operationally and geographically, as FPA might, due to the Sterling Board's perception that this candidate is predominantly a provider of physician practice management services to hospital based emergency rooms, many of which hospitals are located in areas currently serviced by Sterling. Further, the Sterling Board perceived FPA would be better able to operate profitably within what the Board considered to be the increasing role managed care is playing in the health care industry due to the Sterling Board's belief that FPA's experience with regard to managed care contracting was greater that that of this candidate. Finally, the Sterling Board rejected this candidate's bid because it was lower in value than that of FPA.

  The other of the Three Candidates was rejected because its bid was the lowest of the Three Candidates; resulting in the Sterling's Board concluding that the consideration to be received by the Sterling shareholders in the FPA bid reflected a more appropriate percentage ownership of the combined company immediately following the combination transaction. Further, this candidate's bid offered Sterling no representation on the combined entity's board of directors and the Sterling Board believed that board representation was important to assist Sterling with an orderly corporate transition. After discussion, the Sterling Board of Directors authorized management of Sterling to negotiate the execution of an agreement with FPA, such agreement to be in form and substance subject to the approval of the Board of Directors.

  In March 1996, FPA contacted Oppenheimer, which had served as one of the co-managing underwriters in its two public offerings, to seek its assistance in connection with a transaction with Sterling. Oppenheimer assisted FPA with its due diligence review of Sterling and presented its views on several issues, including the due diligence and the proposed financial terms of the Merger.

  In April 1996, representatives of Sterling and FPA met to discuss the significant terms of an acquisition pursuant to which FPA would acquire Sterling in a tax free merger in which shareholders of Sterling would receive a certain number of shares of FPA Common Stock. The parties discussed a number of issues, including Merger Consideration, particularly with respect to changes in the exchange ratio and treatment of Sterling stock options, among other matters. During the week of May 13, 1996, the draft Merger Agreement was revised and several telephone conference calls took place between counsel for FPA and counsel for Sterling.

  On May 19, 1996, at a special telephonic meeting of the Sterling Board of Directors in which Sterling's legal and financial advisors were present, legal counsel reviewed with the Board of Directors the terms and conditions of the proposed Merger Agreement and the Board's fiduciary obligations in connection with the proposed transaction. Smith Barney then rendered to the Sterling Board of Directors an oral opinion (subsequently confirmed by delivery of a written opinion dated May 19, 1996) to the effect that, as of such date and based upon and subject to certain matters stated in such opinion, the Exchange Ratio was fair, from a financial point of view, to the holders of Sterling Common Stock, and reviewed with the Sterling Board of Directors certain financial analyses performed by Smith Barney in connection with its opinion. See "Opinion of Sterling's Financial Advisor." Following these discussions, the Sterling Board of Directors unanimously approved the form, terms and conditions of the proposed Merger Agreement.

  On May 19, 1996, at a special telephonic meeting of the FPA Board of Directors, in which FPA's legal and financial advisors were present and participating, Oppenheimer rendered an oral opinion, subsequently confirmed in writing, to the effect that, as of such date, subject to certain assumptions and other matters, the Merger Consideration was fair, from a financial point of view, to FPA's stockholders. The FPA Board of Directors also discussed the most recent draft of the definitive Merger Agreement with FPA's legal counsel. Following these discussions the FPA Board of Directors approved the form, terms and conditions of the proposed Merger Agreement, in the definitive form submitted to the FPA Board of Directors.

  On May 19, 1996, Sterling and FPA executed the Merger Agreement, and on May 20, 1996, issued a joint press release regarding the Merger.

RECOMMENDATIONS OF THE BOARDS OF DIRECTORS AND REASONS FOR THE MERGER

 FPA

  For the reasons described below, the FPA Board of Directors has unanimously (with one abstention) approved the Merger and recommends that FPA STOCKHOLDERS VOTE FOR APPROVAL OF THE MERGER AGREEMENT.

  FPA continuously analyzes potential acquisition candidates in the healthcare field. The FPA Board of Directors believes that the Merger is fair to and in the best interests of FPA and its stockholders for the reasons described below. Accordingly, the FPA Board of Directors has approved the Merger Agreement and the transactions contemplated thereby and has directed that the Merger Agreement and Merger be submitted to a vote of FPA's stockholders at the FPA Special Meeting.

  The FPA Board of Directors believes the negotiated terms to be the most favorable transaction terms available, considering an array of factors which included those both favorable and adverse to the Merger. In evaluating the Merger, the FPA Board of Directors consulted with FPA management, legal counsel and Oppenheimer. It considered the following factors to be material to and in support of its final determination:

    (i) The Merger is expected to enable FPA to take advantage of Sterling's existing relationships with hospitals in order to expand the FPA Network in geographic areas in which FPA currently operates and to penetrate new markets. Such expansion of the FPA Network is expected to enhance FPA's ability to win new Payor contracts and to attract enrollees. In addition, FPA is expected to enhance Sterling's growth opportunities by introducing Sterling to the approximately 50 hospitals that serve FPA's enrollees;

    (ii) The Merger is expected to result in significant financial and operational synergies including, but not limited to, those relating to executive salaries, investor relations, audit, legal and insurance fees and rent costs. The Merger is expected to result in a lower overall cost of capital to FPA by strengthening its balance sheet and thereby enhancing the Company's ability to raise debt financing. FPA management performed analyses which estimated such synergies and other financial benefits. In addition, the increased float and market capitalization of FPA should improve investor awareness of FPA and its ability to access the equity markets;

    (iii) by incorporating emergency department physicians into the FPA Network, the FPA Network will cover the two major points of entry ("gatekeepers") into the managed health care system. This should enable FPA to more fully manage patient care and hospital admissions regardless of how the patient enters the healthcare system. FPA's enhanced ability to manage patient treatment protocols and expanded service offerings should facilitate improved medical loss ratios and make the FPA Network even more attractive to new and existing Payors;

    (iv) the Merger is expected to substantially increase FPA's size in terms of revenues, profits, physicians and locations which is expected to enhance FPA's national recognition, making it easier for FPA to attract and retain new physicians and win new Payor contracts;

    (v) the Merger is expected to create a combined company with a number of anticipated strengths including the opportunity for Sterling and FPA to jointly develop new patient care programs. The availability of an expanded network and enhanced services is expected to permit more comprehensive patient care services, promoting higher quality of healthcare and increased patient satisfaction;

    (vi) the recent acquisition by FPA of 125 physicians operating out of 40 primary care clinics in Florida fits well strategically with Sterling's geographic focus on the Florida market. The combination forms a solid foundation for expansion of the FPA Network in the high Medicare concentration Florida markets; and

    (vii) the Merger is expected to be treated as a tax-free reorganization under the Code.

  In addition to the foregoing items, the FPA Board of Directors generally considered those matters discussed under "RISK FACTORS," which included potentially adverse consequences to FPA posed by the Merger and, in particular, the assumption of Sterling's liabilities, uncertainties with respect to the integration of the two entities, the need for additional capital for the combined company together with the potential unavailability of such financing, the potential loss of business and the fact that following the Merger, current FPA stockholders will own as little as 44.8% of the outstanding FPA Common Stock (37.1% if the Foundation Transaction is also consummated). The FPA Board of Directors reviewed these adverse factors in their totality, without focusing on any one individual factor. Moreover, the Board considered the management of the combined entity to be capable of addressing and managing the integration of the two businesses. Without giving relative weights to the respective factors, favorable and adverse, and without drawing a correlation among the factors, the FPA Board of Directors determined that the factors adverse to the Merger were not sufficient to negate the incentives for pursuing, and potential benefits of, the Merger. The FPA Board of Directors believes that the Merger will have no material adverse effects on any FPA stockholders, including non-affiliated stockholders.

  The FPA Board of Directors also reviewed the size of the termination fee payable in the event the Merger Agreement is terminated, in relation to the size of Sterling and FPA and the potential benefits of the Merger. The Board of Directors of FPA reviewed the circumstances under which such fee would be payable by FPA or payable to FPA, as well as restrictions on FPA's ability to solicit potential acquirees other than Sterling prior to the closing of the Merger. The termination fee and the restrictions on solicitation of alternative acquirees may have the effect of decreasing the chances of FPA engaging in a business combination other than the Merger. See "THE MERGER AGREEMENT--Termination, Amendment and Waiver."

  Finally, the FPA Board of Directors's approval of the Merger was conditioned upon the subsequent receipt of an opinion from Oppenheimer confirming its oral opinion that as of such opinion's date and subject to certain assumptions and other matters, the Merger Consideration was fair, from a financial point of view, to FPA's stockholders. Oppenheimer's opinion dated May 19, 1996 is attached as Appendix II to this Proxy Statement. In arriving at its determination, the FPA Board of Directors took Oppenheimer's opinion into consideration.

  The Board accordingly concluded in its subjective collective judgment that, in light of the foregoing, the terms of the Merger Agreement are fair to and, therefore, in the best interests of FPA and its stockholders notwithstanding the related risks. See "THE MERGER--Background," "THE MERGER--Opinion of FPA's Financial Advisor," "RISK FACTORS" and "COMPARATIVE MARKET DATA."

  In view of the wide variety of factors considered in connection with the evaluation of the Merger, the FPA Board of Directors did not attempt to quantify or otherwise assign relative weights to the specific factors it considered in reaching its determination.

  Mr. Harvey Wilson, a shareholder of Sterling, abstained from voting on the Merger Agreement to avoid any potential conflict of interest even though he disclosed his interest to the members of the FPA Board. Accordingly, he would have been permitted to vote on the Merger Agreement under applicable corporation law. Mr. Wilson did participate in the FPA Board's discussion and evaluation of the Merger.

 Sterling.

  THE BOARD OF DIRECTORS OF STERLING HAS UNANIMOUSLY APPROVED THE MERGER, AND RECOMMENDS A VOTE FOR THE MERGER. STERLING'S BOARD OF DIRECTORS BELIEVES THE MERGER IS FAIR AND IN THE BEST INTERESTS OF THE STERLING SHAREHOLDERS:

  The material factors considered by the Sterling Board of Directors in reaching its conclusion to approve and recommend the Merger are as follows:

    (i) The Sterling Board's observation of continued consolidation, increasing competition and expansion of the prepaid segment of the health care industry, resulting in entities similar in size and scope to Sterling being unable to achieve material rate increases, if any, from HMOs and other third party payors who generally pay for medical care services on a capitated basis. Additionally, the Sterling Board of Directors analyzed why Sterling's management of primary care medical practices did not produce for Sterling profit margins comparable to that experienced by Sterling in the management of hospital emergency room departments. Based on this review, the Sterling Board determined that the combined company that would result from the Merger would be better positioned because of its size, geographic scope and expertise to more effectively participate in managed care programs and to more profitably operate within the rapidly changing healthcare industry;

    (ii) The Sterling Board's review of information concerning FPA's business, prospects, historical and projected financial performance, financial condition, including recent improvements in the results of operations reported by FPA and the prospects for successfully combining the Sterling and FPA businesses and operations. Based on these factors Sterling's Board determined that the consideration to be received by the shareholders of Sterling in the Merger reflected an appropriate percentage ownership of the combined entity (between 47.9% and 52.1% based on the Adjusted Exchange Ratio, immediately following consummation of the Merger) and that the Merger presented an attractive growth opportunity for Sterling that could not be achieved as quickly, if at all, if Sterling were to remain an independent entity and continued to pursue its acquisition strategy;

    (iii) The Sterling Board's review of Sterling's and FPA's projected contributions to revenues (for fiscal 1996 approximately 39.2% for Sterling and 60.8% for FPA), and net income (for fiscal 1996 approximately 52.6% for Sterling and 44.0% for FPA) in a combined company and the attendant synergies expected to be realized by the combined company, including but not limited to the elimination of duplicative salaries, investor relations costs, audit, legal and insurance fees and rent costs (estimated to be approximately $1.5 million annually for fiscal 1997 and 1998). In this regard, the Sterling Board of Directors determined that not only would duplicative costs be eliminated but Sterling's business would be enhanced by FPA's business due to the availability of an expanded network of physicians across a broader geographical base, and the opportunity for Sterling and FPA to jointly develop new patient programs and services;

    (iv) The opinion dated May 19, 1996 (which opinion has been updated to the date of this Proxy Statement/Prospectus) of Smith Barney to the Sterling Board of Directors to the effect that, as of such date and based upon and subject to certain matters stated in such opinion, the Exchange Ratio was fair, from a financial point of view, to the holders of Sterling Common Stock;

    (v) The Sterling Board's analysis as to the potential immediate benefits of the Merger in providing value to the Sterling shareholders. In this regard, the Sterling Board of Directors determined that the Merger would not be dilutive to the earnings of the combined company based on the Adjusted Exchange Ratio;

    (vi) The Sterling Board of Director's review of the terms of the Merger, including, without limitation, the ability of the Sterling Board of Directors to renegotiate the Exchange Ratio if the price of the FPA Common Stock declines below $13.30 per share or increases above $18.00 per share, and the ability of the Sterling Board of Directors to negotiate with third parties to the extent that the Sterling Board of Directors determines, in its good faith judgment in the exercise of its fiduciary duties, after consultation with its financial advisors, that such action is in the best interests of Sterling's shareholders. Based on this review, the Sterling Board of Directors determined there to be sufficient flexibility to amend the terms of the Merger if market conditions require such amendment; and

    (vii) The expectation that the Merger will be treated as a pooling of interests for financial and accounting reporting purposes under GAAP.

  In addition to the factors described under "RISK FACTORS", the potentially negative factors the Sterling Board of Directors considered in connection with its deliberation of the Merger were as follows:

    (i) The risk that FPA would not able to successfully integrate the business of Sterling with that of Sterling and thus not realize the expected synergies, including the fact than an unsuccessful integration would interrupt normal business operations;

    (ii) The fact that the price of FPA Common Stock has experienced relative and recent volatility over a short period of trading history. The Sterling Board of Directors believed that the terms of the Exchange Ratio mitigated this risk;

    (iii) The loss of control over the operations of Sterling, including the risk that, despite the effort of both FPA and Sterling, key independent contractor physicians, employees or clients may not continue to contract with FPA subsequent to the Merger. The Sterling Board of Directors believed that this risk was mitigated by the expertise within FPA management, by the condition to closing the Merger that Dr. Dresnick agree to continue to serve as an officer and director of FPA's to-be-formed hospital services division for a three year period on terms to be agreed upon and by the Sterling Board's determination that the corporate cultures of Sterling and FPA were compatible; and

    (iv) The risk that FPA's experience with obtaining credit from institutions has been relatively poor compared to that of Sterling. This risk was mitigated by the Sterling Board of Director's belief that the Merger will strengthen FPA's balance sheet and enhance FPA's ability to raise debt financing. In addition, the Sterling Board believed that the market capitalization of the combined company should improve investor awareness of FPA which in turn may enhance FPA's ability to access the equity markets.

  In considering whether the Merger was in the best interests of the Sterling shareholders, the Sterling Board concluded that any compensation to be paid to officers and directors was of a nature that would not reduce overall consideration to the Sterling shareholders. The Sterling Board of Directors believed that the Merger would have no material adverse effects on any Sterling shareholders, including non-affiliated shareholders. The Sterling Board of Directors also considered the circumstances under which the termination provisions and the break-up fee contained in the Merger Agreement would be payable, as well as restrictions on Sterling's ability to solicit other potential acquirors and the effect these provisions might have in reducing the likelihood of engaging in a business combination with a party other than FPA. For a discussion of the Sterling Board of Directors' analysis of the interests of certain persons in the Merger, including Dr. Dresnick, see "--Interests of Certain Persons in the Merger."

  The foregoing discussion of the information and factors considered is not intended to be exhaustive, but it does include all material factors considered by the Sterling Board of Directors. In view of the wide variety of factors, both positive and negative, considered by the Sterling Board, the Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered, and individual directors may have given differing weights to different factors. After taking into consideration all of the factors set forth above, the Board of Directors of Sterling determined that the Merger was fair and in the best interests of the Sterling shareholders and that Sterling should proceed with the Merger at this time.

OPINION OF FPA'S FINANCIAL ADVISOR

  FPA retained Oppenheimer to act as its financial advisor and to render an opinion to the Board of Directors of FPA as to the fairness of the Merger, from a financial point of view, to the stockholders of FPA (the "Oppenheimer Opinion"). FPA selected Oppenheimer based on its qualifications, expertise and familiarity with the physician practice management industry and with FPA and Sterling in particular.

  Oppenheimer has delivered its written Opinion, dated May 19, 1996, to the FPA Board of Directors to the effect that, subject to the various considerations set forth in such opinion, as of such date, the Merger Consideration was fair, from a financial point of view, to the stockholders of FPA. On August 6, 1996, pursuant to Section 8.3(g) of the Merger Agreement that conditions FPA's obligation to consummate the Merger upon receipt of an update to the Oppenheimer Opinion, Oppenheimer delivered an update to the Oppenheimer Opinion (the "Opinion Update") to the effect that, subject to the various considerations set forth in the Oppenheimer Opinion and the Opinion Update, as of such date, the Merger Consideration was fair, from a financial point of view, to the stockholders of FPA. FPA has agreed that the Opinion Update, unless withdrawn by Oppenheimer, will satisfy the condition set forth in Section 8.3(g) of the Merger Agreement.

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

  Oppenheimer did not recommend to FPA that any specific amount of consideration constituted the appropriate consideration for the Merger. The Merger Consideration was established by the parties to the Merger. No limitations were imposed by the FPA Board of Directors on Oppenheimer with respect to the investigations made or procedures followed by it in rendering the Oppenheimer Opinion or the Opinion Update. The Oppenheimer Opinion and the Opinion Update addresses only the fairness, from a financial point of view, of the Merger Consideration to be paid by FPA, and does not constitute a recommendation to any FPA stockholder as to how such stockholder should vote at the FPA Special Meeting.

  THE SUMMARY OF THE OPPENHEIMER OPINION AND THE OPINION UPDATE SET FORTH IN THIS PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPPENHEIMER OPINION AND THE OPINION UPDATE ATTACHED HERETO AS APPENDIX II. FPA'S STOCKHOLDERS ARE URGED TO, AND SHOULD, READ THE OPPENHEIMER OPINION AND THE OPINION UPDATE CAREFULLY IN THEIR ENTIRETY IN CONJUNCTION WITH THIS PROXY STATEMENT/PROSPECTUS FOR THE ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED AND LIMITS OF THE REVIEW BY OPPENHEIMER.

OPPENHEIMER OPINION

  As set forth in the Oppenheimer Opinion, Oppenheimer relied upon and assumed the accuracy and completeness of all of the financial and other information available to it from public sources and provided to it by the managements of FPA and Sterling and their respective representatives. Each of FPA and Sterling provided Oppenheimer with financial projections for their respective companies, as well as projected cost savings and revenues synergies resulting from the Merger. FPA management also prepared and provided Oppenheimer with an adjusted version of the Sterling management projections that assumed slower growth in revenues and earnings (the "Adjusted Sterling Projections"). Oppenheimer assumed that all such projections were reasonably prepared on bases reflecting the best available information, estimates and judgment of the respective managements of the two companies. The financial projections provided by FPA and Sterling were primarily based on assumed revenue and profit growth rates for their respective existing businesses, with the majority of FPA's estimated growth derived through addition of physicians, Payor contracts and enrollees to the FPA Network and the majority of Sterling's growth derived through attaining or acquiring new emergency department management contracts. In arriving at its opinion, Oppenheimer neither made nor obtained any independent valuation or appraisal of the assets or liabilities of FPA or Sterling. Oppenheimer also assumed the accuracy of the advice and conclusions of FPA's legal counsel and accountants with respect to tax and accounting matters as provided to Oppenheimer by FPA's management, including, without limitation, the treatment of the Merger as a tax free reorganization for federal income tax purposes and as a pooling of interests for financial reporting purposes. The Oppenheimer Opinion is based upon Oppenheimer's analyses of certain factors in light of its assessment of general economic, financial and market conditions that could be evaluated by it as of the date of the Oppenheimer Opinion. In all cases, historical results were adjusted for extraordinary items and other non-recurring or non-operating charges.

  In rendering the Oppenheimer Opinion, Oppenheimer, among other things: (i) reviewed the Merger Agreement; (ii) reviewed FPA's annual reports to stockholders and its annual reports on Form 10-K for fiscal years ended December 31, 1994 and 1995 and its quarterly report on Form 10-Q for the three months ended March 31, 1996; (iii) reviewed Sterling's annual reports to shareholders and its annual reports on Form 10-K for fiscal years ended December 31, 1994 and 1995 and its quarterly report on Form 10-Q for the three months ended March 31, 1996; (iv) reviewed the Certificates of Incorporation for both FPA and Sterling; (v) reviewed the financial projections for FPA prepared by FPA's management for 1996 through 1998 (the "FPA Management Projections"); (vi) reviewed the financial projections for Sterling prepared by Sterling's management for 1996 through 1998 (the "Sterling Management Projections"); (vii) held discussions with the senior management of each of FPA and Sterling to review historical and current operations and financial conditions as well as the financial projections and strategies of the respective companies and visited certain of their respective facilities;
(viii) reviewed current and historical market prices and trading data of the FPA Common Stock and the Sterling Common Stock; (ix) reviewed financial and market data for certain public companies Oppenheimer deemed comparable to FPA and Sterling; (x) reviewed and analyzed recent mergers and acquisitions of companies in

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

lines of business Oppenheimer deemed comparable to FPA and Sterling; (xi) analyzed the financial impact of the Merger on the combined company, including the pro forma earnings per share; (xii) prepared a discounted cash flow valuation of FPA and Sterling; (xiii) reviewed the relative contributions of FPA and Sterling to the combined company with respect to certain historical and projected financial parameters; and (xiv) performed such other analyses and reviewed such other documents and information as Oppenheimer deemed appropriate.

  Valuation of Sterling. Oppenheimer performed three primary valuation analyses of Sterling: (i) a comparison of Sterling with certain publicly traded companies in the physician practice management industry (the "PPM Companies") which analysis consisted of reviewing and considering certain financial and market data for the PPM Companies (the "Sterling Comparable Companies Analysis"); (ii) a discounted cash flow analysis which consisted of adding the discounted present value of the projected future cash flows of Sterling from April 1, 1996 to December 31, 1998 and the discounted present value of the terminal value of Sterling, based on a multiple of the net income projected for the fiscal year ending December 31, 1998 (the "Sterling Discounted Cash Flow Analysis"); and (iii) a comparison of consideration paid in certain merger and acquisition transactions involving companies in the physician practice management industry. In performing its valuation analyses of Sterling, Oppenheimer assumed payment of an amount per share of Sterling Common Stock of approximately $23.01, the maximum required value under the terms of the Merger Agreement.

  Sterling Comparable Companies Analysis. Oppenheimer analyzed 20 PPM Companies to evaluate the market values at which these companies trade relative to their respective historical and projected financial performance. The PPM Companies in the Sterling Comparable Companies Analysis consisted of the following companies that focus on the primary care, single-specialty, multi- specialty and hospital services segments of the physician market: AHI Healthcare Systems, Inc., American Oncology Resources, Inc., Apogee, Inc., Caremark International, Inc., EmCare Holdings, Inc., EquiMed, Inc., InPhyNet Medical Management, Inc., MedCath Incorporated, MedPartners/Mullikin, Inc., OccuSystems, Inc., Orthodontic Centers of America, Inc., Pediatric Services of America, Inc., Pediatrix Medical Group, Inc., PHP Healthcare Corporation, PhyCor, Inc., PhyMatrix Corp., Physician Reliance Network, Inc., Physician Resource Group, Inc., Sheridan Healthcare, Inc. and United Dental Care, Inc. Oppenheimer analyzed, among other things, the market values and certain financial criteria for the PPM Companies, including their revenue, earnings before interest, taxes, depreciation and amortization ("EBITDA"), earnings before interest and taxes ("EBIT") and earnings per share, in each case, for the most recent twelve-month periods for which financial data was available and on an estimated basis for 1996 and 1997. Such estimates of revenues, EBITDA and EBIT for the PPM Companies were derived from publicly available research reports published by a variety of investment firms and research analysts. Oppenheimer chose the research reports for each PPM Company based upon the experience and reputation of the investment firms and research analysts and the date of such reports. Oppenheimer utilized research reports prepared by Smith Barney for AHI Healthcare Systems, Inc., Apogee, Inc., PHP Healthcare Corporation, PhyMatrix Corp. and Sheridan Healthcare, Inc. Oppenheimer utilized its own research reports for MedPartners/Mullikin, Inc. and PhyCor, Inc. Such estimates for earnings per share for the PPM Companies were based on information provided by FIRST CALL Research.

  The low, high and mean values, respectively, for Aggregate Value (market value of common equity on May 16, 1996 plus total debt and preferred stock less cash) as a multiple of each of the indicated statistics for the PPM Companies were as follows: (a) latest twelve months ("LTM") revenue: 0.5x, 17.1x and 4.9x; (b) LTM EBITDA: 10.4x, 73.4x and 29.0x; (c) LTM EBIT: 14.5x,
102.7x and 39.7x; (d) 1996 revenue: 0.2x, 10.5x and 3.0x; (e) 1996 EBITDA:
2.9x, 36.8x and 17.8x; (f) 1996 EBIT: 3.6x, 38.2x and 21.3x; (g) 1997 revenue;
0.7x, 7.6x and 2.3x; (h) 1997 EBITDA: 3.9x, 26.8x and 13.3x; and (i) 1997
EBIT: 4.9x, 51.1x and 15.8x. The low, high and mean market values, respectively, of common equity on May 16, 1996 as a multiple of earnings per share for the following periods for the PPM Companies were as follows: (a) LTM earnings per share; 21.4x, 104.2x and 57.6x; (b) 1996 earnings per share:
18.1x, 102.4x and 44.8x; and (c) 1997 earnings per share: 4.9x, 51.1x and
28.6x.

  Applying these results to Sterling's LTM results and the Sterling Management Projections yielded implied market values for Sterling ranging from $230.3 million ($26.50 per share) to $597.5 million ($68.76 per share),

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

with an average of $305.3 million ($35.13 per share). Applying these results to the Adjusted Sterling Projections yielded implied market values for Sterling ranging from $189.8 million ($21.85 per share) to $597.5 million ($68.76 per share), with an average of $288.1 million ($33.16 per share). Oppenheimer compared these implied market values to $20.81 to $23.01, the range of values for the Sterling Common Stock implied by exchange ratios between 1.56x and 1.28x as provided in the Merger Agreement.

  In addition, Oppenheimer considered the impact of applying a premium to the intrinsic value of Sterling derived in the Sterling Comparable Companies Analysis to incorporate typical premiums paid for the acquisition of non-financial public companies with market values ranging from $100.0 million to $300.0 million. As noted below under the caption "M&A Premium Analysis," the premiums paid by acquirors have fallen in the range of 28% to 47% above the trading prices of the stock of the acquired companies at various times prior to the announcement of an acquisition. Applying an acquisition premium of approximately 30% to the implied per share valuations described above based on the Sterling Management Projections yielded a range of values for Sterling's Common Stock of $32.12 to $96.89, with an average of $46.02. Applying an acquisition premium of approximately 30% to the implied per share valuations described above based upon the Adjusted Sterling Projections yielded a range of values for Sterling's Common Stock of $26.53 to $96.89, with an average of $43.46. Oppenheimer compared these values to $20.81 to $23.01, the range of values for the Sterling Common Stock implied by exchange ratios between 1.56x and 1.28x as provided in the Merger Agreement.

  Sterling Discounted Cash Flow Analysis. Oppenheimer performed a discounted cash flow analysis whereby an intrinsic value of Sterling's equity was determined by calculating the present value of Sterling's estimated future cash flows from April 1, 1996 to December 31, 1998, and adding to such amount the present value of Sterling's terminal value obtained by capitalizing Sterling's projected net income for the year ending December 31, 1998 at multiples of 18.0x, 20.0x and 22.0x. The range of these terminal value multiples was based on a range of net income multiples at which HMOs have traded over the past three years, as Oppenheimer believed that physician practice management companies would experience growth and consolidation trends similar to those experienced by the HMO industry. Oppenheimer confirmed with FPA management that this range of multiples was typically applied by FPA management when evaluating acquisition opportunities in the physician practice management industry. Oppenheimer also believed that the range for terminal value multiples it used was conservative relative to the mean market values of common equity for the PPM Companies on May 16, 1996 as a multiple of LTM earnings per share (57.6x, as noted above).

  Oppenheimer applied discount rates of 12.5%, 15.0% and 17.5% to calculate the present value of Sterling's estimated future cash flows from April 1, 1996 to December 31, 1998 and the terminal value calculated based on a multiple of Sterling's 1998 projected net income. This range of discount rates was derived using certain assumptions as to Sterling's weighted average cash and capital and was slightly below the range of discount rates used to calculate the value of FPA based on FPA's discounted cash flows (described below) due to the lower projected revenue and earnings growth assumptions used in the Sterling Management Projections versus the FPA Management Projections, as well as Oppenheimer's belief that Sterling could more accurately project future operating margins on its emergency department contracts.

  The range of present values derived for Sterling using this discounted cash flow approach based upon the Sterling Management Projections was $178.1 million ($20.50 per share) to $243.0 million ($27.96 per share), with a midpoint value of $208.8 million ($24.04 per share.) The range of present values derived for Sterling using this discounted cash flow approach based upon the Adjusted Sterling Projections was $140.3 million ($16.15 per share) to $191.3 million ($22.02 per share), with a midpoint value of $164.5 million ($18.93 per share). Oppenheimer compared these present values to $20.81 to $23.01, the range of values for the Sterling Common Stock implied by exchange ratios between 1.56x and 1.28x as provided in the Merger Agreement.

  Merger and Acquisition Transaction Analysis. Oppenheimer reviewed the consideration paid in certain merger and acquisition transactions involving physician practice management companies. The transactions which Oppenheimer reviewed (in the order of size, with respect to completed transactions) consisted of the following acquisitions: Mullikin Medical Enterprises, L.P. by MedPartners, Inc.; Pacific Physicians Services, Inc. by

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

MedPartners/Mullikin, Inc.; Colkitt Oncology Group, Inc. by EquiVision, Inc.; Team Health Group Inc. by Pacific Physicians Services, Inc.; certain assets of Coastal Physician Group, Inc. by Humana Inc.; Medical Networks, Inc. by Sterling Healthcare Group, Inc.; Melbourne Internal Medicine Associates, P.A. by MedPartners, Inc.; Capital Emergency Associates by EmCare Holdings; Med Center, Inc. by MedPartners, Inc.; Neonatal Specialists Ltd. by Pediatrix Medical Group Inc.; Professional Emergency Physicians by Sterling Pediatric; Newborne Consultants by Pediatrix Medical Group; Regional Emergency Services by Sterling Healthcare Group; and the announced merger agreement between MedPartners/Mullikin, Inc. and Caremark International Inc. (collectively, the "PPM M&A Transactions").

  Oppenheimer calculated multiples for each transaction based on the ratio of the offer price ("Purchase Equity Value") to such acquired companies' respective pre-acquisition LTM net income and the ratio of Purchase Equity Value plus total debt and preferred stock less cash ("Purchase Aggregate Value") to such acquired companies' pre-acquisition LTM revenue, LTM EBITDA and LTM EBIT. The high, low and adjusted average Purchase Equity Value multiples of LTM net income for the PPM M&A Transactions were 146.7x, 10.8x and 33.7x. The high, low and adjusted average values of the Purchase Aggregate Value as a multiple of each of the indicated statistics for the PPM M&A Transactions were as follows: LTM revenue: 5.0x, 0.2x and 1.0x; (b) LTM
EBITDA: 29.8x, 7.6x and 15.1x; and (c) LTM EBIT: 136.8x, 9.2 and 17.3x. In
computing the adjusted average Purchase Aggregate Value as a multiple of LTM EBIT and the adjusted average Purchase Equity Value as a multiple of LTM net income, Oppenheimer excluded the acquisition of Mullikin Medical Enterprises, L.P. by MedPartners, Inc., and in computing the adjusted average Purchase Aggregate Value as a multiple of LTM revenue Oppenheimer excluded the acquisition of Colkitt Oncology Group, Inc. by EquiVision, Inc., since Oppenheimer believed that these acquisitions represented multiples significantly outside of the ranges reflected in the other acquisitions and that inclusion would inappropriately alter the results.

  Applying the high, low and adjusted average multiples to Sterling's LTM results yielded derived values of Sterling equity of $1,209.9 million, respectively, ($139.24 per share), $27.6 million ($3.17 per share) and a mean value of $220.5 million ($25.37 per share), respectively, Oppenheimer compared these derived values to $20.81 to $23.01, the range of values for the Sterling Common Stock implied by exchange ratios between 1.56x and 1.28x as provided in the Merger Agreement.

  Valuation of FPA. In consideration of the fact that the Merger requires the issuance of FPA's Common Stock, Oppenheimer conducted a variety of analyses to determine that the range of potential market values of the FPA Common Stock to be issued in connection with the Merger appropriately reflects the stock's intrinsic value.

  The FPA Stock Analysis. Oppenheimer reviewed current and historical market closing prices and trading data of FPA's Common Stock since the initial public offering of such stock in October 1994. Oppenheimer noted that during the period from FPA's initial public offering to May 16, 1996, FPA's Common Stock traded at prices as high as $18 1/4 and as low as $5 1/8 per share. During the twelve months ended May 16, 1996, FPA's Common Stock traded at prices as high as $18 1/4 and as low as $5 7/8. Oppenheimer compared these prices to $17.75, the closing price of FPA Common Stock on May 17, 1996, and $13.30 to $18.00, the range of prices for FPA Common Stock implied by exchange ratios between 1.56x and 1.28x as provided in the Merger Agreement. Oppenheimer also noted the mechanics by which the Exchange Ratio would be adjusted (or the Merger Agreement terminated) if the FPA Value was less than $13.30 or greater than $18.00.

  FPA Comparable Companies Analysis. Oppenheimer compared FPA to the same group of PPM Companies as used in the valuation of Sterling.

  Applying the multiples at which the PPM Companies trade to FPA's LTM results and projections for FPA derived from publicly available research reports published by a variety of investment firms and research analysts yielded implied market values ranging from $126.2 million ($9.28 per share) to $758.0 million ($55.73 per share), with an average of $277.8 million ($20.43 per share). Applying the multiples at which the PPM Companies trade to FPA's LTM results and the FPA Management Projections yielded implied market values

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

ranging from $126.2 million ($9.28 per share) to $960.8 million ($70.64 per share) with an average of $346.5 million ($25.47 per share). Oppenheimer compared these implied market values to $17.75, the closing price of FPA Common Stock on May 17, 1996, and $13.30 to $18.00, the range of prices for FPA Common Stock implied by exchange ratios between 1.56x and 1.28x as provided in the Merger Agreement. Oppenheimer also noted the mechanics by which the Exchange Ratio would be adjusted (or the Merger Agreement terminated) if the FPA Value was less than $13.30 or greater than $18.00.

  FPA Discounted Cash Flow Analysis. Oppenheimer derived an intrinsic valuation of FPA's equity based on a discounted cash flow analysis similar to the approach used to value Sterling's equity (the "FPA Discounted Cash Flow Analysis"). In consideration of FPA's estimated weighted average cost of capital, the higher growth estimates reflected in FPA's financial projections and the need for FPA to improve its current operating margins to attain such projections, Oppenheimer used a range of discount rates of 15% to 25% to calculate the present value of FPA's projected cash flows from April 1, 1996 to December 31, 1998 and the terminal value calculated based on a multiple of FPA's 1998 projected net income, slightly higher than the range used for Sterling (12.5%, 15% and 17.5%). Oppenheimer used the same terminal value multiples of 1998 estimated net income (18.0x, 20.0x and 22.0x). This valuation methodology produced a per share value for FPA Common Stock ranging from $200.0 million ($15.19 per share) to $323.4 million ($24.57 per share), with midpoint of $255.9 million ($19.44 per share). Oppenheimer compared these values to $17.75, the closing price of FPA Common Stock on May 17, 1996 and $13.30 to $18.00, the range of prices for FPA Common Stock implied by exchange ratios between 1.56x and 1.28x as provided in the Merger Agreement. Oppenheimer also noted the mechanics by which the Exchange Ratio would be adjusted (or the Merger Agreement terminated) if the FPA Value was less than $13.30 or greater than $18.00.

  Discounted Cash Flow Analysis of the Combined Company. Oppenheimer undertook an analysis of the effect of combining the two companies. For this purpose, Oppenheimer prepared a discounted cash flow valuation of Sterling and FPA as a combined entity to determine if the Merger would result in a higher intrinsic per share value for FPA than the price at which the FPA Common Stock traded at May 16, 1996 ($17.75). Oppenheimer used discount rates ranging from 14% to 21.9% (the average of the discount rates used for each of FPA and Sterling weighted by the relative EBIT contributions) for the combined company's estimated future cash flows and the present value of its 1998 terminal value. The terminal value was calculated using projected net income in 1998 multiplied by 18.0x, 20.0x and 22.0x. Using the Sterling Management Projections, the discounted cash flow analysis of the combined company yielded theoretical per share values ranging from $16.18 to $23.95, with a midpoint of $19.79. Using the Adjusted Sterling Projections, the discounted cash flow analysis for the combined company yielded theoretical per share values ranging from $14.83 to $22.14, with a midpoint of $18.22. Oppenheimer compared these theoretical values to the historical market prices of FPA Common Stock, including a closing price of $17.75 on May 17, 1996.

  Contribution Analysis. Oppenheimer compared the relative contributions (the "Contribution Analysis") of both FPA and Sterling to revenues, EBITDA, EBIT and net income. The Contribution Analysis based on projections for Sterling and for FPA derived from publicly available research reports published by a variety of investment firms and research analysts indicated that for the fiscal year ended December 31, 1995, and the projected fiscal years ending December 31, 1996 and 1997: (a) the contribution of Sterling to the pro forma revenues of the combined company was 69%, 40% and 34%, respectively; (b) the contribution of Sterling to the pro forma EBITDA of the combined company was 80%, 50% and 43%, respectively; (c) the contribution of Sterling to the pro forma EBIT of the combined company was 83%, 54% and 48% respectively; and (d) the contribution of Sterling to the pro forma net income of the combined company was 79%, 55% and 49%, respectively.

  The Contribution Analysis based upon the FPA Management Projections and the Sterling Management Projections indicated that as projected for the fiscal years ending December 31, 1996, 1997 and 1998: (a) the contribution of Sterling to the pro forma revenues of the combined company was 37%, 30% and 28%, respectively; (b) the contribution of Sterling to the pro forma EBITDA of the combined company was 46%, 38% and 31%, respectively; (c) the contribution of Sterling to the pro forma EBIT of the combined company was

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50%, 42% and 37%, respectively; and (d) the contribution of Sterling to the pro forma net income of the combined company was 55%, 42% and 35%, respectively.

  The Contribution Analysis based upon the FPA Management Projections and the Adjusted Sterling Projections indicated that as projected for the fiscal years ending December 31, 1996, 1997 and 1998: (a) the contribution of Sterling to the pro forma revenues of the combined company was 36%, 29% and 28%, respectively; (b) the contribution of Sterling to the pro forma EBITDA of the combined company was 45%, 34% and 29%, respectively; (c) the contribution of Sterling to the pro forma EBIT of the combined company was 49%, 37% and 32%, respectively; and (d) the contribution of Sterling to the pro forma net income of the combined company was 53%, 37% and 31%, respectively.

  These percentages reflect the contributions provided by Sterling to the combined company based on these parameters. Assuming the highest exchange rate contemplated in the Merger Agreement (1.56 shares of FPA Common Stock for each share of Sterling Common Stock), Sterling shareholders will own approximately 53% of FPA (51% on a fully diluted basis) following the Merger.

  Accretion/Dilution Analysis. Oppenheimer reviewed the impact of the Merger on FPA's financial projections. This analysis included the impact of revenue synergies and cost savings projected to be realized by the managements of FPA and Sterling, consisting of revenue synergies of $10.0 million and $30.5 million for the years ending December 31, 1997 and 1998, respectively, and cost savings of $1.5 million for each of the years ending December 31, 1997 and 1998. Based upon the projections for FPA and Sterling derived from publicly available research reports published by a variety of investment firms and research analysts, Oppenheimer concluded that the transaction should be accretive to the earnings per share in fiscal 1996 and fiscal 1997, for the range of exchange ratios between 1.28x and 1.56x contemplated in the Merger Agreement. Based upon the FPA Management Projections, Oppenheimer concluded that (a) utilizing the Sterling Management Projections the transaction should be accretive to the earnings per share in fiscal 1996 for the range of exchange ratios between 1.28x and 1.56x contemplated in the Merger Agreement, the transaction should be accretive to the earnings per share in fiscal 1997 at an exchange ratio of 1.28x and 1.40x (but dilutive at an exchange ratio of 1.56x) and the transaction should be accretive to the earnings per share in fiscal 1998 at an exchange ratio of 1.28x (but dilutive at exchange ratios of 1.40x and 1.56x), and (b) utilizing the Adjusted Sterling Projections, the transaction should be accretive to earnings per share in fiscal 1996, but dilutive to earnings per share in fiscal 1997 and 1998 for the range of exchange ratios between 1.28x and 1.56x contemplated in the Merger Agreement.

  M&A Premium Analysis. Oppenheimer calculated percentage premiums of Purchase Equity Value per share compared to the stock market closing price for the previous day, and the closing prices one week, four weeks, 60 days and 90 days prior to announcement date in all non-financial public company acquisitions with transaction values between $100 and $300 million. The mean percentage premiums determined by such calculations were 28%, 32%, 36%, 42% and 47%, respectively. With FPA's stock price closing at $17.75 per share on the day prior to the announcement of the Merger, the premiums to be paid by FPA for Sterling's Common Stock would be 27.8% (one week), 39.5% (four weeks), 57.3% (60 days) and 70.4% (90 days).

OPINION UPDATE

  In rendering the Opinion Update, Oppenheimer reviewed the same information and performed the same analyses as set forth in the Oppenheimer Opinion, except: (i) Oppenheimer used only the Adjusted Sterling Projections prepared by FPA management for 1996 through 1998 and used updated projections for FPA for 1996 through 1998 provided by FPA management (the "Updated FPA Projections); (ii) Oppenheimer did not include MedCath Incorporated in the PPM Companies as a result of the adverse impact of recent public announcements by MedCath Incorporated on its market valuation; (iii) Oppenheimer utilized market price information as of August 1, 1996 for the PPM Companies; and (iv) Oppenheimer evaluated the potential impact of the consummated and proposed acquisition of certain affiliates of Foundation by FPA described elsewhere in this Proxy Statement/Prospectus.

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

  Sterling Comparable Companies Analysis. The low, high and mean values, respectively, for Aggregate Value on August 1, 1996 as a multiple of each of the indicated statistics for the PPM Companies were as follows: (a) latest twelve months ("LTM") revenue: 0.5x, 14.6x and 3.4x; (b) LTM EBITDA: 7.6x, 49.7x and 22.0x; (c) LTM EBIT: 8.8x, 71.5, and 30.5x; (d) 1996 revenue: 0.5x,
8.9x and 2.2x; (e) 1996 EBITDA: 5.0x, 28.4x and 13.8x; (f) 1996 EBIT: 3.9x,
32.5x and 16.3x; (g) 1997 revenue: 0.4x, 5.9x and 1.6x; (h) 1997 EBITDA: 3.3x,
18.7x and 10.1x; and (i) 1997 EBIT: 3.7x, 20.4x and 12.0x. The low, high and mean market values, respectively, of common equity on August 1, 1996 as a multiple of earnings per share for the following periods for the PPM Companies were as follows: (a) LTM earnings per share: 15.0x, 81.5x and 41.9x; (b)1996 earnings per share: 11.8x, 101.1x and 37.0x; and (c) 1997 earnings per share:
9.7x, 39.9x and 22.0x.

  Applying these results to Sterling's LTM results and the Adjusted Sterling Projections yielded implied market values for Sterling ranging from $130.0 million ($14.96 per share) to $406.2 million ($46.75 per share), with an average of $210.6 million ($24.24 per share). Applying an acquisition premium of approximately 30% to the implied per share valuations so derived yielded a range of values for Sterling's Common Stock of $156.0. ($17.96 per share) to $568.7 ($ 65.45 per share), with an average of $273.8 ($31.51 per share). Oppenheimer compared these implied market values to $20.81 to $23.01, the range of values for the Sterling Common Stock implied by exchange ratios between 1.56x and 1.28x as provided in the Merger Agreement.

  Sterling Discounted Cash Flow Analysis. The range of present values derived for Sterling using the discounted cash flow approach based upon the Adjusted Sterling Projections was $141.4 million ($16.76 per share) to $192.5 million ($22.82 per share), with a midpoint value of $165.7 million ($19.65 per share.) Oppenheimer compared these present values to $20.81 to $23.01, the range of values for the Sterling Common Stock implied by exchange ratios between 1.56x and 1.28x as provided in the Merger Agreement.

  Merger and Acquisition Transaction Analysis. The PPM M&A Transactions and Sterling LTM results remained unchanged from the Oppenheimer Opinion.

  The FPA Stock Analysis. Oppenheimer noted that during the period from FPA's initial public offering to August 1, 1996, FPA's Common Stock traded at prices as high as $20 1/8 and as low as $5 1/8 per share. During the twelve months ended August 1, 1996, FPA's Common Stock traded at prices as high as $20 1/8 and as low as $5 7/8. FPA's stock price reached its high of $20 1/8 on May 28,1996, eight days following the announcement of the Merger.

  FPA Comparable Companies Analysis. Applying the multiples at which the PPM Companies trade to FPA's LTM results and the Updated FPA Projections yielded implied market values ranging from $70.3 million ($5.17 per share) to $533.5 million ($39.22 per share) with an average of $191.9 million ($14.11 per share).

  FPA Discounted Cash Flow Analysis. Using the Updated FPA Projections this valuation methodology produced a value for FPA Common Stock ranging from $129.0 million ($10.08 per share) to $210.9 million ($16.48 per share), with midpoint of $166.4 million ($13.00 per share).

  Discounted Cash Flow Analysis of the Combined Company. Oppenheimer undertook an analysis of the effect of combining FPA and Sterling as well as combining FPA, Sterling and the Acquired Foundation Entities. For this purpose, Oppenheimer prepared a discounted cash flow valuation of all of the entities on a combined basis to determine if the Merger would result in a higher intrinsic per share value for FPA than the price at which the FPA Common Stock closed on August 1, 1996 ($19.75). As in the Oppenheimer Opinion, Oppenheimer used discount rates derived using weightings based on the relative EBIT contributions of the individual companies and the same terminal value multiples of projected net income in 1998. Using FPA's Adjusted Sterling Projections, the Updated FPA Projections, a $19.75 stock price for FPA and the budgeted synergies, the discounted cash flow analysis of the combined company consisting of FPA and Sterling yielded theoretical per share values ranging from $14.04 to $20.97, with a midpoint of $17.25. For the combined entity consisting of FPA, Sterling and the Acquired Foundation Entities, the analysis yielded theoretical per share values ranging from $12.47 to $20.09, with a midpoint of $16.02. Oppenheimer compared these theoretical values to the historical market prices for FPA Common Stock, including a closing price of $19.75 on August 1, 1996.

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

  Contribution Analysis. Oppenheimer compared the relative contributions of both FPA and Sterling to revenues, EBITDA, EBIT and net income. The Contribution Analysis based on FPA's Adjusted Sterling Projections and the Updated FPA Management Projections indicated that for the projected quarters ending September 30 and December 31, 1996, and the projected fiscal years ending December 31, 1997 and 1998: (a) the contribution of Sterling to the pro forma revenues of the combined company was 42%, 37%, 36% and 28%, respectively; (b) the contribution of Sterling to the pro forma EBITDA of the combined company was 55%, 53%, 43% and 39%, respectively; (c) the contribution of Sterling to the pro forma EBIT of the combined company was 58%, 59%, 50% and 42%, respectively; and (d) the contribution of Sterling to the pro forma net income of the combined company was 53%, 56%, 51% and 43%, respectively.

  Accretion/Dilution Analysis. In updating the Accretion/Dilution Analysis Oppenheimer reviewed the impact of the Merger on FPA's financial projections for 1996, 1997 and 1998 utilizing the Updated FPA Projections and FPA's Adjusted Sterling Projections. Revenue synergies and cost savings projected to be realized by the managements of FPA and Sterling remained unchanged from the Oppenheimer Opinion (revenue synergies of $10.0 million and $30.5 million for the years ending December 31, 1997 and 1998, respectively, and cost savings of $1.5 million for each of the years ending December 31, 1997 and 1998).

  Oppenheimer concluded that the transaction should be accretive to the projected earnings per share of FPA under all potential exchange ratio scenarios and in all periods examined, with and without the projected revenue synergies and cost savings, with the exception of fiscal 1998 assuming no projected revenue synergies, which resulted in dilution under all exchange ratios between 1.28x and 1.56x contemplated in the Merger Agreement. As an ancillary analysis, Oppenheimer also compared the projected earnings per share of FPA to the earnings per share of FPA, Sterling and Foundation on a combined basis. The analysis demonstrated that the combined companies should have higher earnings per share than FPA on a stand-alone basis. Finally, Oppenheimer reviewed the impact of the Merger on the earnings per share of a theoretical combined entity consisting of FPA and Foundation. Although the impact was dilutive in all periods, Oppenheimer believed that such dilution resulted from a number of operating and financial factors, including the impact of the Guaranteed Access Payments (as described on page 91 below), and that the theoretical dilutive effects of the Merger on the combined FPA and Foundation Entities should not alter its analyses and conclusion.

  The foregoing summary does not purport to be a complete description of the analyses performed by Oppenheimer. A fairness opinion is the product of a complex process and cannot necessarily be partially analyzed or readily summarized. Examining portions of the analyses summarized above, without considering the analyses as a whole, could create an incomplete view of the processes underlying the Oppenheimer Opinion and the Opinion Update. In arriving at its opinion, Oppenheimer did not attribute any particular weight to any analysis or fact considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. The analyses were prepared by Oppenheimer solely for purposes of providing its opinion as to the fairness of the Merger Consideration, from a financial point of view, to the stockholders of FPA. Analyses based upon projections of future results are inherently subject to substantial uncertainties and are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by any analysis. Additionally, analyses relating to the values of business do not purport to be appraisals or to reflect the prices at which businesses may actually be sold or combined. Accordingly, Oppenheimer expressed no opinion as to what the value of FPA Common Stock actually will be subsequent to the Merger. As described above, Oppenheimer's Opinion and presentation to FPA's Board of Directors was one of many factors taken into consideration by FPA's Board of Directors in making its determination to approve the Merger.

  Oppenheimer is a nationally recognized investment banking firm. As part of its investment banking services, it is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions and for other purposes.

  Oppenheimer serves as a market maker for both FPA and Sterling Common Stock. In the ordinary course of its business, Oppenheimer may actively trade the securities of both FPA and Sterling for its own account or for the accounts of its customers and, accordingly, may at any time hold a long or short position in such

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securities. Oppenheimer has also provided investment banking services to each of FPA and Sterling, including acting as underwriter in each company's public offerings of common stock. In connection with public offerings of FPA and Sterling, Oppenheimer has received approximately $693,000 and $290,000, respectively. Oppenheimer also provides equity research coverage of both FPA and Sterling.

  FPA has agreed to pay Oppenheimer a fee of $400,000 for rendering its opinion in connection with the Merger, payable at the time it delivered the Oppenheimer Opinion to the Board of Directors. Further, Oppenheimer will be paid a fee of approximately $3 million upon the closing of the Merger (based upon an assumed consideration of $23.01 for each share of Sterling Common Stock). The fee payable for the fairness opinion will be credited against the fee payable upon the closing of the Merger. FPA has also agreed to reimburse Oppenheimer for its reasonable out-of-pocket expenses (including fees of its counsel), subject to certain adjustments, and to indemnify Oppenheimer and certain related persons against certain potential liabilities in connection with the engagement of Oppenheimer, including certain potential liabilities under the federal securities laws.

OPINION OF STERLING'S FINANCIAL ADVISOR

  Smith Barney was retained by Sterling to act as its financial advisor in connection with the Merger. In connection with such engagement, Sterling requested that Smith Barney evaluate the fairness, from a financial point of view, to the holders of Sterling Common Stock of the consideration to be received by such holders in the Merger. On May 19, 1996, at a meeting of the Board of Directors of Sterling held to evaluate the proposed Merger, Smith Barney delivered an oral opinion (subsequently confirmed by delivery of a written opinion dated May 19, 1996) to the Board of Directors of Sterling to the effect that, as of the date of such opinion and based upon and subject to certain matters stated therein, the Exchange Ratio was fair, from a financial point of view, to the holders of Sterling Common Stock. While Smith Barney expressed no opinion as to the adjustment features of the Exchange Ratio, Smith Barney's analyses took into account, where appropriate, certain adjustments to the Exchange Ratio as of the date of its opinion. Smith Barney has confirmed its opinion dated May 19, 1996 by delivery of a written opinion dated the date of this Proxy Statement/Prospectus. In connection with its opinion dated the date of this Proxy Statement/Prospectus, Smith Barney updated certain of the analyses performed in connection with its opinion delivered on May 19, 1996 and reviewed the assumptions on which such analyses were based and the factors considered in connection therewith.

  In arriving at its opinion, Smith Barney reviewed the Merger Agreement and, in connection with its opinion dated the date of this Proxy Statement/Prospectus, reviewed this Proxy Statement/Prospectus, and held discussions with certain senior officers, directors and other representatives and advisors of Sterling and certain senior officers and other representatives and advisors of FPA concerning the businesses, operations and prospects of Sterling and FPA. Smith Barney examined certain publicly available business and financial information relating to Sterling and FPA as well as certain financial forecasts and other information and data for Sterling and FPA which were provided to or otherwise discussed with Smith Barney by the respective managements of Sterling and FPA, including information relating to certain strategic implications and operational benefits anticipated to result from the Merger. Smith Barney reviewed the financial terms of the Merger as set forth in the Merger Agreement in relation to, among other things: current and historical market prices and trading volumes of Sterling Common Stock and FPA Common Stock; the respective companies' historical and projected earnings and operating data; and the capitalization and financial condition of Sterling and FPA. Smith Barney also considered, to the extent publicly available, the financial terms of certain other similar transactions recently effected which Smith Barney considered relevant in evaluating the Merger and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations Smith Barney considered relevant in evaluating those of Sterling and FPA. Smith Barney also evaluated the potential pro forma financial impact of the Merger on FPA. In connection with its engagement, Smith Barney was requested to approach, and held discussions with, certain third parties to solicit indications of interest in a possible acquisition of Sterling. In addition to the foregoing, Smith Barney conducted such other analyses and examinations and considered such other financial, economic and market criteria as Smith Barney deemed appropriate in arriving at its opinion. Smith Barney noted that its opinion was necessarily based upon information

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

available, and financial, stock market and other conditions and circumstances existing and disclosed, to Smith Barney as of the date of its opinion.

  In rendering its opinion, Smith Barney assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or furnished to or otherwise reviewed by or discussed with Smith Barney. With respect to financial forecasts and other information and data furnished to or otherwise reviewed by or discussed with Smith Barney, the managements of Sterling and FPA advised Smith Barney that such forecasts and other information and data were prepared on bases reflecting reasonable estimates and judgments as to the future financial performance of Sterling and FPA and the strategic implications and operational benefits anticipated to result from the Merger. Smith Barney assumed, with the consent of the Board of Directors of Sterling, that the Merger will be treated as a pooling of interests in accordance with generally accepted accounting principles and as a tax-free reorganization for federal income tax purposes. Smith Barney's opinion, as set forth therein, relates to the relative values of Sterling and FPA. Smith Barney did not express any opinion as to what the value of the FPA Common Stock actually will be when issued to Sterling shareholders pursuant to the Merger or the price at which the FPA Common stock will trade subsequent to the Merger. Smith Barney did not make and was not provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Sterling or FPA nor did Smith Barney make any physical inspection of the properties or assets of Sterling or FPA. Although Smith Barney evaluated the Exchange Ratio from a financial point of view, Smith Barney was not asked to and did not recommend the specific consideration payable in the Merger. No other limitations were imposed by Sterling on Smith Barney with respect to the investigations made or procedures followed by Smith Barney in rendering its opinion.

  THE FULL TEXT OF THE WRITTEN OPINION OF SMITH BARNEY DATED THE DATE OF THIS PROXY STATEMENT/PROSPECTUS, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN, IS ATTACHED HERETO AS APPENDIX III AND IS INCORPORATED HEREIN BY REFERENCE. HOLDERS OF STERLING COMMON STOCK ARE URGED TO READ THIS OPINION CAREFULLY IN ITS ENTIRETY. SMITH BARNEY'S OPINION IS DIRECTED ONLY TO THE FAIRNESS OF THE EXCHANGE RATIO FROM A FINANCIAL POINT OF VIEW, DOES NOT ADDRESS ANY OTHER ASPECT OF THE MERGER OR RELATED TRANSACTIONS AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY SHAREHOLDER AS TO HOW SUCH SHAREHOLDER SHOULD VOTE AT THE STERLING SPECIAL MEETING. THE SUMMARY OF THE OPINION OF SMITH BARNEY SET FORTH IN THIS PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

  In preparing its opinion, Smith Barney performed a variety of financial and comparative analyses, including those described below performed by Smith Barney in connection with its opinion dated May 19, 1996. The summary of such analyses does not purport to be a complete description of the analyses underlying Smith Barney's opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Accordingly, Smith Barney believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying such analyses and its opinion. In its analyses, Smith Barney made numerous assumptions with respect to Sterling, FPA, industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Sterling and FPA. The estimates contained in such analyses and the valuation ranges resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by such analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which business or securities actually may be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty. Smith Barney's opinion and analyses were only one of many factors considered by the Board of Directors of Sterling in its evaluation of the Merger and should not be viewed as determinative of the views of Sterling's Board of Directors or management with respect to the Exchange Ratio or the proposed Merger.

  Selected Company Analysis. Using publicly available information, Smith Barney analyzed, among other things, the market values and trading multiples of Sterling and 16 selected publicly traded companies in the

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healthcare industry, consisting of (i) four physician practice management companies which focus primarily on the management of emergency departments:
Coastal Physician Group, Inc., EmCare Holdings, Inc., InphyNet Medical Management, Inc., and Sheridan Healthcare, Inc. (the "EDM Companies"), and
(ii) 12 physician practice management companies: AHI Healthcare Systems, Inc., FPA, MedPartners/Mullikin, Inc., PHP Healthcare Corporation, PhyCor, Inc., American Oncology Resources, Inc., Apogee, Inc., OccuSystems, Inc. and Orthodontic Centers of America, Inc. (the "Multi-Specialty PPM Companies"), and Pediatrix Medical Group, Inc., PhyMatrix Corp., Physician Reliance Network, Inc., and Physician Resource Group, Inc. (the "Single Specialty PPM Companies") (collectively, the "PPM Companies" and, together with the EDM Companies, the "Selected Companies"). Smith Barney compared market values as multiples of, among other things, estimated calendar 1996 and 1997 net income, and adjusted market values (equity market value, plus total debt and the book value of preferred stock, less cash and cash equivalents) as multiples of, among other things, latest 12 months revenue and earnings before interest, taxes, depreciation and amortization ("EBITDA"). Smith Barney also compared the debt to capitalization ratios, profit margins, historical revenue growth and projected earnings per share ("EPS") growth of Sterling, FPA and the Selected Companies. Net income projections for the Selected Companies and FPA were based on estimates of selected investment banking firms for fiscal year 1996 and net income projections for Sterling were based on estimates of selected investment banking firms and internal estimates of the management of Sterling for fiscal year 1997. Estimates of selected investment banking firms for Sterling for fiscal 1996 and for FPA for fiscal year 1996 and fiscal year 1997 were based on the estimates of investment banking firms which publicly provided the most current and detailed financial forecasts for Sterling and FPA. All multiples were based on closing stock prices as of May 17, 1996. The ranges of multiples of estimated calendar 1996 and 1997 net income and latest 12 months revenue and EBITDA of the EDM Companies (excluding outliers) were as follows: (i) estimated calendar 1996 net income: 22.2x to 26.6x (with a mean of 24.9x); (ii) estimated calendar 1997 net income: 18.2x to 20.1x (with a mean of 19.2x); (iii) latest 12 months revenue: 0.9x to 1.3x (with a mean of 1.2x); and (iv) latest 12 months EBITDA: 11.0x to 13.4x. The ranges of multiples of estimated calendar 1996 and 1997 net income and latest 12 months revenue and EBITDA of the Multi-Specialty PPM Companies (excluding outliers) were as follows: (i) estimated calendar 1996 net income: 42.3x to 57.4x (with a mean of 49.4x); (ii) estimated calendar 1997 net income: 11.5x to 32.7x (with a mean of 24.6x); (iii) latest 12 months revenue: 0.5x to 2.8x (with a mean of 1.6x); and (iv) latest 12 months EBITDA: 13.1x to 29.2x (with a mean of 21.2x). Applying multiples of the EDM Companies and the Multi-Specialty PPM Companies to corresponding financial data for Sterling resulted in equity reference ranges for Sterling of approximately $15.60 to $19.23 per share (based on multiples of the EDM Companies) and $11.41 to $37.12 per share (based on multiples of the Multi-Specialty PPM Companies), as compared to the per share value of approximately $23.01 implied by an adjusted Exchange Ratio of 1.296 pursuant to the terms of the Merger Agreement (the "Adjusted Exchange Ratio") and based on a closing stock price of FPA Common Stock on May 17, 1996.

  Selected Merger and Acquisition Transactions Analysis. Using publicly available information, Smith Barney analyzed the purchase price and implied transaction multiples paid or proposed to be paid in eight selected transactions in the healthcare industry (acquiror/target), consisting of: (i) seven transactions involving physician practice management companies:
MedPartners/Mullikin, Inc./Caremark International, Inc., Physicians Resource Group, Inc./EyeCorp., Inc., MedPartners/Mullikin, Inc./Pacific Physician Services, Inc., MedPartners, Inc./Mullikin Medical Enterprises, L.P., Coastal Physician Group, Inc./Health Enterprises, Inc., Caremark International Inc./Friendly Hills HealthCare Network, and Foundation Health Corporation/Thomas-Davis Medical Centers, P.C. (the "PPM Transactions"); and
(ii) one transaction involving emergency department management transactions:
Pacific Physician Services, Inc./Team Health Group (the "EDM Transaction" and, together with the PPM Transactions, the "Selected Transactions"). Smith Barney compared the purchase prices in such transactions as a multiple of, among other things, latest 12 months net income and transaction values as a multiple of, among other things, latest 12 months revenue, EBITDA and EBIT. All multiples for the Selected Transactions were based on information available at the time of announcement of the transaction. The ranges of multiples of latest 12 months net income, revenue, EBITDA and EBIT for the PPM Transactions were 25.9x to 39.1x (with a mean of 33.0x and a median of 31.4x), 0.8x to 1.2x (with a mean of 1.0x and a median of 1.0x), 8.8x to 18.3x (with a mean of 13.2x and a median of 12.8x), and 15.8x to 22.9x (with a mean of 14.1x and a

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median of 17.6x), respectively. The multiples of latest 12 months net income, revenue, EBITDA and EBIT for the EDM Transaction were 16.7x, 0.7x, 8.7x and 10.1x, respectively. Applying multiples of the Selected Transactions to corresponding financial data for Sterling resulted in an equity reference range for Sterling of approximately $12.76 to $21.16 per share (based on multiples of the PPM Transactions) and $8.75 to $10.19 per share (based on multiples of the EDM Transaction), as compared to the per share value of approximately $23.01 implied by the Adjusted Exchange Ratio and based on a closing stock price of FPA Common Stock on May 17, 1996.

  No company, transaction or business used in the "Selected Company Analysis" or "Selected Merger and Acquisition Transactions Analysis" as a comparison is identical to Sterling, FPA or the Merger. Accordingly, an analysis of the results of the foregoing is not entirely mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the Selected Companies, Selected Transactions or the business segment, company or transaction to which they are being compared.

  Contribution Analysis. Smith Barney analyzed the respective contributions of Sterling and FPA to the estimated revenue, EBITDA, EBIT and net income of the combined company for fiscal years 1996 and 1997, based on, in the case of FPA, estimates of selected investment banking firms and, in the case of Sterling, on estimates of selected banking firms and internal estimates of the management of Sterling, and taking into account potential cost savings and other synergies anticipated by the management of Sterling to result from the Merger. This analysis indicated that (i) in fiscal year 1996, Sterling would contribute approximately 39.2% of revenue, 48.6% of EBITDA, 51.6% of EBIT and 52.6% of net income, and FPA would contribute approximately 60.8% of revenue, 49.2% of EBITDA, 45.3% of EBIT and 44.0% of net income of the combined company, and (ii) in fiscal year 1997, Sterling would contribute approximately 36.0% of revenue, 43.3% of EBITDA, 46.2% of EBIT and 45.5% of net income, and FPA would contribute approximately 64.0% of revenue, 50.9% of EBITDA, 46.1% of EBIT and 45.9% of net income, of the combined company. The contribution analysis assumed cost savings and other synergies of approximately $0.7 million in fiscal year 1996 and $2.9 million in fiscal year 1997 (approximately $0.4 million and $1.7 million after- tax, respectively). These amounts were not allocated to either Sterling or FPA and represented approximately 2.2%, 3.0% and 3.4% of EBITDA, EBIT and net income, respectively, of the combined company in fiscal year 1996, and approximately 5.8%, 7.6% and 8.6%, respectively, of the combined company in fiscal year 1997. Based on the Adjusted Exchange Ratio, immediately following consummation of the Merger, stockholders of Sterling and FPA would own approximately 47.9% and 52.1%, respectively, of the combined company.

  Discounted Cash Flow Analysis. Smith Barney performed a discounted cash flow analysis of the projected free cash flow of Sterling for the fiscal years 1996 through 2000, based on estimates of selected investment banking firms for fiscal year 1996, internal estimates of the management of Sterling for fiscal year 1997 and extrapolated by Smith Barney for fiscal years 1998 through 2000 based on estimates of selected investment banking firms as to the five-year earnings growth rate potential for Sterling. The stand-alone discounted cash flow analysis of Sterling was determined by (i) adding (x) the present value of projected free cash flows over the five-year period from 1996 to 2000 and
(y) the present value of Sterling's terminal value in year 2000 and
(ii) subtracting the current net debt of Sterling. The range of terminal values for Sterling at the end of the five-year period was calculated by applying a range of multiples (from 16.0x to 19.0x) to Sterling's projected 2001 unlevered net income, representing Sterling's estimated value beyond the year 2000. The cash flows and terminal values of Sterling were discounted to present value using different discount rates (ranging from 12.5% to 17.5%) chosen to reflect various assumptions regarding Sterling's estimated cost of capital, including among other things, then prevailing interest rates, the capitalization and historical volatility of the market prices of Sterling and the Selected Companies and the historical return of an investment in publicly-traded securities as compared with an investment in relatively risk-free investments such as U.S. government bonds. This analysis resulted in an equity reference range for Sterling of approximately $16.85 to $24.61 per share.

  Pro Forma Merger Analysis. Smith Barney analyzed certain pro forma effects resulting from the Merger, including, among other things, the impact of the Merger on the projected EPS of FPA for fiscal years 1996 and

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1997, based on, with respect to FPA, estimates of selected investment banking firms and, with respect to Sterling, on estimates of selected investment banking firms for fiscal 1996 and on internal estimates of the management of Sterling for fiscal 1997. The results of the pro forma merger analysis suggested that the Merger could be accretive to FPA's EPS in fiscal years 1996 and 1997 (assuming approximately $2.9 million of potential cost savings and other synergies anticipated by the management of Sterling to result from the Merger are achieved in each full fiscal year). The actual results achieved by the combined company may vary from projected results and the variations may be material.

  Historical Exchange Ratio Analysis. Smith Barney compared the historical ratio of the daily per share market prices of Sterling Common Stock with corresponding market prices of FPA Common Stock during the period October 21, 1994 (the date of FPA's initial public offering) and May 17, 1996 and over the 12-month, six-month, three-month and 30-day periods ending May 17, 1996. The average exchange ratios during such periods were 1.366, 1.400, 1.325, 1.136 and 1.091, respectively, as compared to the Exchange Ratio of 1.400 and an Adjusted Exchange Ratio as of May 17, 1996 of 1.296.

  Other Factors and Comparative Analysis. In rendering its opinion, Smith Barney considered certain other factors and conducted certain other comparative analyses, including, among other things, a review of (i) indications of interest received from third parties other than FPA, which reflected lower implied per share equity values for Sterling than the per share equity value implied by the Exchange Ratio; (ii) Sterling's and FPA's historical and projected financial results; (iii) the history of trading prices and volume for Sterling Common Stock and FPA Common Stock and the relationship between movements of such Common Stock, movements of the common stock of the Selected Companies and movements in the S&P 500 Index; (iv) selected published analysts' reports on FPA, including analysts' estimates as to the earnings growth potential of FPA; (v) premiums paid in selected stock-for-stock transactions having transaction values of between $100 million and $500 million; and (vi) the pro forma ownership of the combined company (see "--Contribution Analysis"), including the pro forma ownership of certain beneficial owners, directors and officers of Sterling and FPA.

  Pursuant to the terms of Smith Barney's engagement, Sterling has agreed to pay Smith Barney for its services in connection with the Merger an aggregate financial advisory fee equal to a percentage of the total consideration (including liabilities assumed) payable in connection with the Merger. It is currently estimated that such financial advisory fee will be approximately $3.6 million. Sterling also has agreed to reimburse Smith Barney for reasonable travel and other out-of-pocket expenses incurred by Smith Barney in performing its services, including the reasonable fees and expenses of its outside legal counsel, and to indemnify Smith Barney and related persons against certain liabilities, including liabilities under the federal securities laws, arising out of Smith Barney's engagement.

  Smith Barney has advised Sterling that, in the ordinary course of business, Smith Barney and its affiliates may actively trade or hold the securities of Sterling and FPA for their own account or for the account of customers and, accordingly, may at any time hold a long or short position in such securities. Smith Barney has in the past provided certain investment banking services to Sterling unrelated to the proposed Merger, for which services Smith Barney has received compensation. In addition, Smith Barney and its affiliates (including Travelers Group Inc. and its affiliates) may maintain relationships with Sterling and FPA.

  Smith Barney is a nationally recognized investment banking firm and was selected by Sterling based on Smith Barney's experience, expertise and familiarity with Sterling and its business. Smith Barney regularly engages in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

EFFECTIVE TIME OF THE MERGER

  Upon the terms and conditions of the Merger Agreement and in accordance with the provisions of Florida and Delaware law, Merger Sub will be merged with and into Sterling at the Effective Time. The Merger will become effective immediately when the Certificates of Merger prepared and executed in accordance with the relevant provisions of Florida and Delaware law, are filed with the Secretary of State of the State of Florida and the Secretary of State of Delaware or at such time thereafter as is provided in the Certificate of Merger. The filing of the Certificates of Merger will be made as soon as practicable on or after the Closing.

  The Closing shall take place at 10:00 a.m. on a date to be specified by the parties, which shall be no later than the second business day after satisfaction (or waiver in accordance with the Merger Agreement) of the latest to occur of the conditions set forth in Article VIII of the Merger Agreement (the "Closing Date"), at the offices of FPA, unless another date or place is agreed to in writing by the parties. See "THE MERGER AGREEMENT--Conditions to the Merger."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

  In considering the recommendation of the Boards of Directors of FPA and Sterling with respect to the Merger Agreement, FPA stockholders and Sterling shareholders should be aware that certain members of the Boards of Directors of FPA and Sterling and management have interests in the Merger that are in addition to or different from the interests of shareholders generally. Certain of these persons may have participated in the negotiation and consideration of the Merger Agreement. With respect to Sterling, the Sterling Board was aware that the entering into of an employment agreement with Dr. Dresnick may have given Dr. Dresnick an interest in the Merger that may have been in addition to the interests of Sterling shareholders generally. The Sterling Board concluded such additional interest, if any, did not affect the negotiation of the terms of the Merger in a manner that conflicted with or was adverse to the interests of the Sterling shareholders generally. The Sterling Board's belief was based on its assessment that Sterling is dependent on the services of Dr. Dresnick for the management of Sterling and the loss by Sterling of Dr. Dresnick could adversely affect Sterling's operations as well as the knowledge that Dr. Dresnick's, employment contract with Sterling provides for a payment to be made to Dr. Dresnick in the event of a "Change in Control."

  Beneficial Ownership of FPA Common Stock by Directors and Officers of
FPA. As of the Record Date, directors and executive officers of FPA and their affiliates may be deemed to be beneficial owners of approximately 18% of the outstanding FPA Common Stock.

  Beneficial Ownership of Sterling Common Stock by Directors and Officers of Sterling. As of the Record Date, Directors and executive officers of Sterling and their affiliates may be deemed to be beneficial owners of approximately 29.46% of the outstanding Sterling Common Stock. Each of the directors and executive officers of Sterling has entered into a Voting Agreement and has given an irrevocable proxy providing that their shares shall be voted in favor of approval of the Merger. Sterling's directors and executive officers will not receive any benefit in their capacities as shareholders of Sterling Common Stock that differ from or is an addition to the benefit received by all other shareholders of Sterling Common Stock.

  As of May 19, 1996, the date Sterling's Board approved the Merger Agreement and recommended that Sterling shareholders approve the Merger Agreement, Sterling's directors, in the aggregate owned 2,354,950 shares of Sterling Common Stock and had currently exercisable options to acquire 448,500 shares of Sterling Common Stock. Subsequent to May 19, 1996, Dr. Dresnick and Paul Auerbach, M.D., Sterling's President, Chairman of the Board and Chief Executive Officer and Sterling's Chief Operating Officer and a director, respectively, acquired (pursuant to option exercises) and subsequently sold 50,000 and 153,000 shares of Sterling Common Stock, respectively, and Dr. Dresnick gifted 5,000 shares. Additionally, subsequent to May 19, 1996, Herbert A. Wertheim, O.D. and Glenn Halpryn, members of Sterling's Board sold 20,000 and 107,000 shares of Sterling Common Stock, respectively. Further, subsequent to May 19, 1996, Jack Greenman, Chief Financial Officer of Sterling, acquired (pursuant to option exercise) and subsequently sold 133,334 shares of Sterling Common Stock.

  Employment Agreement. Pursuant to the Merger Agreement, the execution of an agreement providing for the employment of Dr. Dresnick is a condition to closing the Merger. Although as of May 19, 1996, the date

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

Sterling's Board approved the Merger Agreement and recommended that the Sterling shareholders approve the Merger Agreement, FPA and Dr. Dresnick had not discussed the specific terms of the employment agreement, the Sterling Board was aware that the entering into of a new employment contract with Dr. Dresnick could give Dr. Dresnick an interest in the Merger that is in addition to the interests of Sterling shareholders generally. Subsequent to May 19, 1996, FPA and Dr. Dresnick discussed the material terms of his employment and have agreed in consideration for a cash payment of $1,000,000 payable within 30 days following the consummation of the Merger to amend Dr. Dresnick's current employment agreement to extend the term of his employment from July 15, 1997 to the date which is three years from the closing of the Merger and to eliminate Dr. Dresnick's entitlement to receive (i) severance payments upon termination of his employment with FPA, and (ii) payments from Sterling as a result of the Merger constituting a "Change in Control" for purposes of his employment agreement with Sterling.

FEDERAL INCOME TAX CONSEQUENCES

  The following discussion of the material federal income tax consequences of the Merger and the exchange by the Sterling shareholders of shares of Sterling Common Stock for shares of FPA Common Stock. This summary is not a complete description of all the tax consequences of the Merger. Each shareholder's individual circumstances may affect the tax consequences of the Merger to him or her. In addition, no information is provided herein with respect to the tax consequences of the Merger under applicable foreign, state or local laws. Accordingly, each Sterling shareholder is advised to consult his or her own tax advisor as to the specific tax consequences of the Merger to him or her.

  Neither FPA nor Sterling has requested or will receive an advance ruling from the Internal Revenue Service (the "Service") as to the federal income tax consequences of the Merger. The respective obligations of Sterling and FPA to consummate the Merger is conditioned upon receipt of an opinion relating to the federal income tax consequences of the Merger, in form and substance satisfactory to Sterling and FPA and their respective counsel. Such opinion is based upon the facts that are described herein, upon certain customary representations made by the management of Sterling and by the management of FPA and upon certain assumptions, including an assumption on the continuity of interest requirement. Such opinion is also based upon the Code, regulations currently in effect thereunder, current administrative rulings and practice by the Service, and judicial authority, all of which are subject to change. Any such change could affect the continuing validity of such opinion and this discussion. In addition, an opinion is not binding upon the Service, and there can be no assurance, and none is hereby given, that the Service will not take a position which is contrary to one or more positions reflected in the opinion, or that such opinion will be upheld by the courts if challenged by the Service. Furthermore, FPA and Sterling have agreed in the Merger Agreement not to take any action which would disqualify the Merger as a reorganization which is tax-free to the Sterling stockholders pursuant to Section 368(a) of the Code. Each holder of Sterling Common Stock is urged to consult such holder's personal tax and financial advisors as to the specific federal income tax consequences to such holder, based on such holder's own particular status and circumstances, and also as to any state, local, foreign or other tax consequences arising out of the Merger.

  The foregoing discussion is based on the assumption that the "continuity of interest" requirement will be satisfied in the Merger. In order for this requirement to be met, shareholders of Sterling must not, pursuant to a plan or intent existing at or prior to the Merger, dispose of so much of (i) their Sterling stock in anticipation of the Merger, plus (ii) the FPA Common Stock received in the Merger (collectively, the "Planned Dispositions") such that the Sterling shareholders, as a group, would no longer have a "significant equity interest" in the Sterling business being conducted by FPA after the Merger. Sterling shareholders will generally be regarded as having significant equity interest as long as the FPA Common Stock received in the Merger (after taking into account Planned Dispositions), in the aggregate, represents a "substantial portion" of the entire consideration received by the Sterling shareholders in the Merger. This requirement is frequently referred to as the "continuity of interest" requirement. If the continuity of interest requirement is not satisfied, the Merger would not be treated as a reorganization. The law is unclear as to what constitutes a "significant equity interest" or a "substantial portion." The Service ruling guidelines require 50% continuity (although such guidelines do not purport to represent the applicable substantive law). The case law appears to be more liberal, however, and in one early case, the Supreme Court ruled that approximately 40% continuity was sufficient. The Plan and the Continuity of Interest Certificates contemplate that the 50% standard will be applied. No assurance, however, can be made that the "continuity of interest" requirement will be satisfied, and if such requirement is not satisfied, the Merger would not be treated as a reorganization.

  Sterling has received an opinion from Coopers & Lybrand L.L.P., its independent accountants, concerning the material federal income tax consequences of the Merger, providing that:

    (i) The Merger will constitute a tax-free reorganization under Section 368(a) of the Code, and FPA, Merger Sub and Sterling will each be a party to the reorganization within the meaning of Section 368(b) of the Code;

    (ii) No gain or loss will be recognized by Sterling as a result of the Merger;

    (iii) No gain or loss will be recognized by a Sterling shareholder who receives solely shares of FPA Common Stock in exchange for Sterling Common Stock;

    (iv) The receipt of cash in lieu of fractional shares of FPA Common Stock will be treated as if the cash received in exchange for such fractional share and not as a dividend, and any gain or loss recognized as a result of the receipt of such cash will be capital gain or loss equal to the difference between the cash received and the portion of the shareholder's basis in the Sterling Common Stock allocable to such fractional share interest;

    (v) The tax basis of the shares of FPA Common Stock received by a Sterling shareholder will be equal to the aggregate tax basis of the Sterling shares exchanged therefor, reduced by an amount allocable to a fractional share of FPA Common Stock for which cash is received; and

    (vi) The holding period of the shares of FPA Common Stock received by a Sterling shareholder will include the holding period or periods of the Sterling Common Stock exchanged therefor.

  The foregoing discussion is intended only as a summary of the material federal income tax consequences of the Merger and does not purport to be a complete analysis or listing all potential tax effects relevant to a decision whether to vote in favor of approval and adoption of the Merger Agreement. The discussion does not address the tax consequences arising under the laws of any state, locality or foreign jurisdiction. Holders of Sterling Common Stock are urged to consult their own tax advisors concerning the federal, state, local and foreign tax consequences of the Merger to them.

ACCOUNTING TREATMENT

  The Merger will be accounted for using the "pooling of interests" method of accounting pursuant to Accounting Principles Board Opinion No. 16 ("APB No. 16"). The "pooling of interests" method of accounting assumes that the combining companies have been merged from inception, and the historical financial statements for periods prior to consummation of the Merger are restated as though the companies had been combined from inception. The restated financial statements are adjusted to conform the accounting policies of the separate companies. See "THE MERGER AGREEMENT--Conditions to the Merger" and "PRO FORMA SELECTED FINANCIAL INFORMATION."

  FPA, Merger Sub and Sterling have agreed that during the period from the date of the Merger Agreement through the Effective Time, unless the parties shall have otherwise agreed in writing, none of FPA, Merger Sub, any other subsidiary of FPA, Sterling or any subsidiary of Sterling shall knowingly take or fail to take any reasonable action which action or failure to act would jeopardize the treatment of Merger Sub's combination with Sterling as a pooling of interests for accounting purposes. Consummation of the Merger is conditioned upon the receipt by FPA of a letter from Deloitte & Touche LLP to the effect that the Merger may be accounted for as a pooling of interests. See "THE MERGER AGREEMENT--Conditions to the Merger."

RESALE OF FPA COMMON STOCK BY AFFILIATES

  FPA Common Stock to be issued to shareholders of Sterling in connection with the Merger has been registered under the Securities Act. FPA Common Stock received by the shareholders of Sterling upon consummation of the Merger will be freely transferable under the Securities Act, except for shares issued to any person who may be deemed an "Affiliate" (as defined below) of Sterling or FPA within the meaning of Rule 145 under the Securities Act ("Rule 145"). "Affiliates" are generally defined as persons who control, are controlled by, or are under common control with Sterling or FPA at the time of the Special Meetings (generally, directors, certain executive officers and major stockholders). Affiliates of Sterling or FPA may not sell their shares of FPA Common Stock acquired in connection with the Merger, except pursuant to an effective registration statement under the Securities Act covering such shares or in compliance with Rule 145 or another applicable exemption from the registration requirements of the Securities Act. In general, under Rule 145, for two years following the Effective Time, an Affiliate (together with certain related persons) would be entitled to sell shares of FPA Common Stock acquired in connection with the Merger only through unsolicited "broker transactions" or in transactions directly with a "market maker," as such terms are defined in Rule 144 under the Securities Act. Additionally, the number of shares to be sold by an Affiliate (together with certain related persons and certain persons acting in concert) during such two-year period within any three-month period for purposes of Rule 145 may not exceed the greater of 1% of the outstanding shares of FPA Common Stock or the average weekly trading volume of such stock during the four calendar weeks preceding such sale. Rule 145 would remain available to Affiliates only if FPA remained current with its information filings with the Commission under the Exchange Act. Two years after the Effective Time, an Affiliate would be able to sell such FPA Common Stock without such manner of sale or volume limitations, provided that FPA was current with its Exchange Act information filings and such Affiliate was not then an Affiliate of FPA. Three years after the Effective Time, an Affiliate would be able to sell such shares of FPA Common Stock without any restrictions provided such Affiliate has not been an Affiliate of FPA for at least three months prior thereto. In addition, under rules relating to pooling of interests accounting, shares of FPA Common Stock issued to affiliates of Sterling may not be resold by them until combined results of operations of Sterling and FPA covering at least thirty (30) days of operation are made public.

CERTAIN REGULATORY MATTERS

  No federal or state regulatory requirements remain to be complied with in connection with the Merger, except for certain required notifications and closing and post-closing filings.

RIGHTS OF DISSENTING SHAREHOLDERS

  So long as the shares of FPA Common Stock and Sterling Common Stock remain quoted on Nasdaq on the date of the Sterling Special Meeting, holders of Sterling Common Stock shall have no appraisal or dissenters' rights in connection with the Merger.

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

                     BOARD OF DIRECTORS AND MANAGEMENT OF
                           FPA FOLLOWING THE MERGER

BOARD OF DIRECTORS OF FPA FOLLOWING THE MERGER

  Upon consummation of the Merger, Drs. Kevin Ellis, Michael Feinstein, Seth Flam, Howard Hassman and Sol Lizerbram and Sheldon Derezin and Harvey Wilson, each of whom is currently a director of FPA, will continue as directors of FPA and Stephen J. Dresnick, M.D. and Herbert A. Wertheim, O.D., each of whom is currently a Sterling director, will be elected to serve as directors of FPA until the date of the 1999 and 1998 annual meeting of stockholders, respectively, and until their successors are elected and qualified.

EXECUTIVE OFFICERS OF FPA FOLLOWING THE MERGER

  The following table sets forth certain information, including age and positions, of each person who will serve as an executive officer of FPA upon consummation of the Merger:

NAME                     AGE POSITION
----                     --- --------
Sol Lizerbram...........  48 Chairman of the Board of Directors
Seth Flam...............  38 President and Chief Executive Officer
Stephen J. Dresnick,      45 Vice Chairman of the Board of Directors and
 M.D....................     President, Sterling Healthcare Group, Inc.
Steven M. Lash..........  43 Executive Vice President and Chief Financial
                             Officer and Treasurer
James A. Lebovitz.......  38 Senior Vice President, General Counsel and
                             Secretary
Cheryl A. Moore.........  30 Vice President--Finance, Chief Accounting Officer

EMPLOYMENT AGREEMENT

  Pursuant to the terms of the Merger Agreement, the execution of an agreement providing for the employment by FPA of Dr. Dresnick for a period of three years from the closing of the Merger is a condition to closing the Merger. Subsequent to the execution of the Merger Agreement, FPA and Dr. Dresnick renegotiated the terms of Dr. Dresnick's Amended and Restated Employment Agreement with Sterling (the "Dresnick Employment Agreement") in order to ensure the continuous involvement and participation of Dr. Dresnick in the day-to-day operations of FPA following the Merger. The termination date of the current term of the Dresnick Employment Agreement is July 15, 1997. In consideration for a cash payment of $1,000,000 payable within 30 days following the consummation of the Merger, Dr. Dresnick has agreed to extend the term of his employment with FPA for a period of three years from the date of the closing of the Merger on substantially the same terms as the Dresnick Employment Agreement and to waive any entitlement to receive severance payments upon termination of his employment with FPA.

                  COMPARISON OF RIGHTS OF HOLDERS OF STERLING
                             AND FPA COMMON STOCK

  Sterling is a Florida corporation and the rights of its shareholders are governed by the Florida Business Corporation Act (the "Florida Act") and the Articles of Incorporation and Bylaws of Sterling. FPA is a Delaware corporation and the rights of its stockholders are governed by the Delaware General Corporation Law (the "Delaware Act") and the Certificate of Incorporation and Bylaws of FPA (the "FPA Charter Documents"). If the Merger is consummated, former Sterling shareholders will become stockholders of FPA. The rights of such former Sterling shareholders as FPA stockholders will be governed by the Delaware Act and the Certificate of Incorporation and Bylaws of FPA. Although it is not practical to compare all differences between (i) Florida law and the Articles of Incorporation and Bylaws of Sterling and (ii) Delaware law and the Certificate of Incorporation and Bylaws of FPA, the following is a summary of certain of those differences which may significantly affect the rights of Sterling shareholders. There are material differences between shareholders' rights as governed by (i) the Florida Act and the Sterling Charter Documents and (ii) the Delaware Act and the FPA Charter Documents. Unlike the Florida Act, the Delaware Act's less stringent requirements for bringing a derivative action allow a stockholder to bring such an action without establishing that a demand for action was made upon, and refused by, the board of directors, and without subjecting the action to dismissal if independent directors determine the action is not in the best interests of the corporation. The provisions of the Delaware Act governing the inspection and copying of a corporation's books and records are generally less restrictive than those of the Florida Act, allowing shareholders greater access to corporate information with less need for prior notice to the corporation. Under the Delaware Act a stockholder's dissenter's rights are somewhat broader, resulting in increased ability to liquidate shares in the event of specified transactions for which consent from stockholders is solicited. Unlike the FPA Charter Documents, the Sterling Charter Documents contain a shareholder provision electing not to be governed by law requiring that certain transactions involving a corporation and an affiliated shareholder be approved by the affirmative vote of the holders of two-thirds of the voting shares other than those owned by the affiliated shareholder. Additionally, unlike the Delaware Act, which contains no statutory provision, the Florida Act allows a director, in discharging his duties to consider (in addition to the best interests of the corporation), the effects of corporate action on employees, suppliers, customers and the community.

LIABILITY OF DIRECTORS

  The Florida Act provides that a director is not personally liable for monetary damages to the corporation or any other person for any act or omission as a director unless the director breached or failed to perform his statutory duties as a director and such breach or failure (1) constitutes a violation of criminal law, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful, (2) constitutes a transaction from which the director derived an improper personal benefit, (3) results in an unlawful distribution, (4) in a derivative action or an action by a shareholder, constitutes conscious disregard for the best interests of the corporation or willful misconduct or
(5) in a proceeding other than a derivative action or an action by a shareholder, constitutes recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety or property.

  The Delaware Act provides that a corporation's certificate of incorporation may contain a provision which eliminates or limits the personal liability of a director to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except for a breach which (1) constitutes an act or omission not in good faith or which involves intentional misconduct or a knowing violation of law, (2) constitutes a breach of the director's duty of loyalty to the corporation or its stockholders, (3) results in an unlawful distribution or (4) relates to a transaction from which the director derived an improper personal benefit. FPA's Certificate of Incorporation includes such a provision eliminating the personal liability of its directors to the extent permitted by the Delaware Act. The Articles of Incorporation of Sterling do not include a comparable provision because the provisions of the Florida Act eliminating personal liability of directors automatically apply to all Florida corporations.

INDEMNIFICATION

  Under both the Florida Act and the Delaware Act, a corporation may generally indemnify its officers, directors, employees and agents against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement of any proceedings (other than derivative actions), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in derivative actions, except that indemnification may be made only for (1) expenses (including attorneys' fees) and certain amounts paid in settlement and (2) in the event the person seeking indemnification has been adjudicated liable, amounts deemed proper, fair and reasonable by the appropriate court upon application thereto. The Delaware Act and the Florida Act both provide that to the extent that such persons have been successful in defense of any proceeding, they must be indemnified by the corporation against expenses actually and reasonably incurred in connection therewith. The Florida Act also provides that, unless a corporation's articles of incorporation provide otherwise, if a corporation does not so indemnify such persons, they may seek, and a court may order, indemnification under certain circumstances even if the board of directors or shareholders of the corporation have determined that the persons are not entitled to indemnification. The Articles and Bylaws of Sterling provide that directors and officers and former directors and officers will be indemnified to the fullest extent permitted by law.

  FPA's Bylaws require FPA to indemnify its directors and officers, and employees and agents who serve as fiduciaries of FPA, to the extent permitted by the Delaware Act, and requires FPA to pay expenses incurred by directors and officers in connection with matters in which they may be entitled to indemnification in advance of the final disposition of such matter to the extent permitted by the Delaware Act.

DERIVATIVE ACTIONS

  Under both the Florida Act and the Delaware Act, a person may not bring a derivative action unless the person was a shareholder of the corporation at the time of the challenged transaction or unless the person acquired the shares by operation of law from a person who was a shareholder at such time. The Florida Act also provides that a complaint in a derivative proceeding must be verified and must allege with particularity that a demand was made to obtain action by the board of directors and that the demand was refused or ignored. Under the Florida Act, a derivative proceeding may be settled or discontinued only with court approval, and the court may dismiss a derivative proceeding if the court finds that certain independent directors (or a committee of independent persons appointed by such directors) have determined in good faith after conducting a reasonable investigation that the maintenance of the action is not in the best interests of the corporation. The Florida Act also provides that if an action was brought without reasonable cause the court may require the plaintiff to pay the corporation's reasonable expenses, and if the plaintiff is successful the court may require the corporation to pay the reasonable expenses of the plaintiff.

DISTRIBUTIONS AND REDEMPTIONS

  A Florida corporation may make distributions to shareholders as long as, after giving effect to such distribution (1) the corporation would be able to pay its debts as they become due in the usual course of business and (2) the corporation's total assets would not be less than the sum of its total liabilities plus (unless the articles of incorporation permit otherwise, which Sterling's Articles of Incorporation do not) the amount that would be needed if the corporation were to be dissolved at the time of the distribution to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution. Under the Florida Act, a corporation's redemption of its own capital stock is deemed to be a distribution.

  A Delaware corporation may pay dividends out of surplus or, if there is no surplus, out of its net profits for the fiscal year in which the dividend is declared and the preceding fiscal year. A Delaware corporation is generally prohibited from redeeming any of its capital stock if the redemption would result in an impairment of the corporation's capital.

SHAREHOLDER INSPECTION OF BOOKS AND RECORDS

  Under the Florida Act, a shareholder is entitled to inspect and copy the articles of incorporation, bylaws, certain board and shareholder resolutions, certain written communications to shareholders, a list of the names and business addresses of the corporation's directors and officers, and the corporation's most recent annual report, during regular business hours if the shareholder gives at least five business days' prior written notice to the corporation. In addition, a shareholder of a Florida corporation is entitled to inspect and copy other books and records of the corporation during regular business hours if the shareholder gives at least five business days' prior written notice to the corporation and (1) the shareholder's demand is made in good faith and for a proper purpose, (2) the demand describes with particularity its purpose and the records to be inspected or copied and (3) the requested records are directly connected with such purpose. The Florida Act also provides that a corporation may deny any demand for inspection if the demand was made for an improper purpose or if the demanding shareholder has, within two years preceding such demand, sold or offered for sale any list of shareholders of the corporation or any other corporation, has aided or abetted any person in procuring a list of shareholders for such purpose or has improperly used any information secured through any prior examination of the records of the corporation or any other corporation.

  The provisions of the Delaware Act governing the inspection and copying of a corporation's books and records are generally less restrictive than those of the Florida Act. Specifically, the Delaware Act permits any stockholder the right, during usual business hours, to inspect and copy the corporation's stock ledger, stockholders list and other books and records for any proper purpose upon written demand under oath stating the purpose thereof.

DISSENTERS' RIGHTS

  A shareholder of a Florida corporation, with certain exceptions, has the right to dissent from, and obtain payment of the fair value of his shares in the event of (1) a merger or consolidation to which the corporation is a party, (2) a sale or exchange of all or substantially all of the corporation's property other than in the usual and regular course of business, (3) the approval of a control share acquisition, (4) a statutory share exchange to which the corporation is a party as the corporation whose shares will be acquired, (5) an amendment to the articles of incorporation if the shareholder is entitled to vote on the amendment and the amendment would adversely affect the shareholder and (6) any corporate action taken to the extent that the articles of incorporation provide for dissenters' rights with respect to such action. The Florida Act provides that unless a corporation's articles of incorporation provide otherwise, which Sterling's Articles of Incorporation do not, a shareholder does not have dissenters' rights with respect to a plan of merger, share exchange or proposed sale or exchange of property if the shares held by the shareholder are either registered on a national securities exchange or an interdealer quotation system designated by the National Association of Securities Dealers, Inc. (the "NASD") or held of record by 2,000 or more shareholders.

  A stockholder of a Delaware corporation generally is entitled to dissenters' rights in the event that the corporation is a party to certain mergers or consolidations to which the stockholder did not consent. A Delaware corporation's certificate of incorporation may also provide that dissenters' rights are available with respect to any amendment to the certificate of incorporation or any sale of all or substantially all of the corporation's assets. Similar to the Florida Act, dissenters' rights do not apply to a stockholder of a Delaware corporation if his shares are (1) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the NASD or (2) held of record by more than 2,000 stockholders. Notwithstanding the foregoing, however, under the Delaware Act a stockholder does have dissenters' rights with respect to such shares if the stockholder is required by the terms of the agreement of merger or consolidation to accept anything for his shares other than (1) shares of stock of the corporation surviving or resulting from the merger or consolidation, (2) shares of stock of any other corporation which is so listed or designated or held of record by more than 2,000 stockholders, (3) cash in lieu of fractional shares or (4) any combination of the foregoing.

QUORUM FOR SHAREHOLDER MEETINGS

  Under the Florida Act, unless otherwise provided in a corporation's articles of incorporation (but not its bylaws), a majority of shares entitled to vote on a matter constitutes a quorum at a meeting of shareholders, but in no event may a quorum consist of less than one-third of the shares entitled to vote on such matter. Sterling's Articles of Incorporation do not include a provision altering the shareholder quorum requirement.

  The Delaware Act is similar to the Florida Act, except that under the Delaware Act a corporation's certificate of incorporation or bylaws may specify the percentage of votes which constitutes a quorum at a meeting of stockholders, but in no event may a quorum consist of less than one-third of the shares entitled to vote. FPA's Bylaws provide that a quorum exists if a majority of the voting power entitled to vote is present in person or by proxy at a meeting.

SHAREHOLDER VOTING REQUIREMENT; ACTION BY CONSENT

  Under both the Florida Act and the Delaware Act, directors are generally elected by a plurality of the votes cast by the shareholders entitled to vote at a shareholders' meeting at which a quorum is present. With respect to matters other than the election of directors, unless a greater number of affirmative votes is required by the Florida Act or a Florida corporation's articles of incorporation (but not its bylaws), if a quorum exists, action on any matter generally is approved by the shareholders if the votes cast by the holders of the shares represented at the meeting and entitled to vote on the matter favoring the action exceed the votes cast opposing the action. In the case of a merger, consolidation, or a sale, lease or exchange of all or substantially all of the assets of a Florida corporation, except in limited circumstances in which no shareholder vote is required, the affirmative vote of the holders of a majority of the issued and outstanding shares entitled to vote is required under the Florida Act. Sterling's Articles of Incorporation do not include a provision requiring a greater vote on any matter than required by the Florida Act.

  Under the Delaware Act, unless otherwise provided by the Delaware Act or a Delaware corporation's certificate of incorporation or bylaws, if a quorum exists, action on a matter is approved by the affirmative vote of a majority of the shares represented at a meeting and entitled to vote on the matter. In the case of a merger, the affirmative vote of the holders of a majority of the issued and outstanding shares entitled to vote is required by the Delaware Act. Accordingly, under the Delaware Act, abstentions have the same effect as votes against a merger. Neither FPA's Certificate of Incorporation nor its Bylaws contains a provision requiring a greater vote on any matter than required by the Delaware Act.

  In accordance with the Florida Act, Sterling's Bylaws permit shareholder action to be taken without a meeting if written consents signed by the holders of at least a majority of shares entitled to vote with respect to such action are delivered to Sterling within 60 days after the date that the earliest written consent was delivered by Sterling. Within 10 days after the authorization of an action by written consent, written notice of such action is required to be given to Sterling's shareholders entitled to vote with respect to such action and not consenting to such action. FPA's bylaws permit action to be taken by written consent.

AMENDMENTS TO CHARTER

  An amendment to a Florida corporation's articles of incorporation must be approved by the corporation's shareholders, except that certain immaterial amendments specified in the Florida Act may be made by the board of directors. Unless a specific section of the Florida Act or a Florida corporation's articles of incorporation require a greater vote, an amendment to a Florida corporation's articles of incorporation generally must be approved by a majority of the votes entitled to be cast on the amendment. Sterling's Articles of Incorporation do not include any provision requiring greater than a majority of votes to amend its articles of incorporation.

  A Delaware corporation's certificate of incorporation generally may be amended only if approved by a majority of the outstanding stock entitled to vote thereon.

AFFILIATED TRANSACTIONS

  The Florida Act contains an affiliated transactions statute which provides that certain transactions involving a corporation and a shareholder owning 10% or more of the corporation's outstanding voting shares (an "affiliated shareholder") must generally be approved by the affirmative vote of the holders of two-thirds of the voting shares other than those owned by the affiliated shareholder. The transactions covered by the statute include, with certain exceptions, (1) mergers and consolidations to which the corporation and the affiliated shareholder are parties, (2) sales or other dispositions of substantial amounts of the corporation's assets to the affiliated shareholder,
(3) issuances by the corporation of substantial amounts of its securities to the affiliated

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

shareholder, (4) the adoption of any plan for the liquidation or dissolution of the corporation proposed by or pursuant to an arrangement with the affiliated shareholder, (5) any reclassification of the corporation's securities which has the effect of substantially increasing the percentage of the outstanding voting shares of the corporation beneficially owned by the affiliated shareholder and (6) the receipt by the affiliated shareholder of certain loans or other financial assistance from the corporation. These special voting requirements do not apply in any of the following circumstances: (1) if the transaction was approved by a majority of the corporation's disinterested directors, (2) if the corporation did not have more than 300 shareholders of record at any time during the preceding three years, (3) if the affiliated shareholder has been the beneficial owner of at least 80 percent of the corporation's outstanding voting shares for the past five years, (4) if the affiliated shareholder is the beneficial owner of at least 90 percent of the corporation's outstanding voting shares, exclusive of those acquired in a transaction not approved by a majority of disinterested directors or (5) if the consideration received by each shareholder in connection with the transaction satisfies the "fair price" provisions of the statute. This statute applies to any Florida corporation unless the original articles of incorporation or an amendment to the articles of incorporation or bylaws contain a provision expressly electing not to be governed by this statute. Such an amendment to the articles of incorporation or bylaws must be approved by the affirmative vote of a majority of disinterested shareholders and is not effective until 18 months after approval. Sterling's Articles of Incorporation contain a provision electing not to be governed by this statute.

  The Delaware Act generally prohibits a stockholder owning 15 percent or more of a Delaware corporation's outstanding voting stock (an "interested stockholder") from engaging in certain business combinations involving the corporation during the three years after the date the person became an interested stockholder unless (1) prior to such date, the board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, (2) upon the consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the stockholder owned at least 85 percent of the voting stock outstanding at the time the transaction commenced, (3) on or subsequent to such date, the transaction is approved by the board of directors and by the stockholders by a vote of two-thirds of the disinterested outstanding voting stock, (4) the corporation's original certificate of incorporation provides that the corporation shall not be governed by the statute or (5) a majority of shares entitled to vote approve an amendment to the corporation's certificate of incorporation or bylaws expressly electing not to be governed by the statute (but such amendment may not be effective until one year after it was adopted and may not apply to any business combination between the corporation and any person who became an interested stockholder on or prior to such adoption). These business combinations include, with certain exceptions, mergers, consolidations, sales of assets and transactions benefiting the interested stockholder. FPA's Certificate of Incorporation and Bylaws do not contain a provision electing not to be governed by this statute.

CONTROL SHARE ACQUISITION

  The Florida Act also contains a control share acquisition statute which provides that a person who acquires shares in an issuing public corporation in excess of certain specified thresholds will generally not have any voting rights with respect to such shares unless the voting rights are approved by a majority of the shares entitled to vote, excluding interested shares. The thresholds specified in the Florida Act are the acquisition of a number of shares representing: (1) 20 percent or more, but less than 33.3 percent of all voting power of the corporation; (2) 33.3 percent or more but less than a majority of all voting power of the corporation or (3) a majority or more of all voting power of the corporation. This statute does not apply to acquisitions of shares of a corporation if, prior to the pertinent acquisition of shares, the corporation's articles of incorporation or bylaws provide that the corporation shall not be governed by the statute. This statute also permits a corporation to adopt a provision in its articles of incorporation or bylaws providing for the redemption by the corporation of such acquired shares in certain circumstances. Unless otherwise provided in the corporation's articles of incorporation or bylaws prior to the pertinent acquisition of shares, in the event that such shares are accorded full voting rights by the shareholders of the corporation and the acquiring shareholder acquires a majority of the voting power of the corporation, all shareholders who did not vote in favor of affording voting rights to such acquired shares are entitled to dissenters' rights. Sterling's Articles of Incorporation contain a provision electing not to be governed by this statute.

  Delaware does not have any provision comparable to Florida's control share acquisition statute.

OTHER CONSTITUENCIES

  The Florida Act provides that directors of a Florida corporation, in discharging their duties to the corporation and in determining what they believe to be in the best interests of the corporation, may, in addition to considering the effects of any corporate action on the shareholders and the corporation, consider the effects of the corporate action on employees, suppliers and customers of the corporation or its subsidiaries and the communities in which the corporation and its subsidiaries operate.

  Delaware does not have a comparable statutory provision.

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

                             THE MERGER AGREEMENT

  Set forth below is a summary of the material terms of the Merger Agreement. The following description does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached as Appendix I to this Proxy Statement/Prospectus and is incorporated by reference herein.

CONDITIONS TO THE MERGER

  The respective obligations of each party to effect the Merger are subject to the fulfillment at or prior to the Closing Date of the following conditions:

  Stockholder Approval. The Merger Agreement and the transactions contemplated therein shall have been approved and adopted by the majority vote of the shareholders of Sterling and the stockholders of FPA under applicable law and applicable Nasdaq listing requirements.

  Nasdaq Listing. The shares of FPA Common Stock issuable in the Merger shall have been authorized for listing on Nasdaq upon official notice of issuance.

  Other Approvals. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

  The Registration Statement. The Registration Statement on Form S-4 shall have become effective in accordance with the provisions of the Securities Act and state blue sky laws, if applicable, and no stop order suspending such effectiveness shall have been issued and remain in effect and no proceeding for that purpose shall have been instituted by the Commission or any state regulatory authorities.

  No Injunctions or Restraints. No preliminary or permanent injunction or other order or decree by any federal or state court which prevents the consummation of the Merger shall have been issued and remain in effect (each party agreeing to use its reasonable efforts to have any such injunction, order or decree lifted).

  No Litigation. No litigation shall be pending or threatened that in the opinion of counsel to either FPA or Sterling has a significant likelihood of preventing the consummation of the Merger or the transactions contemplated thereby.

  No Actions. No action shall have been taken, and no statute, rule or regulation shall have been enacted, by any state or federal government or governmental agency in the United States which would prevent the consummation of the Merger or make the consummation of the Merger illegal.

  Other Consents. All governmental waivers, consents, orders and approvals required for the consummation of the Merger and the transactions contemplated thereby shall have been obtained and be in effect at the Effective Time.

  Pooling of Interests. Each of FPA and Sterling shall receive assurances, satisfactory to each of them, that the Merger will be treated as a pooling of interests transaction under APB No. 16.

  Unless waived by Sterling, the obligation of Sterling to effect the Merger is subject to the fulfillment at or prior to the Closing Date of the following additional conditions:

  Performance of Obligations and Representations and Warranties of Sterling. FPA and Merger Sub shall have performed in all material respects their agreements contained in the Merger Agreement required to be performed on or prior to the Closing Date and the representations and warranties of FPA and Merger Sub contained in the Merger Agreement shall be true and correct in all respects on and as of the date made and on and as of the Closing Date as if made at and as of such date, and Sterling shall have received a certificate of the

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

Chairman of the Board and Chief Executive Officer, the President or a Vice President of FPA and of the President and Chief Executive Officer or a Vice President of Merger Sub to that effect.

  Tax Opinion. Sterling shall have received an opinion of Coopers & Lybrand LLP, in form and substance reasonably satisfactory to Sterling, dated the Closing Date, to the effect that Sterling and holders of Sterling Common Stock (except to the extent any shareholders receive cash in lieu of fractional shares) will recognize no gain or loss for federal income tax purposes as a result of consummation of the Merger.

  Legal Opinion. Sterling shall have received an opinion from Ballard Spahr Andrews & Ingersoll, special counsel to FPA and Merger Sub, dated the Closing Date, reasonably satisfactory to Sterling and covering the due incorporation of FPA and Merger Sub, the binding nature of the Merger Agreement, the effectiveness of the Merger, the validity of the FPA Common Stock to be issued in connection with the Merger and such other matters as may be reasonably requested by Sterling.

  Comfort Letters. Sterling shall have received "comfort" letters in customary form from Deloitte & Touche LLP, certified public accountants for FPA and Merger Sub, dated the date of this Joint Proxy Statement/Prospectus, the effective date of the Registration Statement and the Closing Date (or such other date reasonably acceptable to Sterling) with respect to certain financial statements and other financial information included in the Registration Statement and any subsequent changes in specified balance sheet and income statement items, including total assets, working capital, total stockholders' equity, total revenues and the total and per share amounts of net income.

  No Material Changes. After the date of the Merger Agreement, there shall have been no changes that constitute, and no event or events shall have occurred which have resulted in or constitute, a material adverse change in the business, operations, properties, assets, condition (financial or other) or results of operations of FPA and its subsidiaries.

  Governmental Authority. No governmental authority shall have promulgated any statute, rule or regulation which, when taken together with all such promulgations, would materially impair the value to FPA of the Merger.

  Fairness Opinion. Sterling shall have received from Smith Barney (or other nationally recognized investment banking firm reasonably acceptable to FPA) an opinion reasonably acceptable to Sterling to the effect that, as of the date of the Merger Agreement and, if requested by Sterling, confirmed as of the date of the Joint Proxy Statement/Prospectus, that the Exchange Ratio is fair, from a financial point of view, to the holders of Sterling Common Stock, and such opinion shall not have been withdrawn.

  Employment Agreement. FPA, Merger Sub and Stephen J. Dresnick, M.D. shall have executed an employment agreement providing for the employment of Stephen
J. Dresnick, M.D. to be Vice Chairman of FPA for a period of three (3) years from the Closing Date, on terms and conditions acceptable to the Board of Directors of FPA, Merger Sub and Stephen J. Dresnick, M.D.

  Unless waived by FPA and Merger Sub, the obligations of FPA and Merger Sub to effect the Merger are subject to the fulfillment at or prior to the Effective Date of the following additional conditions:

  Performance of Obligations and Representations and Warranties of FPA and Merger Sub. Sterling shall have performed in all material respects its agreements contained in the Merger Agreement required to be performed on or prior to the Closing Date and the representations and warranties of Sterling contained in the Merger Agreement shall be true and correct in all material respects on and as of the date made and on and as of the Closing Date as if made at and as of such date and FPA shall have received a Certificate of the President and Chief Executive Officer or of a Vice President of Sterling to that effect.

  Legal Opinions. FPA shall have received an opinion from Berman Wolfe & Rennert, special counsel to Sterling, dated the Closing Date, reasonably satisfactory to FPA, and covering the due incorporation of Sterling,

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

the binding nature of the Merger Agreement, the effectiveness of the Merger and the validity of Sterling Common Stock to be exchanged in the Merger and such other matters as may be reasonably requested by FPA.

  Comfort Letters. FPA shall have received "comfort" letters in customary form and substance from Coopers & Lybrand LLP, independent accountants for Sterling, dated the date of this Joint Proxy Statement/Prospectus, the effective date of the Registration Statement and the Closing Date (or such other date reasonably acceptable to FPA) with respect to certain financial statements and other financial information included in the Registration Statement and any subsequent changes in specified balance sheet and income statement items, including total assets, working capital, total stockholders' equity, total revenues and the total and per share amounts of net income.

  No Material Changes. After the date of the Merger Agreement, there shall have been no changes that constitute, and no event or events shall have occurred which have resulted in or constitute, a material adverse change in the business, operations, properties, assets, condition (financial or other) or results in operations or prospects of Sterling and its subsidiaries, taken as a whole.

  Governmental Authority. No governmental authority shall have promulgated any statute, rule or regulation which, when taken together with all such promulgations, would materially impair the value to FPA of the Merger.

  Fairness Opinion. FPA shall have received from Oppenheimer & Co., Inc. (or other nationally recognized investment banking firm reasonably acceptable to Sterling) an opinion, reasonably acceptable to Sterling, dated as of the date on which the Joint Proxy Statement/Prospectus is first distributed to the stockholders of FPA, to the effect that the Merger Consideration is fair, from a financial point of view, to FPA's stockholders, and such opinion shall not have been withdrawn.

  Resignations. FPA shall have received from Sterling the resignations of all individuals serving as directors of Sterling immediately prior to the Effective Time, except each individual designated as a director on Schedule
2.3 attached to the Merger Agreement.

REPRESENTATIONS AND WARRANTIES

  The Merger Agreement contains various representations and warranties by each of FPA, Merger Sub and Sterling relating to, among other things (i) organization and qualification to do business, (ii) capitalization, (iii) subsidiaries, (iv) authority to enter into the Merger, non-contravention of laws or governing documents and regulatory approvals, (v) reports and financial statements, (vi) absence of undisclosed liabilities, (vii) absence of certain changes or events, (viii) litigation, (ix) the Registration Statement and this Joint Proxy Statement/Prospectus, (x) violations of law,
(xi) compliance with agreements, (xii) taxes, (xiii) employee benefit plans and ERISA matters, (xiv) labor controversies, (xv) environmental matters,
(xvi) title to assets, (xvii) stockholders' approval, (xvii) pooling of interests and tax-free reorganization matters, (xviii) insurance and (xix) brokers.

  In addition, Sterling represents in the Merger Agreement that it is exempt from Florida's statutory antitakeover provisions.

CONDUCT OF BUSINESS PENDING THE MERGER

  During the period from the date of the Merger Agreement and prior to the Closing Date or earlier termination of the Merger Agreement, unless FPA shall otherwise agree in writing, Sterling shall, and shall cause its subsidiaries to:

  Ordinary Course. Conduct their respective businesses in the ordinary and usual course of business and consistent with past practice.

  Changes in Stock. Not (i) amend or propose to amend their respective charter or by-laws, (ii) split, combine or reclassify their outstanding capital stock or (iii) declare, set aside or pay any dividend or distribution payable in cash, stock, property or otherwise, except for the payment of dividends or distributions by a wholly-owned subsidiary of Sterling.

  Issuance of Securities. Not issue, sell, pledge or dispose of, any additional shares of, or any options, warrants or rights of any kind to acquire any shares of, their capital stock of any class or any debt or equity securities convertible into or exchangeable for such capital stock, except that Sterling (i) may grant options to the extent required to be granted automatically under Sterling's employee benefit plans or pursuant to employment agreements and (ii) may issue shares (A) upon conversion of convertible securities and exercise of options outstanding on the date of the Merger Agreement, or options granted pursuant to section (i), (B) in connection with the potential acquisitions described in Schedule 6.1 attached to the Merger Agreement and (C) in connection with transactions disclosed on other Schedules attached to the Merger Agreement.

  Other Conduct. Not (i) incur or become contingently liable with respect to any indebtedness for borrowed money other than (A) borrowings in the ordinary course of business or (B) borrowings to refinance existing indebtedness, (ii) redeem, purchase, acquire or offer to purchase or acquire any shares of its capital stock or any options, warrants or rights to acquire any of its capital stock or any security convertible into or exchangeable for its capital stock,
(iii) take any action which would jeopardize the treatment of the Merger as a pooling of interests under APB No. 16, (iv) take or fail to take any action which action or failure would cause Sterling or its shareholders (except to the extent that any shareholders receive cash in lieu of fractional shares) to recognize gain or loss for federal income tax purposes as a result of the consummation of the Merger, (v) make any acquisition of any assets or businesses other than expenditures for fixed or capital assets in the ordinary course of business and as described in Schedule 6.1 attached to the Merger Agreement, (vi) sell, pledge, dispose of or encumber any assets or business other than sales in the ordinary course of business or (vii) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing.

  Preservation of Goodwill. Use all reasonable efforts to preserve intact its business organization and goodwill, keep available the services of its present officers and key employees, and preserve the goodwill and business relationships with customers and others having business relationships with it and not engage in any action, directly or indirectly, with the intent to adversely impact the transactions contemplated by the Merger Agreement.

  Communication with FPA. Confer on a regular and frequent basis with one or more representatives of FPA to report operational matters of materiality and the general status of ongoing operations.

  No Changes in Employment Agreements. Not enter into or amend any employment, severance, special pay arrangement with respect to termination of employment or other similar arrangements or agreements with any directors, officers or key employees, except as required by Section 7.12 of the Merger Agreement and in the ordinary course and consistent with past practice.

  No Changes in Compensation Arrangements. Not adopt, enter into or amend any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, healthcare, employment or other employee benefit plan, agreement, trust, fund or arrangement for the benefit or welfare of any employee or retiree, except as required by Section 7.12 of the Merger Agreement or to comply with changes in applicable law.

  Maintain Insurance. Maintain with financially responsible insurance companies coverage on its assets and its business in such amounts and against such risks and losses as are consistent with past practice.

  Maintain Liability Insurance. Take all such reasonable action as may be required to maintain its directors' and officers' liability insurance coverage.


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

  After the date of the Merger Agreement and prior to the Closing Date or earlier termination of the Agreement, unless Sterling shall otherwise agree in writing, FPA and Merger Sub shall, and shall cause their subsidiaries to:

  Ordinary Course. Conduct their respective businesses in the ordinary and usual course of business and consistent with past practice.

  Changes in Stock. Not (i) amend or propose to amend their respective charters or bylaws, except as set forth in FPA's Proxy Statement dated April 19, 1996, (ii) split, combine or reclassify (whether by stock dividend or otherwise) their outstanding capital stock or (iii) declare, set aside or pay any dividend or distribution payable in cash, stock, property or otherwise, except for the payment of dividends or distributions by a wholly owned subsidiary of FPA.

  Issuance of Securities. Not issue, sell, pledge or dispose of, or agree to issue, sell, pledge or dispose of, any shares of FPA Common Stock, or any options, warrants or rights of any kind to acquire any shares of their capital stock of any class or any debt or equity securities convertible into or exchangeable for such capital stock, except that FPA (A) may issue shares (i) upon conversion of convertible securities and exercise of options outstanding on the date of the Merger Agreement, (ii) in connection with the potential acquisitions described in Schedule 6.2 attached to the Merger Agreement and
(iii) in connection with the possible issuance and sale of certain notes as described in Schedule 6.2 attached to the Merger Agreement (the "Notes") and
(B) may issue rights or warrants to purchase shares of its common or preferred stock in accordance with a proposed shareholder rights plan.

  Other Conduct. Not (i) incur or become contingently liable with respect to any indebtedness for borrowed money, other than (A) borrowings in the ordinary course of business or (B) borrowings to refinance existing indebtedness, including the possible issuance of the Notes, (ii) redeem, purchase, acquire or offer to purchase or acquire any shares of its capital stock or any options, warrants or rights to acquire any of its capital stock or any security convertible into or exchangeable for its capital stock, (iii) take any action which would jeopardize the treatment of the Merger as a pooling of interests under APB No. 16, (iv) take or fail to take any action which action or failure to take action would cause Sterling or its shareholders (except to the extent that any shareholders receive cash in lieu of fractional shares) to recognize gain or loss for federal income tax purposes as a result of the consummation of the Merger, (v) make any acquisition of any assets or businesses other than expenditures for fixed or capital assets in the ordinary course of business and as described in Schedule 6.2 attached to the Merger Agreement, (vi) sell, pledge, dispose of or encumber any assets or businesses other than sales in the ordinary course of business or (vii) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing.

  Preservation of Goodwill. Use all reasonable efforts to preserve intact their respective business organizations and goodwill, keep available the services of their respective present officers and key employees, and preserve the goodwill and business relationships with customers and others having business relationships with them and not engage in any action, directly or indirectly, with the intent to adversely impact the transactions contemplated by the Merger Agreement.

  Communications with Sterling. Confer on a regular and frequent basis with one or more representatives of Sterling to report operational matters of materiality and the general status of ongoing operations.

  No Changes in Employment Agreements. Not enter into or amend any employment, severance, special pay arrangement with respect to termination of employment or other similar arrangements or agreements with any directors, officers or key employees, except in the ordinary course and consistent with past practice.

  No Changes in Compensation Agreements. Not adopt, enter into or amend any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, healthcare, employment or other employee benefit plan, agreement, trust, fund or arrangement for the benefit or welfare of any employee or retiree, except as contemplated by the Merger Agreement or as required to comply with changes in applicable law.

  Maintain Insurance. Maintain with financially responsible insurance companies insurance coverage on its tangible assets and its businesses in such amounts and against such risks and losses as are consistent with past practice.

  Maintain Liability Insurance. Take all such reasonable actions as may be required to maintain its directors' and officers' liability insurance coverage.

ACQUISITION TRANSACTIONS

  After the date of the Merger Agreement and prior to the Effective Time or earlier termination of the Agreement, neither FPA nor Sterling shall, and neither shall permit any of its subsidiaries to, initiate, solicit, negotiate, encourage or provide non-public or confidential information to facilitate, and each shall use its best efforts to cause each of its subsidiaries and cause any officer, director or employee of it or its subsidiaries, or any attorney, accountant, investment banker, financial advisor or other agent retained by it or its subsidiaries, not to initiate, solicit, negotiate, encourage or provide non-public or confidential information to facilitate, any proposal or offer to acquire all or any substantial part of the business and properties of FPA or Sterling or any capital stock of FPA or Sterling, whether by merger, purchase of assets, tender offer or otherwise, whether for cash, securities or any other consideration or combination thereof (any such transactions being referred to herein as "Acquisition Transactions").

  Notwithstanding the provisions of the above paragraph, either FPA or Sterling (either a "Target" or a "non-Target," as the case may be for purposes of this paragraph and the paragraph below) may, as a Target, in response to an unsolicited written proposal with respect to an Acquisition Transaction, (i) furnish confidential or non-public information concerning its business, properties or assets to a financially capable corporation, partnership, individual or other entity, group or other person (a "Potential Acquiror") if the non-Target shall have been given not less than one (1) business day advance written notice of the Target's intention to do so, or negotiate with such Potential Acquirer if the non-Target shall have been given not less than three (3) business days' advance written notice of the Target's intention to do so, and (ii) if such proposed Acquisition Transaction constitutes a tender offer subject to Section 14(d) of the Exchange Act, the Board of Directors of Target may take and disclose to Target stockholders a position contemplated by Rule 14e-2(a) under the Exchange Act.

  In the event the Target shall receive any offer of the type referred to in the paragraph above, it shall immediately inform the non-Target that an offer has been received and shall immediately furnish to the non-Target the identity of the proponent of such offer, a copy of any information provided to such Potential Acquiror and, a description of the material terms of such offer, unless the Board of Directors of the Target concludes that such disclosure to the non-Target would be inconsistent with its fiduciary duties to its stockholders under applicable law.

  Sterling may enter into a definitive agreement for an Acquisition Transaction which meets the requirements set forth above with a Potential Acquiror with which it is permitted to negotiate but only if (i) the independent financial advisors of Sterling shall have determined that such Acquisition Transaction would be more favorable to Sterling's shareholders from a financial point of view than the Merger, (ii) Sterling's Board of Directors shall have concluded, in good faith and after consultation with its legal counsel, that such action is necessary in order for the Board of Directors to act in a manner that is consistent with its fiduciary obligations under applicable law, (iii) at least three (3) business days prior to the execution of a definitive agreement with a Potential Acquiror, Sterling shall have furnished FPA with a copy of such definitive agreement and (iv) FPA shall have failed within such three-day period to offer to amend the terms of the Merger Agreement in order that the Merger would yield a value to shareholders of Sterling at least equal to the Acquisition Transaction.


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  Each party (i) acknowledges that a breach of any of its covenants contained in this section will result in irreparable harm to the other party which will not be compensable in money damages and (ii) agrees that such covenant shall be specifically enforceable and that specific performance and injunctive relief shall be a remedy properly available to the other party for a breach of such covenant.

  Effect of Acquisition Transaction. If the Merger is not consummated as a result of Sterling electing to enter into an Acquisition Transaction (including, but not limited to, an Acquisition Transaction permitted pursuant to this section) with any party other than FPA or one of its subsidiaries or affiliates prior to December 31, 1996, Sterling shall pay to FPA upon consummation of such Acquisition Transaction an amount equal to the value of three percent (3%) of the Aggregate Value paid to Sterling or its shareholders in such Acquisition Transaction. "Aggregate Value" shall mean the total value paid for Sterling Common Stock plus the total indebtedness assumed by the acquiring party as a result of the Acquisition Transaction.

ADDITIONAL AGREEMENTS

  Pursuant to the Merger Agreement, Sterling, FPA and Merger Sub have made the following additional agreements.

  Access to Information. Sterling and its subsidiaries shall afford to FPA and Merger Sub and their respective accountants, counsel, financial advisors and other representatives (the "FPA Representatives") and FPA and its subsidiaries shall afford to Sterling and its accountants, counsel, financial advisors and other representatives (the "Sterling Representatives") reasonable access during normal business hours throughout the period prior to the earlier of the termination of the Merger Agreement or the Effective Time to all of their respective properties, books, contracts, commitments and records (including, but not limited to, tax returns) and, during such period, shall furnish promptly to one another (i) a copy of each report, schedule and other document filed or received by any of them pursuant to the requirements of federal or state securities laws or filed by any of them with the Commission in connection with the transactions contemplated by the Merger Agreement or which may have a material effect on their respective businesses, properties or personnel and (ii) such other information concerning their respective businesses, properties and personnel as FPA, Merger Sub or Sterling, as the case may be, shall reasonably request; provided that no investigation pursuant to this section shall amend or modify any representations or warranties made herein or the conditions to the obligations of the respective parties to consummate the Merger. FPA and its subsidiaries shall hold and shall use their reasonable best efforts to cause the FPA Representatives to hold, and Sterling and its subsidiaries shall hold and shall use their reasonable best efforts to cause Sterling Representatives to hold, in strict confidence all Confidential Information, as hereinafter defined, furnished to FPA, Merger Sub or to Sterling, as the case may be, in connection with the transactions contemplated by the Merger Agreement, except that (i) FPA, Merger Sub and Sterling may disclose such information as may be necessary in connection with seeking required statutory and stockholders' approval and (ii) each of FPA, Merger Sub and Sterling may disclose any information that it is required by law or judicial or administrative order to disclose. For purposes of this section, "Confidential Information" regarding a party to the Merger Agreement means (i) the existence of the discussions which are the subject of the Merger Agreement and (ii) any information about the subject party; provided that it does not include information which the disclosing party can demonstrate (A) is generally available to or known by the public other than as a result of improper disclosure by the disclosing party or (B) obtained by the disclosing party from a source other than the subject party, provided that such source was not bound by a duty of confidentiality to the subject party or another party with respect to such information.

  In the event that the Merger Agreement is terminated in accordance with its terms, each party shall promptly return to the other all non-public written material provided pursuant to this section or the Confidentiality Agreement and shall not retain any copies, extracts or other reproductions in whole or in part of such written material. In such event, all documents, memoranda, notes and other writings prepared by FPA or Sterling based on the information in such material shall be destroyed (and FPA and Sterling shall use their respective reasonable best efforts to cause their advisors and representatives to similarly destroy their documents, memoranda and

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notes), and such destruction (and reasonable best efforts) shall be certified in writing by an authorized officer supervising such destruction.

  Sterling shall promptly advise FPA and FPA shall promptly advise Sterling in writing of any change or the occurrence of any event after the date of the Merger Agreement having, or which would have a material adverse effect on the business, operations, properties, assets, condition (financial or other) or results of operations of Sterling and its subsidiaries or FPA and its subsidiaries, as the case may be, taken as a whole.

  Registration Statement and Proxy Statement. FPA and Sterling shall use all reasonable efforts to have the Registration Statement declared effective by the Commission as promptly as practicable. FPA shall also take any action required to be taken under applicable state blue sky, securities laws or rules or regulations of any national securities exchange or Nasdaq in connection with the issuance of FPA Common Stock pursuant to the Merger Agreement. FPA and Sterling shall promptly furnish to each other all information, and take such other actions, as may reasonably be requested in connection with any action by any of them in connection with the preceding sentence.

  Stockholders' Approvals. Sterling shall, as promptly as practicable, submit the Merger Agreement and the transactions contemplated thereby for the approval of its shareholders at a meeting of shareholders and, subject to the fiduciary duties of the Board of Directors of Sterling under applicable law, shall use its reasonable best efforts to obtain shareholder approval and adoption (the "Sterling Shareholders' Approval") of the Merger Agreement and the transactions contemplated thereby. Such meeting of shareholders shall be held as soon as practicable following the date upon which the Registration Statement becomes effective. Subject to the fiduciary duties of the Board of Directors of Sterling under applicable law, Sterling shall, through its Board of Directors, recommend to its shareholders approval of the transactions contemplated by the Merger Agreement. Subject to the foregoing, failure by Sterling to convene a meeting of its shareholders and call for a vote thereat with respect to the approval of the Merger Agreement and the Merger will result in irreparable harm to FPA which will not be compensable in money damages and agrees that such covenant shall be specifically enforceable and that specific performance and injunctive relief shall be a remedy properly available to FPA for a breach of such covenant.

  FPA shall, as promptly as practicable, submit the Merger Agreement and the transactions contemplated thereby for the approval of its stockholders at a meeting of stockholders and, subject to the fiduciary duties of the board of directors of FPA under applicable law, shall use its reasonable best efforts to obtain stockholder approval and adoption (the "FPA Stockholders' Approval") of the Merger Agreement and the transactions contemplated thereby. Such meeting of stockholders shall be held as soon as practicable following the date on which the Registration Statement becomes effective. FPA shall, through its board of directors, but subject to the fiduciary duties of the members thereof, (i) recommend to its stockholders approval of the transactions contemplated by the Merger Agreement and (ii) authorize and cause an officer of FPA to vote FPA's shares of Merger Sub common stock for adoption and approval of the Merger Agreement and the transactions contemplated thereby and shall take all additional actions as the sole stockholder of Merger Sub necessary to adopt and approve the Merger Agreement and the transactions contemplated thereby. Subject to the foregoing, FPA (i) acknowledges that a breach of its covenant contained in this section to convene a meeting of its stockholders and call for a vote thereat with respect to the approval of the Merger Agreement and the Merger will result in irreparable harm to Sterling which will not be compensable in money damages and (ii) agrees that such covenant shall be specifically enforceable and that specific performance and injunctive relief shall be a remedy properly available to Sterling for a breach of such covenant.

  Affiliates of Sterling. On or prior to the date that is thirty (30) days prior to the Closing Date, Sterling shall deliver to FPA a letter (the "APB No. 16 Affiliate Letter") identifying all persons who may be deemed affiliates of Sterling for the purposes of APB No. 16, including, without limitation, all directors and executive officers of Sterling as of the date of the APB No. 16 Affiliate Letter. On or prior to the date that is five (5) days prior to the Closing Date, (i) Sterling shall deliver to FPA another letter (the "Rule 145 Letter") identifying all persons who may be affiliates of Sterling, as defined under Rule 145, as of the date of the Rule 145 Letter, and

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

(ii) Sterling shall advise the persons identified in the Rule 145 Letter of the resale restrictions imposed by applicable securities laws. Sterling shall use its best efforts to obtain as soon as practicable from each person listed on the APB No. 16 Affiliate Letter and from any person who may be deemed to have become an affiliate of Sterling for the purposes of APB No. 16 after Sterling's delivery of the APB No. 16 Affiliate Letter and prior to the Closing Date, an agreement not to sell shares of FPA Common Stock obtained in the Merger until combined results of operations of Sterling and FPA covering at least thirty (30) days of operations are made public.

  Exchange Listing. FPA shall use its reasonable best efforts to effect, at or before the Effective Time, authorization for listing on the Nasdaq, upon official notice of issuance, of the shares of FPA Common Stock to be issued pursuant to the Merger.

  Expenses and Fees. All costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby shall be paid by the party incurring such expenses, except that those expenses incurred in connection with printing the Joint Proxy Statement/Prospectus shall be shared equally by FPA and Sterling. The fees required pursuant to Sections 6.6 and
9.2 of the Merger Agreement shall be paid in accordance with those provisions.

  Agreement to Cooperate. Subject to the terms and conditions provided in the Merger Agreement, each of the parties thereto shall use its best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by the Merger Agreement, including using its best efforts to obtain all necessary or appropriate waivers, consents and approvals and Commission "no-action" letters to effect all necessary registrations, filings and submissions and to lift any injunction or other legal bar to the Merger (and, in such case, to proceed with the Merger as expeditiously as possible), subject, however, to FPA Stockholders' Approval and Sterling Shareholders' Approval.

  Without limitation of the foregoing, each of FPA and Sterling undertakes and agrees to (i) take all actions necessary to cause the Merger to (a) qualify as a tax-free merger under Section 368(a)(1)(A), (a)(2)(D) or (a)(2)(E) of the Code, and (b) be treated as a pooling of interests under APB No. 16 for accounting and financial statement purposes, (ii) file as soon as practicable after the date of the Merger Agreement a Notification and Report Form under the HSR Act with the FTC and the Antitrust Division of the Department of Justice (the "DOJ"). Each of FPA and Sterling shall (i) use its reasonable efforts to comply as expeditiously as possible with all lawful requests of the FTC or the DOJ for additional information and documents and (ii) not extend any waiting period under the HSR Act or enter into any agreement with the FTC or the DOJ not to consummate the transactions contemplated by the Merger Agreement, except with the prior written consent of such parties.

  Sterling shall use its best efforts to obtain from Sterling's executive officers and directors, and shall deliver to FPA, irrevocable proxies (together with a voting agreement) only with respect to the meeting of Sterling shareholders related to the Merger (in a form furnished to Sterling by FPA) representing all shares of Sterling Common Stock that such executive officers and directors beneficially own as contemplated by the rules under the Exchange Act with their vote in favor of the Merger.

  FPA shall use its best efforts to obtain from FPA's executive officers and directors, and shall deliver to Sterling, (i) irrevocable proxies (together with a voting agreement) only with respect to the meeting of FPA stockholders related to the Merger (in a form reasonably acceptable to Sterling) representing all shares of FPA Common Stock that such executive officers and directors and officers own with their votes in favor of the Merger, and (ii) irrevocable proxies (together with a voting agreement, and in a form acceptable to Stephen J. Dresnick, M.D.) representing all shares of FPA Common Stock that such executive officers and directors beneficially own as contemplated by the rules under the Exchange Act with their votes for election of directors in accordance with Section 7.13 of the Merger Agreement.


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

  Public Statements. The parties shall consult with each other prior to issuing any press release or any written public statement with respect to the Merger Agreement or the transactions contemplated thereby and shall not issue any such press release or written public statement prior to such consultation unless required by law.

  Option Plans. At the Effective Time, FPA shall take such action as may be necessary to replace each unexpired and unexercised option to purchase a share of Sterling Common Stock, regardless of whether exercisable at the Effective Time (each a "Sterling Option") with an option (each an "FPA Option") to purchase a number of shares of FPA Common Stock equal to the number of shares of Sterling Common Stock that could have been purchased under the Sterling Option multiplied by the Exchange Ratio, at a price per share of FPA Common Stock equal to the option exercise price determined pursuant to the Sterling Option divided by the Exchange Ratio and subject to substantially the same terms and conditions as the Sterling Option. Shares of FPA Common Stock underlying each FPA Option shall promptly after the Effective Date be registered on a Registration Statement on Form S-8 (the "S-8"). Notwithstanding the foregoing, following the Effective Time, no additional options shall be granted to the directors of Sterling under the automatic grant provisions set forth in paragraph 17 of Sterling's 1994 Stock Option Plan.

  Notification of Certain Matters. Each of Sterling, FPA and Merger Sub agrees to give prompt notice to each other of, and to use their respective reasonable best efforts to prevent or promptly remedy, (i) the occurrence or failure to occur or the impending or threatened occurrence or failure to occur, of any event which occurrence or failure to occur would be likely to cause any of its representations or warranties in the Merger Agreement to be untrue or inaccurate in any material respect at any time from the date of the Merger Agreement to the Effective Time and (ii) any material failure on its part to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under the Merger Agreement; provided, however, that the delivery of any notice pursuant to this section shall not limit or otherwise affect the remedies available under the Merger Agreement to the party receiving such notice.

  Corrections to the Joint Proxy Statement/Prospectus and Registration Statement. Prior to the date of approval of the Merger by their respective stockholders, each of Sterling, FPA and Merger Sub shall correct promptly any information provided by it to be used specifically in the Joint Proxy Statement/Prospectus and Registration Statement that shall have become false or misleading in any material respect and shall take all reasonable steps necessary to file with the Commission and have declared effective or cleared by the Commission any amendment or supplement to the Joint Proxy Statement/Prospectus or the Registration Statement so as to correct the same and to cause the Joint Proxy Statement/Prospectus as so corrected to be disseminated to the shareholders of Sterling and the stockholders of FPA, in each case to the extent required by applicable law.

  Change of Control Issues. Sterling shall secure appropriate amendments to or waivers of any employment agreements to which it is a party that presently provide for changes in the material terms or conditions of such employment agreements upon a change of control of Sterling, including without limitation changes in the compensation payable or the terms of a covenant not to compete.

  Board of Directors. At the Effective Time, the Board of Directors of FPA shall appoint Stephen J. Dresnick, M.D. and Herbert Wertheim, O.D. (an individual selected by the Board of Directors of Sterling and acceptable to
FPA) to the Board of Directors of FPA to serve until the next annual meeting of stockholders of FPA. Commencing with the election at that annual meeting, the Board of Directors of FPA will nominate and recommend to its stockholders the election to the Board of Directors of FPA of Dr. Dresnick for a period of two (2) additional years and the election to the Board of Directors of FPA of Dr. Wertheim for a period of one (1) additional year. If during Dr. Dresnick's term as a director, FPA decides to increase the size of its Board of Directors, the Board of Directors of FPA will nominate one individual selected by Dr. Dresnick and acceptable to the Board of Directors of FPA, and recommend to the FPA stockholders his or her election to the Board of Directors of FPA for a period of no less than one (1) year.

  Insurance; Indemnity. For a period of six (6) years after the Effective Time, FPA shall indemnify, defend and hold harmless to the fullest extent permitted under applicable law each person who is now or has been an

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officer, director, employee, trustee or agent of Sterling (or any subsidiary or division thereof), including, without limitation, each person controlling any of the foregoing persons (individually, an "Indemnified Party" and collectively, the "Indemnified Parties"), against all losses, claims, damages, liabilities, costs or expenses (including reasonable attorneys' fees), judgments, fines, penalties and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation arising out of or pertaining to acts or omissions, or alleged acts or omissions, by them in their capacities as such, whether commenced, asserted or claimed before or after the Effective Time. In the event of any such claim, action, suit, proceeding or investigation (an "Action"), (i) FPA shall pay the reasonable fees and expenses of counsel selected by the Indemnified Party, which counsel shall be reasonably acceptable to FPA, in advance of the final disposition of any such Action to the full extent and under all circumstances permitted by Florida law as in effect on the date hereof, upon receipt of any undertaking required by applicable law, and (ii) FPA will cooperate in the defense of any such matter; provided, however, that FPA shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld) and provided, further, that FPA shall not be obligated to pay the fees and disbursements of more than one counsel for all Indemnified Parties in any single Action, except to the extent that, in the opinion of counsel for the Indemnified Parties, two or more of such Indemnified Parties have conflicting interests in the outcome of such action. FPA may obtain directors' and officers' liability insurance covering its obligations under this section.

TERMINATION, AMENDMENT AND WAIVER

  Termination. The Merger Agreement may be terminated at any time prior to the Closing Date whether before or after approval by the shareholders of Sterling or FPA (a) by Sterling: (i) if the Merger is not completed by December 31, 1996, otherwise than on account of delay or default on the part of Sterling;
(ii) if the Merger is enjoined by a final, unappealable court order not entered at the request or with the support of Sterling or any of its 5% shareholders or any of their affiliates or associates; (iii) if (A) Sterling receives an offer from any third party (excluding any affiliate of Sterling or any group of which any affiliate of Sterling is a member) with respect to an Acquisition Transaction, (B) Sterling's independent financial advisors determine that such offer would be more favorable to Sterling's shareholders from a financial point of view than the Merger and (C) FPA fails, within three
(3) business days after FPA is notified of such determination and of the terms and conditions of such offer, to offer to amend the Merger Agreement to make the Merger yield a value to shareholders of Sterling at least equal to such offer as contemplated by Section 6.5(d) of the Merger Agreement; (iv) if (A) a tender/exchange offer is commenced by a third party (excluding any affiliate of Sterling or any group of which any affiliate of Sterling is a member) for all outstanding shares of Sterling Common Stock, (B) Sterling's independent financial advisors determine that such offer would be more favorable to Sterling's shareholders from a financial point of view than the Merger and (C) FPA fails, within three (3) business days after FPA is notified of such determination, to offer to amend the Merger Agreement to make the Merger yield a value to shareholders at least equal to such tender/exchange offer as contemplated by Section 6.5(d) of the Merger Agreement; (v) if FPA (A) fails to perform in any material respect any of its material covenants in the Merger Agreement and (B) does not cure such default in all material respects within thirty (30) days after written notice of such default is given to FPA by Sterling; or (vi) if any condition set forth in Section 8.1 or Section 8.2 of the Merger Agreement is not satisfied, other than as a result of the conduct of Sterling; and (b) by FPA: (i) if the Merger is not completed by December 31, 1996 otherwise than on account of delay or default on the part of FPA;
(ii) if the Merger is enjoined by a final, unappealable court order not entered at the request or with the support of FPA or any of its 5% stockholders or any of their affiliates or associates; (iii) if Sterling (A) fails to perform in any material respect any of its material covenants in the Merger Agreement and (B) does not cure such default in all material respects within thirty (30) days after written notice of such default is given to Sterling by FPA; or (iv) if any condition set forth in Section 8.1 or Section
8.3 of the Merger Agreement is not satisfied, other than as a result of the conduct of FPA.

  Effect of Termination. In the event of termination of the Merger Agreement by either FPA or Sterling, as provided above, the Merger Agreement shall forthwith become void and there shall be no further obligation on the part of Sterling, FPA, Merger Sub or their respective officers or directors (except as set forth in parts of the

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

Merger Agreement which shall survive the termination) with respect to obligations existing thereunder prior to the termination. If the Merger Agreement is not consummated because either Sterling or FPA breaches a material representation or warranty or fails to perform a material covenant contained herein, and the other party has not breached any material representation or warranty or failed to perform a material covenant, and the non-breaching party chooses to terminate the Merger Agreement as a direct result of such breach or failure, the breaching party shall promptly pay the non-breaching party the sum of one million dollars ($1,000,000). Nothing in this section shall relieve any party from liability for any breach of the Merger Agreement.

  Amendment. The Merger Agreement may not be amended except by action taken by the parties' respective Boards of Directors or duly authorized committees thereof and then only by an instrument in writing signed on behalf of each of the parties hereto and in compliance with applicable law.

  Waiver. At any time prior to the Effective Time, the parties to the Merger Agreement may (a) extend the time for the performance of any of the obligations or other acts of the other parties to the Merger Agreement, (b) waive any inaccuracies in the representations and warranties contained in the Merger Agreement or in any document delivered pursuant thereto and (c) waive compliance with any of the agreements or conditions contained in the Merger Agreement except that, after the Sterling Special Meeting, the Exchange Ratio shall not be changed from that provided herein. Any agreement on the part of a party to the Merger Agreement to any such extension or waiver shall be valid if set forth in an instrument in writing signed on behalf of such party. To the extent material provisions or conditions are waived, including, among others, the condition that the Merger be treated as a pooling of interests for accounting and financial reporting purposes, FPA and Sterling intend to amend this Proxy Statement/Prospectus and resolicit stockholders to the extent required by applicable law.

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                          THE FOUNDATION TRANSACTION

  FPA is not seeking stockholder approval of the Foundation Transaction at the FPA Special Meeting.

FHMS ACQUISITION

  Pursuant to the Foundation Agreement, FPA California will acquire from Foundation all of the issued and outstanding capital stock of FHMS in consideration of:

  (i)    cash in the amount of $2 million;

  (ii) a number of shares of FPA Common Stock to be issued to Foundation equal to (A) $75 million minus the amount of any cash paid by FPA in lieu of FPA Common Stock to Foundation, divided by (B) the average of the per share closing price of FPA Common Stock during the ten trading days ending on the second trading day prior to the closing of the Foundation Transaction (the "Foundation Closing") as reported on Nasdaq (the "FPA/Foundation Price"). In the event the FPA/Foundation Price is less than $13.60, then FPA may in its sole discretion terminate the Foundation Agreement; provided that Foundation may cause the Foundation Closing to occur if it agrees to accept a number of shares of FPA Common Stock equal to $75 million divided by $13.60;

  (iii)  promissory notes in the principal amount of $34 million; and

  (iv) assumption of the indebtedness of FHMS to Foundation and certain non-affiliated third parties. The repayment of this indebtedness will be guaranteed by FPA.

  FPA California will also acquire certain indebtedness of FHMS and Holding Company to Foundation in exchange for promissory notes issued by FPA California. As of June 30, 1996, the aggregate amount of such indebtedness and the indebtedness of FHMS to Foundation was approximately $80 million. The aggregate amount of indebtedness to be assumed by FPA California shall be increased by liabilities incurred by FHMS and Holding Company between June 30, 1996 and the closing (subject to a maximum limit of $12 million between July 1, 1996 and September 30, 1996). The aggregate principal amount of the promissory notes to be issued in exchange for such indebtedness therefore will be equal to the amount of such indebtedness as of the date of the consummation of the Foundation Transaction, which is estimated to be $92 million. In addition, Foundation will enter into 30 year professional group provider agreements with the Medical Groups in connection with the Foundation Transaction and in connection with the acquisition of the Florida and Arizona IPAs. The material terms of the 30 year provider agreements as they relate to the Guaranteed Access Payments are as follows: (i) the providers agree to contract with Foundation for all benefit programs; (ii) the Medical Groups and IPAs agree to maintain sufficient medical personnel to provide reasonable and adequate access to professional services for Foundation beneficiaries for all benefit programs offered by Foundation; (iii) from the closing through December 31, 1998, there is an agreed average patient load per physician provider to ensure adequate access and after December 31, 1998, the Medical Groups and IPAs will accept Foundation patients if they accept members of any other third party payors; (iv) the Medical Groups will keep care centers open given specified levels of patients; (v) the Medical Groups and IPAs will coordinate with Foundation's disease state management programs; and (vi) the Medical Groups and IPAs will agree to certain pricing and contracting parameters with Foundation. In consideration of such services, Foundation has agreed to pay in the aggregate $55 million in Guaranteed Access Fund payments to the Medical Groups and IPAs. The Guaranteed Access Payments will be recognized as revenue by FPA at such time as the conditions to receive such payments are satisfied and are therefore earned by FPA.

  The maximum number of shares of FPA Common Stock issuable to Foundation under the Foundation Agreement is 5,514,705, which would represent 21.0% of the outstanding shares of FPA Common Stock (31.3% if the Merger is not consummated); provided, however, that pursuant to the Foundation Agreement, it is possible that as few as zero shares of FPA Common Stock may be issued to Foundation.

  The shares of FPA Common Stock to be received by Foundation will not be registered as of the Foundation Closing, and absent registration can be sold only in transactions exempt from registration. A condition to the Foundation Closing of the Foundation Agreement is the execution of a Registration Rights Agreement pursuant

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to which FPA is required to file (i) on or before March 15, 1997, a registration statement for a firm commitment underwritten public offering of up to 2,000,000 shares of FPA Common Stock held by Foundation, and (ii) following such a sale, a shelf registration statement for the remaining shares of FPA Common Stock. If requested by Foundation the shelf registration may take the place of the firm commitment underwritten public offering. Sales under the shelf registration will be limited in any three month period to that number of shares of FPA Common Stock that Foundation would be entitled to sell pursuant to Rule 144 under the Securities Act of 1933. Foundation will also have unlimited "piggyback" registration rights.

  The Foundation Agreement provides that Foundation and Selling Shareholder may elect, at their sole discretion, to sell FPA, FPA California and FPA IPA components of FHMS and TDMC selected by Foundation and Selling Shareholder on terms no less favorable to FPA than those set forth above.

HOLDING COMPANY ACQUISITION

  Pursuant to the Foundation Agreement, Foundation shall assign to a designee of FPA IPA its option (the "Option") to purchase all of the issued and outstanding stock of Holding Company from Jonathan Scheff, M.D. Upon the exercise of the Option, FPA IPA's designee will transfer all of the issued and outstanding stock of Holding Company to FPA IPA. In consideration of the Option, FPA IPA shall pay to Foundation the sum of $15,000 and FPA California will purchase the indebtedness of Holding Company to Foundation as described above, which indebtedness, together with the indebtedness of FHMS to Foundation, was approximately $80 million as of June 30, 1996. The repayment of this indebtedness will be guaranteed by FPA.

  Following the consummation of the Foundation Transaction, the operations of FHMS will be integrated with existing California operations of FPA and FHMG and TDMC will be provided services by FPA. In addition, pursuant to the 30 year professional group provider agreements, FHMG and TDMC physicians will continue to provide services to enrollees in Foundation's health plans.

  If Seller and Selling Shareholder elect to sell only selected components of FHMS and TDMC, then Foundation and Selling Shareholder shall pay to FPA $6 million on or prior to June 30, 1997 if less than 15,000 additional Foundation enrollees shall have selected primary care physicians who contract with FPA's Professional Corporations in Sacramento, Placer and El Dorado counties, provided that such payment shall not be made if at least 35,000 additional Foundation enrollees shall have selected such primary care physicians and provided further that such $6 million shall be payable pro rata based upon the number of Foundation enrollees who have selected such primary care physicians between 15,000 and 35,000 as of June 30, 1997.

BACKGROUND OF THE FOUNDATION TRANSACTION

  During April and May 1996, Foundation engaged in non-public, preliminary discussions with potential buyers other than FPA concerning the proposed sale of FHMS and the Medical Groups. On May 24, 1996, Foundation made a public announcement concerning those preliminary discussions. After having read this announcement in a newspaper article, Dr. Seth Flam, Chief Executive Officer of FPA, contacted Kirk A. Benson, Senior Vice President--Corporate Development of Foundation, during the week of May 27, 1996, to indicate FPA's possible interest in pursuing a transaction with Foundation. FPA and Foundation entered into a Confidentiality Agreement on June 4, 1996, and Foundation provided FPA with certain financial and business materials concerning FHMS and the Medical Groups. On June 4, 1996, Dr. Flam, and Steven Lash, Chief Financial Officer of FPA, met with Mr. Benson, Patricia A. Burgess, Vice President and Counsel, Larry Innocent, Director of Finance for Specialty Services Companies, Jerry Newman, President--FHMS and Michael White, Vice President and Assistant Treasurer, of Foundation to discuss on a preliminary basis the terms of a potential transaction. During that week and several following weeks, Foundation provided for the review of FPA and its legal, accounting and financial representatives, additional documents and financial information related to the operations of FHMS, the Medical Groups and the related care centers. On June 6, 1996, the FPA Board of Directors at a regularly scheduled board meeting was informed of the possible transaction with Foundation. On June 12 and 13, 1996, Dr. Flam, Mr. Lash and James Lebovitz, Senior Vice President and General Counsel of FPA, and Messrs. Benson, Newman and White of Foundation, together with Foundation's in-house and outside

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legal advisors and representatives of the investment banking firm of Bear
Stearns & Co., Inc. (which was representing Foundation in the sale) met to discuss a draft of the purchase agreement, further negotiate terms and review additional financial data. These discussions included price, the allocation of purchase price between cash and FPA Common Stock and the terms of registration rights, the assumption of indebtedness and related guarantees and security agreements, real estate terms, and the terms of provider agreements with Foundation's HMOs in California and Arizona, including price and duration. The parties continued to negotiate terms, conduct due diligence and exchange draft agreements on a continuing basis. These meetings included the persons described above, together with each party's legal, accounting and financial advisors. On June 27, 1996, at a special telephonic meeting of the FPA Board of Directors, FPA management reviewed and discussed the terms and conditions of the proposed Foundation transaction. Following these discussions, the FPA Board of Directors approved the Foundation Transaction and authorized the officers of FPA to enter into the Foundation Agreement.

  On June 28, 1996, Foundation and FPA executed the Foundation Agreement. For a description of the terms and conditions of the Foundation Agreement, see "THE FOUNDATION AGREEMENT."

RECOMMENDATION OF THE FPA BOARD OF DIRECTORS AND REASONS FOR THE FOUNDATION TRANSACTION

  For the reasons described below, the FPA Board of Directors has unanimously approved the Foundation Transaction.

  FPA continuously analyzes potential acquisition candidates in the healthcare field. The FPA Board of Directors believes that the Foundation Transaction is fair to and in the best interests of FPA and its stockholders for the reasons described below. Accordingly, the FPA Board of Directors has approved the Foundation Agreement and the transactions contemplated thereby and has directed that the Foundation Agreement and the Foundation Transaction be submitted to a vote of FPA's stockholders at the FPA Special Meeting.

  The FPA Board of Directors believes the negotiated terms of the Foundation Transaction to be the most favorable transaction terms available, considering an array of factors which included those both favorable and adverse to the Foundation Transaction. In evaluating the Foundation Transaction, the FPA Board of Directors consulted with FPA management and legal counsel. It considered the following factors to be material to and in support of its final determination:

  (i) the Foundation Transaction is expected to enable FPA to significantly expand the FPA Network in geographic areas in which FPA currently operates;

  (ii) the Foundation Transaction is expected to substantially increase FPA's size in terms of revenues, profits, physicians and locations which is expected to enhance FPA's national recognition making it easier for FPA to attract and retain new physicians and win Payor contracts;

  (iii) the Foundation Transaction is expected to enable FPA to contract more effectively with specialists and hospitals and to consolidate general and administrative expenses; and

  (iv) the Foundation Transaction is expected to provide additional revenue to FPA under the long-term provider agreements between Foundation and the Medical Groups.

  In addition to the foregoing items, the FPA Board of Directors generally considered those matters discussed under "RISK FACTORS," which included potentially adverse consequences to FPA posed by the Foundation Transaction and, in particular, that the Foundation Transaction would result in a pro forma operating loss of approximately $36.8 million and a pro forma net loss of approximately $39.0 million for the six months ended June 30, 1996. However, the FPA Board of Directors determined that operating efficiencies and the impact of FPA's medical management policies outweighed these pro forma losses. The FPA Board of Directors also noted the fact that following the Foundation Transaction, current FPA stockholders will own as little as 68.7% of the outstanding FPA Common Stock (37.1% if the Merger is also consummated) and uncertainties with respect to the integration of the acquired entities. The FPA Board of Directors reviewed these adverse factors in their totality, without focusing on any one individual factor. Moreover, the FPA Board of Directors considered the management of the combined entity to be capable of addressing and managing the integration of the businesses.

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

Without giving relative weights to the respective factors, favorable and adverse, and without drawing a correlation among the factors, the FPA Board of Directors determined that the factors adverse to the Foundation Transaction were not sufficiently so to negate the incentives for pursuing, and potential benefits of, the Foundation Transaction.

  Finally, the FPA Board of Directors' approval of the Foundation Transaction was conditioned upon the subsequent receipt of an opinion from Oppenheimer confirming its oral opinion that as of such opinion's date and subject to certain assumptions and other matters, the Foundation Transaction was fair, from a financial point of view, to FPA's stockholders. Oppenheimer's opinion dated August 1, 1996 is attached as Appendix V to this Proxy Statement/Prospectus. In arriving at its determination, the FPA Board of Directors took Oppenheimer's opinion into consideration.

  The FPA Board of Directors accordingly concluded in its subjective collective judgment that, in light of the foregoing, the terms of the Foundation Agreement are fair to and, therefore, in the best interests of FPA and its stockholders notwithstanding the related risks. See "Background of the Foundation Transaction" and "RISK FACTORS."

  In view of the wide variety of factors considered in connection with the evaluation of the Foundation Transaction, the FPA Board of Directors did not attempt to quantify or otherwise assign relative weights to the specific factors it considered in reaching its determination.

OPINION OF FPA'S FINANCIAL ADVISOR

  FPA retained Oppenheimer to act as its financial advisor and to render an opinion to the Board of Directors of FPA (the "Foundation Opinion") as to the fairness, from a financial point of view, to the stockholders of FPA of the consideration paid and to be paid (the "Acquisition Consideration") in (i) the Foundation Transaction, consisting of the acquisition of all of the issued and outstanding shares of FHMS by FPA California and all of the issued and outstanding shares of Holding Company by FPA IPA or its designee pursuant to the Foundation Agreement, (ii) the recently completed acquisition of all of the issued and outstanding shares of Intergroup IPA, P.C. ("Arizona IPA") by FPA Medical Group of Arizona, P.C. ("FPA Arizona"), an affiliated professional corporation of FPA, pursuant to a Stock Purchase Agreement dated June 28, 1996 by and among FPA Arizona, Ross Henderson, M.D. and Foundation (the "Arizona IPA Agreement") and (iii) the recently completed acquisition of all of the issued and outstanding shares of FHC IPA, Inc. ("Florida IPA") by FPA Acquisition Corporation ("FAC"), a wholly-owned subsidiary of FPA, pursuant to a Stock Purchase Agreement dated June 28, 1996 by and among FAC, CareFlorida Health Plan, Inc., Foundation Health, a South Florida Health Plan, Inc. and Foundation (the "Florida IPA Agreement"). FPA selected Oppenheimer based on its qualifications, expertise and familiarity with FPA.

  The Foundation Transaction and the acquisitions of Arizona IPA and Florida IPA are referred to collectively herein as the "Acquisitions." The Foundation Companies, Arizona IPA and Florida IPA are referred to collectively herein as the "Acquired Foundation Entities." The Foundation Agreement, the Arizona IPA Agreement and the Florida IPA Agreement are referred to collectively herein as the "Agreements."

  In rendering the Foundation Opinion Oppenheimer treated the Acquisitions as a single transaction.

  Pursuant to the Agreements, as more fully described therein, the Acquisition Consideration is expected to be comprised of: (1) $5 million in cash; (ii) $75 million in FPA Common Stock; (iii) $39 million in short term notes; (iv) up to $92 million in seven year notes, (depending on liabilities incurred between June 30, 1996 and the closing of the Foundation Transaction); and (v) $11 million in assumed liabilities. The number of shares of FPA Common Stock to be issued to Foundation will be equal to (A) $75 million minus the amount of any cash paid by FPA in lieu of FPA Common Stock to Foundation, divided by (B) the average of the per share closing price of FPA Common Stock during the ten trading days ending on the second trading day prior to the closing of the Foundation Transaction (the "Foundation Closing") as reported on Nasdaq (the "FPA/Foundation Price").

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In the event the FPA/Foundation Price is less than $13.60, FPA may in its sole discretion terminate the Foundation Agreement; provided that Foundation may cause the transaction to proceed by accepting a number of shares of FPA Common Stock equal to $75 million divided by $13.60.

  The purchase price will be adjusted at closing to include the pre-tax losses incurred in the third quarter of 1996 by FHMS and the Medical Groups (which will be funded by increased indebtedness to Foundation and assumed by FPA under the Agreement). Such amounts have been estimated to be $9 million and will be added to the purchase price and funded through an increase in the seven year note described in (iv) above. As part of the Agreement, the Acquired Foundation Entities will receive from Foundation and its affiliates $55 million as compensation for insuring continued and uninterrupted access to the professionals practicing within the Acquired Foundation Entities, commencing in the third quarter of 1996 and ending in the fourth quarter of 1998 (the "Guaranteed Access Payments").

  In performing its valuation analyses of the Acquired Foundation Entities, Oppenheimer made adjustments to the Acquisition Consideration that is deemed appropriate in the context of its valuation analyses. Such adjustments were performed solely for the purposes of Oppenheimer's analyses and not for any other purpose. These adjustments, aggregating to a $15.0 million reduction in the Acquisition Consideration, included: (i) a reduction of $6.0 million to reflect the cash expected to be held by the Acquired Foundation Entities at closing; (ii) an increase of $9.0 million to reflect the estimated September quarter pre-tax loss of the Acquired Foundation Entities (excluding the Arizona IPA and the Florida IPA) to be assumed by FPA; and (iii) reductions based upon the terms of the Acquisition relative to FPA's current borrowing opportunities and the issuance by other public companies of non-registered common stock. Oppenheimer noted that the interest rate to be paid by FPA on the seven year notes is LIBOR plus 0.45%, significantly below the rate of LIBOR plus 2.50% historically paid by FPA on its bank debt which will be senior to the seven year notes, and concluded that the market rate of interest FPA would pay on comparable debt would be approximately LIBOR plus 2.75%. In addition, Oppenheimer reviewed the discounts from market values at which selected health care industry private placement in public equity ("PIPEs") were completed between January 1, 1993 and December 31, 1995, since stock issued in PIPEs is usually unregistered but accorded registration rights exercisable within 180 days of the sale. Discounts of the offering prices ranged between 2.1% and 54.4%, with an average of 19.7%, as compared to the price one day prior to the sale, and between -0.1% and 44.1%, with an average of 16.7%, as compared to the average trading price ten days prior to the sale. The average placement size of the PIPEs analyzed was $11.8 million. Oppenheimer concluded, based on this information and the significantly greater amount of unregistered FPA Common Stock being issued in the Foundation Transaction, that a discount of 15% from the fair market value was appropriate in performing its valuation analyses.

  Oppenheimer has delivered the Foundation Opinion, dated August 1, 1996, to the FPA Board of Directors to the effect that, subject to the various considerations set forth in such opinion, as of such date, the Acquisition Consideration was fair, from a financial point of view, to the stockholders of FPA. Oppenheimer did not recommend to FPA that any specific amount of consideration constituted the appropriate consideration for the Acquisitions. The Acquisition Consideration was established by the parties to the Acquisitions. No limitations were imposed by the FPA Board of Directors on Oppenheimer with respect to the investigations made or procedures followed by it in rendering the Foundation Opinion. The Foundation Opinion addresses only the fairness, from a financial point of view, of the Acquisition Consideration to be paid by FPA, and does not constitute a recommendation to any FPA stockholder as to how such stockholder should vote at the FPA Special Meeting.

  THE SUMMARY OF THE FOUNDATION OPINION SET FORTH IN THIS PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE FOUNDATION OPINION ATTACHED HERETO AS APPENDIX V. FPA'S STOCKHOLDERS ARE URGED TO, AND SHOULD, READ THE FOUNDATION OPINION CAREFULLY IN ITS ENTIRETY IN CONJUNCTION WITH THIS PROXY STATEMENT/PROSPECTUS FOR THE ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED AND LIMITS OF THE REVIEW BY OPPENHEIMER.

  As set forth in the Foundation Opinion, Oppenheimer relied upon and assumed the accuracy and completeness of all of the financial and other information available to it from public sources and provided to it by the managements of FPA, Foundation and the Acquired Foundation Entities and their respective representatives. FPA provided Oppenheimer with financial projections for FPA and for the Acquired Foundation Entities, as well as projected cost savings to be achieved at the Acquired Foundation Entities from the implementation of previously identified cost reduction plans and increased revenues resulting from negotiated agreements with Foundation and the increased likelihood of negotiating new Payor contracts as a result of being unaffiliated with any particular HMO. Oppenheimer assumed that all such projections, including and without limitation the projected cost savings and increased revenues, were reasonably prepared on bases reflecting the best available information, estimates and judgment of the management of FPA. The financial projections provided by FPA were primarily based on assumed revenue and profit growth rates for its existing business, with the majority of FPA's estimated growth derived through addition of physicians, Payor contracts and enrollees to the FPA Network. The projections provided by FPA management for the Acquired Foundation Entities assume the successful implementation of ongoing cost reduction plans, the addition of members to the Medical Groups through Foundation and through new Payor contracts, and the receipt of the Guaranteed Access Payments. In arriving at its opinion, Oppenheimer neither made nor obtained any independent valuation or appraisal of the assets or liabilities of FPA or the Acquired Foundation Entities.

  Oppenheimer also assumed the accuracy of the advice and conclusions of FPA's legal counsel and accountants with respect to tax and accounting matters as provided to Oppenheimer by FPA's management, including, without limitation, that: (i) valid elections will be made with respect to the acquisition of each of the Acquired Foundation Entities under (S)338(h)(10) of the Code; (ii) for financial accounting purposes, FPA will be treated as a lessee of all real estate leased by the Acquired Foundation Entities; and (iii) for financial accounting purposes, Guaranteed Access Payments will be recognized as revenue when earned by FPA. The Foundation Opinion is based upon Oppenheimer's analyses of certain factors in light of its assessment of general economic, financial and market conditions that could be evaluated by it as of the date of the Foundation Opinion. In all cases, historical results were adjusted for extraordinary items and other non-recurring or non-operating charges.

  In rendering the Foundation Opinion, Oppenheimer, among other things: (i) reviewed the Agreements; (ii) reviewed FPA's annual reports to stockholders and its annual reports on Form 10-K for fiscal years ended December 31, 1994 and 1995 and its quarterly report on Form 10-Q for the three months ended March 31, 1996; (iii) reviewed the unaudited financial statements of FHMG, TDMC and FHMS for the fiscal year ended June 30, 1996 and the month ended June 30, 1996; (iv) reviewed the Certificate of Incorporation of FPA; (v) reviewed the financial projections for FPA prepared by FPA's management for the six months ending December 31, 1996 and the years ending December 31, 1997 and 1998; (vi) reviewed the financial projections for the Acquired Foundation Entities prepared by FPA's management based, in part, upon projections previously prepared by Foundation management (other than for purposes of the Acquisitions) for the six months ending December 31, 1996 and the years ending December 31, 1997 through December 31, 2000; (vii) held discussions with the senior managements of FPA and Foundation to review historical and current operations and financial conditions, with the senior management of FPA to review projections and strategies of FPA and the Acquired Foundation Entities and with the senior management of Foundation to review the assumptions utilized by FPA management in the preparation of financial projections for the Acquired Foundation Entities; (viii) reviewed current and historical market prices and trading data of the FPA Common Stock; (ix) reviewed financial and market data for certain public companies Oppenheimer deemed comparable to FPA and the Acquired Foundation Entities; (x) reviewed and analyzed recent mergers and acquisitions of companies in lines of business Oppenheimer deemed comparable to the Acquired Foundation Entities; (xi) analyzed the financial impact of the Acquisitions on the combined company, including the pro forma earnings per share; (xii) prepared a discounted cash flow valuation of FPA and the Acquired Foundation Entities; (xiii) reviewed the impact of the Sterling Merger on the Acquisitions; and (xiv) performed such other analyses and reviewed such other documents and information as Oppenheimer deemed appropriate.

  Valuation of the Acquired Foundation Entities. Oppenheimer performed three primary valuation analyses of the Acquired Foundation Entities: (i) a comparison of the Acquired Foundation Entities with certain publicly

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

traded companies in the physician practice management industry (the "PPM Companies") which analysis consisted of reviewing and considering certain financial and market data for the PPM Companies (the "Foundation Comparable Companies Analysis"); (ii) a discounted cash flow analysis which consisted of adding the discounted present value of the projected future cash flows of the Acquired Foundation Entities from July 1, 1996 to December 31, 2000 and the discounted present value of the terminal value of the Acquired Foundation Entities, based on a multiple of the net income projected for the fiscal year ending December 31, 2000 (the "Foundation Discounted Cash Flow Analysis"); and
(iii) a comparison of consideration paid in certain merger and acquisition transactions involving companies in the physician practice management industry.

  Foundation Comparable Companies Analysis. Oppenheimer analyzed 17 PPM Companies to evaluate the market values at which these companies trade relative to their respective historical and projected financial performance. The PPM Companies in the Foundation Comparable Companies Analysis consisted of the following companies that focus on the primary care, single-specialty and multi-specialty segments of the physician market: AHI Healthcare Systems, Inc., American Oncology Resources, Inc., Apogee, Inc., Caremark International, Inc., EquiMed, Inc., MedPartners/Mullikin, Inc., OccuSystems, Inc., Orthodontic Centers of America, Inc., Pediatric Services of America, Inc., Pediatrix Medical Group, Inc., PHP Healthcare Corporation, PhyCor, Inc., PhyMatrix Corp., Physician Reliance Network, Inc., Physician Resource Group, Inc., Sheridan Healthcare, Inc. and United Dental Care, Inc. Oppenheimer analyzed, among other things, the market values and certain financial criteria for the PPM Companies, including their revenue, earnings before interest, taxes, depreciation and amortization ("EBITDA"), earnings before interest and taxes ("EBIT") and earnings per share, in each case, for the most recent twelve-month periods for which financial data was available ("LTM") and on an estimated basis for 1996 and 1997. Such estimates for revenues, EBITDA and EBIT for the PPM Companies were derived from publicly available research reports published by a variety of investment firms and research analysts. Oppenheimer chose the research reports for each PPM Company based upon the experience and reputation of the investment firms and research analysts and the date of such reports. Oppenheimer utilized its own research reports for MedPartners/Mullikin, Inc. and PhyCor, Inc. Such estimates for earnings per share for the PPM Companies were based on information provided by FIRST CALL Research.

  Because the operations of FHMS and the Medical Groups have historically experienced operating losses, and significant cost reductions and revenue synergies are expected to be realized in the future, Oppenheimer based the derived valuations on projected 1997 results. The low, high and mean values, respectively, for Aggregate Value (market value of common equity on August 1, 1996 plus total debt and preferred stock less cash) as a multiple of each of the indicated statistics for the PPM Companies were as follows: (a) 1997 revenue: 0.5x, 5.9x and 1.7x; (b) 1997 EBITDA: 3.3x, 18.7x and 11.0x; and (c)
1997 EBIT: 3.7x, 20.4x and 13.1x. The low, high and mean market values of common equity on August 1, 1996 as a multiple of 1997 earnings per share for the PPM Companies were 11.5x, 39.9x and 24.2x, respectively.

  Applying these results to the Foundation Projections yielded implied market values for the Acquired Foundation Entities ranging from $221.0 million to $470.4 million, with an average of $341.2 million. As with its Opinion issued in connection with the Sterling Merger described on page 54 above, Oppenheimer considered the impact of applying a 30% premium to the intrinsic value of the Acquired Foundation Entities derived in the Foundation Comparable Companies Analysis to incorporate typical premiums paid for the acquisition of non-financial public companies with market values ranging from $100.0 million to $300.0 million. Applying an acquisition premium of approximately 30% to the implied per share valuations described above based on the Foundation Projections yielded a range of values for the Acquired Foundation Entities of $287.3 million to $611.5 million, with an average of $443.5 million. Oppenheimer compared these implied market values to $193.0 million, the adjusted Acquisition Consideration for the Acquired Foundation Entities.

  The Foundation Discounted Cash Flow Analysis. Oppenheimer performed a discounted cash flow analysis whereby an intrinsic value of the Acquired Foundation Entities was determined by calculating the present value as of October 1, 1996 of the Acquired Foundation Entities' estimated future cash flows from July 1, 1996 to December 31, 2000, and adding to such amount the present value as of October 1, 1996 of the Acquired

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Foundation Entities' terminal value obtained by capitalizing the Acquired
Foundation Entities' projected net income for the year ending December 31, 2000 at multiples of 18.0x, 20.0x and 22.0x. As with its Opinion issued in connection with the Sterling Merger, the range of these terminal value multiples was based on a range of net income multiples at which HMOs have traded over the past three years, as Oppenheimer believed that physician practice management companies would experience growth and consolidation trends similar to those experienced by the HMO industry. Oppenheimer confirmed with FPA management that this range of multiples was typically applied by FPA management when evaluating acquisition opportunities in the physician practice management industry. Oppenheimer also believed that the range for terminal value multiples it used was conservative relative to the mean market values of common equity for the PPM Companies on August 1, 1996 as a multiple of LTM earnings per share (41.9x).

  Oppenheimer applied discount rates of 11.5%, 14.5% and 17.5% to calculate the intrinsic value of the Acquired Foundation Entities' estimated future cash flows from July 1, 1996 to December 31, 2000 and the terminal value calculated based on a multiple of the Acquired Foundation Entities' 2000 projected net income. This range of discount rates reflects the weighted average cost of capital assumed to be used by FPA to acquire the Acquired Foundation Entities:
$89 million of long-term debt at 6.25% and $130 million at 15%, 20% and 25%, which reflects the equity cost of capital assumed in valuing FPA (as noted under the caption, "FPA Discounted Cash Flow Valuation" below).

  The range of intrinsic values derived for the Acquired Foundation Entities using this discounted cash flow was $202.1 million to $281.7 million, with a midpoint value of $238.5 million. Oppenheimer compared these intrinsic values to $193.0 million, the adjusted Acquisition Consideration for the Acquired Foundation Entities.

  Merger and Acquisition Transaction Analysis. Oppenheimer reviewed the consideration paid in certain merger and acquisition transactions involving physician practice management companies. Because significant premiums are placed on opportunities to acquire significant market share in a single transaction, Oppenheimer included only transactions that were comparable in size to the Acquisitions and for which meaningful financial and membership data were publicly available. The comparable transactions consisted of the following acquisitions: Mullikin Medical Enterprises, L.P. by MedPartners, Inc.; Pacific Physicians Services, Inc. by MedPartners/Mullikin, Inc. and certain assets of Coastal Physician Group, Inc. by Humana Inc.

  Since the Acquired Foundation Entities have historically experienced operating losses, Oppenheimer considered only multiples of managed care members acquired and of revenues in the comparable transactions. In applying the multiples derived from this analysis, Oppenheimer adjusted the trailing twelve month ("TTM") revenues of the Acquired Foundation Entities to reflect the following contractual adjustments: (i) $16 million of shared risk revenues which were not reflected in the Acquired Foundation Entities' historical income statements; and (ii) the $1.4 million annual payment that Foundation is obligated to pay FPA for as long as FPA services Foundation's HMO members. In addition, Oppenheimer increased TTM revenues by the pro forma revenues of the Florida and Arizona IPAs which were not included in the historical income statements provided by Foundation.

  Oppenheimer calculated multiples for each transaction based on the ratio of the offer price including total debt and preferred stock less cash ("Purchase Aggregate Value") to such acquired companies' pre-acquisition managed care members and TTM revenue. The average and median Purchase Aggregate Value multiples of each of the indicated statistics for the comparable transactions were as follows: (a) per managed care member acquired: $945 and $1,059, respectively; and (b) TTM revenue: 0.7x and 0.8x, respectively. Applying the average and median multiples to the Acquired Foundation Entities' TTM revenues and managed care members acquired yielded derived values of the Acquired Foundation Entities of $143.1 million to $286.9 million, with an average of $212.9 million. Increasing these values to reflect the net present value of the Guaranteed Access Payments, discounted at 20% per annum, yielded values from $170.6 million to $314.4 million with an average of $240.4 million. Oppenheimer compared these derived values to $193.0 million, the adjusted Acquisition Consideration for the Acquired Foundation Entities.

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  Valuation of FPA. In consideration of the fact that the Acquisitions require the issuance of FPA's Common Stock, Oppenheimer conducted a variety of analyses to determine that the range of potential market values of the FPA Common Stock to be issued in connection with the Acquisitions appropriately reflects the stock's intrinsic value.

  The FPA Stock Analysis. Oppenheimer reviewed current and historical market closing prices and trading data of FPA's Common Stock since the initial public offering of such stock in October 1994. Oppenheimer noted that during the period from FPA's initial public offering to August 1, 1996, FPA's Common Stock traded at prices as high as $20 1/8 and as low as $5 1/8 per share. During the twelve months ended August 1, 1996, FPA's Common Stock traded at prices as high as $20 1/8 and as low as $5 7/8. Oppenheimer compared these prices to $19.75, the closing price of FPA Common Stock on August 1, 1996, and $13.60, the minimum price for the FPA Common Stock implied by the Agreements.

  FPA Comparable Companies Analysis. Oppenheimer compared FPA to the PPM Companies used in the Foundation Comparable Companies Analysis noted above. Applying the multiples at which the PPM Companies trade to the FPA projections for the fiscal year ending December 31, 1997, yielded implied market values ranging from $183.3 million ($13.48 per share) to $565.9 million ($41.61 per share), with an average of $273.3 million ($20.10 per share). Oppenheimer compared these implied market values to $19.75, the closing price of FPA Common Stock on August 1, 1996, and $13.60, the minimum price for the FPA Common Stock implied by the Agreements.

  FPA Discounted Cash Flow Analysis. Oppenheimer derived an intrinsic valuation of FPA's equity based on a discounted cash flow analysis similar to the approach used to value the Acquired Foundation Entities. In consideration of FPA's estimated weighted average cost of capital, high growth estimates reflected in FPA's financial projections and the need for FPA to improve its current operating margins to attain such projections, Oppenheimer used a range of discount rates of 15% to 25% to calculate the present value of FPA's projected cash flows from July 1, 1996 to December 31, 1998 and the terminal value calculated based on a multiple of FPA's 1998 projected net income. Oppenheimer used terminal value multiples of 18.0x, 20.0x and 22.0x estimated 1998 net income. This valuation methodology produced a per share value for FPA Common Stock ranging from $129.0 million ($10.08 per share) to $210.9 million ($16.48 per share), with midpoint of $166.4 million ($13.00 per share). Oppenheimer compared these intrinsic values to $19.75, the closing price of FPA Common Stock on August 1, 1996, and $13.60, the minimum price for the FPA Common Stock implied by the Agreements.

  Accretion/Dilution Analysis. Oppenheimer reviewed the impact of the Acquisitions on FPA's financial projections, assuming the cost savings and revenue synergies noted above. Based upon the projections for FPA and the Acquired Foundation Entities provided by FPA management, Oppenheimer concluded that the transaction should be accretive to the earnings per share in the quarters ending September 30, 1996 and December 31, 1996 and in fiscal 1997 and 1998, for the range of FPA Common Stock prices between $13.30 and $20.00.

  As an ancillary analysis, Oppenheimer compared the projected earnings per share of FPA to the earnings per share of the combined company comprised of FPA, Sterling and the Acquired Foundation Entities. This analysis included the impact of revenue synergies and cost savings projected by the managements of FPA and Sterling, consisting of revenue synergies of $10.0 million and $30.5 million for the years ending December 31, 1997 and 1998, respectively, and cost savings of $1.5 million for each of the years ending December 31, 1997 and 1998. Based on the projections for FPA, Sterling and the Acquired Foundation Entities provided by FPA management, Oppenheimer concluded that the combination of the Sterling Merger and Acquisitions should be accretive to the earnings per share of FPA in the quarters ending September 30, 1996 and December 31, 1996 and in fiscal 1997 and 1998, for the range of FPA Common Stock prices between $13.30 and $20.00. In addition, Oppenheimer compared the projected earnings per share of FPA and Sterling (assuming the Sterling Merger had already closed) to the earnings per share of the combined company comprised of FPA, Sterling and the Acquired

Foundation Entities. As in the other analyses, Oppenheimer concluded that the combination of the Sterling Merger and Acquisitions should be accretive to pro forma combined earnings per share of FPA and Sterling in the quarters ending September 30, 1996 and December 31, 1996 and in fiscal 1997 and 1998, for the range of FPA Common Stock prices between $13.30 and $20.00.

  The foregoing summary does not purport to be a complete description of the analyses performed by Oppenheimer. A fairness opinion is the product of a complex process and cannot necessarily be partially analyzed or readily summarized. Examining portions of the analyses summarized above, without considering the analyses as a whole, could create an incomplete view of the processes underlying the Foundation Opinion. In arriving at its opinion, Oppenheimer did not attribute any particular weight to any analysis or fact considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. The analyses were prepared by Oppenheimer solely for purposes of providing its opinion as to the fairness of theAcquisition Consideration, from a financial point of view, to the stockholders of FPA. Analyses based upon projections of future results are inherently subject to substantial uncertainties and are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by any analysis. Additionally, analyses relating to the values of businesses do not purport to be appraisals or to reflect the prices at which businesses may actually be sold or combined. Accordingly, Oppenheimer expressed no opinion as to what the value of FPA Common Stock actually will be subsequent to the Acquisitions. As described above, Oppenheimer's Opinion and presentation to FPA's Board of Directors was one of many factors taken into consideration by FPA's Board of Directors in making its determination to approve the Acquisitions.

  Oppenheimer is a nationally recognized investment banking firm. As part of its investment banking services, it is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions and for other purposes.

  Oppenheimer serves as a market maker for the FPA Common Stock. In the ordinary course of its business, Oppenheimer may actively trade the securities of FPA for its own account or for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. Oppenheimer has also provided investment banking services to FPA, including acting as underwriter in the Company's public offerings of common stock. In connection with the public offerings of FPA, Oppenheimer has received approximately $693,000. Oppenheimer also provides equity research coverage of FPA.

  FPA has agreed to pay Oppenheimer a fee of $325,000 for rendering its opinion in connection with the Acquisitions, payable at the time it delivered its fairness opinion to the Board of Directors. FPA has also agreed to reimburse Oppenheimer for its reasonable out-of-pocket expenses (including fees of its counsel), subject to certain adjustments, and to indemnify Oppenheimer and certain related persons against certain potential liabilities in connection with the engagement of Oppenheimer, including certain potential liabilities under the federal securities laws.

ANTICIPATED ACCOUNTING TREATMENT

  The Foundation Transaction will be accounted for using the purchase method of accounting.

CERTAIN REGULATORY MATTERS

  No federal or state regulatory requirements remain to be complied with in connection with the Foundation Transaction, except for certain required notifications and closing and post-closing filings.

                           THE FOUNDATION COMPANIES

BUSINESS

  FHMS. FHMS provides facilities management, non-physician healthcare professionals and other administrative and management services to the Medical Groups. These services include the lease of the care centers and other facilities for the operation of the Medical Groups, the provision of all building services reasonably necessary for the proper operation of the leased facilities, the provision of equipment, furniture and furnishings, repair and maintenance of the facilities and, other than physicians and allied health professionals, all personnel reasonably necessary for the proper and efficient operation of the Medical Groups. The personnel services include clerical and administrative support, payroll, bookkeeping and accounting services, pension plan and employee benefits administration, financial and management reports, marketing and public relations services, management information services and review of managed care agreements. The Medical Groups are responsible for the operation of the medical practice at each of the facilities, appropriate physician and allied health professionals staffing, physician compensation, quality assurance and utilization management services, credentialing and peer review and community medical education. FHMS and the Medical Groups have created a Joint Policy Committee which is responsible for developing management and administrative policies for the Medical Groups.

  Holding Company. Holding Company is the parent of FHMG and TDMC.

  FHMG. FHMG began operations in spring 1993 to increase the availability of primary care physicians for Foundation's members and to enhance members' access to such physicians at specific locations throughout California. Foundation was interested in establishing care centers where Foundation had concentrated membership, particularly in the Sacramento area of Northern California. FHMG was created through acquisition of multiple small physician practices primarily in the Sacramento and Stockton areas of Northern California and in the Oxnard and Ventura areas of Southern California. FHMG has developed a reputation as a high quality primary care medical group in these areas.

  As of June 30, 1996, FHMG's 94 physicians and 16 nurse practitioners, paraprofessionals and physician assistants offer primary care. Most of the HMO's enrollees linked to FHMG providers receive specialist services through discounted fee-for-service or capitated arrangements with specialty providers. FHMG currently has capitated contracts with ancillary care providers in the areas of laboratory, physical therapy, and radiology.

  TDMC. TDMC was established in November 1994 concurrent with Foundation's acquisition of Intergroup Healthcare Corporation, an Arizona based HMO ("Intergroup"). Headquartered in Tucson, Arizona TDMC provides high quality primary and specialist health care services through a multi-specialty team approach primarily in Tucson (Pima County) and Phoenix (Maricopa County), Arizona's two major metropolitan areas. TDMC currently employs 217 providers and seven paraprofessionals at 18 care centers throughout Arizona.

  Of TDMC's 217 providers, approximately 60% offer primary care and 40% provide specialty care. Patients are referred to specialists in areas such as allergy, anesthesiology, dermatology, ear/nose/throat, hematology, oncology, neurology, ophthalmology, orthopedics, pulmonology, radiology, and urology. Fully-capitated members accounted for approximately 80% of TDMC's revenues for the year ended June 30, 1996. All TDMC facilities provide both fee-for-service medical care and pre-paid health care services.

  TDMC has implemented a system of medical utilization review headed by a full-time Medical Director, who is supported by on-site Medical Directors, Utilization Management Nurses and a computerized system for referral authorization. In addition, in-hospital Nurse Case Managers work with the regional Medical Directors on discharge planning.

FACILITIES

  FHMS provides to FHMG and TDMC an aggregate of 35 medical facilities, one surgical center and one administrative office building. Of these, 13 in California and five in Arizona are owned by FHMS or its affiliates or a grantor trust related to Foundation's tax retention operating lease financing which trust leases certain care centers to FHMS. The remaining properties are leased from non-affiliated third parties. All of the facilities in California are new or recently remodeled. The medical centers are equipped with the appropriate medical equipment to provide required health care services to patients.

PAYOR AND PROVIDER CONTRACTS AND PHYSICIAN COMPENSATION

  Payor Contracts. The Medical Groups provide primary care, specialty care and pharmaceutical services to members of various health plans including Foundation's HMOs, PPOs and indemnity patients. They derive most of their revenues through capitated contracts with affiliated HMOs which obligate them to provide primary, specialty and ancillary care services to the HMO's members. The Medical Groups also generate revenues from hospital and other risk sharing pools and from fee-for-service patients. The Medical Groups provide certain of these services themselves and contract for the remainder with various other providers. Payors generally provide claims processing, product marketing and advertising, and other administrative services.

  Provider Contracts. The Medical Groups' payor contracts typically require the Medical Groups to provide all of the physician and ancillary health care services. If a Medical Group does not have the expertise among its employed physicians, it contracts with providers outside the group to provide the required medical services to the Medical Groups' patients. Typically, these services are rendered on a discounted fee-for-service basis. However, some providers have capitation agreements that pay a fixed monthly payment for each HMO member linked to that provider. Existing capitation arrangements exist for laboratory, physical therapy and radiology services.

  Physician Compensation. The employed physicians of the Medical Groups generally are paid a salary plus an incentive bonus pursuant to standard employment agreements. The amount of the bonus is based on factors related to patient satisfaction, productivity, medical management, utilization management and number of linked lives to Foundation or other payor plans.

COMPETITION

  The health care industry is highly competitive and is subject to continuing changes in how services are provided and how providers are selected and paid. Generally, the Medical Groups compete with entities that contract with payors for the provision of prepaid health services (including, but not limited to medical groups, independent physician associations, independent private physicians and physician-hospital organizations) and with hospitals and payors which own or operate health care delivery systems. FHMS competes with other companies including entities such as management service organizations which provide management services to health care providers. Such competitors may include local, regional and national entities.

INSURANCE

  The Medical Groups and all physicians employed by the Medical Groups have medical/legal insurance coverage through a Foundation-affiliated insurance company and various excess insurers through the Farmers/Lloyds Excess Program. Current policy limits are $2,000,000 per claim with no aggregate and no deductibles. The policies are claims made. In connection with the Foundation Transaction, Foundation's affiliated insurance company will continue to provide professional liability insurance coverage to the physicians employed by the Medical Groups for periods prior to the Foundation Closing.

LEGAL PROCEEDINGS

  FHMS and the Medical Groups are party to certain legal actions arising in the ordinary course of business, generally related to professional liability issues or employment related issues. In the opinion of the management of these companies, based in part on consultation with legal counsel, the liability, if any, under these claims is either adequately covered by insurance or will not have a material adverse effect on the companies' financial position.

       BUSINESS AND FINANCIAL INFORMATION REGARDING FHMS, FHMG AND TDMC

SELECTED FINANCIAL DATA

  The following selected financial data of FHMS, FHMG and TDMC (collectively the "Combined Companies") has been derived from the Combined Companies' unaudited balance sheet as of June 30, 1994 and the audited financial statements as of June 30, 1995 and 1996 and for the years ended June 30, 1994, 1995 and 1996. The following data should be read in conjunction with the Combined Financial Statements of the Combined Companies, the related notes thereto, and Management's Discussion and Analysis of Financial Condition and Results of Operations of the Combined Companies included elsewhere in this Proxy Statement/Prospectus.

                                               YEAR ENDED JUNE 30,
                                      ----------------------------------------
                                          1994          1995          1996
                                      ------------  ------------  ------------
STATEMENT OF OPERATIONS DATA:
Revenues:
  Capitated revenue-related party.... $ 82,777,000  $ 80,281,000  $119,639,000
  Patient service revenue, net.......   24,992,000    34,782,000    24,639,000
  Other income.......................    2,934,000     3,233,000     9,484,000
                                      ------------  ------------  ------------
    Total revenues...................  110,703,000   118,296,000   153,762,000
                                      ------------  ------------  ------------
Expenses:
  Salaries and benefits..............   72,800,000    97,147,000   114,076,000
  Health care services...............   22,770,000    22,793,000    54,249,000
  Selling, general and administra-
   tive..............................   22,925,000    32,564,000    46,492,000
  Depreciation and amortization......    3,373,000     6,393,000     9,179,000
  Interest expense...................    2,895,000     7,426,000    10,379,000
  Other expense......................      921,000     1,680,000           --
                                      ------------  ------------  ------------
    Total expenses...................  125,684,000   168,003,000   234,375,000
                                      ------------  ------------  ------------
Loss from operations.................  (14,981,000)  (49,707,000)  (80,613,000)
Benefit for income taxes.............    3,786,000     4,366,000    48,357,000
                                      ------------  ------------  ------------
Net loss............................. $(11,195,000) $(45,341,000) $(32,256,000)
                                      ============  ============  ============
BALANCE SHEET DATA:                    (unaudited)
Current assets....................... $ 27,347,000  $ 14,192,000  $  8,937,000
Current liabilities..................   64,918,000   169,001,000   190,362,000
Total assets.........................   94,624,000   136,122,000   118,579,000
Long-term obligations................   32,846,000    16,460,000     9,812,000
Shareholder's deficit................   (3,140,000)  (49,339,000)  (81,595,000)

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF FHMS, FHMG AND TDMC

  The following discussion of the results of operations and financial condition of the Combined Companies should be read in conjunction with the Combined Financial Statements and notes thereto included elsewhere in this Proxy Statement/Prospectus.

 RESULTS OF OPERATIONS OF THE COMBINED COMPANIES

 Year Ended June 30, 1996 Compared to Year Ended June 30, 1995.

  Total revenues increased 30.0% or $35,466,000 to $153,762,000 for the year ended June 30, 1996 from $118,296,000 for the year ended June 30, 1995. This increase is due primarily to the acquisition of Tucson Medical Associates in August 1995 and as a result of renegotiation of the provider agreement with Foundation

Health, a California Health Plan ("Health Plan") and an increase in patients served. This new agreement provides for a fixed payment per member per month for all primary and specialty professional medical services rendered for HMO members linked to FHMG. Previously, FHMG received reimbursement for primary care services under a fee for service agreement. Patient fee-for-service revenue decreased by 29.2%% or $10,143,000 as a result of the conversion of the Health Plan members from fee-for-service to capitation based contracts. Other income increased by $6,251,000 to $9,484,000 for the year ended June 30, 1996 primarily as a result of selling the laboratory and physical therapy departments of TDMC to an unrelated third party.

  Salaries and employee benefits increased 17.4% to $114,076,000 for the year ended June 30, 1996 compared to $97,147,000 in the prior year, due to the addition of salaried providers and related support staff. These additions included the acquisition of Tucson Medical Associates which had 25 salaried providers and approximately 100 support staff.

  Health care services are costs incurred to provide care to HMO members under its capitated contract. These services are in the form of referral fees to providers outside of the Combined Companies. Health care services increased 138.0% to $54,249,000 for the year ended June 30, 1996 from $22,793,000 in the prior year. The increase is due to patient volume growth and a new FHMG capitation contract. Prior to 1996 FHMG did not have a capitation contract and therefore was not responsible for specialist costs referred outside of the Medical Group.

  Selling, general and administrative expenses, including administrative-- related party expenses, represent various operating costs incurred to provide medical care to patients. These costs include occupancy, medical supplies, insurance, telephone service, and other operating expenses. Selling, general and administrative expenses increased 42.8% to $46,492,000 for the year ended June 30, 1996 from $32,564,000 for the prior year. This increase was the result of expanded operations of the Combined Companies.

  Depreciation and amortization expense increased 43.6% or $2,786,000 to $9,179,000 for the year ended June 30, 1996 as compared with the year ended June 30, 1995 primarily as a result of the addition of several new care centers in California.

  Interest expense, including related party interest expense, increased 39.8% to $10,379,000 for the year ended June 30, 1996 from $7,426,000 for the previous year due to the increased borrowings to fund the development of new care centers and to fund the operating needs of the Combined Companies.

 Year Ended June 30, 1995 Compared to Year Ended June 30, 1994

  The combined statement of operations for the year ended June 30, 1994 includes the financial results of the predecessor company of TDMC for the year ended December 31, 1993 as discussed in Note 2 to the combined financial statements elsewhere in this Proxy Statement/Prospectus. Total revenue increased 6.9% to $118,296,000 for the year ended June 30, 1995 from $110,703,000 in the prior year. The increase is primarily a result of an increase in the overall patient volume. FHMG increased the number of care centers it operates to 16 in 1995 from 4 in 1994. Capitation revenue decreased 3.0% or $2,496,000 as a result of Intergroup Prepaid Health Services of Arizona, Inc. requiring all of its contracting physician groups to reduce capitation rates by 30% beginning January 1995. Patient service revenue increased 39.2% or $9,790,000 due to increased patient volume.

  Salaries and benefits increased 33.4% to $97,147,000 for the year ended June 30, 1995 compared to $72,800,000 in the prior year as a result of adding provider employees and the related support staff.

  Health care services did not change significantly from the prior year. This is consistent with changes in capitated revenue. Health Care Services were $22,793,000 at June 30, 1995 and $22,770,000 for the prior year.

  Selling, general and administrative costs increased 42.0% to $32,564,000 for the year ended June 30, 1995 compared to $22,925,000 the prior year due to expansion of the Care Centers in California. During 1995 FHMG increased the number of Care Centers it operates by 300% over 1994.

  Depreciation and amortization expense increased 89.5% to $6,393,000 for the year ended June 30, 1995 from $3,373,000 in the previous year. This increase reflects the accompanying increase in property and equipment and intangible assets related to the Combined Companies' expansion. Such balances increased to $109,985,000 and $9,135,000 respectively at June 30, 1995.

  Interest expense increased to $7,426,000 for the year ended June 30, 1995 from $2,895,000 in the previous year. This relates to the funds that were borrowed to fund the development of the care centers and the operating costs of the Combined Companies.

 LIQUIDITY AND CAPITAL RESOURCES

  The Combined Companies have experienced net losses since their inception. Their growth and expansion have been financed from borrowings under a line of credit with FHC. Outstanding borrowings under the revolving line of credit were $129,251,000 and $133,036,000 as of June 30, 1995 and 1996. Borrowings
were reduced by $48,357,000 during the year ended June 30, 1996 as a result of the recognition of the tax benefits generated by the Medical Groups and otherwise would have been $181,393,000.

  Net cash flows during the year ended June 30, 1996 resulted in a decrease in cash and cash equivalents to $-0- at June 30, 1996 from $1,566,000 at June 30, 1995. Cash used for operating activities during the year ended June 30, 1996 totaled $56,825,000, resulting primarily from net losses and partially offset by an increase in accounts payable and reserves for claims payable. Cash provided for financing activities during the year ended June 30, 1996 totaled $76,641,000 resulting primarily from an increase in notes payable of $80,984,000. Cash used by investing activities for the year ended June 30, 1996 was $21,382,000 comprised primarily of $5,384,000 in proceeds from the sale of property and equipment offset by an increase of $3,108,000 in intangible assets and $27,734,000 for the acquisition of property and equipment.

                           THE FOUNDATION AGREEMENT

  Set forth below is a summary of the material terms of the Foundation Agreement. The following description does not purport to be complete and is qualified in its entirety by reference to the Foundation Agreement, a copy of which is attached as Appendix IV to this Proxy Statement/Prospectus and is incorporated by reference herein.

CONDITIONS TO THE FOUNDATION TRANSACTION

  The respective obligations of each party to effect the Foundation Transaction are subject to the fulfillment at or prior to the Foundation Closing of customary conditions to closing such as the truth of representations and warranties; the absence of litigation or any material adverse change; delivery of certificates, corporate documents and legal opinions; and the receipt of necessary consents and approvals; as well as the following additional conditions:

  Registration Rights Agreement. FPA and Foundation shall have entered into a Registration Rights Agreement regarding the shares of FPA Common Stock issued to Foundation in the Foundation Transaction.

  Master Lease Assignment. FPA, FPA California and the designated "Assignors" thereunder shall have entered into a Master Lease Agreement.

  Transition Agreement. FPA, FPA California and Foundation shall have entered into a Transition Agreement.

  Other Agreements. Certain other agreements shall have been executed, including Professional Group Provider Agreements, Releases, Pledge Agreements and Security Agreements relating to the arrangements described under "THE FOUNDATION TRANSACTION--FHMS Acquisition" and "--Holding Company Acquisition."

  Unless waived by Foundation or Selling Shareholder, the obligation of Foundation and Selling Shareholder to consummate the Foundation Transaction is subject to the satisfaction of the following conditions:

  Guaranties. FPA shall have executed and delivered guaranties guaranteeing certain obligations of FPA California and FPA IPA arising pursuant to the Foundation Agreement.

  Purchase Price. FPA, FPA California and FPA IPA shall have delivered the appropriate cash payments to Foundation.

  Unless waived by FPA, FPA California or FPA IPA, the obligation of FPA, FPA California and FPA IPA to consummate the Foundation Transaction is subject to the satisfaction of the following conditions:

  Transfer of Real Property. Foundation shall have caused FHMS to transfer all real property owned by it in fee (together with all indebtedness encumbering such real property) to an affiliate of Foundation.

  Transfer of CPR Stock. Foundation shall have caused the stock of Catalina Professional Recruiters, Inc. to have been transferred from FHMS to Foundation or an affiliate of Foundation.

  Notice of Designee. Foundation shall have appointed a representative of FPA IPA as "Designee" in accordance with the Share Ownership Agreement so that FPA IPA may, through such person, exercise the Option.

  Stockholder Approval. The Foundation Transaction shall have been approved by the stockholders of FPA. (FPA intends to waive this condition.)

  Voting Agreement. Foundation shall have executed and delivered to FPA a Voting Agreement.

  Physicians. The number of physicians employed by Holding Company and its subsidiaries as of the Foundation Closing shall not be less than seventy-five percent (75%) of the number of physicians employed by Holding Company and its subsidiaries as of the date of the Foundation Agreement.

  Real Estate Matters. FPA California shall, in its good faith business judgment, have approved certain real estate matters with respect to care centers to be leased or acquired in the Foundation Transaction.

REPRESENTATIONS AND WARRANTIES

  The Foundation Agreement contains various representations and warranties by each of the parties thereto relating to, among other things, organization and qualification to do business; authorization; real property; contracts and commitments; permits and governmental filings and approvals; no conflicts or violations; financial statements; litigation; compensation; compliance with laws; employee benefit matters; insurance; liabilities; capital structure; taxes; proprietary rights; subsidiaries; accounts receivable; and legal matters.

COVENANTS

  The parties to the Foundation Agreement have covenanted with each other that:

  Further Assurances. Each party shall use all reasonable efforts to consummate and effectuate the Foundation Transaction.

  No Solicitation. Until the earlier of the Foundation Closing or the termination of the Foundation Agreement, neither Foundation nor Selling Shareholder will directly or indirectly make, entertain, solicit or encourage inquiries or proposals, enter into or conduct discussions or negotiate or enter into an agreement with any party other than FPA, FPA California or FPA IPA for the divestiture of FHMS or Holding Company.

  Inspections. FPA and Foundation shall give each other and their representatives access to certain books and records for the purpose of evaluating the Foundation Transaction.

  Conduct of Business. Foundation and Selling Shareholder shall cause FHMS and Holding Company to operate their respective businesses in the ordinary course; and shall not permit either to issue, deliver or sell any shares of its capital stock or amend its respective charter documents or Bylaws except as necessary to consummate the Foundation Transaction.

  Employee Matters. FPA shall provide each employee of FHMS, Holding Company or the Medical Groups retained by FPA or a subsidiary or affiliate of FPA (the "Retained Employees") benefits substantially similar to those provided under the employee benefit plans applicable to similarly situated employees of FPA. Foundation shall not retain any liabilities or responsibilities with respect to employees or former employees of FHMS or Holding Company.

  FPA's Covenant Not to Compete. Neither FPA nor any of its affiliates shall seek to operate as a comprehensive health care service plan or hold, acquire or make any commitment to hold or acquire a controlling interest in a comprehensive health plan until the termination of the Professional Group Provider Agreements.

  Foundation's Prohibited Conduct. Until the earlier of three years from the date of the Foundation Agreement or the termination of a Professional Group Provider Agreement, Foundation shall not purchase any medical group if the Foundation Affiliates ("FHCA") linked lives to FHMG or TDMC which are provided services by the medical groups acquired during such period in a given area exceed five percent of the number of FHCA linked lives to FHMG or TDMC within such area, or purchase any independent practice association or medical group within a five mile radius of any care center purchased pursuant to the Foundation Agreement.

  Purchase of Indebtedness; Post-Closing Adjustment. The parties agree to adjust the amount of the promissory note issued to Foundation in consideration of indebtedness purchased from FHMS and Holding

Company pursuant to the Foundation Agreement in accordance with a closing date audit of FHMS and Holding Company performed after the Foundation Closing.

  Agreement to Vote Shares. Each officer of FPA will agree to vote his or her shares of FPA Common Stock in favor of the Foundation Transaction and FPA shall use its best efforts to have each non-officer director and beneficial owner of more than five percent of the outstanding FPA Common Stock to vote his, her or its shares in favor of the Foundation Agreement.

  Surgery Center Referrals. Foundation and FPA shall use their reasonable best efforts to enter into an agreement prior to the Foundation Closing providing for referrals from FHMG, TDMC and Intergroup IPA, P.C. to certain surgery centers such that the referral pattern to such surgery centers from such groups shall be substantially similar to that prior to the Foundation Closing.

  Disease State Management. Foundation and FPA will cause their appropriate affiliates to enter into an agreement prior to the Foundation Closing which would promote Foundation's Disease State Management programs.

  Real Estate Matters. Foundation shall deliver certain real estate documents and materials to FPA no later than 45 days after the date of the Foundation Agreement.

  Guaranty Payments. In the event Foundation advances any funds pursuant to its guaranty of certain bank indebtedness of FPA, FPA agrees to immediately pay Foundation the amount of any funds so advanced.

ACTIONS BY FOUNDATION AND FPA AFTER THE CLOSING

  Taxes. Foundation shall pay the taxes due for which FHMS, Selling Shareholder, Holding Company and its subsidiaries is or may be liable for all periods ending on or prior to the Closing and FPA shall pay the taxes due for which FHMS, Holding Company or any of its subsidiaries is or may be liable for all periods ending subsequent to the Closing.

  338(h)(10) Election. Foundation, FPA, FPA California and FPA IPA shall jointly make an election (the "Election") under Section 338(h)(10) of the Code and agree to cooperate with each other to use their best efforts to effect such election. If FPA, FPA California and FPA IPA each complies with its obligations with respect to the Election, but a basis in the assets of Holding Company and its subsidiaries equal to the "adjusted grossed-up basis" of the assets of such companies as of the date of Closing is not obtained thereby (for reasons other than any action or inaction by FPA or any of its affiliates), then Foundation shall pay to FPA the amount of the foregone tax benefit resulting from the failure to obtain such an "adjusted grossed-up basis" plus applicable penalties and interest (the "Tax Indemnity"). In the event Foundation is obligated to pay the Tax Indemnity and if FPA, FPA California, FHMS or Holding Company or its subsidiaries realizes any tax benefits attributable to pre-acquisition losses of FHMS, Holding Company or its subsidiaries, FPA will pay to Foundation fifty percent of the amount of such tax benefit. Foundation and FPA shall promptly give written notice to each other of any inquiry, discussions with a tax authority, proposed adjustment, assertion of a claim, or commencement of any suit, action or proceeding against such party (the party receiving the notice, the "Noticed Party") that challenges or questions the availability of the Election (each, a "Proposed Adjustment"). The failure to notify the Noticed Party within the required time frame shall relieve the Noticed Party from its obligations to indemnify if such failure results in the loss or material impairment of the Noticed Party's rights. In all matters related to the defense of a Proposed Adjustment, the Noticed Party and its counsel shall have the right to participate in defending against the Proposed Adjustment. A settlement of the Proposed Adjustment shall be binding upon the Noticed Party only if the Noticed Party consents to such settlement or unreasonably withholds consent to such settlement.

  Future Contractual Alliances. Foundation and FPA intend to expand their contractual relationships and agree to negotiate in good faith the terms of a provider contract relating to all service areas of FPA and any Foundation affiliate engaged in the business of offering a benefit program.

  Employee Matters. Foundation agrees to continue to perform its obligations relating to the grant of options to TDMC and FHMG employees.

  Claims Management and Insurance. Foundation shall manage all claims alleging medical malpractice by any Practitioner that fall within certain "tail coverage" to be purchased by Holding Company immediately prior to Closing covering medical malpractice claims existing as of Closing provided Foundation receives prompt notice of such potential claim.

  Foundation Name. Neither FPA nor its affiliates shall gain any right, title or interest in the names "Foundation," "Foundation Health," "Foundation Health Medical Group," "Foundation Health Medical Services" (the "Foundation Name") or any similar name or derivation thereof except that for a period of six months following the date of the Foundation Agreement, Foundation grants FPA a non-exclusive, non-transferable license to use the names "Foundation Health Medical Group" and "Foundation Health Medical Services" in California only. Foundation and its affiliates shall retain all right, title and interest in the Foundation Name and each of FHMS, Holding Company and Holding Company's subsidiaries shall forfeit any interest it may have in the Foundation Name.

  Covenant. For a period of three years from the date of the Closing, Foundation and FPA shall use their best efforts to encourage commercial members of FHCA and its affiliated health plans who, as of the Closing Date, have primary care physicians who are employees of FHMG or TDMC to continue to select primary care physicians who are employees of FHMG or TDMC. If such commercial members become unassigned due to the fact that their primary care physician is no longer employed by FHMG or TDMC and such members do not select another FHCA contracting physician, Foundation and FHCA will assign such non-assigned members to physicians who are employed by FHMG or TMDC subject to availability, accessibility and other regulatory requirement of the parties.

  Solicitation of Employees. For a period from the date of the Foundation Agreement until six months after the Closing Date, neither Foundation or its affiliates nor FPA or its affiliates shall initiate or maintain contact with any officer, director or employee of the other regarding the employment of such individual except in certain delineated circumstances.

INDEMNIFICATION, TERMINATION, ASSIGNMENT AND EXPENSES

  Indemnification. Each of Foundation and FPA shall defend, indemnify and hold harmless the other against each and every demand, claim, loss, liability, judgement, damage, cost and expense (including reasonable attorney's fees), ("Losses") imposed on or incurred by either party, relating to, resulting from or arising out of (i) any inaccuracy in any representation or warranty made by Foundation or FPA in the Foundation Agreement which is not disclosed in the schedules thereto or the Financial Statements, (ii) any breach of a covenant in the Foundation Agreement required to be performed by Foundation or Selling Shareholder or FPA or the FPA IPA, and (iii) any taxes of FHMS, Holding Company or any of Holding Company's subsidiaries relating to any pre-Closing period, in the case of Foundation, and any post-Closing period, in the case of FPA. No amounts of indemnity shall be payable by either party as a result of any claim with respect to a Loss unless and only to the extent that the party seeking the indemnification (the "Indemnitee") has suffered, incurred, sustained or become subject to Losses exceeding $200,000 in the aggregate, the Indemnitee has given the other party timely notice of the claim prior to one year following the date of the Closing, the Indemnitee had a reasonable opportunity but failed in good faith to mitigate the Loss, or such Loss arises from or was caused by actions taken or failed to be taken by the Indemnitee or any of its affiliates after the Closing. The maximum amount for which Foundation or FPA may be liable pursuant to the indemnification provisions is $20,000,000, provided, however, that Foundation shall indemnify FPA for all Losses arising from a breach of the representations and warranties related to taxes for any pre-Closing period and FPA shall indemnify Foundation for all Losses arising from taxes for any post-Closing period.

  Termination. The Foundation Agreement may be terminated at any time prior to the Closing: (i) by mutual consent of FPA and Foundation or Selling Shareholder; (ii) by FPA if there is a material breach of a representation or warranty by Foundation or Selling Shareholder or of any covenant or agreement to be complied with or performed by Foundation of Selling Shareholder which would render impossible the satisfaction of a condition to the Foundation Agreement; (iii) by Foundation or Selling Shareholder if there is a material breach of a representation or warranty by FPA, FPA California or FPA IPA or of any covenant or agreement to be complied with or performed by FPA, FPA California or FPA IPA which would render impossible the satisfaction of a condition to the Foundation Agreement; or (iv) by any party to the Foundation Agreement if the Closing has not occurred by January 1, 1997. In the event of termination of the Foundation Agreement, the confidentiality provisions will continue in full force and effect and no party shall have any liability or further obligation under the Foundation Agreement or Related Agreements except as set forth in those agreements. If the Foundation Agreement is terminated because either FPA or Foundation breaches a material representation or warranty or fails to preform a material covenant, the other party has not breached any material representation or warranty or failed to preform a material covenant, and the non-breaching party chooses to terminate the Foundation Agreement as a direct result of such breach or failure, the breaching party shall pay the non-breaching party up to $500,000 to reimburse the non-breaching party for expenses and a fee of $1,000,000 as liquidated damages. If the Foundation Agreement is not consummated because Foundation or FPA does not obtain necessary board or stockholder approval, then such party failing to obtain such approval shall pay the other party up to $500,000 in expenses. If the Foundation Agreement is not consummated for any reason, Foundation shall pay FPA $3,000,000 in addition to any other payments owed, and such payment may be paid as a reduction of principal of any existing indebtedness owed by Foundation and its affiliates to FPA and its affiliates. If Foundation and Selling Shareholder terminate the Foundation Agreement, Foundation and Selling Shareholder shall not sell FHMS, TDMC or FHMG or any component thereof to any third party other than FPA, FPA California and FPA IPA, unless FPA, FPA California and FPA IPA have rejected a purchase offer on terms no less favorable than those set forth in the Agreement; provided that in no event shall the number of shares of FPA Common Stock to be issued as part of the consideration for such purchase exceed 19% of the then outstanding shares of FPA Common Stock.

  Assignment. No party to the Foundation Agreement may assign such agreement or the rights and obligations thereunder without the prior written consent of the other parties. The Foundation Agreement is binding upon and shall inure to the benefit of the parties to the Foundation Agreement and their respective successors and permitted assignees.

  Expenses. Except as otherwise specified in the Foundation Agreement, each party shall pay its own expenses incident to the Foundation Agreement and to any action taken by such party in preparation for carrying the Foundation Agreement into effect.

            APPROVAL OF AMENDMENTS TO FPA MEDICAL MANAGEMENT, INC.
                           OMNIBUS STOCK OPTION PLAN

  At the FPA Special Meeting, stockholders of FPA will be asked to approve amendments to the FPA Medical Management, Inc. Omnibus Stock Option Plan (the "FPA Plan") which, if approved, will become effective only upon consummation of the Merger or the Foundation Transaction. The amendments would, upon becoming effective, (i) increase the total number of shares of FPA Common Stock issuable upon exercise of options granted under such plan from 2,500,000 to 4,000,000 if only the Merger is consummated, 3,500,000 if only the Foundation Transaction is consummated, and 5,000,000 if the Merger and the Foundation Transaction are consummated, and (ii) limit the number of shares of FPA Common Stock for which options may be granted under the FPA Plan to any person during any calendar year to 750,000. The FPA Plan was approved by the FPA stockholders in October 1994 and amendments to the FPA Plan were approved by the FPA stockholders in July 1995 and June 1996.

  The proposal to approve the amendments to the FPA Plan will become effective if it receives the affirmative vote of the holders of a majority of the shares of FPA Common Stock present in person or by proxy at the Special Meeting. In the event the amendment is not approved by FPA stockholders, or in the event such plan is approved by FPA stockholders but neither the Merger nor the Foundation Transaction is not consummated, the amendment will not become effective and the FPA Plan will remain in full force and effect in its current form.

  The FPA Plan currently provides for the issuance of up to 2,500,000 shares of FPA Common Stock. As of August 28, 1996, options to purchase 2,377,989 shares of FPA Common Stock have been granted under the FPA Plan. If the Merger is consummated, FPA has agreed, subject to stockholder approval of the proposed amendment, to grant options under the FPA Plan to replace all outstanding options to purchase Sterling Common Stock. The grants under the FPA Plan will be for the number of shares subject to the Sterling Stock Options, multiplied by the Exchange Ratio, and the exercise price of such options will be the exercise price of the Sterling Stock Options, divided by the Exchange Ratio. See "THE MERGER--Adjustments to Merger Consideration." Options to purchase up to 1,033,499 additional shares of FPA Common Stock may be required for this purpose. In addition to the shares required to make the grants to the holders of Sterling Stock Options, the Board of Directors of FPA believes that it is advisable and in the best interest of FPA to make additional shares available for the granting of options in the future to officers and other key employees of FPA because options provide a valuable incentive for such persons to remain with FPA and motivate them to exert their best efforts on behalf of FPA. Accordingly, FPA's Board of Directors recommends that the total number of shares issuable pursuant to the FPA Plan be increased by 2,500,000.

  The proposed amendments would also add a provision to the FPA Plan to limit the number of shares of FPA Common Stock for which options may be granted to any individual during any year. With this provision, options granted under the FPA Plan will qualify as performance-based compensation for purposes of
Section 162(m) of the Code and the regulations thereunder, and FPA will be entitled to deduct the compensation paid to certain executives pursuant to the FPA Plan, notwithstanding the deduction limit contained in Section 162(m).

  FPA's Board of Directors recommends that you vote FOR the proposal to amend the FPA Plan.

  Set forth below is a summary of the FPA Plan, as proposed to be amended.

  The purpose of the FPA Plan is to enable FPA to attract, retain and reward employees and directors of, and consultants to, FPA and to strengthen the mutuality of interests between such persons and FPA's stockholders. The FPA Plan is administered by the Compensation Committee of the Board of Directors (the "FPA Compensation Committee").

  Under the FPA Plan, options to purchase shares of FPA Common Stock may be granted to employees of, and consultants to, FPA and certain of its subsidiaries. The FPA Plan provides for the grant of both incentive stock options (options that satisfy the requirements of Section 422 of the Internal Revenue Code) and non-qualified options. Under the terms of the FPA Plan, the option exercise price for incentive stock options may not be less than the fair market value of the underlying stock at the time the option is granted. Both incentive stock options and nonqualified options granted under the FPA Plan expire upon the earlier of one month after the employee's termination, an expiration date fixed by the FPA Compensation Committee and set forth in each individual option agreement, or ten years from the date of grant. Options granted pursuant to the FPA Plan will be exercisable at such times as the FPA Compensation Committee shall determine. On September 30, 1996, the closing price of FPA Common Stock on Nasdaq was $26.375. On September 30, 1996, FPA had approximately 1,600 employees, all of whom were eligible to receive options under the FPA Plan. After consummation of the Merger and the Foundation Transaction, FPA is expected to have approximately 3,500 employees, all of whom will be eligible to receive options under the FPA Plan.

  Under the FPA Plan, the price payable upon exercise of options may be paid in cash or check acceptable to FPA, or by any other consideration that the FPA Compensation Committee deems acceptable. The exercise price may also be paid in shares of FPA Common Stock duly owned by the optionee having a fair market value equal to the option price on the date of exercise.

  At September 30, 1996, options to purchase 2,814,954 shares of FPA Common Stock under the FPA Plan were outstanding. The individuals who receive options and the number of shares of FPA Common Stock included in each grant are within the discretion of the FPA Compensation Committee. The grants that were made under the FPA Plan since January 1, 1995 are shown below.

                                                             OPTIONS GRANTED
     NAME OR GROUP                                        SINCE JANUARY 1, 1995
     -------------                                        ---------------------
     Seth Flam..........................................          331,000
     Sol Lizerbram......................................          331,000
     Steven M. Lash.....................................          207,250
     Howard Hassman.....................................          213,000
     Kevin Ellis........................................          213,000
     Executive Officer Group............................        1,609,750
     Non-Executive Officer Director Group...............                0
     Associates of Directors, Executive Officers or Nom-
      inees.............................................                0
     Persons Who Received or Are to Receive 5% of Op-
      tions.............................................        1,752,250
     Non-Executive Officer and Employee Group...........          471,103

FEDERAL INCOME TAX CONSEQUENCES

  Incentive Stock Options. It is intended that certain options granted under the FPA Plan will qualify as "incentive stock options" to the degree possible under the Code. This means that the optionee will not realize taxable income upon the grant or exercise of the option. However, any excess of the fair market value of the option stock on the date of exercise over the option price will constitute an item of tax preference for purposes of the alternative minimum tax and may cause the optionee to incur a liability for such tax in the year of exercise.

  If the optionee holds the stock purchased on exercise of the option until at least (a) one year after it is purchased and (b) two years after the option is granted, any profit or loss recognized on disposition of the stock will be treated as a long-term capital gain or loss. If, however, the optionee disposes of the stock within either the one or two-year period, the optionee generally will be required to include in ordinary taxable income upon disposition of the stock an amount equal to the lesser of (a) the amount, if any, by which the fair market value of such stock on the date the option was exercised exceeded the option price, or (b) the amount, if any, by which the amount realized from such disposition exceeds the option price; any additional gain would be long-term or short-term capital gain, depending upon how long the stock was held. But, for certain dispositions of stock made within either the one or two-year period by way of gift or by way of sale to a person or entity related to the optionee, the optionee may be required to include in ordinary taxable income the full amount described in (a), regardless of the amount realized from such disposition.

  The one and two-year requirements do not apply to the disposition of stock after an optionee's death by (a) the optionee's estate or (b) a person who acquires the right to exercise the option by reason of the optionee's death. In such cases, the stock may be disposed of any time after receipt and receive preferential tax treatment subject to the general holding period rules for capital gains.

  Options granted under the FPA Plan may be exercised by the transfer to FPA of shares of FPA's Common Stock with a fair market value equal to the option's exercise price. If the optionee transfers incentive stock option shares to FPA before both the one and two-year holding periods have expired, the transfer will be treated as a disposition of such shares with the tax consequences described above. If the shares so transferred are not incentive stock option shares or, if they are such shares and both the one and two-year periods have expired, such transfer to FPA will not be a taxable event.

  Generally, FPA will not be entitled to any tax deduction in connection with the grant or exercise of an incentive stock option. If, however, the optionee disposes of stock acquired upon exercise of an option before the one and two-year periods have expired, FPA will be entitled to deduct, when the optionee disposes of the stock, any amount the optionee is required to include in ordinary taxable income.

  Non-Qualified Stock Options. The grant by FPA of non-qualified stock options is not a taxable event to the optionee. Generally, an optionee recognizes ordinary income on the date option shares are issued to him pursuant to the exercise of the option in an amount equal to the "spread" or the excess of the fair market value of the shares on that date over the exercise price. Any further gain or loss on disposition of the shares will be capital gain or loss if the shares are held by the optionee for investment.

  FPA will be entitled to deduct for federal income tax purposes any amount the optionee is required to include in ordinary income at the time such amount is so includable, provided that such amount is not deemed to be an "excess parachute payment" (i.e., payment payable upon a change of control of FPA that is in excess of reasonable compensation).

                       PRO FORMA CONDENSED CONSOLIDATED
                      FINANCIAL STATEMENTS (UNAUDITED) OF
                 FPA MEDICAL MANAGEMENT, INC. AND SUBSIDIARIES

  The following pro forma condensed consolidated balance sheet as of June 30, 1996 and the pro forma condensed consolidated statements of operations for the three years in the period ended December 31, 1995 and the six months ended June 30, 1996 give effect to (1) the acquisitions of Gonzaba Management Organization, Arizona Managed Care Services and Affiliates, and Grossmont Medical Clinic (collectively the "1995 FPA Acquisitions"), (2) the acquisitions of Foundation Health IPA and Physicians First, Inc. (collectively the "1996 FPA Acquisitions"); (3) the acquisition of Foundation Health Medical Services and Affiliates ("FHMS") and (4) the proposed merger between FPA Medical Management, Inc. and Subsidiaries ("FPA") and Sterling Healthcare Group, Inc. ("Sterling") (the "Merger"). Additionally, the pro forma condensed consolidated financial statements give effect to Sterling's 1995 acquisition of Medical Networks, Inc. and Professional Emergency Physicians, P.A. (collectively the "1995 Sterling Acquisitions"). The FHMS acquisition is reflected as of June 30, 1996 for the pro forma condensed consolidated balance sheet and the 1995 FPA Acquisitions, 1996 FPA Acquisitions, FHMS acquisition, and 1995 Sterling Acquisitions are reflected as of January 1, 1995 for the pro forma condensed consolidated statements of operations. The Merger is reflected as of June 30, 1996 for the pro forma condensed consolidated balance sheet and as of January 1, 1994 for the pro forma condensed consolidated statements of operations as there were no operations of Sterling during 1993. The pro forma information is based on the respective historical financial statements of FPA, 1995 FPA Acquisitions, 1996 FPA Acquisitions, FHMS, 1995 Sterling Acquisitions and Sterling, giving effect to the 1995 FPA Acquisitions, 1996 FPA Acquisitions, FHMS, and 1995 Sterling Acquisitions under the purchase method of accounting, the Merger under the pooling of interests method of accounting, and the assumptions and adjustments described in the accompanying notes to the pro forma condensed consolidated financial statements.

  The pro forma condensed consolidated financial statements have been prepared by the management of FPA based upon the unaudited financial statements of FPA, FHMS and Sterling as of June 30, 1996 and for the six months then ended, the audited financial statements of FPA, FHMS, the 1996 FPA Acquisitions and Sterling as of December 31, 1995 and the year then ended, and the unaudited results of operations for Physician First, Inc., 1995 FPA Acquisitions and 1995 Sterling Acquisitions up to their respective acquisition dates. Management of FPA cannot be sure that the estimated fair values related to FHMS represent fair values that would ultimately be determined at the acquisition date. Consequently, such estimates are subject to revision when the transaction is completed. Additionally, the Management of FPA believes that the acquisition of the FHMS entities is probable.

  Management of FPA does not believe that the pro forma condensed consolidated financial statements are indicative of the results that actually would have occurred if the combinations had been in effect on the dates indicated or which may be obtained in the future. The pro forma condensed consolidated financial statements should be read in conjunction with the financial statements and notes of FPA, 1995 FPA Acquisitions, 1996 FPA Acquisitions, FHMS, 1995 Sterling Acquisitions and Sterling incorporated by reference or contained elsewhere herein.

                 FPA MEDICAL MANAGEMENT, INC. AND SUBSIDIARIES

                PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

   GIVING EFFECT TO THE MERGER OF FPA MEDICAL MANAGEMENT, INC. AND STERLING
    HEALTHCARE GROUP, INC. AND THE ACQUISITION OF FOUNDATION HEALTH MEDICAL
                                SERVICES, INC.
                                  (UNAUDITED)

                                 JUNE 30, 1996

                                     FOUNDATION                      FPA MEDICAL
                                   HEALTH MEDICAL                  MANAGEMENT, INC.  STERLING    POOLING-OF-
                    FPA MEDICAL       SERVICES     PRO FORMA          PRO FORMA     HEALTHCARE    INTERESTS       PRO FORMA
                  MANAGEMENT, INC. AND AFFILIATES ADJUSTMENTS        CONSOLIDATED   GROUP, INC.  ADJUSTMENTS     CONSOLIDATED
                  ---------------- -------------- ------------     ---------------- -----------  -----------     ------------
ASSETS
Current assets:
Cash and cash
equivalents.....    $  1,530,975    $             $ (2,000,000)[A]   $   (616,025)  $ 3,144,180                  $  2,528,155
                                                      (147,000)[O]
Marketable
securities......       1,716,530                                        1,716,530                                   1,716,530
Accounts
receivable--
net.............      41,715,080       5,215,000                       46,930,080    37,374,515                    84,304,595
Current portion
of notes
receivable......         611,054                                          611,054                                     611,054
Prepaid expenses
and other
assets..........       1,170,902       3,722,000    (1,070,852)[O]      3,822,050     1,179,265                     5,001,315
Deferred income
tax asset.......       1,146,311                                        1,146,311     2,453,103                     3,599,414
                    ------------    ------------  ------------       ------------   -----------  -----------     ------------
Total current
assets..........      47,890,852       8,937,000    (3,217,852)        53,610,000    44,151,063                    97,761,063
Property and
equipment--net..      16,277,659      93,367,000   (71,978,367)[O]     37,666,292     3,022,663                    40,688,955
Restricted cash
and deposits....         200,000                                          200,000                                     200,000
Goodwill and
intangibles--
net.............      74,206,379      12,755,000   192,673,800 [B]    275,382,179    37,604,054                   312,986,233
                                                    (4,253,000)[O]
Investments in
GLHP............       4,994,900                                        4,994,900                                   4,994,900
Deposits and
other assets....       4,239,289       3,520,000    (1,708,000)[O]      6,051,289       111,820                     6,163,109
                    ------------    ------------  ------------       ------------   -----------  -----------     ------------
Total...........    $147,809,079    $118,579,000  $111,516,581       $377,904,660   $84,889,600                  $462,794,260
                    ============    ============  ============       ============   ===========  ===========     ============
LIABILITIES AND STOCKHOLDERS'
EQUITY (DEFICIT)
Current
liabilities:
Accounts payable
and accrued
expenses........    $ 14,461,346    $ 40,572,000  $   (277,000)[O]   $ 54,756,346   $ 9,080,837  $13,000,000 [D] $ 76,837,183
Claims payable,
including
incurred but not
reported
claims..........      30,575,983      15,900,000                       46,475,983                                  46,475,983
Income tax
payable.........       1,343,169                                        1,343,169                                   1,343,169
Long-term debt--
current
portion.........      28,457,948     133,890,000   (78,801,419)[O]     37,457,948     1,480,221                    38,938,169
                                                   (46,088,581)[P]
                    ------------    ------------  ------------       ------------   -----------  -----------     ------------
Total current
liabilities.....      74,838,446     190,362,000  (125,167,000)       140,033,446    10,561,058   13,000,000      163,594,504
                    ------------    ------------  ------------       ------------   -----------  -----------     ------------
Long-term debt--                                                      103,435,122
net of current
portion.........      16,131,541       7,215,000    34,000,000 [A]                   11,077,387                   114,512,509
                                                    46,088,581 [P]
Deferred income
tax liability...       1,492,703                                        1,492,703       635,490                     2,128,193
Other long term
liabilities.....       1,155,189       2,597,000                        3,752,189     2,975,546                     6,727,735
Minority
interest........
Stockholders'
equity
(deficit):
Common stock....          24,097          20,000       (20,000)            32,430           844       20,735 [C]       54,009
                                                         8,333 [A]
Additional paid
in capital......      50,610,846       4,722,000    (4,722,000)       125,602,513    52,883,107      (20,735)[C]  178,464,885
                                                    74,991,667 [A]
Stock payable...         147,000                                          147,000                                     147,000
Accumulated
earnings
(deficit).......       3,409,257     (86,337,000)   86,337,000          3,409,257     7,009,543  (13,000,000)[D]   (2,581,200)
Less: deferred
compensation--
stock options                                                                          (253,375)                     (253,375)
                    ------------    ------------  ------------       ------------   -----------  -----------     ------------
Total
stockholders'
equity
(deficit).......      54,191,200     (81,595,000)  156,595,000        129,191,200    59,640,119  (13,000,000)     175,831,319
                    ------------    ------------  ------------       ------------   -----------  -----------     ------------
Total...........    $147,809,079    $118,579,000  $111,516,581       $377,904,660   $84,889,600  $         0     $462,794,260
                    ============    ============  ============       ============   ===========  ===========     ============

                 FPA MEDICAL MANAGEMENT, INC. AND SUBSIDIARIES

            PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

          GIVING EFFECT TO THE MERGER OF FPA MEDICAL MANAGEMENT, INC.
  AND STERLING HEALTHCARE GROUP, INC. AND THE ACQUISITION OF FOUNDATION HEALTH
                             MEDICAL SERVICES, INC.
                                  (UNAUDITED)

                         SIX MONTHS ENDED JUNE 30, 1996

                                                       FOUNDATION
                                                         HEALTH                     FPA MEDICAL
                                                        MEDICAL                      MANAGEMENT    STERLING
                       FPA MEDICAL      PHYSICIANS      SERVICES     PRO FORMA       PRO FORMA    HEALTHCARE    PRO FORMA
                     MANAGEMENT, INC. FIRST, INC.[E] AND AFFILIATES ADJUSTMENTS     CONSOLIDATED  GROUP, INC.  CONSOLIDATED
                     ---------------- -------------- -------------- -----------     ------------  -----------  ------------
Managed care
 revenue...........    $92,959,140     $14,870,833    $ 72,852,000                  $180,681,973               $180,681,973
Fee-for-service
 revenue...........      5,881,951       4,176,018      10,539,000                    20,596,969  $66,396,237    86,993,206
                       -----------     -----------    ------------  -----------     ------------  -----------  ------------
 Total operating
  revenue..........     98,841,091      19,046,851      83,391,000                   201,278,942   66,396,237   267,675,179
                       -----------     -----------    ------------  -----------     ------------  -----------  ------------
Expenses:
 Medical services..     72,493,036      16,128,269      71,810,000                   160,431,305   45,176,914   205,608,219
 General and
  administrative...     21,185,818       2,811,904      51,902,000    3,681,752 [F]   79,581,474   16,208,272    95,789,746
                       -----------     -----------    ------------  -----------     ------------  -----------  ------------
 Total expenses....     93,678,854      18,940,173     123,712,000    3,681,752      240,012,779   61,385,186   301,397,965
                       -----------     -----------    ------------  -----------     ------------  -----------  ------------
Income from
 operations........      5,162,237         106,678     (40,321,000)  (3,681,752)     (38,733,837)   5,011,051   (33,722,786)
Other income
 (expense)
 Interest and other
  income...........        188,986          83,940                                       272,926       53,665       326,591
 Interest expense..     (1,078,179)        (15,382)     (3,567,000)  (1,543,530)[G]   (6,204,091)    (509,889)   (6,713,980)
                       -----------     -----------    ------------  -----------     ------------  -----------  ------------
 Total other income
  (expense)........       (889,193)         68,558      (3,567,000)  (1,543,530)      (5,931,165)    (456,224)   (6,387,389)
                       -----------     -----------    ------------  -----------     ------------  -----------  ------------
Income (loss)
 before income
 taxes.............      4,273,044         175,236     (43,888,000)  (5,225,282)     (44,665,002)   4,554,827   (40,110,175)
Income tax
 (expense)
 benefit...........     (1,884,734)        (73,922)     16,989,000    2,090,113 [I]   17,120,457   (1,778,314)   15,342,143
                       -----------     -----------    ------------  -----------     ------------  -----------  ------------
Net income (loss)..    $ 2,388,310     $   101,314    $(26,899,000) $(3,135,169)    $(27,544,545) $ 2,776,513  $(24,768,032)
                       ===========     ===========    ============  ===========     ============  ===========  ============
Net income (loss)
 per share.........    $      0.20                                                  $      (1.63)              $      (0.90)
Weighted average
 shares
 outstanding[R]....     12,162,197                                                    16,853,864                 27,643,530

                 FPA MEDICAL MANAGEMENT, INC. AND SUBSIDIARIES

            PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
        GIVING EFFECT TO THE MERGER OF FPA MEDICAL MANAGEMENT, INC. AND STERLING HEALTHCARE GROUP, INC. AND THE ACQUISITION OF FOUNDATION HEALTH
                             MEDICAL SERVICES, INC.
                                  (UNAUDITED)

                          YEAR ENDED DECEMBER 31, 1995

                                                                                 FOUNDATION
                                                                                   HEALTH                          FPA MEDICAL
                                                                                   MEDICAL                       MANAGEMENT, INC.
                     FPA MEDICAL      1995 FPA    FOUNDATION     PHYSICIANS    SERVICES, INC.    PRO FORMA          PRO FORMA
                   MANAGEMENT, INC. ACQUISITIONS  HEALTH IPA   FIRST, INC.[E] AND AFFILIATES[Q] ADJUSTMENTS        CONSOLIDATED
                   ---------------- ------------  -----------  -------------- ----------------- -----------      ----------------
Managed care
revenue..........    $49,880,875    $25,090,938   $ 9,275,866   $34,313,695     $105,174,000    $   627,179 [H]    $224,362,553
Fee-for-service
revenue..........      2,811,080      1,289,937        18,789     7,347,642       41,374,000                         52,841,448
                     -----------    -----------   -----------   -----------     ------------    -----------        ------------
 Total operating
 revenue.........     52,691,955     26,380,875     9,294,655    41,661,337      146,548,000        627,179         277,204,001
                     -----------    -----------   -----------   -----------     ------------    -----------        ------------
Expenses:
 Medical
 services........     37,757,244     20,826,529    10,831,198    37,252,931      104,723,000      (768,331) [F]     210,622,571
 General and
 administrative..     13,310,386      6,581,161       871,015     3,873,015      101,907,000      8,801,133 [F]     135,343,710
                     -----------    -----------   -----------   -----------     ------------    -----------        ------------
 Total expenses..     51,067,630     27,407,690    11,702,213    41,125,946      206,630,000      8,032,802         345,966,281
                     -----------    -----------   -----------   -----------     ------------    -----------        ------------
Income (loss)
from operations..      1,624,325     (1,026,815)   (2,407,558)      535,391      (60,082,000)    (7,405,623)        (68,762,280)
Other income
(expense):
 Interest and
 other income....        543,973         41,125        28,893       119,166                                             733,157
 Interest
 expense.........       (354,248)      (414,655)                    (21,649)     (11,210,000)    (3,835,266) [G]    (15,835,818)
                     -----------    -----------   -----------   -----------     ------------    -----------        ------------
 Total other
 income
 (expense).......        189,725       (373,530)       28,893        97,517      (11,210,000)    (3,835,266)        (15,102,661)
                     -----------    -----------   -----------   -----------     ------------    -----------        ------------
Income (loss)
before income
taxes............      1,814,050     (1,400,345)   (2,378,665)      632,908      (71,292,000)   (11,240,889)        (83,864,941)
Income tax
(expense)
benefit..........       (811,588)       (62,503)      927,680      (267,562)      31,368,000      5,118,997 [I]      36,273,024
                     -----------    -----------   -----------   -----------     ------------    -----------        ------------
Net income
(loss)...........    $ 1,002,462    $(1,462,848)  $(1,450,985)  $   365,346     $(39,924,000)   $(6,121,892)       $(47,591,917)
                     ===========    ===========   ===========   ===========     ============    ===========        ============
Net income (loss)
per share........    $      0.13                                                                                   $      (3.80)
Weighted average
shares
outstanding[R]...      7,676,402                                                                                     12,539,172
                     STERLING                   STERLING        STERLING
                    HEALTHCARE   1995 STERLING  PRO FORMA      PRO FORMA     PRO FORMA
                   GROUP, INC.   ACQUISITIONS  ADJUSTMENTS    CONSOLIDATED  CONSOLIDATED
                   ------------- ------------- -------------- ------------- -------------
Managed care
revenue..........                                                           $224,362,553
Fee-for-service
revenue..........  $115,659,527   $9,629,087                  $125,288,614   178,130,062
                   ------------- ------------- -------------- ------------- -------------
 Total operating
 revenue.........   115,659,527    9,629,087                   125,288,614   402,492,615
                   ------------- ------------- -------------- ------------- -------------
Expenses:
 Medical
 services........    75,985,634    7,296,001                    83,281,635   293,904,206
 General and
 administrative..    33,172,287    2,589,077    $(641,004)[L]   35,120,360   170,464,070
                   ------------- ------------- -------------- ------------- -------------
 Total expenses..   109,157,921    9,885,078     (641,004)     118,401,995   464,368,276
                   ------------- ------------- -------------- ------------- -------------
Income (loss)
from operations..     6,501,606     (255,991)     641,004        6,886,619   (61,875,661)
Other income
(expense):
 Interest and
 other income....        65,324       13,980                        79,304       812,461
 Interest
 expense.........    (1,823,695)                 (245,416)[L]   (2,069,111)  (17,904,929)
                   ------------- ------------- -------------- ------------- -------------
 Total other
 income
 (expense).......    (1,758,371)      13,980     (245,416)      (1,989,807)  (17,092,468)
                   ------------- ------------- -------------- ------------- -------------
Income (loss)
before income
taxes............     4,743,235     (242,011)     395,588        4,896,812   (78,968,129)
Income tax
(expense)
benefit..........    (1,911,732)                   61,431 [M]   (1,850,301)   34,422,723
                   ------------- ------------- -------------- ------------- -------------
Net income
(loss)...........  $  2,831,503   $ (242,011)   $ 457,019     $  3,046,511  $(44,545,406)
                   ============= ============= ============== ============= =============
Net income (loss)
per share........                                                           $      (1.91)
Weighted average
shares
outstanding[R]...                                                             23,328,839

                 FPA MEDICAL MANAGEMENT, INC. AND SUBSIDIARIES

                 PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

    GIVING EFFECT TO THE MERGER OF FPA MEDICAL MANAGEMENT, INC. AND STERLING
                             HEALTHCARE GROUP, INC.
                                  (UNAUDITED)

                                 JUNE 30, 1996

                                            STERLING    POOLING-OF-
                            FPA MEDICAL    HEALTHCARE    INTERESTS        PRO FORMA
                          MANAGEMENT, INC. GROUP, INC.  ADJUSTMENTS      CONSOLIDATED
                          ---------------- -----------  ------------     ------------
ASSETS
Current assets:
Cash and cash
 equivalents............    $  1,530,975   $ 3,144,180                   $  4,675,155
Marketable securities...       1,716,530                                    1,716,530
Accounts receivable--
 net....................      41,715,080    37,374,515                     79,089,595
Current portion of notes
 receivable.............         611,054                                      611,054
Prepaid expenses and
 other assets...........       1,170,902     1,179,265                      2,350,167
Deferred income tax
 asset..................       1,146,311     2,453,103                      3,599,414
                            ------------   -----------  ------------     ------------
Total current assets....      47,890,852    44,151,063                     92,041,915
Property and equipment--
 net....................      16,277,659     3,022,663                     19,300,322
Restricted cash and
 deposits...............         200,000                                      200,000
Goodwill and
 Intangibles--net.......      74,206,379    37,604,054                    111,810,433
Investments in GLHP.....       4,994,900                                    4,994,900
Deposits and other as-
 sets...................       4,239,289       111,820                      4,351,109
                            ------------   -----------  ------------     ------------
Total...................    $147,809,079   $84,889,600                   $232,698,679
                            ============   ===========  ============     ============
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and
 accrued expenses.......    $ 14,461,346   $ 9,080,837  $ 13,000,000 [D] $ 36,542,183
Claims payable,
 including incurred but
 not reported claims....      30,575,983                                   30,575,983
Income tax payable......       1,343,169                                    1,343,169
Long-term debt--current
 portion................      28,457,948     1,480,221                     29,938,169
                            ------------   -----------  ------------     ------------
Total current
 liabilities............      74,838,446    10,561,058    13,000,000       98,399,504
                            ------------   -----------  ------------     ------------
Long-term debt--net of
 current portion........      16,131,541    11,077,387                     27,208,928
Deferred income tax
 liability..............       1,492,703       635,490                      2,128,193
Other long term
 liabilities............       1,155,189     2,975,546                      4,130,735
Minority interest.......             --                                           --
Stockholders' equity
Common stock............          24,097           844        20,735 [C]       45,676
Additional paid in
 capital................      50,610,846    52,883,107       (20,735)[C]  103,473,218
Stock payable...........         147,000                                      147,000
Accumulated earnings....       3,409,257     7,009,543   (13,000,000)[D]   (2,581,200)
Less: deferred
 compensation--stock
 options................                      (253,375)                      (253,375)
                            ------------   -----------  ------------     ------------
Total stockholders'
 equity.................      54,191,200    59,640,119   (13,000,000)     100,831,319
                            ------------   -----------  ------------     ------------
Total...................    $147,809,079   $84,889,600  $          0     $232,698,679
                            ============   ===========  ============     ============

                 FPA MEDICAL MANAGEMENT, INC. AND SUBSIDIARIES

            PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

    GIVING EFFECT TO THE MERGER OF FPA MEDICAL MANAGEMENT, INC. AND STERLING
                             HEALTHCARE GROUP, INC.
                                  (UNAUDITED)

                         SIX MONTHS ENDED JUNE 30, 1996

                                                                           FPA MEDICAL
                                                                         MANAGEMENT, INC.  STERLING
                            FPA MEDICAL      PHYSICIANS    PRO FORMA        PRO FORMA     HEALTHCARE    PRO FORMA
                          MANAGEMENT, INC. FIRST, INC.[E] ADJUSTMENTS      CONSOLIDATED   GROUP, INC.  CONSOLIDATED
                          ---------------- -------------- -----------    ---------------- -----------  ------------
Managed care revenues...    $92,959,140     $14,870,833                    $107,829,973                $107,829,973
Fee-for-service
 revenue................      5,881,951       4,176,018                      10,057,969   66,396,237     76,454,206
                            -----------     -----------    ---------       ------------   ----------   ------------
 Total operating
  revenue...............     98,841,091      19,046,851                     117,887,942   66,396,237    184,284,179
                            -----------     -----------    ---------       ------------   ----------   ------------
Expenses:
 Medical services.......     72,493,036      16,128,269                      88,621,305   45,176,914    133,798,219
 General and
  administrative........     21,185,818       2,811,904      147,188 [F]     24,144,910   16,208,272     40,353,182
                            -----------     -----------    ---------       ------------   ----------   ------------
 Total expenses.........     93,678,854      18,940,173      147,188        112,766,215   61,385,186    174,151,401
                            -----------     -----------    ---------       ------------   ----------   ------------
Income from operations..      5,162,237         106,678     (147,188)         5,121,727    5,011,051     10,132,778
Other income (expense)
 Interest and other
  income................        188,986          83,940                         272,926       53,665        326,591
 Interest expense.......     (1,078,179)        (15,382)    (500,000)[G]     (1,593,561)    (509,889)    (2,103,450)
                            -----------     -----------    ---------       ------------   ----------   ------------
 Total other income
  (expense).............       (889,193)         68,558     (500,000)        (1,320,635)    (456,224)   (1,776,859)
                            -----------     -----------    ---------       ------------   ----------   ------------
Income (loss) before
 income taxes...........      4,273,044         175,236     (647,188)         3,801,092    4,554,827      8,355,919
Income tax (expense)
 benefit................     (1,884,734)        (73,922)     259,568 [I]     (1,699,088)  (1,778,314)    (3,477,402)
                            -----------     -----------    ---------       ------------   ----------   ------------
Net income (loss).......    $ 2,388,310     $   101,314    $(387,620)      $  2,102,004   $2,776,513   $  4,878,517
                            ===========     ===========    =========       ============   ==========   ============
Net income per share....    $      0.20                                    $       0.17                $       0.21
Common stock
 outstanding[R].........     12,162,197                                      12,687,197                  23,476,863

                 FPA MEDICAL MANAGEMENT, INC. AND SUBSIDIARIES

           PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

   GIVING EFFECT TO THE MERGER OF FPA MEDICAL MANAGEMENT, INC. AND STERLING
                            HEALTHCARE GROUP, INC.
                                  (UNAUDITED)

                         YEAR ENDED DECEMBER 31, 1995

                                                                                              FPA MEDICAL
                                                               PHYSICIANS                   MANAGEMENT, INC.   STERLING
                     FPA MEDICAL      1995 FPA    FOUNDATION     FIRST,      PRO FORMA         PRO FORMA      HEALTHCARE
                   MANAGEMENT, INC. ACQUISITIONS  HEALTH IPA     INC.[E]    ADJUSTMENTS       CONSOLIDATED   GROUP, INC.
                   ---------------- ------------  -----------  -----------  -----------     ---------------- ------------
Managed care
revenues.........    $49,880,875    $25,090,938   $ 9,275,866  $34,313,695  $  627,179 [H]    $119,188,553
Fee-for-service
revenue..........      2,811,080      1,289,937        18,789    7,347,642                      11,467,448   $115,659,527
                     -----------    -----------   -----------  -----------  ----------        ------------   ------------
 Total operating
 revenue.........     52,691,955     26,380,875     9,294,655   41,661,337     627,179         130,656,001    115,659,527
                     -----------    -----------   -----------  -----------  ----------        ------------   ------------
Expenses:
 Medical servic-
 es..............     37,757,244     20,826,529    10,831,198   37,252,931    (768,331)[F]     105,899,571     75,985,634
 General and
 administrative..     13,310,386      6,581,161       871,015    3,873,015   1,732,007 [F]      26,367,584     33,172,287
                     -----------    -----------   -----------  -----------  ----------        ------------   ------------
 Total expenses..     51,067,630     27,407,690    11,702,213   41,125,946     963,676         132,267,155    109,157,921
                     -----------    -----------   -----------  -----------  ----------        ------------   ------------
Income (loss)
from operations..      1,624,325     (1,026,815)   (2,407,558)     535,391    (336,497)         (1,611,154)     6,501,606
Other income
(expense)
 Interest and
 other income....        543,973         41,125        28,893      119,166                         733,157         65,324
 Interest ex-
 pense...........       (354,248)      (414,655)                   (21,649) (1,724,394)[G]      (2,514,946)    (1,823,695)
 Other...........
                     -----------    -----------   -----------  -----------  ----------        ------------   ------------
 Total other
 income
 (expense).......        189,725       (373,530)       28,893       97,517  (1,724,394)         (1,781,789)    (1,758,371)
                     -----------    -----------   -----------  -----------  ----------        ------------   ------------
Income (loss)
before income
taxes............      1,814,050     (1,400,345)   (2,378,665)     632,908  (2,060,891)         (3,392,943)     4,743,235
Income tax
(expense)
benefit..........       (811,588)       (62,503)      927,680     (267,562)  1,730,619 [I]       1,516,646     (1,911,732)
                     -----------    -----------   -----------  -----------  ----------        ------------   ------------
Net income
(loss)...........    $ 1,002,462    $(1,462,848)  $(1,450,985) $   365,346  $ (330,272)       $ (1,876,297)  $  2,831,503
                     ===========    ===========   ===========  ===========  ==========        ============   ============
Net income (loss)
per share........    $      0.13                                                              $      (0.22)
Common stock
outstanding[R]...      7,676,402                                                                 8,372,505
                       1995      STERLING        STERLING
                     STERLING    PRO FORMA      PRO FORMA     PRO FORMA
                   ACQUISITIONS ADJUSTMENTS    CONSOLIDATED  CONSOLIDATED
                   ------------ -------------- ------------- -------------
Managed care
revenues.........                                            $119,188,553
Fee-for-service
revenue..........   $9,629,087                 $125,288,614   136,756,062
                   ------------ -------------- ------------- -------------
 Total operating
 revenue.........    9,629,087                  125,288,614   255,944,615
                   ------------ -------------- ------------- -------------
Expenses:
 Medical servic-
 es..............    7,296,001                   83,281,635   189,181,206
 General and
 administrative..    2,589,077   (641,004)[L]    35,120,360    61,487,944
                   ------------ -------------- ------------- -------------
 Total expenses..    9,885,078   (641,004)      118,401,995   250,669,150
                   ------------ -------------- ------------- -------------
Income (loss)
from operations..     (255,991)   641,004         6,886,619     5,275,465
Other income
(expense)
 Interest and
 other income....       13,980                       79,304       812,461
 Interest ex-
 pense...........                (245,416)[L]    (2,069,111)   (4,584,057)
 Other...........
                   ------------ -------------- ------------- -------------
 Total other
 income
 (expense).......       13,980   (245,416)       (1,989,807)   (3,771,596)
                   ------------ -------------- ------------- -------------
Income (loss)
before income
taxes............     (242,011)   395,588         4,896,812     1,503,869
Income tax
(expense)
benefit..........                  61,431 [M]    (1,850,301)     (333,655)
                   ------------ -------------- ------------- -------------
Net income
(loss)...........   $ (242,011)  $457,019      $  3,046,511  $  1,170,214
                   ============ ============== ============= =============
Net income (loss)
per share........                                            $       0.06
Common stock
outstanding[R]...                                              19,162,172

                 FPA MEDICAL MANAGEMENT, INC. AND SUBSIDIARIES

            PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
    GIVING EFFECT TO THE MERGER OF FPA MEDICAL MANAGEMENT, INC. AND STERLING
                             HEALTHCARE GROUP, INC.
                                  (UNAUDITED)

                          YEAR ENDED DECEMBER 31, 1994

                                            STERLING
                            FPA MEDICAL    HEALTHCARE    PRO FORMA      PRO FORMA
                          MANAGEMENT, INC. GROUP, INC.  ADJUSTMENTS    CONSOLIDATED
                          ---------------- -----------  -----------    ------------
Managed care revenue....    $18,193,286                                $18,193,286
Fee-for-service
 revenue................        242,591    $39,255,573                  39,498,164
                            -----------    -----------  ----------     -----------
Total operating
 revenue................     18,435,877     39,255,573                  57,691,450
                            -----------    -----------  ----------     -----------
Expenses:
  Medical services......     13,628,430     27,723,675                  41,352,105
  General and
   administrative.......      4,423,842      9,183,231                  13,607,073
                            -----------    -----------  ----------     -----------
    Total expenses......     18,052,272     36,906,906                  54,959,178
                            -----------    -----------  ----------     -----------
Income from operations..        383,605      2,348,667                   2,732,272
Other income (expense)
  Interest and other
   income...............        115,191         71,764                     186,955
  Interest expense......        (35,299)      (152,065)                   (187,364)
                            -----------    -----------  ----------     -----------
    Total other income
     (expense)..........         79,892        (80,301)                       (409)
                            -----------    -----------  ----------     -----------
Income before income
 taxes..................        463,497      2,268,366                   2,731,863
Income tax expense......        (75,184)      (866,841) $(150,720)[J]   (1,092,745)
                            -----------    -----------  ----------     -----------
Net income..............    $   388,313    $ 1,401,525  $(150,720)     $ 1,639,118
                            ===========    ===========  ==========     ===========
Pro forma net income per
 share..................    $      0.07                                $      0.11
Weighted average shares
 outstanding[R].........      3,981,613                                 14,771,279

                 FPA MEDICAL MANAGEMENT, INC. AND SUBSIDIARIES

                       NOTES TO THE PRO FORMA CONDENSED
                 CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

  FPA Medical Management, Inc. and Subsidiaries ("FPA") has consummated the following transactions: purchased the business of Grossmont Medical Clinic ("Grossmont") effective May 18, 1995 for $2,385,000 in cash and debt; purchased Arizona Managed Care Services and Affiliates ("AMCS") effective July 1, 1995 for $1,850,000 in cash, FPA common stock and debt; purchased Gonzaba Management Organization ("Gonzaba") effective November 1, 1995 for $21,512,824 in cash, FPA common stock, and debt; purchased Foundation Health IPA ("FHIPA") effective January 31, 1996 for $10,063,654 in cash and debt; purchased Physicians First, Inc. ("PFI") effective June 1, 1996 for $21,591,541 in debt, FPA common stock and cash; entered into an agreement to purchase Foundation Health Medical Services and Affiliates ("FHMS") for $111,000,000 in debt, FPA common stock and cash. (Grossmont, AMCS and Gonzaba are collectively referred to as the "1995 FPA Acquisitions"). Also, during 1995, Sterling Healthcare Group, Inc. ("Sterling") acquired Medical Networks, Inc. and Professional Emergency Physicians, P.A. (collectively, the "1995 Sterling Acquisitions"). These completed and proposed acquisitions by FPA and Sterling were accounted for under the purchase method. Additionally, FPA proposes to merge with Sterling by issuing FPA common stock in exchange for substantially all of the outstanding common stock of Sterling (the "Merger"). It is contemplated that the Merger will be accounted for as a pooling of interests. The following adjustments are necessary to reflect the pro forma effects of the executed and proposed transactions.

  Certain of the entities included in the pro forma financial statements are professional corporations which FPA is unable to own a majority interest in states which prohibit the corporate practice of medicine. Such entities are included in the pro forma financial statements due to the fact FPA consolidates, or will consolidate upon acquisition, these professional corporations in the consolidated financial statements of FPA. These professional corporations are, or will be, consolidated by FPA because FPA has, or will have, direct or indirect unilateral and perpetual control over the assets and operations of the professional corporations, other than by means of owning the majority of the voting stock of the professional corporations. Also, FPA will have unilateral and perpetual control over the FHMS entities upon acquisition. The shareholder/director of these professional corporations will enter into a succession agreement which requires such shareholder/director to sell to a designee of FPA such shareholder/director's shares of stock if such shareholder director is terminated from FPA. This ensures unilateral and perpetual control over these professional corporations by FPA. As such, due to the parent-subsidiary relationship under generally accepted accounting principles, FPA will consolidate the financial statements of these professional corporations. FPA believes that consolidation of the financial statements of the professional corporations is necessary to present fairly the financial position and results of operations of the Company.

[A] Reflects the estimated purchase price to be paid by FPA for FHMS in the amount of $111,000,000 consisting of FPA common stock, debt and cash.

[B] Under purchase accounting, the assets and liabilities of the acquired entity are required to be adjusted to their estimated fair values. For the purposes of determining the pro forma effects of the FHMS acquisition on the balance sheet of FPA, the estimated fair values of the assets and liabilities of this acquisition have been preliminarily determined by the management of FPA to be equal to the historically recorded amounts. A valuation analysis will be performed by independent consultants and consequently, such estimates are subject to revision when the transaction is completed. However, the management of FPA does not expect the final classification and amortization to materially differ from these estimates. Accordingly, the estimated excess purchase price to be paid by FPA over the net assets of FHMS acquired in the amount of $192,673,800 has been reflected as a pro forma adjustment to goodwill and intangibles. The management of FPA has preliminarily determined that substantially all of the excess purchase price in this transaction will be allocated to the value of the managed care contract acquired which has a term of 30 years.

[C] Reflects the issuance of 10,789,666 shares of FPA common stock in exchange for 100% of the shares of outstanding Sterling common stock based on applying the exchange ratio, which when multiplied by the market value per share of FPA Common Stock (assumed to be $18.00 per share), as defined in the Agreement and Plan of Merger, is equal to $23.01.

                 FPA MEDICAL MANAGEMENT, INC. AND SUBSIDIARIES

                       NOTES TO THE PRO FORMA CONDENSED
                 CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

[D] Nonrecurring costs estimated to be $13,000,000 will be recorded in connection with the Merger. These costs consist primarily of professional fees and certain employee termination costs. Because such costs are nonrecurring, they have not been recorded in the accompanying unaudited pro forma condensed consolidated statements of operations. However, such costs will be charged to income in the first period following the consummation of the Merger.

[E] As a result of FPA's acquisition, PFI will receive fully delegated capitation revenue from Physicians Corporation of America, the seller, based on the acquisition agreement with FPA, rather than primary care capitation only as is reflected in the historical income statements of PFI. The incremental revenue which PFI would have received under this fully delegated contract was approximately $31 million for the six months ended June 30, 1996 and approximately $67 million for the year ended December 31, 1995. Additionally, there would have been a corresponding increase in medical services expense and general and administrative expense for the provision of hospital and specialty care services under this fully delegated contract.

[F] For the purpose of determining the pro forma effects of the acquisitions of the 1995 FPA Acquisitions, FHIPA, PFI and FHMS on FPA's statement of operations, the following adjustments to increase (decrease) income have been made:

                                        YEAR ENDED DECEMBER 31, 1995
                          -----------------------------------------------------------
                            1995 FPA
                          ACQUISITIONS   FHIPA       PFI        FHMS         TOTAL
                          ------------ ---------  ---------  -----------  -----------
Amortization over 4-15
 years of intangible
 assets(1)(2)...........   $(120,555)                           (820,000) $  (940,555)
Amortization over 25 to
 30 years of cost in
 excess of net assets
 acquired
 (goodwill)(2)(3).......    (728,123)  $(402,546) $(353,253) $(6,249,127)  (7,733,049)
Depreciation of
 additional purchase
 cost assigned to
 property and
 equipment..............    (127,530)                                        (127,530)
Compensation under
 employment agreements..     768,331                                          768,331
                           ---------   ---------  ---------  -----------  -----------
                           $(207,877)  $(402,546) $(353,253) $(7,069,127) $(8,032,803)
                           =========   =========  =========  ===========  ===========

                                           SIX MONTHS ENDED JUNE 30, 1996
                                          -----------------------------------
                                             PFI        FHMS         TOTAL
                                          ---------  -----------  -----------
Amortization over 30 years of costs in
 excess of net assets
 acquired (goodwill)(2)(3)............... $(147,188) $(3,124,564) $(3,271,752)
Amortization over 4-10 years of intangi-
 ble assets(1)(2)........................               (410,000)    (410,000)
                                          ---------  -----------  -----------
                                          $(147,188) $(3,534,564) $(3,681,752)
                                          =========  ===========  ===========

--------
(1) The amortization period of the identifiable intangible assets is based on the period of estimated future economic benefit as determined by FPA in conjunction with independent valuation analysis.

(2) The total balance of the goodwill and intangibles would have been approximately $231,218,844 and $7,400,000, respectively, related to the 1995 FPA Acquisitions, FHIPA, PFI and FHMS at January 1, 1995. The total balance of the goodwill and intangibles would have been approximately $191,468,991 and 4,380,000, respectively, related to PFI and FHMS at January 1, 1996.

(3) It is expected that substantially all of the excess purchase price over the net assets acquired in connection with the acquisition of the FHMS entities will be allocated to the managed care contract which

                 FPA MEDICAL MANAGEMENT, INC. AND SUBSIDIARIES

                       NOTES TO THE PRO FORMA CONDENSED
                 CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) has a life of 30 years. As the value of the managed care contract will be amortized over 30 years, the same amortization period as goodwill, and there would be no difference in the amortization expense, no amount has been allocated between the goodwill and the managed care contract for the purposes of the pro forma financial statements.

[G] Reflects the increase in interest expense as a result of the notes issued in connection with the FPA acquisitions. The estimated debt in the amount of approximately $89,000,000 to be issued or assumed in connection with the FHMS acquisition bears interest at LIBOR plus .45%. A one-eighth percent change in the interest rate would have an impact to interest expense of approximately $69,000 and $139,000 for the six months ended June 30, 1996 and the year ended December 31, 1995, respectively.

[H] Reflects the increase in revenues for FHIPA as a result of the new provider agreement with Foundation, affiliates, the seller, based on the acquisition agreement between FPA and the seller of FHIPA, an affiliate of Foundation.

[I] Reflects the estimated income tax effects of the pro forma adjustments.
    Additionally, for the year ended December 31, 1995, reflects income taxes as if Gonzaba was a C Corporation and had accounted for taxes in accordance with the provisions of SFAS No. 109. No valuation allowance has been recognized related to the pro forma tax benefits based on FPA Management's belief that it is more likely than not, based on the assessment of future taxable income and available tax planning strategies, that such benefit would be realized in future periods. If FPA had incurred the losses before income taxes of $44,665,002 and $83,864,941 for the six months ended June 30, 1996 and the year ended December 31, 1995, respectively, included in the pro forma income statements, FPA would need to generate a comparable amount of future taxable income over the next 15 years (net operating loss carryforward period) in order to fully realize the benefit of these net operating losses.

[J] Reflects income taxes as if FPA and Sterling had been a C Corporation for the periods presented.

[K] Not Used

[L] Reflects the reduction in shareholder compensation, bonuses and other benefits that will not be paid in the future as a result of the 1995 Sterling Acquisitions and the employment contracts that Sterling entered into, in conjunction with the 1995 Sterling Acquisitions. Additionally, reflects the amortization of the excess of cost over net assets of businesses acquired of $216,723, and the incremental interest of $245,416 in conjunction with the 1995 Sterling Acquisitions. Interest is calculated based on Sterling's 1995 effective borrowing rate of 8.0%. The excess of the purchase price over the cost of the net assets of the 1995 Sterling Acquisitions is being amortized on a straight-line basis over periods ranging from 25 to 40 years. The 1995 Sterling Acquisitions resulted in additional borrowings on Sterling's bank line of credit in the amount of $15,100,000 during 1995.

[M] Reflects the income tax effect of the pro forma adjustments at an assumed income tax rate of 40% and the incremental income taxes on the operations of 1995 Sterling Acquisitions that were S corporations prior to their acquisition.

[N] Not Used

[O] Reflects an adjustment for certain assets and liabilities, as defined in the Stock Purchase Agreement, to be distributed from FHMS to Foundation, the seller, prior to the acquisition of FHMS by FPA. Such assets consist primarily of property and equipment which FPA is not acquiring in the transaction and is being transferred to Foundation with a corresponding decrease in the debt due to Foundation.

                 FPA MEDICAL MANAGEMENT, INC. AND SUBSIDIARIES

                       NOTES TO THE PRO FORMA CONDENSED
                 CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)


[P] Reflects the reclassification of debt owed to Foundation to long-term as defined in the Stock Purchase Agreement. The debt due to Foundation in connection with this acquisition will consist of a note for approximately $67 million as of June 30, 1996 (to be adjusted for liabilities incurred between June 30, 1996 and the closing of the FHMS transaction, subject to a maximum of $12 million) bearing interest at LIBOR plus .45% with principal and interest due monthly over 84 months, such principal payments are based on a 15 year amortization schedule. In addition, there will be a $22 million note issued due to Foundation Health Corporation bearing interest at LIBOR plus .45% maturing in 5 months from the closing date.

[Q] The FHMS amounts included in the pro forma condensed consolidated statement of operations for the year ended December 31, 1995 represent the unaudited results of operations of FHMS for the year ended March 31, 1996. Accordingly, the FHMS income statement amounts for the three months ended March 31, 1996 are included in the pro forma condensed consolidated income statements for the year ended December 31, 1995 and the six months ended June 30, 1996.

[R] The weighted average shares outstanding was calculated based on the historical weighted average shares outstanding of FPA giving effect to the estimated shares of FPA Common Stock to be issued in connection with the merger with Sterling (at an assumed exchange ratio of 1.278). In addition, for the six months ended June 30, 1996 and the year ended December 31, 1995, the weighted average shares outstanding give effect to the estimated 4,166,667 shares of FPA Common Stock to be issued in connection with the FHMS Acquisition, 525,000 shares of FPA Common Stock issued in connection with the PFI Acquisition, and 225,475 shares of FPA Common Stock issued in connection with the 1995 FPA Acquisitions.

                         SELECTED FINANCIAL DATA--FPA

  The following statement of operations data and balance sheet data have been derived from the consolidated financial statements of FPA. The consolidated balance sheets of FPA as of December 31, 1994 and 1995 and the related consolidated statements of operations for each of the three years in the period ended December 31, 1995 have been audited by Deloitte & Touche LLP, independent auditors, whose report is contained in FPA's Annual Report on Form 10-K, as amended, for the year ended December 31, 1995 which is incorporated herein by reference. The consolidated balance sheets as of December 31, 1991, 1992 and 1993 and the related consolidated statements of operations for the years then ended have also been audited. The selected financial data below should be read in conjunction with the consolidated financial statements and notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in FPA's Annual Report on Form 10-K, as amended, for the year ended December 31, 1995 which is incorporated herein by reference.

  The financial statements of the Company for the six months ended June 30, 1995 and June 30, 1996 are unaudited, but in the opinion of management, have been prepared on the same basis as the audited financial statements and reflect all adjustments consisting of normal recurring accruals, necessary for a fair presentation of the financial position and results of operations for such periods. The results of operations for the six months ended June 30, 1996 are not necessarily indicative of the operating results to be expected for the full year or any other period.

                                                                                            SIX MONTHS ENDED
                                        YEAR ENDED DECEMBER 31,                                 JUNE 30,
                       ----------------------------------------------------------- -------------------------------------
                          1991        1992        1993        1994        1995        1995         1996
                       ----------  ----------  ----------- ----------- ----------- -----------  -----------
Consolidated Statement of
 Operations:
Operating revenue,
 assigned from Pro-
 fessional Corpora-
 tions...............  $1,321,682  $8,275,229  $13,987,914 $18,435,877 $52,691,955 $15,744,806  $98,841,091
Medical services ex-
 pense...............     995,405   6,423,021   10,347,804  13,628,430  37,757,244  11,929,382   72,493,036
                       ----------  ----------  ----------- ----------- ----------- -----------  -----------
                          326,277   1,852,208    3,640,110   4,807,447  14,934,711   3,815,424   26,348,055
General and adminis-
 trative expense.....     862,205   1,893,206    3,471,056   4,423,842  13,310,386   3,999,450   21,185,818
                       ----------  ----------  ----------- ----------- ----------- -----------  -----------
Income (loss) from
 operations..........    (535,528)    (40,998)     169,054     383,605   1,624,325    (184,026)   5,162,237
Other income (ex-
 pense), net.........         --       10,053        9,267      79,892     189,725     192,095     (889,193)
                       ----------  ----------  ----------- ----------- ----------- -----------  -----------
Income (loss) before
 income taxes........    (535,928)    (30,945)     178,321     463,497   1,814,050       8,069    4,273,044
Income tax expense
 (benefit)...........         --          --           --       75,184     811,588       4,160    1,884,734
                       ----------  ----------  ----------- ----------- ----------- -----------  -----------
Net income (loss)....  $ (535,928) $  (30,945) $   178,321 $   388,313 $ 1,002,462 $     3,909  $ 2,388,310
                       ==========  ==========  =========== =========== =========== ===========  ===========
Net income (loss) per
 share...............                                                  $      0.13 $          * $      0.20
Common shares out-
 standing............                            3,163,000   3,981,613   7,676,402   7,046,313   12,162,197
Pro Forma (1):
Net Income...........                          $   843,795 $   278,078
Net income per
 share...............                          $      0.27 $      0.07

--------
*  Less than $.01 per share.

                                              DECEMBER 31,                            JUNE 30,
                         ---------------------------------------------------------- ------------
                           1991        1992        1993        1994        1995         1996
                         ---------  ----------  ----------  ----------- ----------- ------------
Consolidated Balance
 Sheet Data :
Cash and marketable se-
 curities...............       --   $  423,430  $  609,958  $12,197,911 $ 9,329,840 $  3,247,505
Working capital (defi-
 cit)................... $(535,528)   (634,408)   (599,785)  12,622,158   1,525,822  (26,978,598)
Total assets............   107,614   1,026,595   1,632,707   18,309,401  73,798,284  147,809,079
Long-term debt, net of
 current portion........       --          --       20,959    1,218,986   7,486,239   16,131,540
Stockholders' equity
 (deficit)..............  (515,204)   (546,149)   (357,828)  14,702,968  44,093,691   54,160,196

--------
(1) Reflects the effects on the historical statement of operations data for 1993 as if FPA (i) had paid to the executive officers annual compensation consistent with the employment agreements entered into as of January 1, 1994 and (ii) had been treated as a C Corporation rather than an S Corporation for income tax purposes, with an assumed annual effective income tax rate of 40%. Pro forma net income and net income per share for 1994 assumes no tax benefit from termination by FPA of its S Corporation election and an assumed effective annual income tax rate of 40%.

                       SELECTED FINANCIAL DATA--STERLING

  The selected consolidated financial data set forth below as of and for each of the five years in the period ended December 31, 1995 have been derived from Sterling's and predecessor entities' financial statements, which have been audited by Coopers & Lybrand L.L.P., independent accountants. The selected consolidated financial data of Sterling as of and for the six months ended June 30, 1995 and 1996 have been derived from the unaudited consolidated financial statements of Sterling which, in the opinion of management, include all adjustments (consisting of only normal recurring adjustments) necessary for a fair presentation of the information set forth herein. The results of operations for the six months ended June 30, 1996 are not necessarily indicative of the results of the full year. The following data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Sterling's Consolidated Financial Statements and notes thereto included elsewhere in this Prospectus.

                                                                       SIX MONTHS ENDED
                                  YEAR ENDED DECEMBER 31,                  JUNE 30,
                          -------------------------------------------- -----------------
                           1991    1992     1993    1994        1995     1995     1996
                          ------- -------  ------- -------    -------- -------- --------
                                    (IN THOUSANDS, EXCEPT PER SHARE DATA)
Statements of Operations
 Data(1):
Operating revenue, net..  $27,697 $37,945  $46,826 $60,426    $115,660 $ 51,278 $ 66,396
                          ------- -------  ------- -------    -------- -------- --------
Costs and expenses:
  Cost of affiliated
   physician services...   18,755  25,138   31,140  40,762      69,735   30,419   42,116
  Medical support
   services.............    1,450   1,827    2,046   2,327       6,251    2,712    3,061
  Selling, general and
   administrative.......    5,759   9,687   10,904  12,937      29,322   13,364   14,699
  Depreciation and
   amortization.........      652     788      331     598       2,260      986    1,509
  Unusual items(2)......      --      --       --      --        1,590      --       --
                          ------- -------  ------- -------    -------- -------- --------
    Total operating
     expenses...........   26,616  37,440   44,421  56,624     109,158   47,481   61,385
                          ------- -------  ------- -------    -------- -------- --------
Operating income........    1,081     505    2,405   3,802       6,502    3,797    5,011
Other expenses..........       99     163      429     242       1,759      810      456
                          ------- -------  ------- -------    -------- -------- --------
Income before income
 taxes..................      982     342    1,976   3,560       4,743    2,987    4,555
Provision for income
 taxes..................      --      --       --    3,265(4)    1,911    1,195    1,778
                          ------- -------  ------- -------    -------- -------- --------
Net income(3)...........  $   982 $   342  $ 1,976 $   295    $  2,832 $  1,792 $  2,777
                          ======= =======  ======= =======    ======== ======== ========
  Net income per share:
  Primary...............                                      $   0.45 $   0.32 $   0.34
                                                              ======== ======== ========
Assuming full dilution..                                      $   0.45 $   0.31 $   0.33
                                                              ======== ======== ========
Pro forma provision for
 income taxes...........  $   581 $   360  $   714 $ 1,356
Pro forma net income
 (loss)(5)..............      401     (18)   1,261   2,204
Net income (loss) per
 common share...........  $  0.17 $ (0.01) $  0.28 $  0.48
                          ======= =======  ======= =======
Weighted average number
 of common and common
 equivalent shares out-
 standing(6):
  Primary...............    2,322   2,322    4,442   4,628       6,271    5,593    8,221
  Assuming full
   dilution.............    2,322   2,322    4,442   4,628       6,327    5,700    8,318
                                        DECEMBER 31,                       JUNE 30,
                          -------------------------------------------- -----------------
                           1991    1992     1993    1994        1995     1995     1996
                          ------- -------  ------- -------    -------- -------- --------
Balance Sheet Data:(1)
Working capital.........  $ 1,918 $ 2,674  $ 3,190 $ 9,541    $ 24,448 $ 16,820 $ 33,590
Total assets............    8,094  10,629   13,215  26,742      78,608   61,686   84,890
Long-term liabilities...    1,397   2,060    4,074   8,334      15,356   29,571   14,688
Stockholders' equity....    1,818   2,125      817   9,623      49,133   19,764   59,640

--------
(1) The financial data for the periods ended on or before December 31, 1994 include the pro forma combined results of operations of the constituents of the business combination with Frost Hanna Halpryn Capital Group Inc., which was completed on May 31, 1994 ("FHH Merger"). The FHH Merger has been accounted for as a capital transaction which is equivalent to the issuance of stock by Sterling for the net monetary assets of FHH accompanied by a recapitalization of Sterling.
(2) Represents unusual charges of $1.6 million including a $434,000 charge for impairment of goodwill and a $773,000 charge for the loss on disposition of businesses as a result of Sterling's sale of six and closing of two primary care clinics and $375,000 relating to the bankruptcy of one of its hospital clients. See Note 4 of Notes to Consolidated Financial Statements of Sterling.
(3) Prior to the FHH Merger, Sterling was an S corporation and not subject to federal and state income taxes. Accordingly, net income (loss) for the pro forma combined results of operations of Sterling prior to the FHH Merger does not include a provision for income taxes.
(4) Includes a one-time, non-recurring charge of $2.4 million as a result of the termination of Sterling's S corporation status and the adoption of Financial Accounting Standards Board No. 109, "Accounting for Income Taxes." See Note 12 of Notes to Consolidated Financial Statements of Sterling.
(5) Pro forma net income (loss) includes a pro forma income tax provision (benefit) based on the tax laws in effect, as if Sterling had been subject to federal and state income taxes for all such periods.
(6) Reflects (i) in 1991 and 1992, the 2,321,500 shares of Sterling Common Stock issued to the former shareholders of Sterling in connection with the FHH Merger, (ii) in 1993, the shares of Sterling Common Stock issued to the former shareholders of Sterling in connection with the FHH Merger, 117,550 shares of Sterling Common Stock underlying certain warrants and 369,000 shares of Sterling Common Stock underlying employee stock options granted in connection with the FHH Merger, and (iii) in 1994, the weighted average number of common and common equivalent shares outstanding during the period, assuming the shares issued to the former shareholders of Sterling were issued on January 1, 1994. Common equivalent shares consist of the dilutive effect of outstanding options and warrants, calculated using the treasury stock method.

             SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

  The following is unaudited pro forma combined statements of operations data and combined balance sheet data of FPA and Sterling, which give effect to the Merger as a pooling of interests and should be read in conjunction with such pro forma condensed consolidated financial statements (unaudited) and the notes thereto included elsewhere in this registration statement. For purposes of the pro forma operating data, FPA's consolidated financial statements for the three fiscal years ended December 31, 1995, 1994 and 1993, and for the three months ended June 30, 1996 and 1995, have been combined with Sterling's (and predecessor entities') consolidated financial statements for the three fiscal years ended December 31, 1995, 1994 and 1993, and for the six months ended June 30, 1996 and 1995. The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the Merger had been consummated at the beginning of the periods indicated, nor is it necessarily indicative of future operating results or financial position.

                                 YEAR ENDED DECEMBER 31,          SIX MONTHS ENDED JUNE 30,
                          --------------------------------------  ---------------------------
                             1993         1994          1995          1995          1996
                          -----------  -----------  ------------  ------------  -------------
Combined Statements of
 Operations:
Operating revenue.......  $60,813,753  $78,861,827  $168,351,482  $ 67,022,806  $ 165,237,328
Medical services ex-
 pense..................   43,533,422   56,717,751   113,742,878    45,060,382    117,669,950
                          -----------  -----------  ------------  ------------  -------------
                           17,280,331   22,144,076    54,608,604    21,962,424     47,567,378
General and administra-
 tive expense...........   14,706,579   17,958,432    46,482,673    18,349,450     37,394,090
                          -----------  -----------  ------------  ------------  -------------
Income from operations..    2,573,752    4,185,644     8,125,931     3,612,974     10,173,288
Other expense, net......     (419,603)    (161,755)   (1,568,646)     (617,905)    (1,345,417)
                          -----------  -----------  ------------  ------------  -------------
Income before income
 taxes..................    2,154,149    4,023,889     6,557,285     2,995,069      8,827,871
Income tax expense......     (785,728)  (1,541,490)   (2,723,320)   (1,199,160)    (3,663,048)
                          -----------  -----------  ------------  ------------  -------------
Net income..............  $ 1,368,421  $ 2,482,399  $  3,833,965  $  1,795,909  $   5,164,823
                          ===========  ===========  ============  ============  =============
Pro Forma Per Share Da-
 ta:
Net income per share....  $      0.10  $      0.17  $       0.22  $       0.10  $        0.23
Weighted average shares
 outstanding............   13,952,666   14,771,279    18,466,068    17,835,979     22,951,863

                                          DECEMBER 31,
                              ------------------------------------   JUNE 30,
                                 1993        1994         1995         1996
                              ----------- ----------- ------------ ------------
Combined Balance Sheet Data:
Cash and marketable securi-
 ties.......................  $   751,010 $12,216,681 $ 11,401,013 $  6,391,685
Working capital surplus.....    2,590,609  22,163,583   25,973,843    6,642,411
Total assets................   14,847,654  45,051,506  152,406,536  232,698,679
Long-term debt, net of cur-
 rent portion...............    4,094,673   9,553,261   22,841,849   27,208,928
Stockholders' equity........      459,635  24,326,420   93,226,965  113,831,319

          APPROVAL OF ADJOURNMENT OR POSTPONEMENT OF SPECIAL MEETINGS

  At the FPA Special Meeting, FPA stockholders will be asked to approve the adjournment or postponement of the FPA Special Meeting in the event that such adjournment or postponement is necessary in order to solicit additional votes for the FPA Proposals.

  FPA's Board of Directors recommends that you vote FOR this proposal.

  At the Sterling Special Meeting, Sterling shareholders will be asked to approve the adjournment or postponement of the Special Meeting in the event that such adjournment or postponement is necessary in order to solicit additional votes for adoption of the Merger Agreement.

  Sterling's Board of Directors recommends that you vote FOR this proposal.

                                 LEGAL MATTERS

  The validity of the FPA Common Stock offered hereby will be passed upon for FPA by Ballard Spahr Andrews & Ingersoll, Philadelphia, Pennsylvania. Coopers & Lybrand L.L.P. has rendered an opinion (which is included as an exhibit to the Registration Statement of which this Proxy Statement/Prospectus forms a part) to the effect that other than with respect to the payment of cash in lieu of fractional FPA shares, no gain or loss will be recognized by the Sterling shareholders upon the conversion of their Sterling shares solely into FPA shares by virtue of the Merger.

                            ADDITIONAL INFORMATION

STOCKHOLDER PROPOSALS

  Sterling Shareholders. If the Merger is not consummated, in order to be eligible for inclusion in Sterling's proxy solicitation materials for its 1997 annual meeting of shareholders, any stockholder proposal to be considered at such meeting must have been received by Sterling not later than March 1, 1997. Sterling will not be required to include in its proxy solicitation material a shareholder proposal which is received after that date or which otherwise fails to meet the requirements for shareholder proposals established by regulations of the SEC. If the Merger is consummated, there will be no 1997 annual meeting of Sterling shareholders.

  FPA Stockholders. In order to be eligible for inclusion in FPA's proxy solicitation materials for its 1997 annual meeting of stockholders, any stockholder proposal to be considered at such meeting must be received by FPA not later than December 21, 1996. FPA will not be required to include in its proxy solicitation material a stockholder proposal received after that date or which otherwise fails to meet the requirements for stockholder proposals established by regulations of the SEC.

OTHER BUSINESS

  Neither the Board of Directors of Sterling nor the Board of Directors of FPA is aware of any business to be acted upon at the Special Meetings other than as described herein. If, however, other matters are properly brought before either of the Special Meetings, or any adjournments or postponements thereof, the persons appointed as proxies will have discretion to vote or act thereon according to their best judgment and applicable Commission rules.

                                    EXPERTS

  The consolidated financial statements of FPA as of December 31, 1994 and 1995 and for each of the three years in the period ended December 31, 1995 appearing in the Form 10-K, as amended by Form 10-K/A, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing therein, and have been incorporated herein by reference in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

  The consolidated balance sheets as of December 31, 1995 and 1994 and the consolidated statements of operations, stockholders' equity and cash flows for the year ended December 31, 1995 and the period June 1, 1994 to December 31, 1994 of Sterling and the statement of operations, stockholders' equity and cash flows for the five months ended May 31, 1994 and the year ended December 31, 1993 of Sterling Health Care Group, Inc. and Sterling Healthcare, Inc., included in this Joint Proxy Statement/Prospectus, have been incorporated herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing, which is included in the Annual Report on Form 10-K, as amended by Form 10-K/A, for the year ended December 31, 1995.

  The combined financial statements of Foundation Health Medical Services (a wholly-owned subsidiary of Foundation Health Corporation) and affiliates as of June 30, 1995 and 1996 and for each of the three years in the period ended June 30, 1996, included in the Proxy Statement/Prospectus have been audited by Deloitte & Touche LLP (except for the December 31, 1993 financial statements of Thomas-Davis Medical Centers, P.C.) as stated in their report appearing herein (such report expresses an unqualified opinion and includes an explanatory paragraph referring to significant related party transactions). The financial statements of Thomas-Davis Medical Centers, P.C. for the year ended December 31, 1993 (combined with those of Foundation Health Medical Services (a wholly-owned subsidiary of Foundation Health Corporation) and affiliates) have been audited by Stevenson, Jones, Imig, Holmaas & Kleinhans, P.C., as stated in their report included herein. Such financial statements of Foundation Health Medical Services (a wholly-owned subsidiary of Foundation Health Corporation) and affiliates are included herein in reliance upon the respective reports of such firms given upon their authority as experts in accounting and auditing. All of the foregoing firms are independent auditors.

  The financial statements of Foundation Health IPA as of December 31, 1995 and 1994 and for the year ended December 31, 1995 and for the period from June 7, 1994 (date of inception) to December 31, 1994, included in the Proxy Statement/Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein (such report expresses an unqualified opinion and includes an explanatory paragraph referring to significant related party transactions), and has been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors
Physicians First, Inc.
 (a wholly-owned subsidiary of
 Physician Corporation of America):

  We have audited the accompanying consolidated balance sheets of Physicians First, Inc. and Subsidiaries (a wholly-owned subsidiary of Physician Corporation of America) as of December 31, 1995 and 1994, and the related consolidated statements of operations, stockholder's equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Physicians First, Inc. and subsidiaries (a wholly-owned subsidiary of Physician Corporation of America) as of December 31, 1995 and 1994, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

KPMG Peat Marwick

Fort Lauderdale, Florida
March 29, 1996

                    PHYSICIANS FIRST, INC. AND SUBSIDIARIES
                    (A WHOLLY-OWNED SUBSIDIARY OF PHYSICIAN
                            CORPORATION OF AMERICA)

                          CONSOLIDATED BALANCE SHEETS

                                                 DECEMBER 31,
                                            -----------------------   MAY 31,
                                               1995        1994        1996
                                            ----------- ----------- -----------
                                                                    (UNAUDITED)
                  ASSETS
Current assets:
  Cash and cash equivalents................ $ 4,458,804 $ 1,915,764 $ 3,840,406
  Accounts receivable, net of allowance for
   uncollectible accounts of approximately
   $1,138,000 and $1,040,000 at December
   31, 1995 and 1994, respectively.........     917,820     317,319   2,123,944
  Due from affiliates......................     665,251     298,605      25,273
  Inventories..............................     447,978     455,255     317,686
  Deferred income taxes....................     582,635     460,000     571,466
  Prepaid expenses and other current as-
   sets....................................     688,686     855,205     519,423
                                            ----------- ----------- -----------
    Total current assets...................   7,761,174   4,302,148   7,398,198
                                            ----------- ----------- -----------
Property, equipment and leasehold improve-
 ments, net................................   7,772,201   7,042,209   7,284,773
Other assets...............................     576,990     538,342     579,210
                                            ----------- ----------- -----------
                                              8,349,191   7,580,551   7,863,983
                                            ----------- ----------- -----------
Intangible assets:
  Goodwill, net of accumulated amortization
   of approximately $72,000 and $40,000 at
   December 31, 1995 and 1994, respective-
   ly......................................     728,000     760,000     715,000
  Other intangible assets, net of accumu-
   lated amortization of approximately
   $423,000 and $188,000 at December 31,
   1995 and 1994, respectively.............   1,091,710     276,085     970,600
                                            ----------- ----------- -----------
    Total intangible assets................   1,819,710   1,036,085   1,685,600
                                            ----------- ----------- -----------
    Total assets........................... $17,930,075 $12,918,784 $16,947,781
                                            =========== =========== ===========


          See accompanying notes to consolidated financial statements.

                    PHYSICIANS FIRST, INC. AND SUBSIDIARIES
                    (A WHOLLY-OWNED SUBSIDIARY OF PHYSICIAN
                            CORPORATION OF AMERICA)

                          CONSOLIDATED BALANCE SHEETS

                                              DECEMBER 31,
                                         ------------------------    MAY 31,
                                            1995         1994         1996
                                         -----------  -----------  -----------
                                                                   (UNAUDITED)
  LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
  Accounts payable, accrued expenses and
   other current liabilities............ $ 3,266,061  $ 2,850,589  $ 3,902,743
  Current portion of obligations under
   capital leases.......................      12,334       22,930        8,297
  Current portion of notes payable......      82,115      126,042       43,313
  Due to affiliates.....................   1,699,138      203,029       90,215
                                         -----------  -----------  -----------
    Total current liabilities...........   5,059,648    3,202,590    4,044,568
                                         -----------  -----------  -----------
Obligations under capital leases, less
 current portion........................      10,351       23,795       10,351
Notes payable, less current portion.....      60,151      142,266       60,151
Deferred income taxes...................     146,323      203,500       77,795
                                         -----------  -----------  -----------
    Total liabilities...................   5,276,473    3,572,151    4,192,865
                                         -----------  -----------  -----------
Stockholder's equity:
  Series A preferred stock, $.10 par
   value. Authorized 100,000 shares; is-
   sued and outstanding 77,500 shares at
   December 31, 1994....................         --         7,750          --
  Common stock, $.01 par value. Autho-
   rized 100,000 shares; issued and out-
   standing 100,000 shares..............       1,000          --         1,000
  Common stock of PCA Family Medical
   Centers, Inc., Century Vision Opti-
   cal, Inc., and PCA Family Pharmacy,
   Inc. par value $.01, $10 and $10 per
   share, respectively. Authorized
   100,000, 60 and 60 shares; issued and
   outstanding 24,400, 40 and 60 shares
   of PCA Family Medical Centers, Inc.,
   Century Vision Optical, Inc., and PCA
   Family Pharmacy, Inc., respectively..         --         1,244          --
Additional paid-in capital..............  19,493,156   16,543,539   19,493,156
Accumulated deficit.....................  (6,840,554)  (7,205,900)  (6,739,240)
                                         -----------  -----------  -----------
    Total stockholder's equity..........  12,653,602    9,346,633   12,754,916
                                         -----------  -----------  -----------
Commitments and contingencies:
    Total liabilities and stockholder's
     equity............................. $17,930,075  $12,918,784  $16,947,781
                                         ===========  ===========  ===========

          See accompanying notes to consolidated financial statements.

                    PHYSICIANS FIRST, INC. AND SUBSIDIARIES
                    (A WHOLLY-OWNED SUBSIDIARY OF PHYSICIAN
                            CORPORATION OF AMERICA)

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                  YEAR ENDED             FIVE MONTHS ENDED
                                 DECEMBER 31,                 MAY 31,
                            ------------------------  ------------------------
                               1995         1994         1996         1995
                            -----------  -----------  -----------  -----------
                                                            (UNAUDITED)
Operating revenue:
  Capitation revenue....... $34,313,695  $34,915,499  $14,870,833  $14,190,729
  Other operating revenue..   7,347,642    3,324,981    4,176,018    1,545,247
                            -----------  -----------  -----------  -----------
    Total operating reve-
     nue...................  41,661,337   38,240,480   19,046,851   15,735,976
                            -----------  -----------  -----------  -----------
Operating expenses:
  Medical center costs.....  37,252,931   33,705,041   16,128,269   14,528,373
  Depreciation and amorti-
   zation..................   1,689,966    1,281,328      741,409      594,495
  Administrative costs.....   1,299,803          --     1,995,495          --
  Management contracts.....     883,246    1,125,852       75,000      465,680
                            -----------  -----------  -----------  -----------
    Total operating ex-
     penses................  41,125,946   36,112,221   18,940,173   15,588,548
                            -----------  -----------  -----------  -----------
    Income from opera-
     tions.................     535,391    2,128,259      106,678      147,428
                            -----------  -----------  -----------  -----------
Other income (expenses):
  Interest income..........     119,166       52,124       83,940       47,840
  Interest expense.........     (21,649)     (22,697)     (15,382)     (11,372)
                            -----------  -----------  -----------  -----------
    Total other income.....      97,517       29,427       68,558       36,468
                            -----------  -----------  -----------  -----------
    Income before income
     taxes.................     632,908    2,157,686      175,236      183,896
Income tax expense.........    (267,562)    (819,920)     (73,922)     (81,656)
                            -----------  -----------  -----------  -----------
    Net income............. $   365,346  $ 1,337,766   $  101,314  $   102,240
                            ===========  ===========  ===========  ===========


          See accompanying notes to consolidated financial statements.

                    PHYSICIANS FIRST, INC. AND SUBSIDIARIES
                    (A WHOLLY-OWNED SUBSIDIARY OF PHYSICIAN
                            CORPORATION OF AMERICA)

                CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY

                 FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1994
             AND FOR THE FIVE MONTHS ENDED MAY 31, 1996 (UNAUDITED)

                         SERIES A           ADDITIONAL                   TOTAL
                         PREFERRED COMMON     PAID-IN   ACCUMULATED  STOCKHOLDER'S
                           STOCK    STOCK     CAPITAL    (DEFICIT)      EQUITY
                         --------- -------  ----------- -----------  -------------
Balance, December 31,
 1993...................  $ 7,750  $ 1,244  $16,543,539 $(8,543,666)  $ 8,008,867
  Net income............      --       --           --    1,337,766     1,337,766
                          -------  -------  ----------- -----------   -----------
Balance, December 31,
 1994...................    7,750    1,244   16,543,539  (7,205,900)    9,346,633
  Issuance of common
   stock................      --     1,000    2,299,000         --      2,300,000
  Recapitalization (note
   1a)..................   (7,750)  (1,244)     650,617         --        641,623
  Net income............      --       --           --      365,346       365,346
                          -------  -------  ----------- -----------   -----------
Balance, December 31,
 1995...................      --     1,000   19,493,156  (6,840,554)   12,653,602
  Net income............      --       --           --      101,314       101,314
                          -------  -------  ----------- -----------   -----------
Balance, May 31, 1996...      --   $ 1,000  $19,493,156 $(6,739,240)  $12,754,916
                          =======  =======  =========== ===========   ===========



          See accompanying notes to consolidated financial statements.

                    PHYSICIANS FIRST, INC. AND SUBSIDIARIES
                    (A WHOLLY-OWNED SUBSIDIARY OF PHYSICIAN
                            CORPORATION OF AMERICA)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                             FIVE MONTHS
                                    YEAR ENDED                  ENDED
                                   DECEMBER 31,                MAY 31,
                              ------------------------  ----------------------
                                 1995         1994         1996        1995
                              -----------  -----------  ----------  ----------
                                                             (UNAUDITED)
Reconciliation of net income
 to net cash provided by
 operating activities:
  Net income................  $   365,346  $ 1,337,766  $  101,314  $  102,240
  Adjustments to reconcile
   net income to net cash
   provided by operating
   activities:
    Depreciation and
     amortization...........    1,689,966    1,281,328     741,409     594,495
    Deferred income taxes...     (119,940)     (46,471)        --          --
    Changes in assets and
     liabilities:
      Decrease (increase) in
       accounts
       receivables..........       99,499     (206,757) (1,206,124)   (566,013)
      Decrease in
       inventories..........        7,277      132,360     169,263     (29,400)
      Decrease in deferred
       income taxes, net....      (59,872)    (210,029)    (57,359)    (23,020)
      Decrease in prepaid
       expenses and other
       current assets.......      166,519      410,288     169,263     357,774
      (Increase) decrease in
       other assets.........      (38,648)       6,566      (2,220)     (6,625)
      Increase (decrease)
       increase in due to
       affiliates...........    1,129,463     (617,066)   (968,945)     (4,608)
      Increase in accounts
       payable, accrued
       expenses and other
       current liabilities..      415,472      292,169     636,682     114,624
                              -----------  -----------  ----------  ----------
        Net cash provided by
         operating
         activities.........    3,655,082    2,380,154    (416,717)    539,467
                              -----------  -----------  ----------  ----------
Cash flow from investing
 activities:
  Capital expenditures......   (1,061,960)  (2,768,162)   (158,842)   (858,883)
  Acquisitions, net of cash
   acquired.................   (2,200,000)         --          --          --
                              -----------  -----------  ----------  ----------
        Net cash used in
         investing
         activities.........   (3,261,960)  (2,768,162)   (158,842)   (858,883)
                              -----------  -----------  ----------  ----------
Cash flow financing
 activities:
  Issuance of common stock..    2,300,000          --          --          --
  Payments on other notes
   and capital lease
   obligations..............     (150,082)    (152,301)    (42,839)    (21,325)
                              -----------  -----------  ----------  ----------
        Net cash provided by
         (used in) financing
         activities.........    2,149,918     (152,301)    (42,839)    (21,325)
                              -----------  -----------  ----------  ----------
        Net increase
         (decrease) in cash
         and cash
         equivalents........    2,543,040     (540,309)   (618,398)   (340,741)
Cash and cash equivalents,
 beginning of year..........    1,915,764    2,456,073   4,458,804   1,915,764
                              -----------  -----------  ----------  ----------
Cash and cash equivalents,
 end of year................  $ 4,458,804  $ 1,915,764  $3,840,406  $1,575,023
                              ===========  ===========  ==========  ==========
Cash paid for interest......  $    22,122  $       --   $    8,928  $      --
                              ===========  ===========  ==========  ==========

Supplemental disclosure of noncash investing and financing activities:

  In July 1995, PFI acquired certain assets of a physician practice which included accounts receivable of approximately $700,000, equipment of approximately $450,000 and a covenant not-to-compete of approximately $1,050,000.

          See accompanying notes to consolidated financial statements.

                    PHYSICIANS FIRST, INC. AND SUBSIDIARIES
                    (A WHOLLY-OWNED SUBSIDIARY OF PHYSICIAN
                            CORPORATION OF AMERICA)

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                    (INFORMATION AS OF MAY 31, 1996 AND FOR
       THE THREE MONTH PERIODS ENDED MAY 31, 1995 AND 1996 IS UNAUDITED)

(1) ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  A summary of the significant accounting policies of Physicians First, Inc. and Subsidiaries (a wholly-owned subsidiary of Physician Corporation of America (PCA)) are as follows:

  (a)Organization

       The accompanying financial statements reflect PCA's continuing interest in the following entities: PCA Family Medical Center's, Inc., PCA Family Pharmacy, Inc., and Century Vision Optical, Inc. The 1995 consolidated financial statements include the accounts of Physicians First, Inc. and its wholly-owned subsidiaries; PCA Family Medical Centers, Inc., PCA Family Pharmacy, Inc., Century Vision Optical, Inc., and Physician Medical Group of Florida, Inc. (collectively "PFI" or the "Company"). All significant intercompany accounts and transactions have been eliminated.

        The 1994 amounts represent the combined accounts of PCA Family Medical Centers, Inc., PCA Family Pharmacy, Inc. and Century Vision Optical, Inc. On April 1, 1995, Physician Corporation of America (the Parent) and its wholly-owned subsidiary, PCA Family Health Plan, Inc. transferred ownership of PCA Family Medical Centers, Inc., PCA Family Pharmacy, Inc. and Century Vision Optical, Inc. to PFI, a wholly-owned subsidiary of the Parent.

  (b)Capitation Revenue

       The Company is party to an agreement with PCA Health Plans of Florida, Inc. and PCA Family Health Plans, Inc., two affiliated Health Maintenance Organizations (HMO's) to provide health services to certain of the HMO's members. The Company receives a fixed monthly fee for each HMO member covered by this agreement. Capitation revenue is recognized as income during the coverage period.

  (c)Medical Center Costs

       Medical center costs are comprised of the expenses incurred to operate the Company's medical centers. These costs include those associated with the direct delivery of medical services as well as the overall operations of the medical centers.

  (d)Income Taxes

       Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

       The Company files a consolidated income tax return with the Parent.

  (e)Inventories

       Inventories, which consist of medical and optical supplies and pharmaceuticals, held for resale are stated at the lower of cost or market based upon the first-in, first-out method.

                    PHYSICIANS FIRST, INC. AND SUBSIDIARIES
                    (A WHOLLY-OWNED SUBSIDIARY OF PHYSICIAN
                            CORPORATION OF AMERICA)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
  (f)  Property, Equipment and Leasehold Improvements

         Property, equipment and leasehold improvements are recorded at cost. Equipment under capital leases are stated at the present value of minimum lease payments at the inception of the lease.

         Depreciation on equipment is calculated on the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized on a straight-line basis over the shorter of the lease terms or estimated lives of the assets.

  (g)  Intangible Assets

         The goodwill is amortized on the straight-line method over a period of 25 years.

         Other intangible assets consist of organization costs and the costs of identifiable intangible assets and covenants not to compete. Organization costs are being amortized using the straight-line method over five years. The costs of identifiable intangible assets and covenants not to compete are amortized using the straight-line method over the term of the estimated benefit or agreements which range from three to twenty-five years.

  (h)  Cash and Cash Equivalents

         For purposes of the consolidated statements of cash flows, cash and cash equivalents consist of cash and short-term investments with an original maturity of less than 90 days.

  (i)  Use of Estimates

         Management of the company has made certain estimates and assumptions relating to the reporting of the assets and liabilities, revenues and expenses to prepare these financial statements in conformity with generally accepted accounting principles.

  (j)  Unaudited Financial Information

         The consolidated financial information for the five months ended May 31, 1996 and 1995 included in the consolidated financial statements and notes thereto are unaudited. In the opinion of management, such information contains all adjustments, consisting only of normal recurring accruals, necessary for a fair presentation of such information. Information for the five months ended May 31, 1996 is not necessarily indicative of the results to be expected for the entire year.


(2) ACQUISITIONS

  In July 1995, the Company acquired certain assets of a physician practice which operates a medical center in Jacksonville, Florida. The purchase price of $2,200,000 included $1,050,000 relating to a five year non-compete agreement with the former owners. The Company used the purchase method of accounting to record this acquisition.

                    PHYSICIANS FIRST, INC. AND SUBSIDIARIES
                    (A WHOLLY-OWNED SUBSIDIARY OF PHYSICIAN
                            CORPORATION OF AMERICA)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
(3) PROPERTY, EQUIPMENT AND LEASEHOLD IMPROVEMENTS

  Property, equipment and leasehold improvements, including those under capital lease agreements at December 31, 1995 and 1994, are as follows:

                                                                ESTIMATED
                                    1995         1994         USEFUL LIVES
                                 -----------  -----------  -------------------
     Buildings.................. $   279,130  $    60,083       30 years
     Land.......................      55,460       55,460          --
     Furniture and equipment....   5,585,777    5,191,587   The lesser of 5-7
                                                           years or lease term
     Leasehold improvements.....   5,910,704    4,981,040    The lesser of 5
                                                           years or lease term
                                 -----------  -----------
                                  11,831,071   10,288,170
     Less accumulated
      depreciation and
      amortization..............  (4,058,870)  (3,245,961)
                                 -----------  -----------
                                 $ 7,772,201  $ 7,042,209
                                 ===========  ===========

(4) NOTES PAYABLE

  Notes payable at December 31, 1995 and 1994, are as follows:

                                                               1995     1994
                                                             -------- --------
     Obligations to former owner of business acquired for
      covenant not to compete, imputed interest of approxi-
      mately 5.5%, payable in monthly installments in vary-
      ing amounts through September 1998.................... $142,266 $268,308
     Less current maturities of notes payable...............   82,115  126,042
                                                             -------- --------
       Notes payable less current maturities................ $ 60,151 $142,266
                                                             ======== ========

  The aggregate principal maturities of long term debt due in the next five years and thereafter are as follows:

              YEAR
             ENDING
            DECEMBER
               31,
            --------
             1996................................ $ 82,115
             1997................................   41,745
             1998................................   18,406
                                                  --------
                                                  $142,266
                                                  ========

  On March 29, 1996, the Parent amended its credit agreement with its primary lenders. Such amendments modified certain covenants and required the Parent to pledge the stock of the Company and required the Company to guarantee payment.

                    PHYSICIANS FIRST, INC. AND SUBSIDIARIES
                    (A WHOLLY-OWNED SUBSIDIARY OF PHYSICIAN
                            CORPORATION OF AMERICA)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
(5) LEASES

  PFI leases certain office space under long-term lease agreements.

  Future minimum lease payments under capital leases for office equipment and noncancelable operating leases for office space and vehicles at December 31, 1995, are as follows:

       YEAR
      ENDING
     DECEMBER                                             CAPITAL    OPERATING
        31,                                                LEASES     LEASES
     --------                                             --------  -----------
      1996............................................... $ 12,584  $ 3,045,683
      1997...............................................   10,395    2,402,870
      1998...............................................      --     1,916,107
      1999...............................................      --     1,558,097
      2000...............................................      --       692,288
     Thereafter..........................................      --       517,541
                                                          --------  -----------
                                                            22,979   10,132,586
     Less amount representing interest...................     (294)         --
                                                          --------  -----------
     Total minimum lease payments........................   22,685  $10,132,586
                                                                    ===========
     Less current portion under capital lease obliga-
      tions..............................................  (12,334)
                                                          --------
     Capital lease obligation less current portion....... $ 10,351
                                                          ========

  Total rent expense for the years ended December 31, 1995 and 1994, amounted to approximately $3,049,000 and $2,574,000, respectively.

(6) INCOME TAXES

  For the years ended at December 31, 1995 and 1994, income tax expense consisted of the following:

                                  1995                         1994
                       ---------------------------- ---------------------------
                       CURRENT  DEFERRED    TOTAL   CURRENT  DEFERRED   TOTAL
                       -------- ---------  -------- -------- --------  --------
   Federal............ $332,252 $(102,839) $229,413 $742,874 $(39,857) $703,017
   State..............   55,250   (16,831)   38,149  123,517   (6,614)  116,903
                       -------- ---------  -------- -------- --------  --------
                       $387,502 $(119,940) $267,562 $866,391 $(46,471) $819,920
                       ======== =========  ======== ======== ========  ========

  Income tax expense attributable to income from operations was $267,562 and $819,920 for the years ending December 31, 1995 and 1994, respectively and differs from the amounts computed by applying the U.S. federal income tax rate of 35 percent to pretax income from continuing operations as a result of the following:

                                                1995              1994
                                          ----------------- -----------------
                                           AMOUNT   PERCENT  AMOUNT   PERCENT
                                          --------  ------- --------  -------
   Income tax expense at the statutory
    rate................................. $221,518   35.0%  $755,190   35.0%
   State income taxes--net of benefit....   37,539    5.9     69,193    3.2
   Municipal interest....................  (12,732)  (2.0)       --     --
   Other.................................   21,237    3.3     (4,463)  (0.2)
                                          --------   ----   --------   ----
                                          $267,562   42.2%  $819,920   38.0%
                                          ========   ====   ========   ====

                    PHYSICIANS FIRST, INC. AND SUBSIDIARIES
                    (A WHOLLY-OWNED SUBSIDIARY OF PHYSICIAN
                            CORPORATION OF AMERICA)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

  The tax effects of temporary differences that give rise to significant portions of the deferred income tax assets and deferred income tax liabilities at December 31, 1995 and 1994 are presented below:

                                                                1995     1994
                                                              -------- --------
   Deferred income tax assets:
     Malpractice claims reserves............................. $206,715 $232,240
     Compensated absences....................................  304,731  182,478
     Covenants not to compete................................   71,189   45,282
                                                              -------- --------
       Total gross deferred income tax assets................  582,635  460,000
       Less valuation allowance..............................      --       --
                                                              -------- --------
       Net deferred income tax assets........................  582,635  460,000
                                                              -------- --------
   Deferred income tax liabilities:
     Property and equipment..................................  137,306  195,143
     Other...................................................    9,017    8,107
                                                              -------- --------
       Total gross deferred income tax liability.............  146,323  203,250
                                                              -------- --------
       Net deferred income tax benefit tax asset............. $436,312 $256,750
                                                              ======== ========

(7) MALPRACTICE CLAIMS

  Malpractice claims have been asserted against PFI by various claimants. These claims are at various stages of processing, and some may ultimately be brought to trial. In the opinion of management, the outcome of these actions will not have a significant effect on the financial position of PFI. Incidents occurring through December 31, 1995, may result in the assertion of additional claims. No accrual has been made for possible losses attributable to incidents that may have occurred but have not been identified because the amount cannot be reasonably estimated. PFI has professional liability insurance for potential claims incurred in connection with its operations, which covers claims made during the policy period. PFI intends to keep such insurance in force during the foreseeable future.

(8) EMPLOYEE BENEFIT PLAN

  The Parent sponsors a 401(k) Profit Sharing Plan (the "Plan"). Employees who have completed one year of service, during which a minimum of 1,000 hours are worked, may participate in the Plan on semiannual enrollment dates: January 1 and July 1 of each year. Employees may contribute up to 15 percent of their annual compensation, not to exceed $9,500, to the Plan. Physicians First, Inc. will match up to 50 percent of an employee's elected contribution to a maximum of 7 percent of the employee's compensation. Physicians First, Inc.'s matching contribution vests to the employee at 25 percent per year of service. For the years ended December 31, 1995 and 1994, respectively, Physicians First, Inc. made matching contributions to the Plan totaling approximately $186,000 and $112,000.

(9) RELATED PARTY TRANSACTIONS

  PFI conducts business with its Parent and certain other companies which are related through common ownership.

  PFI purchases certain computer equipment through the Parent. In addition, the Parent provides computer support to PFI. Amounts paid to the Parent for computer support amounted to approximately $185,000 and $180,000 for 1995 and 1994, respectively.

                    PHYSICIANS FIRST, INC. AND SUBSIDIARIES
                    (A WHOLLY-OWNED SUBSIDIARY OF PHYSICIAN
                            CORPORATION OF AMERICA)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

  The Parent provides PFI with certain management advisory and consulting services based on a monthly charge and a percentage of complete revenue. Amounts charged by the Parent for such services amounted to approximately $703,000 and $946,000 for the years ended December 31, 1995 and 1994, respectively. Effective October 1, 1995, the parent provides these services for a monthly fee of $15,000.

(10) DISCLOSURE ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

  The Company's financial instruments are stated at their estimated fair value as follows:

  (a)Cash and Cash Equivalents

      The carrying amount approximates fair value because of the short maturity of those instruments.

  (b)Notes payable

      The carrying amount approximates fair value because the interest rate is adjustable on the significant portion of such debt.

(11) CONTINGENCIES

  PFI is subject to various legal proceedings and claims which arise in the normal course of its business. In the opinion of management, the amount of ultimate liability with respect to these actions, if any, will not materially affect the financial position of the Company.

                       FOUNDATION HEALTH MEDICAL SERVICES
          (A WHOLLY-OWNED SUBSIDIARY OF FOUNDATION HEALTH CORPORATION)
                                 AND AFFILIATES

               COMBINED FINANCIAL STATEMENTS FOR THE YEARS ENDED
         JUNE 30, 1994, 1995 AND 1996 AND INDEPENDENT AUDITORS' REPORT

                         INDEPENDENT AUDITORS' REPORT

Foundation Health Medical Services and Affiliates

  We have audited the accompanying combined balance sheets of Foundation Health Medical Services (a wholly-owned subsidiary of Foundation Health Corporation) and its affiliates Foundation Health Medical Group, Inc. and Thomas-Davis Medical Centers, P.C. (collectively the "Combined Companies"), as of June 30, 1995 and 1996, and the related combined statements of operations, shareholders' deficit, and cash flows for each of the three years in the period ended June 30, 1996. These financial statements are the responsibility of the Combined Companies' management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of Thomas-Davis Medical Centers, P.C., for the year ended December 31, 1993, which statements reflect total revenues from operations of $100,625,000 (which revenues have been included in the accompanying combined statement of operations for the year ended June 30, 1994, as discussed in Note 2 to the combined financial statements). Those financial statements of Thomas-Davis Medical Centers, P.C. were audited by other auditors whose report has been furnished to us, and our opinion insofar as it relates to the amounts included for Thomas-Davis Medical Centers, P.C., for the year ended June 30, 1994, is based solely on the report of the other auditors.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.

  In our opinion, based on our audits and the report of the other auditors, such financial statements present fairly, in all material respects, the combined financial position of the Combined Companies as of June 30, 1995 and 1996, and the combined results of their operations and their combined cash flows for each of the three years in the period ended June 30, 1996 in conformity with generally accepted accounting principles.

  As discussed in Note 11 to the combined financial statements, the Combined Companies receive a significant portion of their operating revenues from, and have significant related party transactions with, two affiliated health maintenance organizations and their Parent.

Deloitte & Touche llp

Sacramento, California
September 30, 1996

                       FOUNDATION HEALTH MEDICAL SERVICES
          (A WHOLLY-OWNED SUBSIDIARY OF FOUNDATION HEALTH CORPORATION)
                                 AND AFFILIATES

                            COMBINED BALANCE SHEETS

                             JUNE 30, 1995 AND 1996

                                                        1995          1996
                                                    ------------  ------------
                      ASSETS:
Current assets:
  Cash and cash equivalents........................ $  1,566,000  $        --
  Patient receivables, net of allowance for
   uncollectible accounts of $3,988,000 and
   $3,654,000......................................    6,778,000     4,828,000
  Accounts receivable from related parties.........    2,869,000       387,000
  Other current assets.............................    2,979,000     3,722,000
                                                    ------------  ------------
    Total current assets...........................   14,192,000     8,937,000
                                                    ------------  ------------
Property and equipment, net........................  109,985,000    93,367,000
Goodwill and other intangible assets, net..........    9,135,000    12,755,000
Other assets.......................................    2,810,000     3,520,000
                                                    ------------  ------------
    Total assets................................... $136,122,000  $118,579,000
                                                    ============  ============
      LIABILITIES AND SHAREHOLDERS' DEFICIT:
Current liabilities:
  Reserves for claims payable......................    7,701,000    15,900,000
  Accounts payable and accrued expenses............   10,708,000    14,128,000
  Accounts payable to related party................          --        625,000
  Intercompany payables............................    6,154,000    10,396,000
  Intercompany accrued interest....................    2,326,000     2,303,000
  Intercompany notes payable.......................  129,251,000   133,036,000
  Current portion of bonus payable.................    1,983,000     2,813,000
  Deferred compensation............................    8,315,000     9,333,000
  Current portion of intercompany lease
   obligations.....................................      701,000       595,000
  Current portion of other liabilities.............    1,530,000       974,000
  Current portion of other notes payable...........      332,000       259,000
                                                    ------------  ------------
    Total current liabilities......................  169,001,000   190,362,000
                                                    ------------  ------------
Noncurrent portion of bonus payable................    9,269,000     6,229,000
Noncurrent portion of other notes payable..........      258,000       124,000
Intercompany lease obligations.....................    1,465,000       862,000
Other liabilities..................................    5,468,000     2,597,000
                                                    ------------  ------------
    Total liabilities..............................  185,461,000   200,174,000
                                                    ------------  ------------
Shareholders' deficit:
  Common stock.....................................       20,000        20,000
  Contributed capital..............................    4,722,000     4,722,000
  Accumulated deficit..............................  (54,081,000)  (86,337,000)
                                                    ------------  ------------
    Total shareholders' deficit....................  (49,339,000)  (81,595,000)
                                                    ------------  ------------
    Total liabilities and shareholders' deficit.... $136,122,000  $118,579,000
                                                    ============  ============

    The accompanying notes are an integral part of these combined financial statements.

                       FOUNDATION HEALTH MEDICAL SERVICES
          (A WHOLLY-OWNED SUBSIDIARY OF FOUNDATION HEALTH CORPORATION)
                                 AND AFFILIATES

                       COMBINED STATEMENTS OF OPERATIONS
                    YEARS ENDED JUNE 30, 1994, 1995 AND 1996

                                          1994          1995          1996
                                      ------------  ------------  ------------
Revenue:
  Capitation revenue--related party.. $ 82,777,000  $ 80,281,000  $119,639,000
  Patient service revenue, net.......   21,777,000    29,222,000    19,001,000
  Patient service revenue, net--
   related party.....................    3,215,000     5,560,000     5,638,000
  Gain on sale of specialty
   practices.........................    2,338,000           --      3,577,000
  Other income.......................      596,000     3,233,000     5,907,000
                                      ------------  ------------  ------------
    Total revenue....................  110,703,000   118,296,000   153,762,000
                                      ------------  ------------  ------------
Expenses:
  Salaries and benefits..............   72,800,000    97,147,000   114,076,000
  Health care services...............   22,770,000    22,793,000    54,249,000
  Selling, general and
   administrative....................   22,925,000    31,578,000    42,349,000
  General and administrative--related
   party.............................          --        986,000     4,143,000
  Depreciation and amortization......    3,373,000     6,393,000     9,179,000
  Interest expense--intercompany.....      830,000     5,758,000     9,963,000
  Interest expense...................    2,065,000     1,668,000       416,000
  Other..............................      921,000     1,680,000           --
                                      ------------  ------------  ------------
    Total expenses................... 125,684,0000   168,003,000   234,375,000
                                      ------------  ------------  ------------
Loss before income taxes.............  (14,981,000)  (49,707,000)  (80,613,000)
Benefit for income taxes.............    3,786,000     4,366,000    48,357,000
                                      ------------  ------------  ------------
Net loss............................. $(11,195,000) $(45,341,000) $(32,256,000)
                                      ============  ============  ============


    The accompanying notes are an integral part of these combined financial statements.

                       FOUNDATION HEALTH MEDICAL SERVICES
          (A WHOLLY-OWNED SUBSIDIARY OF FOUNDATION HEALTH CORPORATION)
                                 AND AFFILIATES

                  COMBINED STATEMENTS OF SHAREHOLDERS' DEFICIT
                    YEARS ENDED JUNE 30, 1994, 1995 AND 1996

                          COMMON STOCK
                         -------------- CONTRIBUTED ACCUMULATED
                         SHARES AMOUNT    CAPITAL     DEFICIT        TOTAL
                         ------ ------- ----------- ------------  ------------
Balance at July 1,
 1993................... 10,200 $20,000 $2,064,000  $  7,988,000  $ 10,072,000
Net loss................                             (11,195,000)  (11,195,000)
TDMC net loss for six
 months ended June 30,
 1994 (Note 2)..........                              (5,533,000)   (5,533,000)
                         ------ ------- ----------  ------------  ------------
Balance at June 30,
 1994................... 10,200  20,000  2,064,000    (8,740,000)   (6,656,000)
Net assets transferred
 from parent
 (Note 1)...............                 2,658,000                   2,658,000
Net loss................                             (45,341,000)  (45,341,000)
                         ------ ------- ----------  ------------  ------------
Balance at June 30,
 1995................... 10,200  20,000  4,722,000   (54,081,000)  (49,339,000)
Net loss................                             (32,256,000)  (32,256,000)
                         ------ ------- ----------  ------------  ------------
Balance at June 30,
 1996................... 10,200 $20,000 $4,722,000  $(86,337,000) $(81,595,000)
                         ====== ======= ==========  ============  ============


    The accompanying notes are an integral part of these combined financial statements.

                       FOUNDATION HEALTH MEDICAL SERVICES
          (A WHOLLY-OWNED SUBSIDIARY OF FOUNDATION HEALTH CORPORATION)
                                 AND AFFILIATES
                       COMBINED STATEMENTS OF CASH FLOWS
                    YEARS ENDED JUNE 30, 1994, 1995 AND 1996

                                          1994          1995          1996
                                      ------------  ------------  ------------
CASH FLOWS FROM OPERATING
 ACTIVITIES:
Net loss............................  $(11,195,000) $(45,341,000) $(32,256,000)
Adjustments to reconcile net loss to
 net cash used for operating
 activities:
 Depreciation.......................     2,768,000     3,911,000     6,893,000
 Amortization.......................       605,000     2,482,000     2,286,000
 Equity in income of unconsolidated
  subsidiary........................           --       (248,000)     (289,000)
 Gain on sale of specialty
  practices.........................    (2,338,000)          --     (3,577,000)
 Provision for uncollectible patient
  receivables.......................       393,000       666,000      (334,000)
 Credit for income taxes applied
  against intercompany debt.........           --            --    (48,357,000)
 Changes in assets and liabilities:
 Patient receivables................       828,000       108,000     2,284,000
 Account receivable from related
  parties...........................    (1,496,000)    2,320,000     2,482,000
 Other current assets...............    (1,459,000)    7,017,000      (743,000)
 Accounts payable and accrued
  expenses..........................     3,676,000   (11,924,000)    2,935,000
 Accounts payable to related party..           --            --        625,000
 Reserve for claims payable.........           --      7,701,000     8,199,000
 Other current liabilities..........        21,000    11,252,000    (2,210,000)
 Interest payable to related party..        (4,000)          --            --
 Intercompany payables and accrued
  interest..........................    (4,251,000)    7,479,000     4,219,000
 Deferred compensation..............     5,107,000     7,719,000     1,018,000
                                      ------------  ------------  ------------
Net cash used for operating
 activities.........................    (7,345,000)   (6,858,000)  (56,825,000)
                                      ------------  ------------  ------------
CASH FLOWS FROM INVESTING
 ACTIVITIES:
Increase in cash overdraft..........           --            --        485,000
Acquisition of property and
 equipment..........................   (29,812,000)  (48,926,000)  (27,734,000)
Proceeds from disposition of
 property and equipment.............           --            --      5,384,000
Increase in intangible assets.......    (2,952,000)   (1,972,000)   (3,108,000)
Proceeds from sale of specialty
 practices..........................     3,012,000           --      4,012,000
Purchase of interest in
 unconsolidated subsidiary..........           --     (5,980,000)          --
Decrease (increase) in other
 assets.............................    (1,833,000)    1,394,000      (525,000)
Decrease in notes receivable from
 related parties....................       278,000           --            --
Proceeds from interest in
 unconsolidated subsidiary..........           --        257,000       104,000
                                      ------------  ------------  ------------
Net cash used for investing
 activities.........................   (31,307,000)  (55,227,000)  (21,382,000)
                                      ------------  ------------  ------------
CASH FLOWS FROM FINANCING
 ACTIVITIES:
Paydown of notes payable to related
 parties............................      (391,000)          --            --
Use of restricted funds for
 construction.......................       970,000           --            --
Paydown of other long-term
 obligations........................       (38,000)  (15,280,000)          --
Paydown of other notes payable......      (893,000)  (10,679,000)     (325,000)
Proceeds from intercompany notes
 payable............................    32,675,000   106,357,000    80,984,000
Paydown of intercompany notes
 payable............................           --    (14,401,000)          --
Paydown of other liabilities........    (1,058,000)   (3,427,000)   (4,136,000)
Proceeds from other notes payable...     3,204,000           --        118,000
Proceeds from issuance of common
 stock..............................           --            --            --
                                      ------------  ------------  ------------
Net cash flows provided by financing
 activities.........................    34,469,000    62,570,000    76,641,000
                                      ------------  ------------  ------------
Net increase (decrease) in cash and
 cash equivalents...................    (4,183,000)      485,000    (1,566,000)
CASH AND CASH EQUIVALENTS:
Beginning of period.................     5,264,000     1,081,000     1,566,000
                                      ------------  ------------  ------------
End of period.......................  $  1,081,000  $  1,566,000  $        --
                                      ============  ============  ============
Supplemental disclosure:
 Cash paid during the year for:
 Interest...........................  $  2,913,000  $  5,321,000  $  9,986,000
                                      ============  ============  ============
 Effect of intercompany transfers
  (Note 1):
 Assets, net of cash................  $        --   $ 48,225,000           --
                                      ============  ============  ============
 Liabilities........................  $        --   $ 45,567,000           --
                                      ============  ============  ============
Noncash investing and financing
 transactions:
 Issuance of notes payable to
  acquire intangible assets.........  $    521,000  $    316,000  $        --
                                                                  ============
                                      ============  ============
 Property and equipment acquired
  through trade payables............  $  4,083,000  $  2,584,000  $        --
                                      ============  ============  ============
 Transfer of property and equipment
  for reduction of intercompany
  debt..............................  $             $             $ 28,842,000
                                      ============  ============  ============
 Transfer of receivables for
  reduction of intercompany debt....  $             $             $ 48,357,000
                                      ============  ============  ============
 Assumption of liabilities in
  conjunction with acquisition of
  physician practice................  $        --   $        --   $  3,045,000
                                      ============  ============  ============

    The accompanying notes are an integral part of these combined financial statements.

                      FOUNDATION HEALTH MEDICAL SERVICES
         (A WHOLLY-OWNED SUBSIDIARY OF FOUNDATION HEALTH CORPORATION)
                                AND AFFILIATES

                    NOTES TO COMBINED FINANCIAL STATEMENTS
                   YEARS ENDED JUNE 30, 1994, 1995 AND 1996

NOTE 1--NATURE OF OPERATIONS

  Foundation Health Medical Services ("FHMS") is a wholly-owned subsidiary of Foundation Health Corporation ("FHC"), and was incorporated on September 2, 1992. FHMS, headquartered in Sacramento, California, is a healthcare management service organization which provides facilities, administrative and operational services, including claims processing, accounting and financial reporting (collectively "services") to two affiliated professional medical corporations (the "Medical Groups"), one each located in California (Foundation Health Medical Group, Inc. ("FHMG")) and Arizona (Thomas-Davis Medical Centers, P.C. ("TDMC")). FHMS' subsidiary, Catalina Professional Recruiters, Inc. ("CPR"), provides temporary and permanent physician placement services.

  On April 2, 1996, the Shareholder of FHMG and TDMC transferred his interests in FHMG and TDMC to a holding company, FHMG/TDMC Medical Group (the "Holding Company"), a professional corporation in exchange for 100% of the Holding Company's common stock.

  FHMG, a California professional corporation, was incorporated on August 14, 1992. FHMG provides primary health care services and employs 110 providers at 17 health care centers in California as of June 30, 1996. FHMG is wholly-owned through the Holding Company by a physician (the "Shareholder"), who is an employee of an FHC subsidiary. FHC has the right to cause ownership of the Holding Company to be transferred to another shareholder of its designation who would be qualified to own the stock of a California medical corporation.

  TDMC, an Arizona professional corporation, was incorporated on October 13, 1994. TDMC provides primary and specialty health care services and employs 217 providers at 18 health care centers in Arizona as of June 30, 1996. In November 1994, TDMC entered into physician employment contracts with a majority of the physicians of a professional medical corporation which merged with FHC effective November 1, 1994 and is deemed for financial reporting purposes to be a predecessor company of TDMC. Concurrently, TDMC entered into provider contracts with several of the payors formerly served by the predecessor company of TDMC. TDMC is wholly-owned by the Holding Company. FHC has the right to cause ownership of the Holding Company to be transferred to another shareholder of its designation who would be qualified to own the stock of an Arizona professional medical corporation.

  During the year ended June 30, 1995, the net assets of Foundation Health Real Estate Services, a wholly-owned subsidiary of FHC, amounting to $2,141,000 and a portion of the net assets of the predecessor company of TDMC amounting to $517,000 were transferred to FHMS at their recorded book value.

  On June 28, 1996 the Shareholder of the Holding Company and FHC entered into an agreement with FPA Medical Management, Inc., FPA Medical Management of California, Inc. and FPA Independent Practice Association, an Osteopathic Medical Corporation ("FPA IPA") to sell all of the outstanding stock of the Holding Company to FPA IPA and all of the outstanding stock of FHMS to FPA subject to regulatory approval and customary closing conditions.

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Combination and basis of presentation

  The combined financial statements include the accounts of FHMS, FHMG and TDMC (collectively the "Combined Companies"). The combined statement of operations for the year ended June 30, 1994 includes the

                      FOUNDATION HEALTH MEDICAL SERVICES
         (A WHOLLY-OWNED SUBSIDIARY OF FOUNDATION HEALTH CORPORATION)
                                AND AFFILIATES

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)
                   YEARS ENDED JUNE 30, 1994, 1995 AND 1996

financial results of the predecessor company of TDMC for the year ended December 31, 1993. All significant intercompany transactions have been eliminated in combination. The net loss of the predecessor company of TDMC for the six months ended June 30, 1994 has been reflected as an addition to the accumulated deficit as of June 30, 1994.

 Cash and cash equivalents

  Cash and cash equivalents consist of cash and cash equivalents with original maturities of three months or less when acquired.

 Goodwill and other intangible assets

  Goodwill and other intangible assets consist primarily of goodwill and other intangibles related to the Combined Companies acquisition of various medical practices and deferred direct and incremental preoperating costs related to the opening of health care centers. Preoperating costs are deferred prior to the commencement of significant operations at which time the Combined Companies begin amortizing such costs. Fully amortized intangible assets and related accumulated amortization are removed from the accounts. The Combined Companies evaluate the carrying value of their intangible assets at each balance sheet date.

  Goodwill and other intangible assets are amortized as follows:

                                       LIFE                         METHOD
                                       ----                      -------------
   Goodwill........................... 40 years                  Straight line
   Organization and preoperating
    costs............................. 3 years                   Straight line
   Noncompetition and employment
    agreements........................ Term of related agreement Straight line

  Goodwill of $6,737,000 and $10,368,000 at June 30, 1995 and 1996, net of
accumulated amortization of $163,000 and $375,000, is included in goodwill and other intangible assets.

 Revenue recognition

  Capitation revenue from payors is recognized in the month in which the related enrollees are entitled to services. Agreements with payors may also contain provisions for incentive payments if the Medical Groups achieve or exceed certain utilization levels.

  Patient service revenue is reported at the estimated realizable amounts from patients, third-party payors and others for services rendered. Revenue under certain third-party payor agreements is subject to audit and retroactive adjustments. Provisions for estimated third-party payor settlements and adjustments are estimated in the period the related services are rendered and are adjusted in future periods as final settlements are determined.

  FHMG has contracts with various managed care organizations and indemnity insurers to provide physician services based on negotiated fee schedules. In May 1995, FHMG entered into a primary care capitation contract with Foundation Health, a California Health Plan (the "Health Plan"). Under the contract FHMG is at risk for primary care services provided by its physician employees. Capitation payments are received to cover all primary care services provided to the Health Plan members linked to FHMG physicians. In November 1995 FHMG renegotiated its capitation contract with the Health Plan. This new agreement provides for a fixed payment per member per month for all primary and specialty professional medical services rendered for Health Plan members linked to FHMG physicians.

  TDMC has contracts with various managed care organizations and indemnity insurers to provide physician services based on negotiated fee schedules. TDMC has contracted with Intergroup Prepaid Health Services of Arizona, Inc. ("Intergroup"). Under the contract TDMC is at risk for primary and specialty health care services.

                      FOUNDATION HEALTH MEDICAL SERVICES
         (A WHOLLY-OWNED SUBSIDIARY OF FOUNDATION HEALTH CORPORATION)
                                AND AFFILIATES

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)

                   YEARS ENDED JUNE 30, 1994, 1995 AND 1996


 Reserves for claims payable

  Reserves for claims and health care expenses are based upon the accumulation of cost estimates for unpaid claims reported prior to the close of the accounting period, together with a provision for the current estimate of the probable cost of claims that have occurred but have not yet been reported. Such estimates are based on many variables including individual cases for reported claims, estimates of unreported claims using historical and statistical information and other factors. The methods for making the estimates and for establishing the resulting reserves are continually reviewed and updated, and any adjustments resulting therefrom are reflected in current operations. Given the inherent variability of such estimates, the actual liability could differ significantly from the amounts provided. While the ultimate amount of claims and the related expenses paid are dependent on future developments, management is of the opinion that the reserves for claims is adequate to cover such claims. These liabilities are reduced by estimated amounts receivable from third-parties for subrogation.

 Property and equipment

  Property and equipment is recorded at cost. Depreciation is provided using the straight-line method for all assets over their estimated useful lives as follows:

   Buildings and improvements........................................ 5-40 years
   Furniture and equipment........................................... 3-10 years

  Expenditures for maintenance and repairs are expensed as incurred. Major improvements which increase the estimated useful life of an asset are capitalized. Upon the sale or retirement of assets, recorded cost and related accumulated depreciation are removed from the accounts, and any gain or loss on disposal is reflected in operations.

 Income taxes

  The Combined Companies account for income taxes using the liability method. Deferred income tax assets and liabilities result from temporary differences between the tax basis of assets and liabilities and their reported amounts in the combined financial statements that will result in taxable or deductible amounts in future years. Pursuant to a tax allocation agreement with FHC, the Combined Companies reflect a provision/benefit for income taxes under the liability method as if they were to file separate federal and state tax returns (Note 8).

 Fair Value of Financial Instruments

  The carrying amount of financial instruments reported in the combined balance sheets for cash and cash equivalents, accounts receivable, accounts payable and short-term debt approximates fair value because of the short-term maturity of these financial instruments. The carrying amount for intercompany revolving credit approximates fair value.

  The fair values of fixed rate notes payable and other long-term liabilities are estimated by discounting future cash flows using current discount rates that reflect the risks associated with similar types of loans. At June 30, 1996 the estimated fair values of the Combined Companies' notes payable and other long-term liabilities approximate the carrying value.

                      FOUNDATION HEALTH MEDICAL SERVICES
         (A WHOLLY-OWNED SUBSIDIARY OF FOUNDATION HEALTH CORPORATION)
                                AND AFFILIATES

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)

                   YEARS ENDED JUNE 30, 1994, 1995 AND 1996


 Use of estimates in the preparation of financial statements

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Recently issued accounting pronouncements

  The Combined Companies intend to adopt Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of ("SFAS No. 121") during the year ending June 30, 1997. Adoption of SFAS No. 121 is not expected to have a significant effect on the Combined Companies' financial statements.

NOTE 3--PROPERTY AND EQUIPMENT

  Property and equipment comprised the following:

                                                             JUNE 30,
                                                     --------------------------
                                                         1995          1996
                                                     ------------  ------------
   Land............................................. $ 14,700,000  $ 10,624,000
   Construction in progress.........................    8,192,000     2,722,000
   Buildings and improvements.......................   69,972,000    65,484,000
   Furniture and equipment..........................   32,848,000    35,816,000
                                                     ------------  ------------
                                                      125,712,000   114,646,000
   Less: Accumulated depreciation...................  (15,727,000)  (21,279,000)
                                                     ------------  ------------
                                                     $109,985,000  $ 93,367,000
                                                     ============  ============

  Included in property and equipment at June 30, 1995 and 1996 is $1,662,000 and $1,861,000 of capitalized interest. During the years ended June 30, 1994, 1995 and 1996, the Combined Companies capitalized $628,000, $1,034,000, and $199,000 of its interest expense.

  Depreciation expense on property and equipment was $2,768,000, $3,911,000, and $6,893,000 for the years ended June 30, 1994, 1995 and 1996.


NOTE 4--INTERCOMPANY NOTES PAYABLE

  Intercompany notes payable comprised the following:

                                                             JUNE 30,
                                                     -------------------------
                                                         1995         1996
                                                     ------------ ------------
   Notes payable, secured by land and building...... $ 42,526,000 $ 19,994,000
   Unsecured revolving line of credit...............   86,725,000  113,042,000
                                                     ------------ ------------
                                                     $129,251,000 $133,036,000
                                                     ============ ============

                      FOUNDATION HEALTH MEDICAL SERVICES
         (A WHOLLY-OWNED SUBSIDIARY OF FOUNDATION HEALTH CORPORATION)
                                AND AFFILIATES

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)

                   YEARS ENDED JUNE 30, 1994, 1995 AND 1996

  The secured notes payable to the Health Plan bears interest at 7.75% and are payable on demand with interest payable quarterly. The revolving credit agreement is with FHC and restricts the ability of the Combined Companies to pay dividends and bonuses, acquire assets, enter into liens, incur additional indebtedness or to otherwise merge, sell or dispose of assets. The credit agreement bears interest at 7.75%, payable quarterly. Principal and interest is due June 30, 1997 subject to automatic one-year extensions of the maturity date unless FHC provides written notice of intent to terminate the agreement. The amount outstanding under the unsecured revolving line of credit was reduced by $48,357,000 for net income tax benefits generated by the Combined Companies.

NOTE 5--BONUS PAYABLE

  Certain physician retention bonus obligations are payable to selected TDMC physicians over a period of four to six years, subject to the physician's continued employment. Amounts forfeited by participating physicians remain in the bonus pool and are distributed to the remaining participants. The estimated present value of future bonus payments was $11,252,000 and $9,042,000 at June 30, 1995 and 1996.

NOTE 6--OTHER LIABILITIES

  Other liabilities at June 30, 1995 and 1996 comprised the following:

                                                           1995         1996
                                                        -----------  ----------
   Stock Redemption Notes bearing an average interest
    rate of 5.87% with maturity dates through December
    2020..............................................  $   655,000  $  423,000
   Notes payable, secured by building, bearing an in-
    terest rate of 9% due April 1997..................      400,000     400,000
   Notes payable, secured by land and building, bear-
    ing an interest rate of 6.08%, due on dates
    through December 2004.............................    2,878,000   2,647,000
   Capital lease obligations..........................    3,065,000     101,000
                                                        -----------  ----------
                                                          6,998,000   3,571,000
   Current portion....................................   (1,530,000)   (974,000)
                                                        -----------  ----------
                                                        $ 5,468,000  $2,597,000
                                                        ===========  ==========
   Intercompany lease obligations.....................  $ 2,166,000   1,457,000
   Current portion....................................     (701,000)   (595,000)
                                                        -----------  ----------
                                                        $ 1,465,000  $  862,000
                                                        ===========  ==========

                      FOUNDATION HEALTH MEDICAL SERVICES
         (A WHOLLY-OWNED SUBSIDIARY OF FOUNDATION HEALTH CORPORATION)
                                AND AFFILIATES

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)

                   YEARS ENDED JUNE 30, 1994, 1995 AND 1996


  The Combined Companies lease certain of their equipment under capital leases that provide for purchase options. Property and equipment under capital leases was $9,286,000 and the related accumulated depreciation was $4,897,000 at June 30, 1995. The amount of equipment leased under capital leases at June 30, 1996 was not material.

  Future minimum payments under capital leases at June 30, 1996 are as follows:

   1997............................................................. $  716,000
   1998.............................................................    459,000
   1999.............................................................    389,000
   2000.............................................................    176,000
   2001.............................................................        --
                                                                     ----------
                                                                      1,740,000
   Less: Amount representing interest...............................    182,000
                                                                     ----------
                                                                     $1,558,000
                                                                     ==========

NOTE 7--COMMON STOCK

  Common stock at June 30, 1995 and 1996 is comprised of the common stock of FHMS, FHMG and TDMC as follows:

   FHMS, no par value, 100 shares authorized, issued and outstanding..  $ 5,000
   FHMG, no par value, 100 shares authorized, issued and outstanding..    5,000
   TDMC, $1 par value, 10,000 shares authorized, issued and outstand-
    ing...............................................................   10,000
                                                                        -------
                                                                        $20,000
                                                                        =======

NOTE 8--INCOME TAXES

  For income tax purposes, the operating results of FHMS have been included in FHC's consolidated tax return for all years. In December 1995, TDMC and FHMG entered into a similar tax sharing agreement with FHC. As a result, the losses of TDMC and FHMG will be included in FHC's consolidated tax return as filed, or as amended, for all years. The tax benefit of the net operating losses of TDMC since inception in November 1994 and the net operating losses of FHMG for all years is provided in the tax provision for the year ended June 30, 1996, the period in which the tax sharing agreement was signed.

                      FOUNDATION HEALTH MEDICAL SERVICES
         (A WHOLLY-OWNED SUBSIDIARY OF FOUNDATION HEALTH CORPORATION)
                                AND AFFILIATES

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)

                   YEARS ENDED JUNE 30, 1994, 1995 AND 1996


  The Combined Companies' benefit for income taxes for the years ended June 30, 1994, 1995 and 1996 were comprised of the following:

                                       YEAR ENDED JUNE 30,
                                -----------------------------------
                                   1994        1995        1996
                                ----------  ----------  -----------
Current:
  Federal                       $3,837,000  $6,088,000  $43,189,000
  State                            848,000   1,477,000    7,570,000
                                ----------  ----------  -----------
    Total current                4,685,000   7,565,000   50,759,000
                                ----------  ----------  -----------
Deferred:
  Federal                         (731,000) (2,610,000)  (2,128,000)
  State                           (168,000)   (589,000)    (274,000)
                                ----------  ----------  -----------
    Total deferred                (899,000) (3,199,000)  (2,402,000)
                                ----------  ----------  -----------
Total benefit for income taxes  $3,786,000  $4,366,000  $48,357,000
                                ==========  ==========  ===========

  At June 30, 1994, 1995 and 1996 the Combined Companies had no income taxes currently payable. All deferred taxes are held at FHC and settled through the intercompany payable account.

NOTE 9--EMPLOYEE BENEFIT PLANS

  Substantially all of FHMS' employees are eligible to participate in the Foundation Health Corporation Profit sharing and 401(k) Plan ("FHC Plan"). Generally, employees may contribute up to 10% of their annual compensation to the FHC Plan on a pre-tax basis and up to 10% on an after-tax basis. Under the FHC Plan, FHMS makes matching contributions of up to a maximum of 50% of the first 6% of each participating employee's base salary. FHMS' contributions, to the FHC Plan totaled $15,000, $332,000 and $236,000 for the years ended June 30, 1994, 1995 and 1996.

  FHMG and TDMC physician employees may participate in the FHMG 401(k) Plan. Generally, participating employees may contribute up to 10% of their annual compensation to the plan on a pre-tax basis and up to an additional 10% on an after-tax basis. Under the plan, FHMG and TDMC make matching contributions of up to 6% of each participating employee's base salary. FHMG and TDMC contributions to the plan totaled $223,000, $1,204,000 and $2,160,000 for the years ended June 30, 1994, 1995 and 1996.

 Deferred compensation plan

  Certain FHMS employees are eligible to participate in the FHC deferred compensation plan. Under the FHC deferred compensation plan, certain members of management and highly compensated employees may defer payment of up to 90% of their compensation. FHMS makes matching contributions subject to a vesting schedule, of up to 10% of an employee participant's compensation if the participant's base salary is at least $100,000. The deferred compensation, together with FHMS matching amounts and accumulated interest which is accrued but unfunded, is distributable in cash by lump sum or in monthly quarterly or annual installments (not exceeding 20 years) upon the earlier of the date of distribution elected by the participant or termination of employment. FHMS' expense under the plan totaled $32,000, $89,000 and $205,000 for the years ended June 30, 1994, 1995 and 1996. The Combined Companies' liability under the plan amounted to $23,000 and $207,000 at June 30, 1995 and 1996. Such amount has been included in accounts payable and accrued expenses.

  During 1995, FHC amended the FHC deferred compensation plan by increasing the interest rate paid to participants to 140% of Moody's corporate bond rate and by allowing participants to receive 90% of vested funds before scheduled distributions by irrevocably forfeiting the remaining 10%.

                      FOUNDATION HEALTH MEDICAL SERVICES
         (A WHOLLY-OWNED SUBSIDIARY OF FOUNDATION HEALTH CORPORATION)
                                AND AFFILIATES

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)

                   YEARS ENDED JUNE 30, 1994, 1995 AND 1996


  During the year ended June 30, 1995, the Combined Companies recorded a liability relating to the deferred compensation plan of the predecessor company of TDMC. Under the terms of the plan, interest accrues at the Citibank base rate plus .25%. At June 30, 1995 and 1996, the liability recorded by the Combined Companies related to this plan was $6,784,000 and $5,703,000. The Combined Companies' expense under the plan totaled $394,000 and $516,000 for the years ended June 30, 1995 and 1996.

  Certain FHMG and TDMC employees may participate in FHMG's deferred compensation plan and defer payment of up to 90% of their compensation. The deferred compensation, together with the accumulated interest which is accrued but unfunded, is distributable in cash by lump sum or in monthly, quarterly, or annual installments (not exceeding 20 years) upon the earlier of the date of distribution elected by the participant or termination of employment. Under the terms of the plan, interest accrues at the Citibank's base rate plus .25%. The liability under this plan amounted to $1,531,000 and $3,423,000 as of June 30, 1995 and 1996. The Combined Companies' expense under the plan totaled $23,000, $75,000 and $229,000 for the years ended June 30, 1994, 1995 and
1996.

NOTE 10--ACQUISITIONS

  During 1994, the Combined Companies acquired 16 physician practices. The aggregate purchase price, including direct costs, of these practices was $1,210,000 of which $650,000 was classified as goodwill, which is being amortized over 40 years and $560,000 was recorded as the value of covenants not to compete, which is being amortized over the contractual obligation of the physicians not to compete of three years.

  During 1995, the Combined Companies acquired 24 physician practices. The aggregate purchase price, including direct costs of these practices was $571,000 which was classified as goodwill and is being amortized over 40 years.

  In August 1995, FHMS and TDMC purchased Tucson Medical Associates, Ltd., a medical group of 25 primary care physicians, for consideration of approximately $6,145,000. Goodwill of $5,038,000 was recorded in connection with the transaction. This acquisition and the acquisitions described above were accounted for under the purchase method of accounting.

NOTE 11--INTERCOMPANY RELATED PARTY TRANSACTIONS

  The Combined Companies are involved in the following transactions with their affiliates:

  --FHMS received certain oversight and administrative services under the terms of administrative service agreements with FHC and affiliates. Fees for these services were waived by FHC and its affiliates for the years ended June 30, 1994, 1995 and 1996.

  --The administration and payment of certain general and administrative expenses are provided by FHC and various affiliates and such costs are charged back to the appropriate affiliates. These transactions arise in the normal course of business and are payable on the same terms as equivalent transactions with nonaffiliates. At June 30, 1995 and 1996, FHMS had amounts due of $6,154,000 and $10,396,000 related to these transactions.

  --FHMS has a revolving credit agreement to obtain financing from FHC and an affiliate (Note 4). At June 30, 1995 and 1996 the Combined Companies owed $2,326,000 and $2,303,000 in accrued interest related to borrowings under these agreements. The Medical Groups have incurred operating losses since their inception and are dependent upon borrowings from FHC and their affiliates to finance their operations.

                       FOUNDATION HEALTH MEDICAL SERVICES
          (A WHOLLY-OWNED SUBSIDIARY OF FOUNDATION HEALTH CORPORATION)
                                 AND AFFILIATES

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)

                    YEARS ENDED JUNE 30, 1994, 1995 AND 1996

   FHC intends to continue to finance the Combined Companies' operations subject to the transfer of ownership discussed in Note 1.

  --The Combined Companies have a tax allocation agreement with FHC (Note 8).

  --During 1994, 1995, and 1996, FHMG contracted with the Health Plan to provide health care services to its members at FHMS' health care centers in California. During the years ended June 30, 1994, 1995, and 1996 revenues for medical services provided by the Combined Companies to Health Plan's members totaled approximately $3,215,000, $6,839,000, and $35,142,000. As of June 30, 1995 and 1996 the Combined Companies have a receivable from the Health Plan for such services of $1,380,000, and $387,000.

  --The Combined Companies contract with Intergroup to provide health care services to Intergroup's members at FHMS' care centers in Arizona. Intergroup is a wholly-owned subsidiary of FHC. During the period ended June 30, 1994, 1995, and 1996 revenues for medical services provided by the Combined Companies to Intergroup's enrollees totaled $82,777,000, $79,002,000 and $90,135,000. As of June 30, 1995 and 1996, the Combined
    Companies have a receivable from (payable to) Intergroup for such services of $1,489,000 and $(625,000).

  --Certain of the physician employees of the Medical Groups have been granted options to purchase FHC common stock under the FHC 1993 Nonstatutory Stock Option Plan. The options are granted at the discretion of the Compensation and Organizational Committee of the Board of Directors of FHC; however, options to purchase 600,000 shares of FHC common stock were reserved for issuance to TDMC's physicians in conjunction with the merger of the predecessor company of TDMC with FHC. Options are granted at an exercise price equal to the fair market value of the stock at the date of grant. Under the Plan, options to purchase 424,149 and 384,075 shares of FHC common stock were granted to physician employees of the Medical Groups during the years ended June 30, 1995 and 1996.

NOTE 12--COMMITMENTS AND CONTINGENCIES

  During the year ended June 30, 1995, FHMS entered into a $60 million tax retention operating lease (the "TROL agreement") for the construction of health care centers and corporate facilities.

  Under the TROL agreement, rental payments commence with the completion of construction of facilities. Rental payments are based on the outstanding property cost multiplied by the 30-day London Interbank Offering Rate (LIBOR) plus .445%. At June 30, 1995 and 1996, the outstanding property cost was $5,400,000 and $22,500,000 and LIBOR was 6.125% and 5.844%. FHC, as guarantor, of FHMS' obligations under the TROL agreement has provided the lessor with a guarantee of 87% of the residual value of the properties leased at the end of the lease term. After the initial five-year noncancelable lease term, the lease may be extended by agreement of the parties or FHC must purchase or arrange for the sale of the leased properties.

  FHMG and TDMC have certain insurance with respect to general liability and medical malpractice risks on a claims made basis. Management is not aware of any claims against the Medical Groups in excess of their policy limits. It is the opinion of management that the ultimate resolution of any unasserted claims will not have a material adverse effect on the financial position or operating results of the Combined Companies.

  TDMC and FHC have been named as defendants in several lawsuits relating to FHC's acquisition of the predecessor company of TDMC. FHC has agreed to indemnify the Combined Companies for their share of losses, if any, related to these lawsuits; accordingly, no provision for any loss has been recorded in the accompanying financial statements.

                                                                      APPENDIX I


                          AGREEMENT AND PLAN OF MERGER

                            DATED AS OF MAY 19, 1996

                                  BY AND AMONG

                         FPA MEDICAL MANAGEMENT, INC.,

                        STERLING ACQUISITION CORPORATION

                                      AND

                        STERLING HEALTHCARE GROUP, INC.

                               TABLE OF CONTENTS

                                   ARTICLE I

                                   The Merger

                                                                          PAGE
                                                                          ----
 Section 1.1.  The Merger...............................................    1
 Section 1.2.  Effective Time of the Merger.............................    1

                                   ARTICLE II

                       The Surviving Corporation and FPA

 Section 2.1.  Articles of Incorporation................................    1
 Section 2.2.  Bylaws...................................................    1
                       Directors and Executive Officers of the Surviving
 Section 2.3.  Corporation..............................................    2

                                  ARTICLE III

                              Conversion of Shares

 Section 3.1.  Conversion of Company Shares in the Merger...............    2
 Section 3.2.  Equitable Adjustment.....................................    2
 Section 3.3.  Exchange of Certificates.................................    2
 Section 3.4.  No Fractional Securities.................................    3
 Section 3.5.  Options to Purchase Company Stock........................    4
 Section 3.6.  Closing..................................................    4
 Section 3.7.  Closing of the Company's Transfer Books..................    4

                                   ARTICLE IV

                         Representations and Warranties
                             of FPA and Acquisition

 Section 4.1.  Organization and Qualification...........................    4
 Section 4.2.  Capitalization...........................................    4
 Section 4.3.  Subsidiaries.............................................    5
 Section 4.4.  Authority; Non-Contravention; Approvals..................    5
 Section 4.5.  Reports and Financial Statements.........................    6
 Section 4.6.  Absence of Undisclosed Liabilities.......................    7
 Section 4.7.  Absence of Certain Changes or Events.....................    7
 Section 4.8.  Litigation...............................................    7
 Section 4.9.  Registration Statement and Proxy Statement...............    7
 Section 4.10. No Violation of Law......................................    8
 Section 4.11. Compliance...............................................    8
 Section 4.12. Taxes....................................................    8
 Section 4.13. Employee Benefit Plans; ERISA............................    9
 Section 4.14. Labor Controversies......................................   10
 Section 4.15. Environmental Matters....................................   10
 Section 4.16. Title to Assets..........................................   11
 Section 4.17. FPA Stockholders' Approval...............................   12
 Section 4.18. Pooling and Tax-Free Reorganization Matters..............   12
 Section 4.19. Insurance................................................   12
 Section 4.20. Brokers..................................................   12

                                   ARTICLE V

                 Representations and Warranties of the Company

                                                                          PAGE
                                                                          ----
 Section 5.1.  Organization and Qualification...........................   12
 Section 5.2.  Capitalization...........................................   12
 Section 5.3.  Subsidiaries.............................................   13
 Section 5.4.  Authority; Non-Contravention; Approvals..................   13
 Section 5.5.  Reports and Financial Statements.........................   14
 Section 5.6.  Absence of Undisclosed Liabilities.......................   15
 Section 5.7.  Absence of Certain Changes or Events.....................   15
 Section 5.8.  Litigation...............................................   15
 Section 5.9.  Registration Statement and Proxy Statement...............   15
 Section 5.10. No Violation of Law......................................   16
 Section 5.11. Compliance...............................................   16
 Section 5.12. Taxes....................................................   16
 Section 5.13. Employee Benefit Plans; ERISA............................   17
 Section 5.14. Labor Controversies......................................   17
 Section 5.15. Environmental Matters....................................   18
 Section 5.16. Title to Assets..........................................   18
 Section 5.17. Company Stockholders' Approval...........................   19
 Section 5.18. Pooling and Tax-Free Reorganization Matters..............   19
 Section 5.19. Insurance................................................   19
 Section 5.20. Brokers..................................................   19
 Section 5.21. Statutory Antitakeover Provisions........................   19

                                   ARTICLE VI

                     Conduct of Business Pending the Merger

 Section 6.1.  Conduct of Business by the Company Pending the Merger....   19
                  Conduct of Business by FPA and Acquisition Pending the
 Section 6.2.  Merger...................................................   20
 Section 6.3.  Control of the Company's Operations......................   21
 Section 6.4.  Control of FPA's Operations..............................   21
 Section 6.5.  Acquisition Transactions.................................   22
 Section 6.6.  Effect of Acquisition Transaction........................   22

                                  ARTICLE VII

                             Additional Agreements

 Section 7.1.  Access to Information....................................   23
 Section 7.2.  Registration Statement and Proxy Statement...............   24
 Section 7.3.  Stockholders' Approvals..................................   24
 Section 7.4.  Affiliates of the Company................................   24
 Section 7.5.  Exchange Listing.........................................   25
 Section 7.6.  Expenses and Fees........................................   25
 Section 7.7.  Agreement to Cooperate...................................   25
 Section 7.8.  Public Statements........................................   26
 Section 7.9.  Option Plans.............................................   26
 Section 7.10. Notification of Certain Matters..........................   26
                 Corrections to the Joint Proxy Statement/Prospectus and
 Section 7.11. Registration Statement...................................   26

                                                                          PAGE
                                                                          ----
 Section 7.12. Change of Control Issues.................................   26
 Section 7.13. Board of Directors.......................................   26
 Section 7.14. Insurance; Indemnity.....................................   27

                                  ARTICLE VIII

                                   Conditions

                     Conditions to Each Party's Obligation to Effect the
 Section 8.1.  Merger...................................................   27
                   Conditions to Obligation of the Company to Effect the
 Section 8.2.  Merger...................................................   28
                     Conditions to Obligations of FPA and Acquisition to
 Section 8.3.  Effect the Merger........................................   29

                                   ARTICLE IX

                       Termination, Amendment and Waiver

 Section 9.1.  Termination..............................................   30
 Section 9.2.  Effect of Termination....................................   31
 Section 9.3.  Amendment................................................   31
 Section 9.4.  Waiver...................................................   31

                                   ARTICLE X

                               General Provisions

 Section 10.1. Non-Survival of Representations and Warranties...........   31
 Section 10.2. Notices..................................................   31
 Section 10.3. Interpretation...........................................   32
 Section 10.4. Miscellaneous............................................   32
 Section 10.5. Counterparts.............................................   32
 Section 10.6. Parties In Interest......................................   32

 SCHEDULES
 ---------
                    Directors and Executive Officers of the Surviving
 Schedule 2.3       Corporation
 Schedule 4.2(c)    Outstanding Subscriptions, Options, Calls, etc. of FPA
 Schedule 4.3       Liens, Claims, Encumbrances, etc. of FPA
 Schedule 4.4(b)    FPA Contravention
 Schedule 4.6       Undisclosed Liabilities of FPA
 Schedule 4.11      FPA Non-Compliance with Agreements
 Schedule 4.13(a)   Employee Benefit Plans of FPA
                    Prohibited ERISA or Internal Revenue Code Transactions of
 Schedule 4.13(b)   FPA
 Schedule 4.16      Exceptions to Title to Assets of FPA
                    Outstanding Subscriptions, Options, Calls, etc. of the
 Schedule 5.2(b)(1) Company
 Schedule 5.2(b)(2) Agreements as to Voting of Company Common Stock
 Schedule 5.3       Liens, Claims, Encumbrances, etc. of the Company
 Schedule 5.4(b)    Company Contravention
 Schedule 5.6       Undisclosed Liabilities of the Company
 Schedule 5.10      Violations of Laws by the Company
 Schedule 5.11      Company Non-Compliance with Agreements
 Schedule 5.13(a)   Employee Benefit Plans of the Company
                    Prohibited ERISA or Internal Revenue Code Transactions of
 Schedule 5.13(b)   the Company
 Schedule 5.16      Exceptions to Title to Assets of the Company
 Schedule 6.1       Potential Transactions by the Company
 Schedule 6.2       Potential Transactions by FPA and Description of Notes

                         AGREEMENT AND PLAN OF MERGER

  This Agreement and Plan of Merger is made this 19th day of May, 1996 (the "Agreement"), by and among FPA Medical Management, Inc., a Delaware corporation ("FPA"), Sterling Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of FPA ("Acquisition"), and Sterling Healthcare Group, Inc., a Florida corporation (the "Company").

                             W I T N E S S E T H :

  Whereas, the boards of directors of FPA, Acquisition and the Company believe it to be advisable and in the best interests of their respective stockholders that Acquisition merge with and into the Company on the terms set forth in the Agreement (the "Merger");

  Whereas, the Merger is intended to qualify as a plan of merger under the provisions of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"); and

  Whereas, the Merger also is intended to qualify for treatment as a pooling of interests under Accounting Principles Board Opinion No. 16 ("APB No. 16").

  Now, Therefore, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound, agree as follows:

                                   ARTICLE I

                                  The Merger

  Section 1.1. The Merger. Upon the terms and subject to the conditions of the Agreement, at the Effective Time (as defined in Section 1.2) in accordance with the Delaware General Corporation Law and the Florida Business Corporation Act ("BCA"), Acquisition shall be merged with and into the Company and the separate existence of Acquisition shall thereupon cease. The Company shall be the surviving corporation in the Merger and is hereinafter sometimes referred to as the "Surviving Corporation."

  Section 1.2. Effective Time of the Merger. The Merger shall become effective at such time (the "Effective Time") as shall be stated in Certificates of Merger or comparable documents required by law, in forms mutually acceptable to FPA and the Company, to be filed with the Secretaries of the States of Delaware and Florida (the "Merger Filings"), but not later than December 31, 1996, time being of the essence. The Merger Filings shall be made simultaneously with or as soon as practicable after the closing of the transactions contemplated by the Agreement in accordance with Section 3.6.

                                  ARTICLE II

                       The Surviving Corporation and FPA

  Section 2.1. Articles of Incorporation. The Articles of Incorporation of the Company as in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation after the Effective Time, and thereafter may be amended in accordance with their terms and as provided in the BCA.

  Section 2.2. Bylaws. The bylaws of the Company as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation after the Effective Time, and thereafter may be amended in accordance with their terms and as provided by the Articles of Incorporation of the Surviving Corporation and the BCA.

  Section 2.3. Directors and Executive Officers of the Surviving
Corporation. Subject to Section 8.2(h), the directors and executive officers of the Surviving Corporation shall be as designated on Schedule 2.3 attached hereto, and such directors and executive officers shall serve in accordance with the bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified.

                                  ARTICLE III

                             Conversion of Shares

  Section 3.1. Conversion of Company Shares in the Merger. At the Effective Time, by virtue of the Merger and without any action on the part of any holder of any capital stock of the Company, each share of the Company's Common Stock, par value $.0001 per share (the "Company Common Stock"), shall, subject to the terms of this Article III, be converted into the right to receive 1.4 (the "Exchange Ratio") shares of the common stock, par value $.002 per share, of FPA ("FPA Common Stock"). There shall be no adjustment to the Exchange Ratio, and the Exchange Ratio shall remain 1.4 shares of FPA Common Stock for each share of Company Common Stock, if the average of the closing prices of FPA Common Stock as reported on the Nasdaq National Market ("NASDAQ") for the fifteen (15) consecutive trading days ending on the date that is five (5) trading days prior to the Closing Date (as defined in Section 3.6) (the "FPA Value") is greater than or equal to $14.87 but less than or equal to $16.43. If at such time:

    (a) the FPA Value is less than $14.87 but greater than or equal to $13.30, then the Exchange Ratio shall be increased to the number (expressed as a decimal fraction) which, when multiplied by the FPA Value, will equal $20.81;

    (b) the FPA Value is less than $13.30, the Exchange Ratio shall be 1.565; provided, however, that in such event the Company shall have the right to either (x) accept an Exchange Ratio of 1.565 or (y) demand that the Exchange Ratio be increased to the number (expressed as a decimal fraction) which, when multiplied by the FPA Value, will not exceed $20.81. If the Company elects to demand the increased Exchange Ratio described in (y) above, FPA shall have the right to either (a) accept such increased Exchange Ratio or (b) terminate the Agreement;

    (c) the FPA Value is greater than $16.43 but less than or equal to $18.00, then the Exchange Ratio shall be decreased to the number (expressed as a decimal fraction) which, when multiplied by the FPA Value, will equal $23.01; or

    (d) the FPA Value is greater than $18.00, then the Company shall have the right to either (x) accept an Exchange Ratio which when multiplied by the FPA Value is equal to $23.01 or (y) terminate the Agreement.

  Section 3.2. Equitable Adjustment. The calculations set forth in Section 3.1 shall be subject to equitable adjustment in the event of any stock split, stock dividend, reverse stock split, recapitalization, reclassification, combination or other change in the number of shares of Company Common Stock or FPA Common Stock outstanding prior to the Closing (as defined in Section 3.6) other than issuances of shares pursuant to the exercise of outstanding stock options.

  Section 3.3. Exchange of Certificates. (a) From and after the Effective Time, each holder of an outstanding certificate which immediately prior to the Effective Time represented shares of Company Common Stock shall be entitled to receive in exchange therefor, upon surrender thereof to American Stock Transfer & Trust Company (the "Exchange Agent"), a certificate or certificates representing the number of whole shares of FPA Common Stock to which such holder is entitled pursuant to Section 3.1. Notwithstanding any other provision of the Agreement, (i) until holders or transferees of certificates theretofore representing shares of Company Common Stock have surrendered them for exchange as provided herein, no dividends shall be paid with respect to any shares represented by such certificates and no payment for fractional shares shall be made and (ii) without regard to when such certificates representing shares of Company Common Stock are surrendered for exchange as provided herein, no interest shall be paid on any dividends or any payment for fractional shares. Upon surrender of a certificate which immediately prior to the Effective Time represented shares of Company Common Stock, there shall be paid to the holder of such certificate the amount of any dividends which theretofore became payable, but which were not paid by reason of the foregoing, with respect to the number of whole shares of FPA Common Stock represented by the certificate or certificates issued upon such surrender.

  (b) If any certificate for shares of FPA Common Stock is to be issued in a name other than that in which the certificate for shares of Company Common Stock surrendered in exchange therefor is registered, it shall be a condition of such exchange that the person requesting such exchange shall pay any applicable transfer or other taxes required by reason of such issuance.

  (c) Promptly after the Effective Time, FPA shall make available to the Exchange Agent the certificates representing shares of FPA Common Stock required to effect the exchanges referred to in paragraph (a) above and cash for payment of any fractional shares referred to in Section 3.4.

  (d) Promptly after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates that immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the "Company Certificates") (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Company Certificates shall pass, only upon actual delivery of the Company Certificates to the Exchange Agent) and (ii) instructions for use in effecting the surrender of the Company Certificates in exchange for certificates representing shares of FPA Common Stock. Upon surrender of Company Certificates for cancellation to the Exchange Agent, together with a duly executed letter of transmittal and such other documents as the Exchange Agent shall reasonably require, the holder of such Company Certificates shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of FPA Common Stock into which the shares of Company Common Stock theretofore represented by the Company Certificates so surrendered shall have been converted pursuant to the provisions of Section 3.1, and the Company Certificates so surrendered shall be cancelled. Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to a holder of shares of Company Common Stock for any shares of FPA Common Stock or dividends or distributions thereon delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

  (e) Promptly following the date which is nine (9) months after the Effective Date, the Exchange Agent shall deliver to FPA all cash, certificates (including any FPA Common Stock) and other documents in its possession relating to the transactions described in the Agreement, and the Exchange Agent's duties shall terminate. Thereafter, each holder of a Company Certificate may surrender such Company Certificate to the Surviving Corporation and (subject to applicable abandoned property, escheat and similar laws) receive in exchange therefor the FPA Common Stock, without any interest thereon. Notwithstanding the foregoing, none of the Exchange Agent, FPA, the Company or the Surviving Corporation shall be liable to a holder of Company Common Stock for any FPA Common Stock delivered to a public official pursuant to applicable abandoned property, escheat and similar laws.

  (f) In the event any Company Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Company Certificate to be lost, stolen or destroyed, the Surviving Corporation shall issue in exchange for such lost, stolen or destroyed Company Certificate the FPA Common Stock deliverable in respect thereof determined in accordance with Section 3.1. When authorizing such payment in exchange therefor, the board of directors of the Surviving Corporation may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Company Certificate to give the Surviving Corporation such indemnity as it may reasonably direct as protection against any claim that may be made against the Surviving Corporation with respect to the Company Certificate alleged to have been lost, stolen or destroyed.

  Section 3.4. No Fractional Securities. Notwithstanding any other provision of the Agreement, no certificates or scrip for fractional shares of FPA Common Stock shall be issued in the Merger and no FPA

Common Stock dividend, stock split or interest shall relate to any fractional security, and such fractional interests shall not entitle the owner thereof to vote or to any other rights of a security holder. In lieu of any such fractional shares, each holder of Company Common Stock who would otherwise have been entitled to receive a fraction of a share of FPA Common Stock upon surrender of Company Certificates for exchange pursuant to Section 3.3 shall be entitled to receive from the Exchange Agent a cash payment equal to such fraction multiplied by the Exchange Ratio.

  Section 3.5. Options to Purchase Company Stock. The obligations of FPA with respect to options to purchase Company Common Stock are set forth in Section 7.9.

  Section 3.6. Closing. The closing (the "Closing") of the transactions contemplated by the Agreement shall take place at a location mutually agreeable to FPA and the Company on the second business day immediately following the date on which the last of the conditions set forth in Article VIII is fulfilled or waived, or at such other time and place as FPA and the Company shall agree (the date on which the Closing occurs is referred to in the Agreement as the "Closing Date"), but not later than December 31, 1996, time being of the essence.

  Section 3.7. Closing of the Company's Transfer Books. At and after the Effective Time, holders of Company Certificates shall cease to have any rights as stockholders of the Company, except for the right to receive shares of FPA Common Stock pursuant to Section 3.3 and the right to receive cash for payment of fractional shares pursuant to Section 3.4. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of shares of Company Common Stock which were outstanding immediately prior to the Effective Time shall thereafter be made. If, after the Effective Time, subject to the terms and conditions of the Agreement, Company Certificates formerly representing Company Common Stock are presented to the Surviving Corporation, they shall be cancelled and exchanged for FPA Common Stock in accordance with this Article III.

                                  ARTICLE IV

             Representations and Warranties of FPA and Acquisition

  FPA and Acquisition each represent and warrant to the Company as follows:

  Section 4.1. Organization and Qualification. Each of FPA and Acquisition is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation and has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Each of FPA and Acquisition is qualified to do business and is in good standing in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified and in good standing would not, when taken together with all other such failures, have a material adverse effect on the business, operations, properties, assets, condition (financial or other) or results of operations of FPA and its subsidiaries (as defined in Section 4.3), taken as a whole. True, accurate and complete copies of each of FPA's and Acquisition's Certificates of Incorporation and bylaws, in each case as in effect on the date hereof, including all amendments thereto, have heretofore been (or, in the case of Acquisition, will promptly be) delivered to the Company.

  Section 4.2. Capitalization.

  (a) The authorized capital stock of FPA consists of (i) 18,000,000 shares of FPA Common Stock, par value $.002, of which 11,314,008 shares were outstanding as of the date of the Agreement, and (ii) 2,000,000 shares of preferred stock, par value $.001 per share, of which no shares were issued and outstanding as of the date of the Agreement. All of the issued and outstanding shares of FPA Common Stock are validly issued and are fully paid, nonassessable and free of preemptive rights.

  (b) The authorized capital stock of Acquisition consists of 100 shares of Acquisition Common Stock, par value $.01, of which 100 shares are issued and outstanding, which shares are owned beneficially and of record by FPA.

  (c) Except as disclosed in the FPA SEC Reports (as defined in Section 4.5) or as set forth on Schedule 4.2(c) attached hereto, as of the date hereof, there are no outstanding subscriptions, options, calls, contracts, commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement and also including any rights plan or other anti-takeover agreement, obligating FPA or any subsidiary of FPA to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the capital stock of FPA or obligating FPA or any subsidiary of FPA to grant, extend or enter into any such agreement or commitment. There are no voting trusts, proxies or other agreements or understandings to which FPA or any subsidiary of FPA is a party or by which FPA or any subsidiary of FPA is bound with respect to the voting of any shares of capital stock of FPA, other than FPA's obligations under Section 7.7(d). The shares of FPA Common Stock issued to stockholders of the Company in the Merger will be at the Effective Time duly authorized, validly issued, fully paid, nonassessable, and free of preemptive rights.

  Section 4.3. Subsidiaries. Each direct and indirect corporate subsidiary of FPA is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Each subsidiary of FPA is qualified to do business, and is in good standing, in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified and in good standing would not, when taken together with all such other failures, have a material adverse effect on the business, operations, properties, assets, condition (financial or other) or results of operations of FPA and its subsidiaries, taken as a whole. All of the outstanding shares of capital stock of each corporate subsidiary of FPA are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights, and are owned directly or indirectly by FPA, free and clear of any liens, claims, encumbrances, security interests, equities, charges and options of any nature whatsoever except as disclosed in the FPA SEC Reports or set forth on Schedule 4.3 attached hereto. There are no subscriptions, options, warrants, rights, calls, contracts, voting trusts, proxies or other commitments, understandings, restrictions or arrangements relating to the issuance, sale, voting, transfer, ownership or other rights with respect to any shares of capital stock of any corporate subsidiary of FPA, including any right of conversion or exchange under any outstanding security, instrument or agreement. As used in the Agreement, the term "subsidiary" shall mean, when used with reference to any person or entity, any corporation, partnership, joint venture or other entity which such person or entity, directly or indirectly, controls or of which such person or entity (either acting alone or together with its other subsidiaries) owns, directly or indirectly, 50% or more of the stock or other voting interests, the holders of which are entitled to vote for the election of a majority of the board of directors or any similar governing body of such corporation, partnership, joint venture or other entity.

  Section 4.4. Authority; Non-Contravention; Approvals.

  (a) FPA and Acquisition each have full corporate power and authority to enter into the Agreement and, subject to the FPA Stockholders' Approval (as defined in Section 7.3(b)) and the FPA Required Statutory Approvals (as defined in Section 4.4(c)), to consummate the transactions contemplated hereby. The Agreement has been approved by the boards of directors of FPA and Acquisition, and no other corporate proceedings on the part of FPA or Acquisition are necessary to authorize the execution and delivery of the Agreement or, except for the FPA Stockholders' Approval, the consummation by FPA and Acquisition of the transactions contemplated hereby. The Agreement has been duly executed and delivered by each of FPA and Acquisition, and, assuming the due authorization, execution and delivery hereof by the Company, constitutes a valid and legally binding agreement of each of FPA and Acquisition enforceable against each of them in accordance with its terms, except that such enforcement may be subject to (i) bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally and
(ii) general equitable principles, and except that the availability of equitable remedies, including specific performance and injunctive relief, is subject to the discretion of the court before which any proceedings may be brought. Without limitation of the foregoing, each of the covenants and obligations of FPA set forth in Sections 6.2, 6.5, 7.3(b), 7.6, 7.7, 7.8 and 7.10 is valid, legally binding and enforceable notwithstanding the absence of the FPA Stockholders' Approval.

  (b) Except as set forth on Schedule 4.4(b) attached hereto, the execution and delivery of the Agreement by each of FPA and Acquisition do not violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of FPA or any of its subsidiaries under any of the terms, conditions or provisions of (i) the respective charters or bylaws of FPA or any of its subsidiaries, (ii) any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any court or governmental authority applicable to FPA or any of its subsidiaries or any of their respective properties or assets or (iii) any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which FPA or any of its subsidiaries is now a party or by which FPA or any of its subsidiaries or any of their respective properties or assets may be bound or affected. The consummation by FPA and Acquisition of the transactions contemplated hereby will not result in any violation, conflict, breach, termination, acceleration or creation of liens under any of the terms, conditions or provisions described in clauses (i) through (iii) of the preceding sentence, subject (x) in the case of the terms, conditions or provisions described in clause (ii) above, to obtaining (prior to the Effective Time) the FPA Required Statutory Approvals (as defined in Section 4.4(c)) and the FPA Stockholders' Approval and (y) in the case of the terms, conditions or provisions described in clause
(iii) above, to obtaining (prior to the Effective Time) consents required from commercial lenders, lessors or other third parties. Excluded from the foregoing sentences of this paragraph (b), insofar as they apply to the terms, conditions or provisions described in clauses (ii) and (iii) of the first sentence of this paragraph (b), are such violations, conflicts, breaches, defaults, terminations, accelerations or creations of liens, security interests, charges or encumbrances that would not, in the aggregate, have a material adverse effect on the business, operations, properties, assets, condition (financial or other) or results of operations of FPA and its subsidiaries, taken as a whole.

  (c) Except for (i) the filings by FPA and the Company required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"),
(ii) the filing of the Joint Proxy Statement/Prospectus (as defined in Section 4.9) with the Securities and Exchange Commission (the "SEC") pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the Securities Act of 1933, as amended (the "Securities Act"), and the declaration of the effectiveness thereof by the SEC and filings with various state blue sky authorities, (iii) the making of the Merger Filings with the Secretaries of State of the States of Delaware and Florida in connection with the Merger and (iv) any other required filings with or approvals from applicable federal and state governmental authorities (the filings and approvals referred to in clauses (i) through (iv) are collectively referred to as the "FPA Required Statutory Approvals"), no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any governmental or regulatory body or authority is necessary for the execution and delivery of the Agreement by FPA or Acquisition or the consummation by FPA or Acquisition of the transactions contemplated hereby, other than such declarations, filings, registrations, notices, authorizations, consents or approvals which, if not made or obtained, as the case may be, would not, in the aggregate, have a material adverse effect on the business, operations, properties, assets, condition (financial or other) or results of operations of FPA and its subsidiaries, taken as a whole.

  Section 4.5. Reports and Financial Statements. Since October 20, 1994, FPA has filed with the SEC all material forms, statements, reports and documents (including all exhibits, amendments and supplements thereto) required to be filed by it under each of the Securities Act, the Exchange Act and the respective rules and regulations thereunder, all of which, as amended if applicable, complied in all material respects with all applicable requirements of the appropriate act and the rules and regulations thereunder. FPA has previously delivered or made available to the Company a copy of its (a) Annual Report on Form 10-K, as amended, for the fiscal year ended December 31, 1995, as filed with the SEC, (b) proxy and information statements relating to (i) all meetings of its stockholders (whether annual or special) and (ii) actions by written consent in lieu of a stockholders' meeting from October 20, 1994, until the date hereof, (c) all other reports, including quarterly and current reports, or registration statements filed by FPA with the SEC and (d) all press releases issued since October 20, 1994 (the documents referred to in clauses (a), (b), (c) and (d) are collectively referred to as the "FPA SEC Reports"). As of their respective dates, the FPA SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited interim consolidated financial statements of FPA included in such reports, including the notes and schedules thereto (collectively, the "FPA Financial Statements"), have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be indicated therein or in the notes thereto) and fairly present the financial position of FPA and its subsidiaries as of the dates thereof and the results of their operations and changes in financial position for the periods then ended, subject, in the case of the unaudited interim financial statements, to normal year-end and audit adjustments and any other adjustments described therein.

  Section 4.6. Absence of Undisclosed Liabilities. Except as disclosed in the FPA SEC Reports or with respect to acquisitions or potential transactions or commitments heretofore disclosed to the Company in writing or as set forth on
Schedule 4.6 attached hereto, neither FPA nor any of its subsidiaries had at December 31, 1995, or has incurred since that date, any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature, except: (a) liabilities, obligations or contingencies (i) which are accrued or reserved against in the FPA Financial Statements or reflected in the notes thereto or (ii) which were incurred after December 31, 1995 and were incurred in the ordinary course of business and consistent with past practices; (b) liabilities, obligations or contingencies which (i) would not, in the aggregate, have a material adverse effect on the business, operations, properties, assets, condition (financial or other) or results of operations of FPA and its subsidiaries, taken as a whole, or (ii) have been discharged or paid in full prior to the date hereof; and (c) liabilities and obligations which are of a nature not required to be reflected in the consolidated financial statements of FPA and its subsidiaries prepared in accordance with generally accepted accounting principles consistently applied and which were incurred in the normal course of business.

  Section 4.7. Absence of Certain Changes or Events. Since the date of the most recent FPA SEC Report, there has not been any material adverse change in the business, operations, properties, assets, liabilities, condition (financial or other) or results of operations of FPA and its subsidiaries, taken as a whole, other than the proposed acquisition by FPA of certain securities from Physician Corporation of America as previously disclosed to the Company.

  Section 4.8. Litigation. Except as disclosed in the FPA SEC Reports, there are no claims, suits, actions or proceedings pending or, to the knowledge of FPA, threatened against, relating to or affecting FPA or any of its subsidiaries, before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator that seek to restrain or enjoin the consummation of the Merger or which, either alone or in the aggregate with all such claims, actions or proceedings, would materially and adversely affect the business, operations, properties, assets, condition (financial or other) or results of operations of FPA and its subsidiaries, taken as a whole. Except as set forth in the FPA SEC Reports, neither FPA nor any of its subsidiaries is subject to any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or authority or any arbitrator which prohibits or restricts the consummation of the transactions contemplated hereby or would have any material adverse effect on the business, operations, properties, assets, condition (financial or other) or results of operations of FPA and its subsidiaries, taken as a whole.

  Section 4.9. Registration Statement and Proxy Statement. None of the information to be supplied by FPA or its subsidiaries for inclusion in (a) the Registration Statement on Form S-4 to be filed under the Securities Act with the SEC by FPA in connection with the Merger for the purpose of registering the shares of FPA Common Stock to be issued in the Merger (the "Registration Statement") or (b) the proxy statement to be distributed in connection with the Company's and FPA's meetings of their respective stockholders to vote upon the Agreement and the transactions contemplated hereby (the "Proxy Statement" and, together with the prospectus included in the Registration Statement, the "Joint Proxy Statement/Prospectus") will, in the case of the Proxy Statement or any amendments thereof or supplements thereto, at the time of the mailing of the Proxy Statement and any amendments or supplements thereto, and at the time of the meetings of stockholders of the Company and FPA to be held in connection with the transactions contemplated by the Agreement, or, in the case of the Registration Statement, as amended or supplemented, at the time it becomes effective and at the time of such meetings of the stockholders of the Company and FPA, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Joint Proxy Statement/Prospectus, as of its effective date, will comply as to form in all material respects with all applicable laws, including the provisions of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder, except that no representation is made by FPA or Acquisition with respect to information supplied by the Company for inclusion therein.

  Section 4.10. No Violation of Law. Except as disclosed in the FPA SEC Reports, neither FPA nor any of its subsidiaries is in violation of, or has been given notice or been charged with any violation of, any law, statute, order, rule, regulation, ordinance, or judgment (including, without limitation, any applicable Environmental Law, as defined in Section 4.15(b)) of any governmental or regulatory body or authority, except for violations which, in the aggregate, would not have a material adverse effect on the business, operations, properties, assets, condition (financial or other) or results of operations of FPA and its subsidiaries, taken as a whole. Except as disclosed in the FPA SEC Reports, as of the date of the Agreement, to the knowledge of FPA, no investigation or review by any governmental or regulatory body or authority is pending or threatened, nor has any governmental or regulatory body or authority indicated an intention to conduct the same, other than, in each case, those the outcome of which, as far as reasonably can be foreseen, would not have a material adverse effect on the business, operations, properties, assets, condition (financial or other) or results of operations of FPA and its subsidiaries, taken as a whole. FPA and its subsidiaries have all permits, licenses, franchises, variances, exemptions, orders and other governmental authorizations, consents and approvals necessary to conduct their businesses as presently conducted (collectively, the "FPA Permits"), except for permits, licenses, franchises, variances, exemptions, orders, authorizations, consents and approvals the absence of which, alone or in the aggregate, would not have a material adverse effect on the business, operations, properties, assets, condition (financial or other) or results of operations of FPA and its subsidiaries, taken as a whole. FPA and its subsidiaries are not in violation of the terms of any FPA Permit, except for delays in filing reports or violations which, alone or in the aggregate, would not have a material adverse effect on the business, operations, properties, assets, condition (financial or other) or results of operations of FPA and its subsidiaries, taken as a whole.

  Section 4.11. Compliance. Except as disclosed in the FPA SEC Reports or on
Schedule 4.11 attached hereto, FPA and each of its subsidiaries are not in breach or violation of or in default in the performance or observance of any term or provision of, and no event has occurred which, with lapse of time or action by a third party, would result in a default under (a) the respective charters, bylaws or other similar organizational instruments of FPA or any of its subsidiaries or (b) any contract, commitment, agreement, indenture, mortgage, loan agreement, note, lease, bond, license, approval or other instrument to which FPA or any of its subsidiaries is a party or by which any of them is bound or to which any of their property is subject, which breaches, violations and defaults, in the case of clause (b) of this Section 4.11, would have, in the aggregate, a material adverse effect on the business, operations, properties, assets, condition (financial or other) or results of operations of FPA and its subsidiaries, taken as a whole.

  Section 4.12. Taxes.

  (a) FPA and its subsidiaries have (i) duly filed (or timely requested and received an extension to file) with the appropriate governmental authorities all Tax Returns (as defined in Section 4.12(c)) required to be filed by them for all periods ending on or prior to the Effective Time, other than those Tax Returns the failure of which to file would not have a material adverse effect on the business, operations, properties, assets, condition (financial or other) or results of operations of FPA and its subsidiaries, taken as a whole, and such Tax Returns are true, correct and complete in all material respects and (ii) duly paid in full or made adequate provision for the payment of all Taxes (as defined in Section 4.12(b)) for all periods ending at or prior to the Effective Time. The liabilities and reserves for Taxes reflected in the FPA balance sheet included in the latest FPA SEC Report are adequate to cover all Taxes for all periods ending at or prior to the Effective Time and there are no material liens for Taxes upon any property or assets of FPA or any subsidiary thereof, except for liens for Taxes not yet due. There are no unresolved issues of law or fact arising out of a notice of deficiency, proposed deficiency or assessment from the Internal Revenue Service (the "IRS") or any other governmental taxing authority with respect to Taxes of FPA or any of its subsidiaries which, if decided adversely, singly or in the aggregate, would have a material adverse effect on the business, operations, properties, assets, condition (financial or other) or results of operations of FPA and its subsidiaries, taken as a whole. Neither FPA nor any of its subsidiaries is a party to any agreement providing for the allocation or sharing of Taxes with any entity that is not, directly or indirectly, a wholly-owned corporate subsidiary of FPA other than agreements the consequences of which are adequately reserved for in the FPA Financial Statements. Neither FPA nor any of its corporate subsidiaries has, with regard to any assets or property held, acquired or to be acquired by any of them, filed a consent to the application of Section 341(f) of the Code.

  (b) For purposes of the Agreement, the term "Taxes" shall mean all taxes, including, without limitation, income, gross receipts, excise, property, sales, withholding, social security, occupation, use, service, service use, license, payroll, franchise, transfer and recording taxes, fees and charges, windfall profits, severance, customs, import, export, employment or similar taxes, charges, fees, levies or other assessments imposed by the United States, or any state, local or foreign government or subdivision or agency thereof, whether computed on a separate, consolidated, unitary, combined or any other basis, and such term shall include any interest, fines, penalties or additional amounts and any interest in respect of any additions, fines or penalties attributable or imposed or with respect to any such taxes, charges, fees, levies or other assessments.

  (c) For purposes of the Agreement, the term "Tax Return" shall mean any return, report or other document or information required to be supplied to a taxing authority in connection with Taxes.

  Section 4.13. Employee Benefit Plans; ERISA. (a) Except as set forth in the FPA SEC Reports or on Schedule 4.13(a) attached hereto, at the date hereof, FPA and its subsidiaries do not maintain or contribute to any material employee benefit plans, programs, arrangements or practices (such plans, programs, arrangements or practices of FPA and its subsidiaries being referred to as the "FPA Plans"), including employee benefit plans within the meaning set forth in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or other similar material arrangements for the provision of benefits (excluding any "Multi-employer Plan" within the meaning of Section 3(37) of ERISA or a "Multiple Employer Plan" within the meaning of
Section 413(c) of the Code). Neither FPA nor its subsidiaries has any obligation to create any additional such plan or to amend any such plan so as to increase benefits thereunder, except as required under the terms of the FPA Plans, under existing collective bargaining agreements or to comply with applicable law.

  (b) Except as disclosed in the FPA SEC Reports or on Schedule 4.13(b) attached hereto, (i) there have been no prohibited transactions within the meaning of Section 406 or 407 of ERISA or Section 4975 of the Code with respect to any of the FPA Plans that would result in penalties, taxes or liabilities which, singly or in the aggregate, would have a material adverse effect on the business, operations, properties, assets, condition (financial or other) or results of operations of FPA and its subsidiaries, taken as a whole, (ii) except for premiums due, there is no outstanding material liability, whether measured alone or in the aggregate, under Title IV of ERISA with respect to any of the FPA Plans, (iii) neither the Pension Benefit Guaranty Corporation nor any plan administrator has instituted proceedings to terminate any of the FPA Plans subject to Title IV of ERISA other than in a "standard termination" described in Section 4041(b) of ERISA, (iv) none of the FPA Plans has incurred any "accumulated funding deficiency" (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, as of the last day of the most recent fiscal year of each of the FPA Plans ended prior to the date of the Agreement, (v) the current present value of all projected benefit obligations under each of the FPA Plans which is subject to Title IV of ERISA did not, as of its latest valuation date, exceed the then current value of the assets of such plan allocable to such benefit liabilities by more than the amount, if any, disclosed in the FPA SEC Reports as of December 31, 1995, based upon reasonable actuarial assumptions currently utilized for such FPA Plan, (vi) each of the FPA Plans has been operated and administered in all material respects in accordance with applicable laws during the period of time covered by the applicable statute of limitations,
(vii) each of the FPA Plans which is intended to be "qualified" within the meaning of Section 401(a) of the Code has been determined by the IRS to be so qualified and such determination has not been modified, revoked or limited by failure to satisfy any condition thereof or by a subsequent amendment thereto or a failure to amend, except that it may be necessary to make additional amendments retroactively to maintain the "qualified" status of such FPA Plans, and the period for making any such necessary retroactive amendments has not expired, (viii) with respect to Multi-employer Plans, neither FPA nor any of its subsidiaries has made or suffered a "complete withdrawal" or a "partial withdrawal," as such terms are respectively defined in Sections 4203, 4204 and 4205 of ERISA and, to the knowledge of FPA and its subsidiaries, no event has occurred or is expected to occur which presents a material risk of a complete withdrawal or partial withdrawal under said Sections 4203, 4204 and 4205, (ix) to the knowledge of FPA and its subsidiaries, there are no material pending, threatened or anticipated claims involving any of the FPA Plans other than claims for benefits in the ordinary course, and (x) FPA and its subsidiaries have no current material liability, whether measured alone or in the aggregate, for plan termination or complete withdrawal or partial withdrawal under Title IV of ERISA based on any plan to which any entity that would be deemed one employer with FPA and its subsidiaries under Section 4001 of ERISA or Section 414 of the Code contributed during the period of time covered by the applicable statute of limitations (a "FPA Controlled Group Plan"), and FPA and its subsidiaries do not reasonably anticipate that any such liability will be asserted against FPA or any of its subsidiaries. None of the FPA Controlled Group Plans has an "accumulated funding deficiency" (as defined in Section 302 of ERISA and Section 412 of the Code).

  Section 4.14. Labor Controversies. (a) There are no significant controversies pending or, to the knowledge of FPA, threatened between FPA or its subsidiaries and any representatives of any of their employees, (b) to the knowledge of FPA, there are no material organizational efforts presently being made involving any of the presently unorganized employees of FPA and its subsidiaries, (c) FPA and its subsidiaries have, to the knowledge of FPA, complied in all material respects with all laws relating to the employment of labor, including, without limitation, any provisions thereof relating to wages, hours, collective bargaining, and the payment of social security and similar taxes, and (d) no person has, to the knowledge of FPA, asserted that FPA or any of its subsidiaries is liable in any amount for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing, except for such controversies, organizational efforts, non-compliance and liabilities which, singly or in the aggregate, would not materially and adversely affect the business, operations, properties, assets, condition (financial or other) or results of operations of FPA and its subsidiaries, taken as a whole.

  Section 4.15. Environmental Matters. (a) (i) FPA and its subsidiaries have conducted their respective businesses in compliance with all applicable Environmental Laws, including, without limitation, having all permits, licenses and other approvals and authorizations necessary for the operation of their respective businesses as presently conducted, (ii) none of the properties owned by FPA or any of its subsidiaries contain any Hazardous Substance (as defined in Section 4.15(c)) as a result of any activity of FPA or any of its subsidiaries in amounts exceeding the levels permitted by applicable Environmental Laws, (iii) neither FPA nor any of its subsidiaries has received any notices, demand letters or requests for information from any federal, state, local or foreign governmental entity or third party indicating that FPA or any of its subsidiaries may be in violation of, or liable under, any Environmental Law in connection with the ownership or operation of their businesses, (iv) there are no civil, criminal or administrative actions, suits, demands, claims, hearings, investigations or proceedings pending or threatened against FPA or any of its subsidiaries relating to any violation, or alleged violation, of any Environmental Law, (v) no reports have been filed, or are required to be filed, by FPA or any of its subsidiaries concerning the release of any Hazardous Substance or the threatened or actual violation of any Environmental Law, (vi) no Hazardous Substance has been disposed of, released or transported in violation of any applicable Environmental Law from any properties owned by FPA or any of its subsidiaries as a result of any activity of FPA or any of its subsidiaries during the time such properties were owned, leased or operated by FPA or any of its subsidiaries, (vii) there have been no environmental investigations, studies, audits, tests, reviews or other analyses regarding compliance or noncompliance with any applicable Environmental Law conducted by or which are in the possession of FPA or its subsidiaries relating to the activities of FPA or its subsidiaries which have not been delivered to the Company prior to the date hereof, (viii) there are no underground storage tanks on, in or under any properties owned by FPA and any of its subsidiaries and no underground storage tanks have been closed or removed from any of such properties during the time such properties were owned, leased or operated by FPA or any of its subsidiaries, (ix) there is no asbestos or asbestos containing material present in any of the properties owned by FPA and its subsidiaries, and no asbestos has been removed from any of such properties during the time such properties were owned, leased or operated by FPA or any of its subsidiaries, and (x) neither FPA, its subsidiaries nor any of their respective properties are subject to any material liabilities or expenditures (fixed or contingent) relating to any suit, settlement, court order, administrative order, regulatory requirement, judgment or claim asserted or arising under any Environmental Law, except for violations of the foregoing clauses (i) through
(x) that, singly or in the aggregate, would not reasonably be expected to have a material adverse effect on the business, operations, properties, assets, condition (financial or other) or results of operations of FPA and its subsidiaries considered as one enterprise.

  (b) As used herein, "Environmental Law" means any Federal, state, local or foreign law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, legal doctrine, order, judgment, decree, injunction, requirement or agreement with any governmental entity relating to
(x) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource) or to human health or safety or (y) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances, in each case as amended and as in effect on the Closing Date. The term Environmental Law includes, without limitation, (i) the Federal Comprehensive Environmental Response Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act, the Federal Water Pollution Control Act of 1972, the Federal Clean Air Act, the Federal Clean Water Act, the Federal Resource Conservation and Recovery Act of 1976 (including the Hazardous and Solid Waste Amendments thereto), the Federal Solid Waste Disposal and the Federal Toxic Substances Control Act, the Federal Insecticide, Fungicide and Rodenticide Act, the Federal Occupational Safety and Health Act of 1970, each as amended and as in effect on the Closing Date, and (ii) any common law or equitable doctrine (including, without limitation, injunctive relief and tort doctrines such as negligence, nuisance, trespass and strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of, effects of or exposure to any Hazardous Substance.

  (c) As used herein, "Hazardous Substance" means any substance presently or hereafter listed, defined, designated or classified as hazardous, toxic, radioactive, or dangerous, or otherwise regulated, under any Environmental Law. Hazardous Substance includes any substance to which exposure is regulated by any government authority or any Environmental Law including, without limitation, any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance or petroleum or any derivative or by-product thereof, radon, radioactive material, asbestos or asbestos containing material, urea formaldehyde foam insulation, lead or polychlorinated biphenyls.

  Section 4.16. Title to Assets. Except as set forth on Schedule 4.16 attached hereto, FPA and each of its subsidiaries has good and marketable title in fee simple to all its real property and good title to all its leasehold interests and other properties as reflected in the most recent balance sheet included in the FPA Financial Statements, except for such properties and assets that have been disposed of in the ordinary course of business since the date of such balance sheet, free and clear of all mortgages, liens, pledges, charges or encumbrances of any nature whatsoever, except (i) the lien for current taxes, payments of which are not yet delinquent, (ii) such imperfections in title and easements and encumbrances, if any, as are not substantial in character, amount or extent and do not materially detract from the value or interfere with the present use of the property subject thereto or affected thereby, or otherwise materially impair FPA's business operations (in the manner presently carried on by FPA), or (iii) as disclosed in the FPA SEC Reports, and except for such matters which, singly or in the aggregate, would not materially and adversely affect the business, operations, properties, assets, condition (financial or other) or results of operations of FPA and its subsidiaries, taken as a whole. All leases under which FPA leases any real or personal property have been made available to the Company and are in good standing, valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event which with notice or lapse of time or both would become a default other than defaults under such leases which in the aggregate would not materially and adversely affect FPA and its subsidiaries, taken as a whole.

  Section 4.17. FPA Stockholders' Approval. The affirmative vote of stockholders of FPA required for approval and adoption of the Agreement and the Merger is a majority of the outstanding shares of FPA Common Stock.

  Section 4.18. Pooling and Tax-Free Reorganization Matters. To the knowledge of FPA and based upon consultation with its independent accountants, neither FPA nor Acquisition nor any of their affiliates has taken or agreed to take any action that would interfere with the ability of FPA to (i) account for the business combination to be effected by the Merger as a pooling of interests under APB No. 16 for accounting and financial statement purposes or (ii) treat the Merger as a tax-free reorganization pursuant to Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code.

  Section 4.19. Insurance. FPA maintains insurance with financially responsible insurance companies (i) in amounts customary in its industry to insure it against risks and losses associated with the operation of its business and its properties and (ii) to insure its directors and officers against certain losses. Copies of such policies have been made available to the Company.

  Section 4.20. Brokers. FPA and Acquisition represent and warrant that no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or the transactions contemplated by the Agreement based upon arrangements made by or on behalf of FPA or Acquisition (except for fees payable to the investment banking firm named in Section 8.3(g)).

                                   ARTICLE V

                 Representations and Warranties of the Company

  The Company represents and warrants to FPA and Acquisition as follows:

  Section 5.1. Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. The Company is qualified to do business and is in good standing in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified and in good standing would not, when taken together with all other such failures, have a material adverse effect on the business, operations, properties, assets, condition (financial or other) or results of operations of the Company and its subsidiaries, taken as a whole. True, accurate and complete copies of the Company's Articles of Incorporation and bylaws, in each case as in effect on the date hereof, including all amendments thereto, have heretofore been delivered to FPA.

  Section 5.2. Capitalization.

  (a) The authorized capital stock of the Company consists of 100,000,000 shares of Company Common Stock, par value $.0001 per share, and 100,000,000 shares of preferred stock, par value $.0001 per share. As of the date of the Agreement, 7,964,977 shares of Company Common Stock and no shares of preferred stock were issued and outstanding. All of such issued and outstanding shares are validly issued and are fully paid, nonassessable and free of preemptive rights. No subsidiary of the Company holds any shares of the capital stock of the Company.

  (b) Except as set forth on Schedule 5.2(b)(1) attached hereto, as of the date hereof there are no outstanding subscriptions, options, calls, contracts, commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement and also including any rights plan or other anti-takeover agreement, obligating the Company or any subsidiary of the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the capital stock of the Company or obligating the Company or any subsidiary of the Company to grant, extend or enter into any such agreement or commitment. Except as set forth on Schedule 5.2(b)(2) and other than the Company's obligations under Section 7.7(c), there are no voting trusts, proxies or other agreements or understandings to which the Company or any subsidiary of the Company is a party or by which the Company or any subsidiary of the Company is bound with respect to the voting of any shares of capital stock of the Company.

  Section 5.3. Subsidiaries. Each direct and indirect corporate subsidiary of the Company is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Each subsidiary of the Company is qualified to do business, and is in good standing, in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified and in good standing would not, when taken together with all such other failures, have a material adverse effect on the business, operations, properties, assets, condition (financial or other) or results of operations of the Company and its subsidiaries, taken as a whole. All of the outstanding shares of capital stock of each corporate subsidiary of the Company are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and are owned directly or indirectly by the Company, free and clear of any liens, claims, encumbrances, security interests, equities, charges and options of any nature whatsoever except as set forth on
Schedule 5.3 attached hereto. There are no subscriptions, options, warrants, rights, calls, contracts, voting trusts, proxies or other commitments, understandings, restrictions or arrangements relating to the issuance, sale, voting, transfer, ownership or other rights with respect to any shares of capital stock of any corporate subsidiary of the Company, including any right of conversion or exchange under any outstanding security, instrument or agreement.

  Section 5.4. Authority; Non-Contravention; Approvals.

  (a) The Company has full corporate power and authority to enter into the Agreement and, subject to the Company Stockholders' Approval (as defined in Section 7.3(a)) and the Company Required Statutory Approvals (as defined in
Section 5.4(c)), to consummate the transactions contemplated hereby. The Agreement has been approved by the board of directors of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of the Agreement or, except for the Company Stockholders' Approval, the consummation by the Company of the transactions contemplated hereby. The Agreement has been duly executed and delivered by the Company, and, assuming the due authorization, execution and delivery hereof by FPA and Acquisition, constitutes a valid and legally binding agreement of the Company, enforceable against the Company in accordance with its terms, except that such enforcement may be subject to (i) bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally and (ii) general equitable principles, and except that the availability of equitable remedies, including specific performance and injunctive relief, is subject to the discretion of the court before which any proceedings may be brought. Without limitation of the foregoing, each of the covenants and obligations of the Company set forth in Sections 6.1, 6.5, 6.6, 7.3(a), 7.6, 7.7, 7.8 and 7.10 is valid, legally binding and enforceable notwithstanding the absence of the Company Stockholders' Approval.

  (b) Except as set forth on Schedule 5.4(b) attached hereto, the execution and delivery of the Agreement by the Company do not violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Company or any of its subsidiaries under any of the terms, conditions or provisions of (i) the respective charters or bylaws of the Company or any of its subsidiaries, (ii) any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any court or governmental authority applicable to the Company or any of its subsidiaries or any of their respective properties or assets, or (iii) any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which the Company or any of its subsidiaries is now a party or by which the Company or any of its subsidiaries or any of their respective properties or assets may be bound or affected. The consummation by the Company of the transactions contemplated hereby will not result in any violation, conflict, breach, termination, acceleration or creation of liens under any of the terms, conditions or provisions described in clauses (i) through (iii) of the preceding sentence, subject (x) in the case of the terms, conditions or provisions described in clause (ii) above, to obtaining (prior to the Effective Time) the Company Required Statutory Approvals and the Company Stockholders' Approval and (y) in the case of the terms, conditions or provisions described in clause (iii) above, to obtaining (prior to the Effective Time) consents required from commercial lenders, lessors or other third parties. Set forth on Schedule 5.4(b) attached hereto is a list of hospital contracts with respect to which the consent of any party other than the Company is required in order that consummation by the Company of the transactions contemplated hereby will not result in a breach or termination of the respective contracts. Excluded from the foregoing sentences of this paragraph (b), insofar as they apply to the terms, conditions or provisions described in clauses (ii) and (iii) of the first sentence of this paragraph
(b), are such violations, conflicts, breaches, defaults, terminations, accelerations or creations of liens, security interests, charges or encumbrances that would not, in the aggregate, have a material adverse effect on the business, operations, properties, assets, condition (financial or other) or results of operations of the Company and its subsidiaries, taken as a whole.

  (c) Except for (i) the filings by FPA and the Company required by the HSR Act, (ii) the filing of the Joint Proxy Statement/Prospectus with the SEC pursuant to the Exchange Act and the Securities Act and the declaration of the effectiveness thereof by the SEC and filings with various state blue sky authorities, (iii) the making of the Merger Filings with the Secretaries of the States of Delaware and Florida in connection with the Merger and (iv) any other required filings with or approvals from applicable federal and state governmental authorities (the filings and approvals referred to in clauses (i) through (iv) are collectively referred to as the "Company Required Statutory Approvals"), no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any governmental or regulatory body or authority is necessary for the execution and delivery of the Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, other than such declarations, filings, registrations, notices, authorizations, consents or approvals which, if not made or obtained, as the case may be, would not, in the aggregate, have a material adverse effect on the business, operations, properties, assets, condition (financial or other) or results of operations of the Company and its subsidiaries, taken as a whole.

  Section 5.5. Reports and Financial Statements. Since December 24, 1992, the Company has filed with the SEC all material forms, statements, reports and documents (including all exhibits, amendments and supplements thereto) required to be filed by it under each of the Securities Act, the Exchange Act and the respective rules and regulations thereunder, all of which, as amended if applicable, complied in all material respects with all applicable requirements of the appropriate act and the rules and regulations thereunder. The Company has previously delivered or made available to FPA a copy of its
(a) Annual Report on Form 10-K for the fiscal year ended December 31, 1995, as filed with the SEC, (b) proxy and information statements relating to (i) all meetings of its stockholders (whether annual or special) and (ii) actions by written consent in lieu of a stockholders' meeting from December 24, 1992 until the date hereof, (c) all other reports, including quarterly and current reports, or registration statements filed by the Company with the SEC, and (d) all press releases issued since December 24, 1992 (the documents referred to in clauses (a), (b), (c) and (d) are collectively referred to as the "Company SEC Reports"). As of their respective dates, the Company SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited interim consolidated financial statements of the Company included in such reports, including the notes and schedules thereto (collectively, the "Company Financial Statements"), have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be indicated therein or in the notes thereto) and fairly present the financial position of the Company and its subsidiaries as of the dates thereof and the results of their operations and changes in financial position for the periods then ended, subject, in the case of the unaudited interim financial statements, to normal year-end and audit adjustments and any other adjustments described therein.

  Section 5.6. Absence of Undisclosed Liabilities. Except as disclosed in the Company SEC Reports or with respect to acquisitions or potential transactions or commitments heretofore disclosed to FPA in writing or on Schedule 5.6 attached hereto, neither the Company nor any of its subsidiaries had at December 31, 1995, or has incurred since that date, any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature, except (a) liabilities, obligations or contingencies (i) which are accrued or reserved against in the Company Financial Statements or reflected in the notes thereto or (ii) which were incurred after December 31, 1995 and were incurred in the ordinary course of business and consistent with past practices, (b) liabilities, obligations or contingencies which (i) would not, in the aggregate, have a material adverse effect on the business, operations, properties, assets, condition (financial or other) or results of operations of the Company and its subsidiaries, taken as a whole, or (ii) have been discharged or paid in full prior to the date hereof, and (c) liabilities and obligations which are of a nature not required to be reflected in the consolidated financial statements of the Company and its subsidiaries prepared in accordance with generally accepted accounting principles consistently applied and which were incurred in the normal course of business.

  Section 5.7. Absence of Certain Changes or Events. Since the date of the most recent Company SEC Report, there has not been any material adverse change in the business, operations, properties, assets, liabilities, condition (financial or other) or results of operations of the Company and its subsidiaries, taken as a whole.

  Section 5.8. Litigation. Except as disclosed in the Company SEC Reports, there are no claims, suits, actions or proceedings pending or, to the knowledge of the Company, threatened against, relating to or affecting the Company or any of its subsidiaries, before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator that seek to restrain the consummation of the Merger or which, either alone or in the aggregate with all such claims, actions or proceedings, would materially and adversely affect the business, operations, properties, assets, condition (financial or other) or results of operations of the Company and its subsidiaries, taken as a whole. Except as referred to in the Company SEC Reports, neither the Company nor any of its subsidiaries is subject to any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or authority or any arbitrator which prohibits or restricts the consummation of the transactions contemplated hereby or would have any material adverse effect on the business, operations, properties, assets, condition (financial or other) or results of operations of the Company and its subsidiaries, taken as a whole.

  Section 5.9. Registration Statement and Proxy Statement. None of the information to be supplied by the Company or its subsidiaries for inclusion in
(a) the Registration Statement or (b) the Proxy Statement will, in the case of the Proxy Statement or any amendments thereof or supplements thereto, at the time of the mailing of the Proxy Statement and any amendments or supplements thereto, and at the time of the meetings of stockholders of the Company and FPA to be held in connection with the transactions contemplated by the Agreement or, in the case of the Registration Statement, as amended or supplemented, at the time it becomes effective and at the time of such meetings of the stockholders of the Company and FPA, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Joint Proxy Statement/Prospectus, as of its effective date, will comply as to form in all material respects with all applicable laws, including the provisions of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder, except that no representation is made by the Company with respect to information supplied by FPA or Acquisition for inclusion therein.

  Section 5.10. No Violation of Law. Except as disclosed in the Company SEC Reports or on Schedule 5.10 attached hereto, neither the Company nor any of its subsidiaries is in violation of or has been given notice or been charged with any violation of, any law, statute, order, rule, regulation, ordinance or judgment (including, without limitation, any applicable environmental law, ordinance or regulation) of any governmental or regulatory body or authority, except for violations which, in the aggregate, would not have a material adverse effect on the business, operations, properties, assets, condition (financial or other) or results of operations of the Company and its subsidiaries, taken as a whole. Except as disclosed in the Company SEC Reports, as of the date of the Agreement, to the knowledge of the Company, no investigation or review by any governmental or regulatory body or authority is pending or threatened, nor has any governmental or regulatory body or authority indicated an intention to conduct the same, other than, in each case, those the outcome of which, as far as reasonably can be foreseen, would not have a material adverse effect on the business, operations, properties, assets, condition (financial or other) or results of operations of the Company and its subsidiaries taken as a whole. The Company and its subsidiaries have all permits, licenses, franchises, variances, exemptions, orders and other governmental authorizations, consents and approvals necessary to conduct their businesses as presently conducted (collectively, the "Company Permits"), except for permits, licenses, franchises, variances, exemptions, orders, authorizations, consents and approvals the absence of which, alone or in the aggregate, would not have a material adverse effect on the business, operations, properties, assets, condition (financial or other) or results of operations of the Company and its subsidiaries, taken as a whole. The Company and its subsidiaries are not in violation of the terms of any Company Permit, except for delays in filing reports or violations which, alone or in the aggregate, would not have a material adverse effect on the business, operations, properties, assets, condition (financial or other) or results of operations of the Company and its subsidiaries, taken as a whole.

  Section 5.11. Compliance. Except as disclosed in the Company SEC Reports or on Schedule 5.11 attached hereto, the Company and each of its subsidiaries are not in breach or violation of or in default in the performance or observance of any term or provision of, and no event has occurred which, with lapse of time or action by a third party, would result in a default under, (a) the respective charters, bylaws or similar organizational instruments of the Company or any of its subsidiaries or (b) any contract, commitment, agreement, indenture, mortgage, loan agreement, note, lease, bond, license, approval or other instrument to which the Company or any of its subsidiaries is a party or by which any of them is bound or to which any of their property is subject, which breaches, violations and defaults, in the case of clause (b) of this
Section 5.11, would have, in the aggregate, a material adverse effect on the business, operations, properties, assets, condition (financial or other) or results of operations of the Company and its subsidiaries, taken as a whole.

  Section 5.12. Taxes. The Company and its subsidiaries have (i) duly filed (or timely requested and received an extension to file) with the appropriate governmental authorities all Tax Returns required to be filed by them for all periods ending on or prior to the Effective Time, other than those Tax Returns the failure of which to file would not have a material adverse effect on the business, operations, properties, assets, condition (financial or other) or results of operations of the Company and its subsidiaries, taken as a whole, and such Tax Returns are true, correct and complete in all material respects, and (ii) duly paid in full or made adequate provision for the payment of all Taxes for all periods ending at or prior to the Effective Time. The liabilities and reserves for Taxes reflected in the Company balance sheet included in the latest Company SEC Report are adequate to cover all Taxes for all periods ending at or prior to the Effective Time and there are no material liens for Taxes upon any property or assets of the Company or any subsidiary thereof, except for liens for Taxes not yet due. There are no unresolved issues of law or fact arising out of a notice of deficiency, proposed deficiency or assessment from the IRS or any other governmental taxing authority with respect to Taxes of the Company or any of its subsidiaries which, if decided adversely, singly or in the aggregate, would have a material adverse effect on the business, operations, properties, assets, condition (financial or other) or results of operations of the Company and its subsidiaries, taken as a whole. Neither the Company nor any of its subsidiaries is a party to any agreement providing for the allocation or sharing of Taxes with any entity that is not, directly or indirectly, a wholly-owned corporate subsidiary of Company other than agreements the consequences of which are adequately reserved for in the Company Financial Statements. Neither the Company nor any of its corporate subsidiaries has, with regard to any assets or property held, acquired or to be acquired by any of them, filed a consent to the application of Section 341(f) of the Code.

  Section 5.13. Employee Benefit Plans; ERISA.

  (a) Except as set forth in the Company SEC Reports or on Schedule 5.13(a) attached hereto, at the date hereof, the Company and its subsidiaries do not maintain or contribute to any material employee benefit plans, programs, arrangements and practices (such plans, programs, arrangements and practices of the Company and its subsidiaries being referred to as the "Company Plans"), including employee benefit plans within the meaning set forth in Section 3(3) of ERISA, or other similar material arrangements for the provision of benefits (excluding any "Multi-employer Plan" within the meaning of Section 3(37) of ERISA or a "Multiple Employer Plan" within the meaning of Section 413(c) of the Code). Neither the Company nor its subsidiaries has any obligation to create any additional such plan or to amend any such plan so as to increase benefits thereunder, except as required under the terms of the Company Plans, under existing collective bargaining agreements or to comply with applicable law.

  (b) Except as disclosed in the Company SEC Reports or on Schedule 5.13(b) attached hereto, (i) there have been no prohibited transactions within the meaning of Section 406 or 407 of ERISA or Section 4975 of the Code with respect to any of the Company Plans that would result in penalties, taxes or liabilities which, singly or in the aggregate, would have a material adverse effect on the business, operations, properties, assets, condition (financial or other) results of operations of the Company and its subsidiaries, taken as a whole, (ii) except for premiums due, there is no outstanding material liability, whether measured alone or in the aggregate, under Title IV of ERISA with respect to any of the Company Plans, (iii) neither the Pension Benefit Guaranty Corporation nor any plan administrator has instituted proceedings to terminate any of the Company Plans subject to Title IV of ERISA other than in a "standard termination" described in Section 4041(b) of ERISA, (iv) none of the Company Plans has incurred any "accumulated funding deficiency" (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, as of the last day of the most recent fiscal year of each of the Company Plans ended prior to the date of the Agreement, (v) the current present value of all projected benefit obligations under each of the Company Plans which is subject to Title IV of ERISA did not, as of its latest valuation date, exceed the then current value of the assets of such plan allocable to such benefit liabilities by more than the amount, if any, disclosed in the Company SEC Reports as of December 31, 1995, based upon reasonable actuarial assumptions currently utilized for such Company Plan,
(vi) each of the Company Plans has been operated and administered in all material respects in accordance with applicable laws during the period of time covered by the applicable statute of limitations, (vii) each of the Company Plans which is intended to be "qualified" within the meaning of Section 401(a) of the Code has been determined by the IRS to be so qualified and such determination has not been modified, revoked or limited by failure to satisfy any condition thereof or by a subsequent amendment thereto or a failure to amend, except that it may be necessary to make additional amendments retroactively to maintain the "qualified" status of such Company Plans, and the period for making any such necessary retroactive amendments has not expired, (viii) with respect to Multi-employer Plans, neither the Company nor any of its subsidiaries has, made or suffered a "complete withdrawal" or a "partial withdrawal," as such terms are respectively defined in Sections 4203, 4204 and 4205 of ERISA and, to the knowledge of the Company and its subsidiaries, no event has occurred or is expected to occur which presents a material risk of a complete or partial withdrawal under said Sections 4203, 4204 and 4205, (ix) to the knowledge of the Company and its subsidiaries, there are no material pending, threatened or anticipated claims involving any of the Company Plans other than claims for benefits in the ordinary course, and (x) the Company and its subsidiaries have no current material liability, whether measured alone or in the aggregate, for plan termination or complete withdrawal or partial withdrawal under Title IV of ERISA based on any plan to which any entity that would be deemed one employer with the Company and its subsidiaries under Section 4001 of ERISA or Section 414 of the Code contributed during the period of time covered by the applicable statute of limitations (a "Company Controlled Group Plan"), and the Company and its subsidiaries do not reasonably anticipate that any such liability will be asserted against the Company or any of its subsidiaries. None of the Company Controlled Group Plans has an "accumulated funding deficiency" (as defined in Section 302 of ERISA and 412 of the Code).

  Section 5.14. Labor Controversies. Except as set forth in the Company SEC Reports, (a) there are no significant controversies pending or, to the knowledge of the Company, threatened between the Company or its subsidiaries and any representatives of any of their employees, (b) to the knowledge of the Company, there are no material organizational efforts presently being made involving any of the presently unorganized employees of the Company or its subsidiaries, (c) the Company and its subsidiaries have, to the knowledge of the Company, complied in all material respects with all laws relating to the employment of labor, including, without limitation, any provisions thereof relating to wages, hours, collective bargaining, and the payment of social security and similar taxes, and (d) no person has, to the knowledge of the Company, asserted that the Company or any of its subsidiaries is liable in any amount for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing, except for such controversies, organizational efforts, non-compliance and liabilities which, singly or in the aggregate, would not materially and adversely affect the business, operations, properties, assets, condition (financial or other) or results of operations of the Company and its subsidiaries, taken as a whole.

  Section 5.15. Environmental Matters. Except as set forth in the Company SEC Reports, (i) the Company and its subsidiaries have conducted their respective businesses in compliance with all applicable Environmental Laws, including, without limitation, having all permits, licenses and other approvals and authorizations necessary for the operation of their respective businesses as presently conducted, (ii) none of the properties owned by the Company or any of its subsidiaries contain any Hazardous Substance as a result of any activity of the Company or any of its subsidiaries in amounts exceeding the levels permitted by applicable Environmental Laws, (iii) neither the Company nor any of its subsidiaries has received any notices, demand letters or requests for information from any federal, state, local or foreign governmental entity or third party indicating that the Company or any of its subsidiaries may be in violation of, or liable under, any Environmental Law in connection with the ownership or operation of their businesses, (iv) there are no civil, criminal or administrative actions, suits, demands, claims, hearings, investigations or proceedings pending or threatened against the Company or any of its subsidiaries relating to any violation, or alleged violation, of any Environmental Law, (v) no reports have been filed, or are required to be filed, by the Company or any of its subsidiaries concerning the release of any Hazardous Substance or the threatened or actual violation of any Environmental Law, (vi) no Hazardous Substance has been disposed of, released or transported in violation of any applicable Environmental Law from any properties owned by the Company or any of its subsidiaries as a result of any activity of the Company or any of its subsidiaries during the time such properties were owned, leased or operated by the Company or any of its subsidiaries, (vii) there have been no environmental investigations, studies, audits, tests, reviews or other analyses regarding compliance or noncompliance with any applicable Environmental Law conducted by or which are in the possession of the Company or its subsidiaries relating to the activities of the Company or its subsidiaries which have not been delivered to FPA prior to the date hereof, (viii) there are no underground storage tanks on, in or under any properties owned by the Company or any of its subsidiaries and no underground storage tanks have been closed or removed from any of such properties during the time such properties were owned, leased or operated by the Company or any of its subsidiaries, (ix) there is no asbestos or asbestos containing material present in any of the properties owned by the Company and its subsidiaries, and no asbestos has been removed from any of such properties during the time such properties were owned, leased or operated by the Company or any of its subsidiaries, and (x) neither the Company, its subsidiaries nor any of their respective properties are subject to any material liabilities or expenditures (fixed or contingent) relating to any suit, settlement, court order, administrative order, regulatory requirement, judgment or claim asserted or arising under any Environmental Law, except for violations of the foregoing clauses (i) through (x) that, singly or in the aggregate, would not reasonably be expected to have a material adverse effect on the business, operations, properties, assets, condition (financial or other) or results of operations of the Company and its subsidiaries considered as one enterprise.

  Section 5.16. Title to Assets. Except as set forth on Schedule 5.16 attached hereto, the Company and each of its subsidiaries has good and marketable title in fee simple to all its real property and good title to all its leasehold interests and other properties, as reflected in the most recent balance sheet included in the Company Financial Statements, except for properties and assets that have been disposed of in the ordinary course of business since the date of such balance sheet, free and clear of all mortgages, liens, pledges, charges or encumbrances of any nature whatsoever, except (i) the lien for current taxes, payments of which are not yet delinquent, (ii) such imperfections in title and easements and encumbrances, if any, as are not substantial in character, amount or extent and do not materially detract from the value or interfere with the present use of the property subject thereto or affected thereby, or otherwise materially impair the Company's business operations (in the manner presently carried on by the Company) or (iii) as disclosed in the Company SEC Reports, and except for such matters which, singly or in the aggregate, would not materially and adversely affect the business, operations, properties, assets, condition (financial or other) or results of operations of the Company and its subsidiaries, taken as a whole. All leases under which the Company leases any substantial amount of real or personal property have been made available to FPA and are in good standing, valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event which with notice or lapse of time or both would become a default other than defaults under such leases which in the aggregate would not materially and adversely affect the condition of the Company and its subsidiaries, taken as a whole.

  Section 5.17. Company Stockholders' Approval. The affirmative vote of stockholders of the Company required for approval and adoption of the Agreement and the Merger is a majority of the outstanding shares of Company Common Stock.

  Section 5.18. Pooling and Tax-Free Reorganization Matters. To the knowledge of the Company and based upon consultation with its independent accountants, neither the Company nor any of its affiliates has taken or agreed to take any action that would interfere with the ability of FPA to (i) account for the business combination to be effected by the Merger as a pooling of interests,
(ii) continue to account for as a pooling of interests any past business combination transaction currently accounted for as a pooling of interests under APB No. 16 for accounting and financial statement purposes or (iii) treat the Merger as a tax-free reorganization pursuant to Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code.

  Section 5.19. Insurance. The Company maintains insurance with financially responsible insurance companies (i) in amounts customary in its industry to insure it against risks and losses associated with the operation of its business and its properties and (ii) to insure its directors and officers against certain losses. Copies of such policies have been made available to FPA.

  Section 5.20. Brokers. The Company represents and warrants that no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or the transactions contemplated by the Agreement based upon arrangements made by or on behalf of the Company (except for fees payable to the investment banking firm named in Section 8.2(g)).

  Section 5.21. Statutory Antitakeover Provisions. The Company's Articles of Incorporation provide that it is exempt from Sections 607.0901 and 607.0902 of the Florida Statutes.

                                  ARTICLE VI

                    Conduct of Business Pending the Merger

  Section 6.1. Conduct of Business by the Company Pending the Merger. Except as otherwise contemplated by the Agreement, after the date hereof and prior to the Closing Date or earlier termination of the Agreement, unless FPA shall otherwise agree in writing, the Company shall, and shall cause its subsidiaries, to:

    (a) conduct their respective businesses in the ordinary and usual course of business and consistent with past practice;

    (b) not (i) amend or propose to amend their respective charters or bylaws, (ii) split, combine or reclassify their outstanding capital stock or (iii) declare, set aside or pay any dividend or distribution payable in cash, stock, property or otherwise, except for the payment of dividends or distributions by a wholly-owned subsidiary of the Company;

    (c) not issue, sell, pledge or dispose of, or agree to issue, sell, pledge or dispose of, any additional shares of, or any options, warrants or rights of any kind to acquire any shares of, their capital stock of any class or any debt or equity securities convertible into or exchangeable for such capital stock, except that the Company (i) may grant options to the extent required to be granted automatically under the Company's Plans or pursuant to employment agreements and (ii) may issue shares (A) upon conversion of convertible securities and exercise of options outstanding on the date hereof, or options granted pursuant to subsection (c)(i) of this
  Section 6.1, (B) in connection with the potential acquisitions described on
  Schedule 6.1 attached hereto and (C) in connection with transactions disclosed on other Schedules attached hereto;

    (d) not (i) incur or become contingently liable with respect to any indebtedness for borrowed money other than (A) borrowings in the ordinary course of business or (B) borrowings to refinance existing indebtedness,
  (ii) redeem, purchase, acquire or offer to purchase or acquire any shares of its capital stock or any options, warrants or rights to acquire any of its capital stock or any security convertible into or exchangeable for its capital stock, (iii) take any action which would jeopardize the treatment of the Merger as a pooling of interests under APB No. 16, (iv) take or fail to take any action which action or failure would cause the Company or its stockholders (except to the extent that any stockholders receive cash in lieu of fractional shares) to recognize gain or loss for federal income tax purposes as a result of the consummation of the Merger, (v) make any acquisition of any assets or businesses other than expenditures for fixed or capital assets in the ordinary course of business and as described on
  Schedule 6.1 attached hereto, (vi) sell, pledge, dispose of or encumber any assets or businesses other than sales in the ordinary course of business or
  (vii) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing;

    (e) use all reasonable efforts to preserve intact their respective business organizations and goodwill, keep available the services of their respective present officers and key employees, and preserve the goodwill and business relationships with customers and others having business relationships with them and not engage in any action, directly or indirectly, with the intent to adversely impact the transactions contemplated by the Agreement;

    (f) confer on a regular and frequent basis with one or more representatives of FPA to report operational matters of materiality and the general status of ongoing operations;

    (g) not enter into or amend any employment, severance, special pay arrangement with respect to termination of employment or other similar arrangements or agreements with any directors, officers or key employees, except as required by Section 7.12 hereof and in the ordinary course and consistent with past practice;

    (h) not adopt, enter into or amend any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, health care, employment or other employee benefit plan, agreement, trust, fund or arrangement for the benefit or welfare of any employee or retiree, except as required by Section 7.12 or to comply with changes in applicable law;

    (i) maintain with financially responsible insurance companies insurance on its tangible assets and its businesses in such amounts and against such risks and losses as are consistent with past practice; and

    (j) take all such reasonable action as may be required to maintain its directors' and officers' liability insurance coverage.

  Section 6.2. Conduct of Business by FPA and Acquisition Pending the
Merger. Except as otherwise contemplated by the Agreement, after the date hereof and prior to the Closing Date or earlier termination of the Agreement, unless the Company shall otherwise agree in writing, FPA and Acquisition shall, and shall cause their subsidiaries, to:

    (a) conduct their respective businesses in the ordinary and usual course of business and consistent with past practice;

    (b) not (i) amend or propose to amend their respective charters or bylaws except as set forth in FPA's Proxy Statement dated April 19, 1996, and as may be amended from time to time, (ii) split, combine or reclassify (whether by stock dividend or otherwise) their outstanding capital stock, or (iii) declare, set aside or pay any dividend or distribution payable in cash, stock, property or otherwise, except for the payment of dividends or distributions by a wholly-owned subsidiary of FPA;

    (c) not issue, sell, pledge or dispose of, or agree to issue, sell, pledge or dispose of, any shares of FPA Common Stock, or any options, warrants or rights of any kind to acquire any shares of their capital stock of any class or any debt or equity securities convertible into or exchangeable for such capital stock, except that FPA (A) may issue shares
  (i) upon conversion of convertible securities and exercise of options outstanding on the date hereof (ii) in connection with the potential acquisitions described on Schedule 6.2 attached hereto and (iii) in connection with the possible issuance and sale of certain notes as described on Schedule 6.2 attached hereto (the "Notes") and (B) may issue rights or warrants to purchase shares of its common or preferred stock in accordance with a proposed shareholder rights plan;

    (d) not (i) incur or become contingently liable with respect to any indebtedness for borrowed money, other than (A) borrowings in the ordinary course of business or (B) borrowings to refinance existing indebtedness, including the possible issuance of the Notes, (ii) redeem, purchase, acquire or offer to purchase or acquire any shares of its capital stock or any options, warrants or rights to acquire any of its capital stock or any security convertible into or exchangeable for its capital stock, (iii) take any action which would jeopardize the treatment of the Merger as a pooling of interests under APB No. 16, (iv) take or fail to take any action which action or failure to take action would cause the Company or its stockholders (except to the extent that any stockholders receive cash in lieu of fractional shares) to recognize gain or loss for federal income tax purposes as a result of the consummation of the Merger, (v) make any acquisition of any assets or businesses other than expenditures for fixed or capital assets in the ordinary course of business and as described on
  Schedule 6.2 attached hereto, (vi) sell, pledge, dispose of or encumber any assets or businesses other than sales in the ordinary course of business or
  (vii) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing;

    (e) use all reasonable efforts to preserve intact their respective business organizations and goodwill, keep available the services of their respective present officers and key employees, and preserve the goodwill and business relationships with customers and others having business relationships with them and not engage in any action, directly or indirectly, with the intent to adversely impact the transactions contemplated by the Agreement;

    (f) confer on a regular and frequent basis with one or more representatives of the Company to report operational matters of materiality and the general status of ongoing operations;

    (g) not enter into or amend any employment, severance, special pay arrangement with respect to termination of employment or other similar arrangements or agreements with any directors, officers or key employees, except in the ordinary course and consistent with past practice;

    (h) not adopt, enter into or amend any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, health care, employment or other employee benefit plan, agreement, trust, fund or arrangement for the benefit or welfare of any employee or retiree, except as required to comply with changes in applicable law;

    (i) maintain with financially responsible insurance companies insurance on its tangible assets and its businesses in such amounts and against such risks and losses as are consistent with past practice; and

    (j) take all such reasonable action as may be required to maintain its directors' and officers' liability insurance coverage.

  Section 6.3. Control of the Company's Operations. Nothing contained in the Agreement shall give to FPA, directly or indirectly, rights to control or direct the Company's operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of the Agreement, complete control and supervision of its operations.

  Section 6.4. Control of FPA's Operations. Nothing contained in the Agreement shall give to the Company, directly or indirectly, rights to control or direct FPA's or Acquisition's operations prior to the

Effective Time. Prior to the Effective Time, FPA and Acquisition shall exercise, consistent with the terms and conditions of the Agreement, complete control and supervision of their respective operations.

  Section 6.5. Acquisition Transactions.

  (a) Except as hereinafter provided, after the date hereof and prior to the Effective Time or earlier termination of the Agreement, neither FPA nor the Company shall, and neither shall permit any of its subsidiaries to, initiate, solicit, negotiate, encourage or provide non-public or confidential information to facilitate, and each shall use its best efforts to cause each of its subsidiaries and cause any officer, director or employee of it or its subsidiaries, or any attorney, accountant, investment banker, financial advisor or other agent retained by it or its subsidiaries, not to initiate, solicit, negotiate, encourage or provide non-public or confidential information to facilitate, any proposal or offer to acquire all or any substantial part of the business and properties of FPA or the Company or any capital stock of FPA or the Company, whether by merger, purchase of assets, tender offer or otherwise, whether for cash, securities or any other consideration or combination thereof (any such transactions being referred to herein as "Acquisition Transactions").

  (b) Notwithstanding the provisions of paragraph (a) above, either FPA or the Company (either a "Target" or a "non-Target," as the case may be for purposes of Section 6.5(b) and Section 6.5(c)) may, as a Target, in response to an unsolicited written proposal with respect to an Acquisition Transaction, (i) furnish confidential or non-public information concerning its business, properties or assets to a financially capable corporation, partnership, individual or other entity, group or other person (a "Potential Acquirer") if the non-Target shall have been given not less than one (1) business day advance written notice of the Target's intention to do so, or negotiate with such Potential Acquirer if the non-Target shall have been given not less than three (3) business days' advance written notice of the Target's intention to do so, and (ii) if such proposed Acquisition Transaction constitutes a tender offer subject to Section 14(d) of the Exchange Act, the board of directors of Target may take and disclose to Target stockholders a position contemplated by Rule 14e-2(a) under the Exchange Act.

  (c) In the event the Target shall receive any offer of the type referred to in Section 6.5(b) above, it shall immediately inform the non-Target that an offer has been received and shall immediately furnish to the non-Target the identity of the proponent of such offer, a copy of any information provided to such Potential Acquirer and, a description of the material terms of such offer, unless the board of directors of the Target concludes that such disclosure to the non-Target would be inconsistent with its fiduciary duties to its stockholders under applicable law.

  (d) The Company may enter into a definitive agreement for an Acquisition Transaction which meets the requirements set forth above with a Potential Acquirer with which it is permitted to negotiate pursuant to paragraph (b) above, but only if (i) the independent financial advisors of the Company shall have determined that such Acquisition Transaction would be more favorable to the Company's stockholders from a financial point of view than the Merger,
(ii) the Company's board of directors shall have concluded, in good faith and after consultation with its legal counsel, that such action is necessary in order for the board of directors to act in a manner that is consistent with its fiduciary obligations under applicable law, (iii) at least three (3) business days prior to the execution of a definitive agreement with a Potential Acquirer, the Company shall have furnished FPA with a copy of such definitive agreement and (iv) FPA shall have failed within such three-day period to offer to amend the terms of the Agreement in order that the Merger would yield a value to stockholders of the Company at least equal to the Acquisition Transaction.

  (e) Each party (i) acknowledges that a breach of any of its covenants contained in this Section 6.5 will result in irreparable harm to the other party which will not be compensable in money damages and (ii) agrees that such covenant shall be specifically enforceable and that specific performance and injunctive relief shall be a remedy properly available to the other party for a breach of such covenant.

  Section 6.6. Effect of Acquisition Transaction. If the Merger is not consummated as a result of the Company electing to enter into an Acquisition Transaction (including, but not limited to, an Acquisition Transaction permitted pursuant to this Article VI) with any party other than FPA or one of its subsidiaries or affiliates prior to December 31, 1996, the Company shall pay to FPA upon consummation of such Acquisition

Transaction an amount equal to the value of three percent (3%) of the Aggregate Value paid to the Company or its stockholders in such Acquisition Transaction. "Aggregate Value" shall mean the total value paid for Company Common Stock plus the total indebtedness assumed by the acquiring party as a result of the Acquisition Transaction.

                                  ARTICLE VII

                             Additional Agreements

  Section 7.1. Access to Information. (a) The Company and its subsidiaries shall afford to FPA and Acquisition and their respective accountants, counsel, financial advisors and other representatives (the "FPA Representatives") and FPA and its subsidiaries shall afford to the Company and its accountants, counsel, financial advisors and other representatives (the "Company Representatives") reasonable access during normal business hours throughout the period prior to the earlier of the termination of the Agreement or the Effective Time to all of their respective properties, books, contracts, commitments and records (including, but not limited to, Tax Returns) and, during such period, shall furnish promptly to one another (i) a copy of each report, schedule and other document filed or received by any of them pursuant to the requirements of federal or state securities laws or filed by any of them with the SEC in connection with the transactions contemplated by the Agreement or which may have a material effect on their respective businesses, properties or personnel and (ii) such other information concerning their respective businesses, properties and personnel as FPA, Acquisition or the Company, as the case may be, shall reasonably request; provided that no investigation pursuant to this Section 7.1 shall amend or modify any representations or warranties made herein or the conditions to the obligations of the respective parties to consummate the Merger. FPA and its subsidiaries shall hold and shall use their reasonable best efforts to cause the FPA Representatives to hold, and the Company and its subsidiaries shall hold and shall use their reasonable best efforts to cause the Company Representatives to hold, in strict confidence all Confidential Information, as hereinafter defined, furnished to FPA, Acquisition or to the Company, as the case may be, in connection with the transactions contemplated by the Agreement, except that
(i) FPA, Acquisition and the Company may disclose such information as may be necessary in connection with seeking FPA Required Statutory Approvals and FPA Stockholders' Approval, the Company Required Statutory Approvals and the Company Stockholders' Approval and (ii) each of FPA, Acquisition and the Company may disclose any information that it is required by law or judicial or administrative order to disclose. For purposes of this Section 7.1(a), "Confidential Information" regarding a party to the Agreement means (i) the existence of the discussions which are the subject of the Agreement and (ii) any information about the subject party; provided that it does not include information which the disclosing party can demonstrate (A) is generally available to or known by the public other than as a result of improper disclosure by the disclosing party or (B) obtained by the disclosing party from a source other than the subject party, provided that such source was not bound by a duty of confidentiality to the subject party or another party with respect to such information. The provisions of the Confidentiality/Standstill Agreement recently entered into (the "Confidentiality Agreement") between FPA and the Company shall survive the execution and delivery of the Agreement and, to the extent of any inconsistency between the provisions of the Confidentiality Agreement and this Section 7.1, the provisions of the Confidentiality Agreement shall govern the obligations of the parties.

  (b) In the event that the Agreement is terminated in accordance with its terms, each party shall promptly return to the other all non-public written material provided pursuant to this Section 7.1 or the Confidentiality Agreement and shall not retain any copies, extracts or other reproductions in whole or in part of such written material. In such event, all documents, memoranda, notes and other writings prepared by FPA or the Company based on the information in such material shall be destroyed (and FPA and the Company shall use their respective reasonable best efforts to cause their advisors and representatives to similarly destroy their documents, memoranda and notes), and such destruction (and reasonable best efforts) shall be certified in writing by an authorized officer supervising such destruction.

  (c) The Company shall promptly advise FPA and FPA shall promptly advise the Company in writing of any change or the occurrence of any event after the date of the Agreement having, or which would have any material adverse effect on the business, operations, properties, assets, condition (financial or other) or results of operations of the Company and its subsidiaries or FPA and its subsidiaries, as the case may be, taken as a whole.

  Section 7.2. Registration Statement and Proxy Statement. FPA and the Company shall file with the SEC as soon as is reasonably practicable after the date hereof (but in no event prior to the consummation of the proposed acquisition by FPA of certain securities from Physician Corporation of America previously disclosed to the Company unless such acquisition is otherwise terminated) the Joint Proxy Statement/Prospectus and shall use all reasonable efforts to have the Registration Statement declared effective by the SEC as promptly as practicable. FPA shall also take any action required to be taken under applicable state blue sky, securities laws or rules or regulations of any national securities exchange or NASDAQ in connection with the issuance of FPA Common Stock pursuant hereto. FPA and the Company shall promptly furnish to each other all information, and take such other actions, as may reasonably be requested in connection with any action by any of them in connection with the preceding sentence.

  Section 7.3. Stockholders' Approvals.

  (a) The Company shall, as promptly as practicable, submit the Agreement and the transactions contemplated hereby for the approval of its stockholders at a meeting of stockholders and, subject to the fiduciary duties of the board of directors of the Company under applicable law, shall use its reasonable best efforts to obtain stockholder approval and adoption (the "Company Stockholders' Approval") of the Agreement and the transactions contemplated hereby. Such meeting of stockholders shall be held as soon as practicable following the date upon which the Registration Statement becomes effective. Subject to the fiduciary duties of the board of directors of the Company under applicable law, the Company shall, through its board of directors, recommend to its stockholders approval of the transactions contemplated by the Agreement. Subject to the foregoing, the Company (i) acknowledges that a breach of its covenant contained in this Section 7.3(a) to convene a meeting of its stockholders and call for a vote thereat with respect to the approval of the Agreement and the Merger will result in irreparable harm to FPA which will not be compensable in money damages and (ii) agrees that such covenant shall be specifically enforceable and that specific performance and injunctive relief shall be a remedy properly available to FPA for a breach of such covenant.

  (b) FPA shall, as promptly as practicable, submit the Agreement and the transactions contemplated hereby for the approval of its stockholders at a meeting of stockholders and, subject to the fiduciary duties of the board of directors of FPA under applicable law, shall use its reasonable best efforts to obtain stockholder approval and adoption (the "FPA Stockholders' Approval") of the Agreement and the transactions contemplated hereby. Such meeting of stockholders shall be held as soon as practicable following the date on which the Registration Statement becomes effective. FPA shall, through its board of directors, but subject to the fiduciary duties of the members thereof, (i) recommend to its stockholders approval of the transactions contemplated by the Agreement and (ii) authorize and cause an officer of FPA to vote FPA's shares of Acquisition Common Stock for adoption and approval of the Agreement and the transactions contemplated hereby and shall take all additional actions as the sole stockholder of Acquisition necessary to adopt and approve the Agreement and the transactions contemplated hereby. Subject to the foregoing, FPA (i) acknowledges that a breach of its covenant contained in this Section 7.3(b) to convene a meeting of its stockholders and call for a vote thereat with respect to the approval of the Agreement and the Merger will result in irreparable harm to the Company which will not be compensable in money damages and (ii) agrees that such covenant shall be specifically enforceable and that specific performance and injunctive relief shall be a remedy properly available to the Company for a breach of such covenant.

  Section 7.4. Affiliates of the Company. On or prior to the date that is thirty (30) days prior to the Closing Date, the Company shall deliver to FPA a letter (the "APB No. 16 Affiliate Letter") identifying all persons who may be deemed affiliates of the Company for the purposes of APB No. 16, including, without limitation, all directors and executive officers of the Company as of the date of the APB No. 16 Affiliate Letter. On or prior to the date that is five (5) days prior to the Closing Date, (i) the Company shall deliver to FPA another letter (the "Rule 145 Letter") identifying all persons who may be affiliates of the Company, as defined under Rule 145 under the Securities Act ("Rule 145"), as of the date of the Rule 145 Letter, and (ii) the Company shall advise the persons identified in the Rule 145 Letter of the resale restrictions imposed by applicable securities laws. The Company shall use its best efforts to obtain as soon as practicable from each person listed on the APB No. 16 Affiliate Letter and from any person who may be deemed to have become an affiliate of the Company for the purposes of APB No. 16 after the Company's delivery of the APB No. 16 Affiliate Letter and prior to the Closing Date, an agreement not to sell shares of FPA Common Stock obtained in the Merger until combined results of operations of the Company and FPA covering at least thirty (30) days of operations are made public.

  Section 7.5. Exchange Listing. FPA shall use its reasonable best efforts to effect, at or before the Effective Time, authorization for listing on the NASDAQ, upon official notice of issuance, of the shares of FPA Common Stock to be issued pursuant to the Merger.

  Section 7.6. Expenses and Fees. All costs and expenses incurred in connection with the Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, except that those expenses incurred in connection with printing the Joint Proxy Statement/Prospectus shall be shared equally by FPA and the Company. The fees required pursuant to Sections 6.6 and 9.2 hereof shall be paid in accordance with those provisions.

  Section 7.7. Agreement to Cooperate.

  (a) Subject to the terms and conditions herein provided, each of the parties hereto shall use its best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by the Agreement, including using its best efforts to obtain all necessary or appropriate waivers, consents and approvals and SEC "no-action" letters to effect all necessary registrations, filings and submissions and to lift any injunction or other legal bar to the Merger (and, in such case, to proceed with the Merger as expeditiously as possible), subject, however, to FPA Stockholders' Approval and Company Stockholders' Approval.

  (b) Without limitation of the foregoing, each of FPA and the Company undertakes and agrees to (i) take all actions necessary to cause the Merger to
(a) qualify as a tax-free merger under Section 368(a)(1)(A), (a)(2)(D) or
(a)(2)(E) of the Code, and (b) be treated as a pooling of interests under APB No. 16 for accounting and financial statement purposes, (ii) file as soon as practicable after the date hereof a Notification and Report Form under the HSR Act with the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division"). Each of FPA and the Company shall (i) use its reasonable efforts to comply as expeditiously as possible with all lawful requests of the FTC or the Antitrust Division for additional information and documents and (ii) not extend any waiting period under the HSR Act or enter into any agreement with the FTC or the Antitrust Division not to consummate the transactions contemplated by the Agreement, except with the prior written consent of such parties.

  (c) The Company shall use its best efforts to obtain from the Company's executive officers and directors, and shall deliver to FPA, irrevocable proxies (together with a voting agreement) only with respect to the meeting of Company stockholders related to the Merger (in a form furnished to the Company by FPA) representing all shares of Company Common Stock that such executive officers and directors beneficially own as contemplated by the rules under the Exchange Act with their vote in favor of the Merger.

  (d) FPA shall use its best efforts to obtain from FPA's executive officers and directors, and shall deliver to the Company, (i) irrevocable proxies (together with a voting agreement) only with respect to the meeting of FPA stockholders related to the Merger (in a form reasonably acceptable to the Company) representing all shares of FPA Common Stock that such executive officers and directors and officers own with their votes in favor of the Merger, and (ii) irrevocable proxies (together with a voting agreement, and in a form acceptable to Stephen J. Dresnick, M.D.) representing all shares of FPA Common Stock that such executive officers and directors beneficially own as contemplated by the rules under the Exchange Act with their votes for election of directors in accordance with Section 7.13 hereof.

  Section 7.8. Public Statements. The parties shall consult with each other prior to issuing any press release or any written public statement with respect to the Agreement or the transactions contemplated hereby and shall not issue any such press release or written public statement prior to such consultation unless required by law.

  Section 7.9. Option Plans. At the Effective Time, FPA shall take such action as may be necessary to assume each unexpired and unexercised option to purchase a share of Company Common Stock, regardless of whether exercisable at the Effective Time (each a "Company Option"), so that each such option becomes an option (each an "FPA Option") to purchase a number of shares of FPA Common Stock equal to the number of shares of Company Common Stock that could have been purchased under the Company Option multiplied by the Exchange Ratio, at a price per share of FPA Common Stock equal to the option exercise price determined pursuant to the Company Option divided by the Exchange Ratio and subject to substantially the same terms and conditions as the Company Option. FPA shall assume all of the Company's obligations with respect to Company Options as amended and shall, from and after the Effective Time, make available for issuance upon exercise of the FPA Options all shares of FPA Common Stock covered thereby and promptly after the Effective Date amend its Registration Statement on Form S-8 or file a new Form S-8 (in either case, the "S-8"), to cover such additional shares of FPA Common Stock. Notwithstanding the foregoing, following the Effective Time, no additional options shall be granted to the directors of the Company under the automatic grant provisions set forth in paragraph 17 of the Company's 1994 Stock Option Plan.

  Section 7.10. Notification of Certain Matters. Each of the Company, FPA and Acquisition agrees to give prompt notice to each other of, and to use their respective reasonable best efforts to prevent or promptly remedy, (i) the occurrence or failure to occur or the impending or threatened occurrence or failure to occur, of any event which occurrence or failure to occur would be likely to cause any of its representations or warranties in the Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time and (ii) any material failure on its part to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 7.10 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

  Section 7.11. Corrections to the Joint Proxy Statement/Prospectus and Registration Statement. Prior to the date of approval of the Merger by their respective stockholders, each of the Company, FPA and Acquisition shall correct promptly any information provided by it to be used specifically in the Joint Proxy Statement/Prospectus and Registration Statement that shall have become false or misleading in any material respect and shall take all reasonable steps necessary to file with the SEC and have declared effective or cleared by the SEC any amendment or supplement to the Joint Proxy Statement/Prospectus or the Registration Statement so as to correct the same and to cause the Joint Proxy Statement/Prospectus as so corrected to be disseminated to the stockholders of the Company and FPA, in each case to the extent required by applicable law.

  Section 7.12. Change of Control Issues. The Company shall secure appropriate amendments to or waivers of any employment agreements to which it is a party that presently provide for changes in the material terms or conditions of such employment agreements upon a change of control of the Company, including without limitation changes in the compensation payable or the terms of a covenant not to compete.

  Section 7.13. Board of Directors. At the Effective Time, the board of directors of FPA shall appoint Stephen J. Dresnick, M.D. and another individual selected by the board of directors of the Company and acceptable to FPA to the board of directors of FPA to serve until the next annual meeting of stockholders of FPA. Commencing with the election at that annual meeting, the board of directors of FPA will nominate and recommend to its stockholders the election to the board of directors of FPA of Dr. Dresnick for a period of two
(2) additional years and the election to the board of directors of FPA of such other individual for a period of one (1) additional year. If during Dr. Dresnick's term as a director, FPA decides to increase the size of its board of directors, the board of directors of FPA will nominate one individual selected by Dr. Dresnick and acceptable to the board of directors of FPA, and recommend to the FPA stockholders his or her election to the board of directors of FPA for a period of no less than one
(1) year.

  Section 7.14. Insurance; Indemnity. For a period of six (6) years after the Effective Time, FPA shall indemnify, defend and hold harmless to the fullest extent permitted under applicable law each person who is now or has been an officer, director, employee, trustee or agent of Company (or any subsidiary or division thereof), including, without limitation, each person controlling any of the foregoing persons (individually, an "Indemnified Party" and collectively, the "Indemnified Parties"), against all losses, claims, damages, liabilities, costs or expenses (including reasonable attorneys' fees), judgments, fines, penalties and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation arising out of or pertaining to acts or omissions, or alleged acts or omissions, by them in their capacities as such, whether commenced, asserted or claimed before or after the Effective Time. In the event of any such claim, action, suit, proceeding or investigation (an "Action"), (i) FPA shall pay the reasonable fees and expenses of counsel selected by the Indemnified Party, which counsel shall be reasonably acceptable to FPA, in advance of the final disposition of any such Action to the full extent and under all circumstances permitted by Florida law as in effect on the date hereof, upon receipt of any undertaking required by applicable law, and (ii) FPA will cooperate in the defense of any such matter; provided, however, that FPA shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld) and provided, further, that FPA shall not be obligated pursuant to this Section to pay the fees and disbursements of more than one counsel for all Indemnified Parties in any single Action, except to the extent that, in the opinion of counsel for the Indemnified Parties, two or more of such Indemnified Parties have conflicting interests in the outcome of such action. FPA may obtain directors' and officers' liability insurance covering its obligations under this Section 7.14.

                                 ARTICLE VIII

                                  Conditions

  Section 8.1. Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

    (a) the Agreement and the transactions contemplated hereby shall have been approved and adopted, by the majority vote of the stockholders of the Company and FPA under applicable law and applicable NASDAQ listing requirements;

    (b) the shares of FPA Common Stock issuable in the Merger shall have been authorized for listing on the NASDAQ upon official notice of issuance;

    (c) the waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated;

    (d) the Registration Statement shall have become effective in accordance with the provisions of the Securities Act and state blue sky laws, if applicable, and no stop order suspending such effectiveness shall have been issued and remain in effect and no proceeding for that purpose shall have been instituted by the SEC or any state regulatory authorities;

    (e) no preliminary or permanent injunction or other order or decree by any federal or state court which prevents the consummation of the Merger shall have been issued and remain in effect (each party agreeing to use its reasonable efforts to have any such injunction, order or decree lifted);

    (f) no litigation shall be pending or threatened that in the opinion of counsel to either FPA or the Company has a significant likelihood of preventing the consummation of the Merger or the transactions contemplated thereby;

    (g) no action shall have been taken, and no statute, rule or regulation shall have been enacted, by any state or federal government or governmental agency in the United States which would prevent the consummation of the Merger or make the consummation of the Merger illegal;

    (h) all governmental or third party waivers, consents, orders and approvals required for the consummation of the Merger and the transactions contemplated hereby, shall have been obtained and be in effect at the Effective Time; and

    (i) Coopers & Lybrand LLP, certified public accountants for the Company, shall have delivered a letter, dated the Closing Date, addressed to FPA and to the stockholders of the Company, in form and substance reasonably satisfactory to FPA, stating that the Merger will qualify as a tax-free merger under Section 368(a)(1)(A) and (a)(2)(E) of the Code and will be treated as a pooling-of-interests transaction under APB No. 16.

  Section 8.2. Conditions to Obligation of the Company to Effect the
Merger. Unless waived by the Company, the obligation of the Company to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following additional conditions:

    (a) FPA and Acquisition shall have performed in all material respects their agreements contained in the Agreement required to be performed on or prior to the Closing Date and the representations and warranties of FPA and Acquisition contained in the Agreement shall be true and correct in all material respects on and as of the date made and on and as of the Closing Date as if made at and as of such date, and the Company shall have received a certificate of the Chairman of the Board and Chief Executive Officer, the President or a Vice President of FPA and of the President and Chief Executive Officer or a Vice President of Acquisition to that effect;

    (b) the Company shall have received an opinion of Coopers & Lybrand LLP, in form and substance reasonably satisfactory to the Company, dated the Closing Date, to the effect that the Company and holders of Company Common Stock (except to the extent any stockholders receive cash in lieu of fractional shares) will recognize no gain or loss for federal income tax purposes as a result of consummation of the Merger;

    (c) the Company shall have received an opinion or opinions from Ballard Spahr Andrews & Ingersoll, special counsel to FPA and Acquisition, dated the Closing Date, reasonably satisfactory to the Company and covering the due incorporation of FPA and Acquisition, the binding nature of the Agreement, the effectiveness of the Merger, the validity of the FPA Common Stock to be issued in connection with the Merger and such other matters as may be reasonably requested by the Company;

    (d) the Company shall have received "comfort" letters in customary form from Deloitte & Touche LLP, certified public accountants for FPA and Acquisition, dated the date of the Proxy Statement, the effective date of the Registration Statement and the Closing Date (or such other date reasonably acceptable to the Company) with respect to certain financial statements and other financial information included in the Registration Statement and any subsequent changes in specified balance sheet and income statement items, including total assets, working capital, total stockholders' equity, total revenues and the total and per share amounts of net income;

    (e) since the date hereof, there shall have been no changes that constitute, and no event or events shall have occurred which have resulted in or constitute, a material adverse change in the business, operations, properties, assets, condition (financial or other) or results of operations of FPA and its subsidiaries, taken as a whole; for purposes of this Section 8.2(e), "material adverse change" means, with respect to any person, any change or effect which is materially adverse to the business, financial condition or results of operations of such person and its subsidiaries, taken as a whole, excluding in all cases: (i) events or conditions generally affecting the industry in which such person and its subsidiaries operate or arising from changes in general business or economic conditions,
  (ii) all out-of-pocket fees and expenses (including without limitation legal, accounting, investigatory, and other fees and expenses) incurred in connection with the transactions contemplated by the Agreement; (iii) in the case of the Company, the payment by the Company and/or its subsidiaries of all amounts due to any officers or employees of the Company or any of its subsidiaries under employment contracts or other employee benefit plans in effect as of the date hereof; (iv) any effect resulting from any change in law or generally accepted accounting principles, which affect generally entities such as such person; and (v) any effect resulting from compliance by such person with the terms of the Agreement;

    (f) no governmental authority shall have promulgated any statute, rule or regulation which, when taken together with all such promulgations, would materially impair the value to the Company of the Merger;

    (g) the Company shall have received from Smith Barney Inc. (or other nationally recognized investment banking firm reasonably acceptable to FPA) an opinion reasonably acceptable to the Company to the effect that, as of the date of the Agreement and, if requested by the Company, confirmed as of the date of the Joint Proxy Statement/Prospectus, that the Exchange Ratio is fair, from a financial point of view, to the holders of Company Common Stock, and such opinion shall not have been withdrawn; and

    (h) FPA, Acquisition and Stephen J. Dresnick, M.D. shall have executed an employment agreement providing for the employment of Stephen J. Dresnick, M.D. to be Vice Chairman of FPA and President and Chief Executive Officer of Surviving Corporation for a period of three (3) years from the Closing Date, on terms and conditions acceptable to the board of directors of FPA, Acquisition and Stephen J. Dresnick, M.D.

  Section 8.3. Conditions to Obligations of FPA and Acquisition to Effect the Merger. Unless waived by FPA and Acquisition, the obligations of FPA and Acquisition to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the additional following conditions:

    (a) the Company shall have performed in all material respects its agreements contained in the Agreement required to be performed on or prior to the Closing Date and the representations and warranties of the Company contained in the Agreement shall be true and correct in all material respects on and as of the date made and on and as of the Closing Date as if made at and as of such date, and FPA shall have received a Certificate of the President and Chief Executive Officer or of a Vice President of the Company to that effect;

    (b) FPA shall have received an opinion from Berman Wolfe & Rennert, special counsel to the Company, dated the Closing Date, reasonably satisfactory to FPA and covering the due incorporation of the Company, the binding nature of the Agreement, the effectiveness of the Merger and the validity of the Company Common Stock to be exchanged in the Merger and such other matters as may be reasonably requested by FPA;

    (c) FPA shall have received "comfort" letters in customary form from Coopers & Lybrand LLP, independent accountants for the Company, dated the date of the Proxy Statement, the effective date of the Registration Statement and the Closing Date (or such other date reasonably acceptable to FPA) with respect to certain financial statements and other financial information included in the Registration Statement and any subsequent changes in specified balance sheet and income statement items, including total assets, working capital, total stockholders' equity, total revenues and the total and per share amounts of net income;

    (d) stockholders holding in the aggregate more than five percent (5%) of the Company's Common Stock have not given notice of their intent to exercise dissenters' rights under Florida law, if applicable;

    (e) since the date hereof, there shall have been no changes that constitute, and no event or events shall have occurred which have resulted in or constitute, a material adverse change in the business, operations, properties, assets, condition (financial or other) or results of operations of the Company and its subsidiaries, taken as a whole; for purposes of this
  Section 8.3(e), "material adverse change" means, with respect to any person, any change or effect which is materially adverse to the business, financial condition or results of operations of such person and its subsidiaries, taken as a whole, excluding in all cases: (i) events or conditions generally affecting the industry in which such person and its subsidiaries operate or arising from changes in general business or economic conditions, (ii) all out-of-pocket fees and expenses (including without limitation legal, accounting, investigatory, and other fees and expenses) incurred in connection with the transactions contemplated by this Agreement; (iii) in the case of the Company, the payment by the Company and/or its subsidiaries of all amounts due to any officers or employees of the Company or any of its subsidiaries under employment contracts or other employee benefit plans in effect as of the date hereof; (iv) any effect resulting from any change in law or generally accepted accounting principles, which affect generally entities such as such person; and (v) any effect resulting from compliance by such person with the terms of the Agreement;

    (f) no governmental authority shall have promulgated any statute, rule or regulation which, when taken together with all such promulgations, would materially impair the value to FPA of the Merger;

    (g) FPA shall have received from Oppenheimer & Co., Inc. (or other nationally recognized investment banking firm reasonably acceptable to the Company) an opinion reasonably acceptable to FPA, dated as of the date on which the Joint Proxy Statement/Prospectus is first distributed to the stockholders of FPA, to the effect that the Exchange Ratio is fair, from a financial point of view, to FPA's stockholders, and such opinion shall not have been withdrawn; and

    (h) FPA shall have received from the Company the resignations of all individuals serving as directors of the Company immediately prior to the Effective Time, except each individual designated as a director on Schedule
  2.3 attached hereto.

                                  ARTICLE IX

                       Termination, Amendment and Waiver

  Section 9.1. Termination. The Agreement may be terminated at any time prior to the Closing Date, whether before or after approval by the stockholders of the Company or FPA, as follows:

    (a) The Company shall have the right to terminate the Agreement:

      (i) if the Merger is not completed by December 31, 1996 otherwise than account of delay or default on the part of the Company;

      (ii) if the Merger is enjoined by a final, unappealable court order not entered at the request or with the support of the Company or any of its 5% stockholders or any of their affiliates or associates;

      (iii) if (A) the Company receives an offer from any third party (excluding any affiliate of the Company or any group of which any affiliate of the Company is a member) with respect to a an Acquisition Transaction, (B) the Company's independent financial advisors determine that such offer would be more favorable to the Company's stockholders from a financial point of view than the Merger and (C) FPA fails, within three (3) business days after FPA is notified of such determination and of the terms and conditions of such offer, to offer to amend the Agreement to make the Merger yield a value to stockholders of the Company at least equal to such offer as contemplated by Section 6.5(d) hereof;

      (iv) if (A) a tender/exchange offer is commenced by a third party (excluding any affiliate of the Company or any group of which any affiliate of the Company is a member) for all outstanding shares of Company Common Stock, (B) the Company's independent financial advisors determine that such offer would be more favorable to the Company's stockholders from a financial point of view than the Merger and (C) FPA fails, within three (3) business days after FPA is notified of such determination, to offer to amend the Agreement to make the Merger yield a value to stockholders at least equal to such tender/exchange offer as contemplated by Section 6.5(d) hereof;

      (v) if FPA (A) fails to perform in any material respect any of its material covenants in the Agreement and (B) does not cure such default in all material respects within thirty (30) days after written notice of such default is given to FPA by the Company; or

      (vi) if any condition set forth in Section 8.1 or Section 8.2 is not satisfied, other than as a result of the conduct of the Company.

    (b) FPA shall have the right to terminate the Agreement:

      (i) if the Merger is not completed by December 31, 1996 otherwise than account of delay or default on the part of FPA;

      (ii) if the Merger is enjoined by a final, unappealable court order not entered at the request or with the support of FPA or any of its 5% stockholders or any of their affiliates or associates;

      (iii) if the Company (A) fails to perform in any material respect any of its material covenants in the Agreement and (B) does not cure such default in all material respects within thirty (30) days after written notice of such default is given to the Company by FPA; or

      (iv) if any condition set forth in Section 8.1 or Section 8.3 is not satisfied, other than as a result of the conduct of FPA.

    (c) As used in this Section 9.1, (i) "affiliate" has the meaning assigned to it in the federal securities laws and (ii) "group" has the meaning set forth in Section 13(d) of the Exchange Act and the rules and regulations thereunder.

  Section 9.2. Effect of Termination. In the event of termination of the Agreement by either FPA or the Company, as provided in Section 9.1, the Agreement shall forthwith become void and there shall be no further obligation on the part of the Company, FPA, Acquisition or their respective officers or directors (except as set forth in this Section 9.2 and in Sections 6.6, 7.1, 7.6 and 7.8, all of which shall survive the termination) with respect to obligations existing thereunder prior to the termination. If the Agreement is not consummated because either the Company or FPA breaches a material representation or warranty or fails to perform a material covenant contained herein, and the other party has not breached any material representation or warranty or failed to perform a material covenant, and the non-breaching party chooses to terminate the Agreement as a direct result of such breach or failure, the breaching party shall promptly pay the non-breaching party the sum of one million dollars ($1,000,000). Nothing in this Section 9.2 shall relieve any party from liability for any breach of the Agreement.

  Section 9.3. Amendment. The Agreement may not be amended except by action taken by the parties' respective Boards of Directors or duly authorized committees thereof and then only by an instrument in writing signed on behalf of each of the parties hereto and in compliance with applicable law.

  Section 9.4. Waiver. At any time prior to the Effective Time, the parties hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant thereto and (c) waive compliance with any of the agreements or conditions contained herein except that, after the vote of the Company's stockholders with respect to the Agreement, the Exchange Ratio shall not be changed from that provided herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid if set forth in an instrument in writing signed on behalf of such party.

                                   ARTICLE X

                              General Provisions

  Section 10.1. Non-Survival of Representations and Warranties. All representations and warranties in the Agreement shall not survive the Merger, and after effectiveness of the Merger neither the Company, FPA, the Surviving Corporation or their respective officers or directors shall have any further obligation with respect thereto.

  Section 10.2. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, mailed by nationally recognized overnight mail service or sent via facsimile to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

  (a) If to FPA or Acquisition to:

       FPA Medical Management, Inc.
       2878 Camino del Rio South, Suite 301
       San Diego, California 92108
       Attention: Chief Financial Officer
  with copies to:

       James A. Lebovitz, Esquire
       Senior Vice President, General Counsel
         and Secretary
       FPA Medical Management, Inc.
       2878 Camino del Rio South, Suite 301
       San Diego, California 92108

  and

       Ballard Spahr Andrews & Ingersoll
       1735 Market Street, 51st Floor
       Philadelphia, Pennsylvania 19103
       Attention: Justin P. Klein, Esquire

  (b) If to the Company, to:

      Sterling Healthcare Group, Inc.
      6855 South Red Road, Suite 400
      Coral Gables, FL 33143-3632
      Attention: Stephen J. Dresnick, M.D.

  with a copy to:

       Charles Rennert, Esquire
       Berman Wolfe & Rennert
       Suite 3500, International Place
       100 S.E. Second Street
       Miami, FL 33131-2130

  Section 10.3. Interpretation. The headings contained in the Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of the Agreement. In the Agreement, unless a contrary intention appears, (i) the words "herein", "hereof" and "hereunder" and other words of similar import refer to the Agreement as a whole and not to any particular Article, Section or other subdivision and (ii) reference to any Article or Section means such Article or Section hereof. No provision of the Agreement shall be interpreted or construed against any party hereto solely because such party or its legal representative drafted such provision.

  Section 10.4. Miscellaneous. The Agreement (including the documents and instruments referred to herein) (a) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof, (b) is not intended to confer upon any other person any rights or remedies hereunder, and (c) shall not be assigned by operation of law or otherwise, except that Acquisition may assign the Agreement to any other wholly-owned subsidiary of FPA. THE AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS EXECUTED AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE.

  Section 10.5. Counterparts. The Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Each party agrees (i) to accept the facsimile signature of the other party's representatives hereto and
(ii) to be bound by its own representative's facsimile signature hereon.

  Section 10.6. Parties In Interest. The Agreement shall be binding upon and inure solely to the benefit of each party hereto and nothing in the Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of the Agreement.

  In Witness Whereof, FPA, Acquisition and the Company have caused the Agreement to be signed by their respective officers as of the date first written above.

                                          FPA Medical Management, Inc.


                                          By:       /s/ Steven M. Lash
                                             ---------------------------------


                                          Print Name:    Steven M. Lash
                                                     -------------------------
                                          Title: Executive Vice President &
                                                 Chief Financial Officer

                                          Acquisition


                                          By:      /s/ Steven M. Lash
                                             ---------------------------------


                                          Print Name:   Steven M. Lash
                                                     -------------------------
                                          Title: Executive Vice President &
                                                 Chief Financial Officer

                                          Sterling Healthcare Group, Inc.


                                          By:  /s/ Stephen J. Dresnick, M.D.
                                             ---------------------------------


                                          Print Name: Stephen J. Dresnick, M.D.
                                                     -------------------------
                                          Title: Chief Executive Officer

                                                                    APPENDIX II

May 19, 1996

The Board of Directors
FPA Medical Management, Inc.
2878 Camino Del Rio South, Suite 301
San Diego, CA 92108-3846

Gentlemen:

  You have asked Oppenheimer & Co., Inc. ("Oppenheimer") to render an opinion (the "Opinion") as to the fairness, from a financial point of view, to the stockholders of FPA Medical Management, Inc. ("FPA") of the Merger Consideration (as defined below) to be issued in connection with the proposed merger (the "Merger") of Sterling Healthcare Group, Inc. ("Sterling") and FPA pursuant to the terms and conditions set forth in the Agreement and Plan of Merger by and among FPA and Sterling dated May 19, 1996 (the "Merger Agreement").

  Pursuant to the Merger Agreement, as more fully described therein, each share of Sterling Common Stock shall be converted into the right to receive
1.4 shares of FPA Common Stock (the "Exchange Ratio"), subject to adjustment as described below. The Exchange Ratio will be adjusted if the average of the per share closing prices of FPA's Common Stock on the Nasdaq National Market for the 15 consecutive trading days ending on the date that is five trading days prior to the closing of the Merger (the "FPA Value") is less than $14.87 or greater than $16.43. If the FPA Value is less than $14.87 but greater than or equal to $13.30, the Exchange Ratio shall equal the quotient obtained by dividing $20.81 by the FPA Value. If the FPA Value is less than $13.30, then the Exchange Ratio shall be 1.565 unless Sterling elects to demand an increased Exchange Ratio equal to the quotient obtained by dividing $20.81 by the FPA Value, in which case FPA may accept the increased Exchange Ratio or terminate the Merger Agreement. If the FPA Value is greater than $16.43 but less than or equal to $18.00, then the Exchange Ratio shall equal the quotient obtained by dividing $23.01 by the FPA Value. If the FPA Value is greater than $18.00, then Sterling may elect to either accept an Exchange Ratio equal to the quotient obtained by dividing $23.01 by the FPA Value or terminate the Agreement. For purposes of this Opinion, the aggregate number of shares of FPA Common Stock to be issued in the Merger, as determined pursuant to the Exchange Ratio calculated on the basis set forth in this paragraph and based on the existing capitalization of Sterling, is referred to herein as the "Merger Consideration."

  In arriving at our Opinion we:

  (i)    reviewed the Merger Agreement;


  (ii) reviewed FPA's annual reports to stockholders and its annual reports on Form 10-K for fiscal years ended December 31, 1994 and 1995 and its quarterly report on Form 10-Q for the three months ended March 31, 1996;


  (iii) reviewed Sterling's annual reports to shareholders and its annual reports on Form 10-K for fiscal years ended December 31, 1994 and 1995 and its quarterly report on Form 10-Q for the three months ended March 31, 1996;


  (iv)   reviewed the Certificates of Incorporation for both FPA and Sterling;

  (v) reviewed the financial projections for FPA prepared by FPA's management for 1996 through 1998;


  (vi) reviewed the financial projections for Sterling prepared by Sterling's management for 1996 through 1998;


  (vii) held discussions with the senior management of each of FPA and Sterling to review historical and current operations and financial conditions as well as projections and strategies of the respective companies and visited certain of their respective facilities;

  (viii) reviewed current and historical market prices and trading data of the FPA Common Stock and the Sterling Common Stock;


  (ix) reviewed financial and market data for certain public companies we deemed comparable to FPA and Sterling;

  (x) reviewed and analyzed recent mergers and acquisitions of companies in lines of business we deemed comparable to Sterling;


  (xi) analyzed the financial impact of the Merger on the combined company, including the pro forma earnings per share;


  (xii)   prepared a discounted cash flow valuation of FPA and Sterling;


  (xiii) reviewed the relative contributions to the combined company of FPA and Sterling with respect to certain historical and projected financial parameters; and


  (xiv) performed such other analyses and reviewed such other documents and information as were deemed appropriate.

  In rendering our Opinion, we relied upon and assumed, without independent verification or investigation, the accuracy and completeness of all of the financial and other information available to us from public sources and provided to us by FPA and Sterling and their respective representatives. We have also relied upon the managements of FPA and Sterling as to the reasonableness and achievability of the financial and operating projections and the assumptions and bases therefor provided to us and, with your consent, we have assumed, without independent verification or investigation, that such projections, including and without limitation projected cost savings and operating synergies from the Merger, were reasonably prepared on bases reflecting the best available information, estimates and judgment of such respective managements of FPA and Sterling and that such projections will be realized in the amounts and time periods currently estimated by the managements of FPA and Sterling. We have not been engaged to assess the achievability of such projections or the assumptions on which they were based and express no view as to the projections or assumptions. We have neither made, obtained nor reviewed any independent valuation or appraisal of the assets or liabilities of FPA or Sterling.

  Our Opinion is based upon our analyses of the foregoing factors and information in light of our assessment of general economic, financial and market conditions as of the date hereof that could be evaluated by us as of such date.

  Our Opinion is limited to a determination of the fairness, from a financial point of view, of the Merger Consideration being issued in connection with the Merger. We have not examined the merits or fairness of the Merger in any other respect or on the merits or fairness of any other transactions contemplated by FPA including, without limitation, the Merger as compared to any other transaction or business strategy of FPA. We are not expressing any opinion as to what the value of the FPA Common Stock actually will be when issued pursuant to the Merger or the prices at which such FPA Common Stock will trade subsequent to the Merger. In addition, we assume that the factual circumstances and terms, as they exist as of the date of our Opinion, will remain substantially unchanged through the time the Merger is completed. We have assumed, without independent verification, the accuracy of the advice and conclusions of FPA's legal counsel and accountants with respect to the tax and accounting matters as provided to Oppenheimer by FPA's management, including, without limitation, the treatment of the Merger as a tax free reorganization for federal income tax purposes and a pooling of interests for financial reporting purposes. We assume that the Merger will be consummated in accordance with the terms of the Merger Agreement, that all conditions to the closing of the Merger will be satisfied without waiver or modification and that the Merger would be consummated on a timely basis in the manner contemplated in the Merger Agreement.

  Oppenheimer, as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities and private placements. Oppenheimer has been engaged by the Board of Directors of FPA to render financial advisory services to FPA in connection with the Merger and will receive a fee for its services, including a fee upon the delivery of this Opinion. In the ordinary course of business, Oppenheimer serves as a market maker in the Common Stock of both FPA and Sterling and may actively trade the securities of the companies for its own account or for the account of its customers and accordingly may at any time hold a long or short position in each company's Common Stock. Oppenheimer also has provided certain investment banking services to FPA and Sterling from time to time, including acting as underwriter in each company's public offerings of shares of Common Stock. Oppenheimer also provides equity research coverage of both FPA and Sterling.

  It is understood that our Opinion is intended for the benefit and use of the Board of Directors of FPA in its evaluation of the Merger, and our Opinion is not intended to be and does not constitute a recommendation to the Board of Directors or any stockholder with respect to whether to vote in favor of the Merger. We understand that this Opinion will be included in the registration statement filed with the Securities and Exchange Commission and joint proxy statement/prospectus therein distributed to FPA and Sterling stockholders in connection with the approval of the Merger. We hereby consent to the foregoing use of the Opinion in its entirety. Otherwise, our Opinion may not be published or otherwise used or referred to without our written consent.

  Based upon and subject to the foregoing, it is our Opinion that, as of the date hereof, the Merger Consideration to be issued in connection with the Merger is fair, from a financial point of view, to the stockholders of FPA.

                                          Very truly yours,

                                          Oppenheimer & Co., Inc.

August 1, 1996

The Board of Directors
FPA Medical Management, Inc.
2878 Camino Del Rio South, Suite 301
San Diego, California 92108-2846

Gentlemen:

You have asked Oppenheimer & Co., Inc. ("Oppenheimer") to update its opinion dated May 19, 1996 (the "Opinion") as to the fairness, from a financial point of view, to the stockholders of FPA Medical Management, Inc. ("FPA") of the Merger Consideration to be issued in connection with the Merger of Sterling Healthcare Group, Inc. ("Sterling") and FPA pursuant to the terms and conditions set forth in the Agreement and Plan of Merger by and among FPA and Sterling dated May 19, 1996 (the "Merger Agreement"). Capitalized terms used but not otherwise defined herein shall have the respective meanings assigned to them in the Opinion.

In arriving at this update to our Opinion, we reviewed the same information and performed the same analyses as set forth in our Opinion, except we:

    (i) reviewed and utilized revised financial projections for FPA and Sterling prepared by FPA's management for 1996 through 1998;

    (ii) did not include MedCath Incorporated in the PPM Companies as a result of the adverse impact of recent public announcements by MedCath Incorporated on its market valuation;

    (iii) utilized market price information as of August 1, 1996 for the PPM Companies; and

    (iv) evaluated the potential impact of the consummated and proposed acquisition of certain affiliates of Foundation Health Corporation by FPA.

This update is subject to each of the assumptions, conditions and limitations set forth in our Opinion, including without limitation the reliance upon management of FPA as to the reasonableness and achievability of the revised financial and operating projections and the assumptions and basis therefor. This update is based upon our assessment of general economic, financial and market conditions as of the date hereof that could be evaluated by us as of such date.

It is understood that our update is intended for the benefit and use of the Board of Directors of FPA in its evaluation of the Merger, and our update is not intended to be and does not constitute a recommendation to the Board of Directors or any stockholder with respect to whether to vote in favor of the Merger. We understand that this update, along with the Opinion, will be included in the registration statement filed with the Securities and Exchange Commission and joint proxy statement/prospectus therein distributed to FPA and Sterling stockholders in connection with the approval of the Merger. We hereby consent to the foregoing use of this update and the Opinion in their entirety. Otherwise, our update and Opinion may not be published or otherwise used or referred to without our written consent.

Based upon and subject to the foregoing, it is our Opinion that, as of the date hereof, the Merger Consideration to be issued in connection with the Merger is fair, from a financial point of view, to the stockholders of FPA.

                                          Very truly yours,

                                          Oppenheimer & Co., Inc.

                                                                   APPENDIX III
                           [SMITH BARNEY LETTERHEAD]

October 4, 1996

The Board of Directors
Sterling Healthcare Group, Inc.
6855 South Red Road
Coral Gables, Florida 33143

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of the common stock of Sterling Healthcare Group, Inc. ("Sterling") of the consideration to be received by such holders pursuant to the terms and subject to the conditions set forth in the Agreement and Plan of Merger, dated as of May 19, 1996 (the "Merger Agreement"), by and among FPA Medical Management, Inc. ("FPA"), Sterling Acquisition Corporation, a wholly owned subsidiary of FPA ("Acquisition"), and Sterling. As more fully described in the Agreement, (i) Acquisition will be merged with and into Sterling (the "Merger") and (ii) each outstanding share of the common stock, par value $0.0001 per share, of Sterling (the "Sterling Common Stock") will be converted into the right to receive 1.4 shares (the "Exchange Ratio") of the common stock, par value $0.002 per share, of FPA (the "FPA Common Stock"); provided, that, if the average of the closing prices of FPA Common Stock as reported on the NASDAQ National Market for the 15 consecutive trading days ending on the date that is five trading days prior to the closing date of the Merger (the "FPA Value") is less than $14.87 or greater than $16.43, then the Exchange Ratio will be adjusted as follows: (a) if the FPA Value is less than $14.87 but greater than or equal to $13.30, then the Exchange Ratio will be increased to a number which, when multiplied by the FPA Value, will equal $20.81; (b) if the FPA Value is less than $13.30, then the Exchange Ratio will be (i) 1.565 or (ii) upon demand of Sterling, increased to a number which, when multiplied by the FPA Value, will not exceed $20.81 (subject, in the event of such demand, to the right of FPA to terminate the Merger Agreement); (c) if the FPA Value is greater than $16.43 but less than or equal to $18.00, then the Exchange Ratio will be decreased to a number which, when multiplied by the FPA Value, will equal $23.01; and (d) if the FPA Value is greater than $18.00, then the Exchange Ratio will be a number which, when multiplied by the FPA Value, is equal to $23.01 (subject, in such event, to the right of Sterling to terminate the Merger Agreement).

In arriving at our opinion, we reviewed the Merger Agreement and the Proxy Statement/Prospectus dated the date hereof of Sterling and FPA relating to the proposed Merger (the "Proxy Statement/Prospectus"), and held discussions with certain senior officers, directors and other representatives and advisors of Sterling and certain senior officers and other representatives and advisors of FPA concerning the businesses, operations and prospects of Sterling and FPA. We examined certain publicly available business and financial information relating to Sterling and FPA as well as certain financial forecasts and other information and data for Sterling and FPA which were provided to or otherwise discussed with us by the respective managements of Sterling and FPA, including information relating to certain strategic implications and operational benefits anticipated to result from the Merger. We reviewed the financial terms of the Merger as set forth in the Merger Agreement in relation to, among other things: current and historical market prices and trading volumes of Sterling Common Stock and FPA Common Stock; the respective companies' historical and projected earnings and operating data; and the capitalization and financial condition of Sterling and FPA.

We also considered, to the extent publicly available, the financial terms of certain other similar transactions recently effected which we considered relevant in evaluating the Merger and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations we considered relevant in evaluating those of Sterling and FPA. We also evaluated the potential pro forma financial impact of the Merger on FPA. In connection with our engagement, we were requested to approach, and held discussions with, certain third parties to solicit indications of interest in a possible acquisition of Sterling. In addition to the foregoing, we conducted such other analyses and examinations and considered such other financial, economic and market criteria as we deemed appropriate in arriving at our opinion.

                                     III-1

In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or furnished to or otherwise reviewed by or discussed with us. With respect to financial forecasts and other information and data furnished to or otherwise reviewed by or discussed with us, we have been advised by the managements of Sterling and FPA that such forecasts and other information and data were prepared on bases reflecting reasonable estimates and judgments as to the future financial performance of Sterling and FPA and the strategic implications and operational benefits anticipated to result from the Merger. We have assumed, with your consent, that the Merger will be treated as a pooling of interests in accordance with generally accepted accounting principles and as a tax-free reorganization for federal income tax purposes. Our opinion, as set forth herein, relates to the relative values of Sterling and FPA. We are not expressing any opinion as to what the value of the FPA Common Stock actually will be when issued to Sterling stockholders pursuant to the Merger or the price at which the FPA Common Stock will trade subsequent to the Merger. We have not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Sterling or FPA nor have we made any physical inspection of the properties or assets of Sterling or FPA. Our opinion is necessarily based upon information available to us, and financial, stock market and other conditions and circumstances existing and disclosed to us, as of the date hereof.

Smith Barney has been engaged to render financial advisory services to Sterling in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Merger. We also will receive a fee upon the delivery of this opinion. In the ordinary course of our business, we and our affiliates may actively trade or hold the securities of Sterling and FPA for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities. We have in the past provided certain investment banking services to Sterling unrelated to the proposed Merger, for which services we have received compensation. In addition, Smith Barney and its affiliates (including Travelers Group Inc. and its affiliates) may maintain relationships with Sterling and FPA.

Our advisory services and the opinion expressed herein are provided for the information of the Board of Directors of Sterling in its evaluation of the proposed Merger, and our opinion is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote on the proposed Merger. Our opinion may not be published or otherwise used or referred to, nor shall any public reference to Smith Barney be made, without our prior written consent; provided, that our opinion may be included in its entirety in the Proxy Statement/Prospectus.

Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to the holders of Sterling Common Stock.

                                          Very truly yours,

                                          Smith Barney Inc.

                                     III-2

                                                                     APPENDIX IV


                       STOCK AND NOTE PURCHASE AGREEMENT

                                 BY AND BETWEEN

             FOUNDATION HEALTH CORPORATION, A DELAWARE CORPORATION

                                  AS "SELLER"

                            JONATHAN H. SCHEFF, M.D.

                            AS "SELLING SHAREHOLDER"

                                ON THE ONE HAND,

                                      AND

              FPA MEDICAL MANAGEMENT, INC., A DELAWARE CORPORATION

                                    AS "FPA"

                  FPA MEDICAL MANAGEMENT OF CALIFORNIA, INC.,
                             A DELAWARE CORPORATION

                           AS "PURCHASING SUBSIDIARY"

                                      AND

                     FPA INDEPENDENT PRACTICE ASSOCIATION,
                           AN OSTEOPATHIC CORPORATION

                          AS "PURCHASING SHAREHOLDER"

                               ON THE OTHER HAND

                           DATED AS OF JUNE 28, 1996

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
 ARTICLE 1 DEFINITIONS..................................................   A- 2
     1.1   Defined Terms................................................   A- 2
     1.2   Other Defined Terms..........................................   A- 3
 ARTICLE 2 PURCHASE AND SALE OF FHMS SHARES AND NOTES...................   A- 5
     2.1   Description of FHMS Shares and Notes.........................   A- 5
     2.2   Sale of FHMS Shares by Seller................................   A- 6
     2.3   FHMS Share Purchase Price....................................   A- 6
     2.4   Sale of FHMS Indebtedness by Seller..........................   A- 6
     2.5   FHMS Indebtedness Purchase Price.............................   A- 6
     2.6   Transfer Taxes and Fees......................................   A- 6
 ARTICLE 3 APPOINTMENT OF DESIGNEE--SALE AND PURCHASE OF HOLDING COMPANY
           SHARES AND NOTES.............................................   A- 7
     3.1   Appointment of Purchasing Shareholder as Designee............   A- 7
     3.2   Description of Shares and Notes..............................   A- 7
     3.3   Exercise of Option...........................................   A- 7
     3.4   Sale of Holding Company Indebtedness by Seller...............   A- 7
     3.5   Holding Company Indebtedness Purchase Price..................   A- 7
 ARTICLE 4 CLOSING......................................................   A- 7
     4.1   Closing......................................................   A- 7
     4.2   Conveyances at Closing.......................................   A- 8
 ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF SELLER.....................   A- 8
     5.1   Organization.................................................   A- 8
     5.2   Authorization................................................   A- 9
     5.3   No Material Adverse Change...................................   A- 9
     5.4   Leased Real Property.........................................   A- 9
     5.5   Contracts and Commitments....................................   A- 9
     5.6   Permits and Governmental Filings.............................   A-10
     5.7   No Conflict or Violation.....................................   A-10
     5.8   Financial Statements.........................................   A-10
     5.9   Litigation...................................................   A-10
     5.10  Compensation.................................................   A-11
     5.11  Compliance with Laws.........................................   A-11
     5.12  Employee Benefits Matters....................................   A-11
     5.13  Insurance....................................................   A-12
     5.14  No Undisclosed Liabilities...................................   A-12
     5.15  Capital Structure............................................   A-12
     5.16  Real Property................................................   A-13
     5.17  Taxes........................................................   A-13
     5.18  Proprietary Rights...........................................   A-13
     5.19  Subsidiaries.................................................   A-13
     5.20  Accounts Receivable..........................................   A-13
     5.21  Brokers......................................................   A-14
     5.22  Certain Real Estate and Legal Matters........................   A-14
 ARTICLE 6 REPRESENTATIONS AND WARRANTIES OF FPA AND PURCHASING
           SUBSIDIARY...................................................   A-17
     6.1   Organization of FPA and Purchasing Subsidiary................   A-17

                                                                            PAGE
                                                                            ----
     6.2   Authorization..................................................  A-17
     6.3   No Conflict or Violation.......................................  A-17
     6.4   Permits and Governmental Filings...............................  A-17
     6.5   Financial Statements...........................................  A-18
     6.6   SEC Documents..................................................  A-18
     6.7   No Material Adverse Change.....................................  A-18
     6.8   Compliance with Laws...........................................  A-18
     6.9   Litigation.....................................................  A-18
     6.10  No Undisclosed Liabilities.....................................  A-18
     6.11  Capital Structure..............................................  A-18

 ARTICLE 7 COVENANTS OF PARTIES HERETO....................................  A-19
     7.1   Further Assurances.............................................  A-19
     7.2   No Solicitation................................................  A-19
     7.3   Inspections....................................................  A-19
     7.4   Conduct of Business............................................  A-19
     7.5   Employee Matters...............................................  A-20
     7.6   FPA's Covenant Not to Compete..................................  A-21
     7.7   Purchase of Indebtedness;Post-Closing Adjustment...............  A-22
     7.8   Preparation of the Proxy Statement.............................  A-23
     7.9   Stockholders Meeting...........................................  A-23
     7.10  Agreement to Vote Shares.......................................  A-23
     7.11  Surgery Center Referrals.......................................  A-23
     7.12  Disease State Management.......................................  A-24
     7.13  Real Estate Matters............................................  A-24
     7.14  Software Licenses..............................................  A-24
     7.15  Guaranty Payments..............................................  A-24

 ARTICLE 8 CONDITIONS TO SELLER'S AND SELLING SHAREHOLDER'S OBLIGATIONS...  A-25
     8.1   Representations, Warranties and Covenants......................  A-25
     8.2   No Proceedings, Litigation or Laws.............................  A-25
     8.3   Opinion of Counsel.............................................  A-25
     8.4   Certificates and Corporate Documents...........................  A-25
     8.5   Registration Rights Agreement..................................  A-25
     8.6   Guaranties.....................................................  A-25
     8.7   Intentionally Deleted..........................................  A-25
     8.8   Intentionally Deleted..........................................  A-25
     8.9   Master Lease Assignment........................................  A-26
     8.10  Professional Group Provider Agreements.........................  A-26
     8.11  Purchase Price.................................................  A-26
     8.12  HSR Act........................................................  A-26
     8.13  Governmental Approvals.........................................  A-26
     8.14  Related Agreements.............................................  A-26
     8.15  Consents.......................................................  A-26
     8.16  No Material Adverse Changes....................................  A-26
     8.17  Transition Agreement...........................................  A-26
     8.18  Releases.......................................................  A-26
     8.19  Pledge Agreements..............................................  A-26
     8.20  Security Agreement.............................................  A-27
     8.21  Board Approval.................................................  A-27
     8.22  Tax Opinion....................................................  A-27

                                                                            PAGE
                                                                            ----
 ARTICLE 9  CONDITIONS TO FPA'S OBLIGATIONS...............................  A-27
     9.1    Representations, Warranties and Covenants.....................  A-27
     9.2    No Proceedings, Litigation or Laws............................  A-27
     9.3    Opinion of Counsel............................................  A-27
     9.4    Certificates and Corporate Documents..........................  A-27
     9.5    Other Documents...............................................  A-28
     9.6    HSR Act.......................................................  A-28
     9.7    Governmental Approvals........................................  A-28
     9.8    Intentionally deleted.........................................  A-28
     9.9    Master Lease Assignment.......................................  A-28
     9.10   Professional Group Provider Agreements........................  A-28
     9.11   Related Agreements............................................  A-28
     9.12   Consents......................................................  A-28
     9.13   Material Adverse Changes......................................  A-28
     9.14   Pre-Closing Transactions......................................  A-28
     9.15   Transition Agreement..........................................  A-28
     9.16   Registration Rights Agreement.................................  A-29
     9.17   Notice of Designee............................................  A-29
     9.18   Board Approval................................................  A-29
     9.19   Stockholder Approval..........................................  A-29
     9.20   Voting Agreement..............................................  A-29
     9.21   Physicians....................................................  A-29
     9.22   Real Estate Matters...........................................  A-29
 ARTICLE 10 ACTIONS BY SELLER AND FPA AFTER THE CLOSING...................  A-29
    10.1    Books and Records.............................................  A-29
    10.2    Taxes.........................................................  A-29
    10.3    338(h)(10) Election...........................................  A-30
    10.4    Future Contractual Alliances..................................  A-30
    10.5    Certain Obligations Regarding Employees.......................  A-30
    10.6    Foundation Name...............................................  A-30
    10.7    Reimbursement For Certain Tax Matters.........................  A-31
    10.8    Covenant......................................................  A-32
    10.9    Solicitation of Employees.....................................  A-32
 ARTICLE 11 SURVIVAL AND INDEMNIFICATION..................................  A-32
    11.1    Survival......................................................  A-32
    11.2    No Other Representations......................................  A-33
    11.3    Indemnification by Seller.....................................  A-33
    11.4    Limitations on Indemnity......................................  A-33
    11.5    Indemnification by FPA........................................  A-34
    11.6    Notice and Defense of Third-Party Claims......................  A-34
    11.7    Limitation....................................................  A-34
    11.8    Exclusivity...................................................  A-34
    11.9    Right of Set-off..............................................  A-34
 ARTICLE 12 MISCELLANEOUS.................................................  A-35
    12.1    Termination...................................................  A-35
    12.2    Assignment and No Third Party Beneficiaries...................  A-36
    12.3    Notices.......................................................  A-36
    12.4    Choice of Law.................................................  A-36
    12.5    Entire Agreement; Amendments and Waivers......................  A-37
    12.6    Counterparts..................................................  A-37
    12.7    Expenses......................................................  A-37
    12.8    Invalidity....................................................  A-37
    12.9    Publicity.....................................................  A-37
    12.10   Schedules.....................................................  A-37

                              DISCLOSURE SCHEDULE

    1.1(a)  Care Centers
    1.1(b)  Holding Company and FHMS Financial Statements/Pro Forma
            Consolidated Balance Sheet
    2.1     FHMS Share Ownership
    3.2     Holding Company Share Ownership
    5.3     Material Adverse Changes
    5.4     Leased Real Property
    5.5     Material Contracts
    5.6(a)  Seller/Holding Company Permits
    5.6(b)  Seller/Holding Company Filings
    5.9     Litigation
    5.10    Compensation
    5.12    Employee Benefit Matters
    5.13    Insurance Policies
    5.14    Liabilities
    5.15    Certain Rights Relating to Shares
    5.19    Subsidiaries
    5.22(e) Pending Transfers
    6.3     No Conflicts
    6.4(a)  FPA Permits
    6.4(b)  FPA Filings
    6.7     Material Adverse Changes
    6.9     Litigation
    6.10    Liabilities
    6.11    Capital Structure
    7.4     Conduct of Business
    7.5(b)  Employee Liabilities
    7.14    License and Maintenance Agreements
    8.14    Related Agreements
   10.5     Retained Employee Obligations
   10.7     Depreciation Deduction

                                    EXHIBITS

   Exhibit A Letter Agreement Regarding Matching Contributions
   Exhibit B Form of Professional Group Provider Agreement (CA)
   Exhibit C Form of Professional Group Provider Agreement (AZ)
   Exhibit D Term Sheet Regarding Bridge Note
   Exhibit E Term Sheet Regarding Consolidated Note
   Exhibit F Term Sheet Regarding Registration Rights
   Exhibit G Term Sheet Regarding Guaranty
   Exhibit H Reserved
   Exhibit I Form of Master Lease Assignment
   Exhibit J Term Sheet Regarding General Release
   Exhibit K Term Sheet Regarding Pledge Agreements
   Exhibit L Term Sheet Regarding Security Agreements
   Exhibit M Term Sheet Regarding Voting Agreement

  This Stock and Note Purchase Agreement, dated as of June 28, 1996 (the "Agreement") is made by and between FPA MEDICAL MANAGEMENT, INC., a Delaware corporation ("FPA"), FPA MEDICAL MANAGEMENT OF CALIFORNIA, INC., a Delaware corporation and a wholly-owned subsidiary of FPA ("Purchasing Subsidiary"), FPA INDEPENDENT PRACTICE ASSOCIATION, An Osteopathic Corporation ("Purchasing Shareholder"), JONATHAN H. SCHEFF, M.D., an individual ("Selling Shareholder") and FOUNDATION HEALTH CORPORATION, a Delaware corporation ("Seller").

                             W I T N E S S E T H:

  WHEREAS, Seller owns all of the issued and outstanding shares of capital stock of Foundation Health Medical Services, a California corporation, doing business in Arizona as TDMC Medical Services Corporation ("FHMS");

  WHEREAS, FHMS is engaged in the business of providing facilities management, non-physician healthcare professionals and other administrative and management services to Holding Company (as defined below) and its subsidiaries ("FHMS's Business");

  WHEREAS, FPA desires to buy from Seller and Seller desires to sell to FPA, all of the outstanding capital stock of FHMS, on the terms and conditions set forth in this Agreement;

  WHEREAS, Selling Shareholder owns all of the issued and outstanding shares of capital stock of FHMG/TDMC Medical Group, a California Professional Corporation ("Holding Company");

  WHEREAS, Holding Company is engaged in the business of holding the stock of Foundation Health Medical Group, Inc., a California Professional Corporation ("FHMG") and Thomas Davis Medical Centers, P.C., an Arizona Professional Corporation ("TDMC"), its professional corporation subsidiaries and providing medical services through such subsidiaries' respective Practitioners (as defined below) ("Holding Company's Business");

  WHEREAS, Seller has the right, pursuant to that certain Share Ownership Agreement (the "Share Ownership Agreement"), dated as of June 27, 1996, to name a designee (the "Designee") who will have the option (the "Option") to purchase all of the outstanding shares of capital stock of Holding Company;

  WHEREAS, Purchasing Shareholder desires to be named the Designee by Seller and Seller desires to name Purchasing Shareholder the Designee;

  WHEREAS, Purchasing Shareholder desires to buy from Selling Shareholder pursuant to the Option and Selling Shareholder desires to sell to Purchasing Shareholder pursuant to the Option, all of the outstanding capital stock of Holding Company, on the terms and conditions set forth in this Agreement and the Share Ownership Agreement;

  WHEREAS, Seller owns the FHMS Indebtedness and the Holding Company Indebtedness (both as defined below);

  WHEREAS, Purchasing Subsidiary desires to purchase the FHMS Indebtedness and the Holding Company Indebtedness; and

  NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE 1

                                  Definitions

  1.1 Defined Terms. As used herein, the terms below shall have the following meanings.

  "Affiliate" shall have the meaning set forth in the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder. When used in relation to FPA or Purchasing Subsidiary, "Affiliate" shall include Purchasing Shareholder.

  "Businesses" shall mean FHMS's Business and Holding Company's Business, collectively.

  "FPA Financial Statements" shall mean (i) the audited consolidated balance sheet of FPA dated as of December 31, 1995 and the related consolidated statement of operations, stockholders' equity and cash flow for the fiscal year then ended and (ii) the unaudited consolidated balance sheet of FPA dated as of March 31, 1996, and the related consolidated statement of operations, stockholders' equity and cash flow for the three-month period then ended.

  "Care Centers" shall mean the health care centers and other facilities operated by Seller prior to the Closing which are listed on Schedule 1.1(a).

  "Code" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder.

  "Confidentiality Agreement" shall mean the letter agreement regarding confidentiality dated June 4, 1996 between Seller and FPA.

  "Contract" shall mean any agreement, contract, lease, note, purchase order, mortgage, indenture, security agreement, license, instrument or other contract or commitment, whether oral or written.

  "Disclosure Schedule" shall mean, collectively, the schedules attached hereto which set forth the exceptions to the representations and warranties contained in Articles 5 and 6 hereof and certain other information called for by this Agreement. The Disclosure Schedule shall be prepared so as to make clear the party hereto or the Affiliate of a party hereto to which the matters or items listed thereon relate.

  "Encumbrance" shall mean any claim, lien, pledge, option, charge, easement, security interest, deed of trust, mortgage, right-of-way, encroachment, building or use restriction, encumbrance or other right of third parties, whether voluntarily incurred or arising by operation of law, and includes any existing agreement to give any of the foregoing in the future, and any contingent sale or other title retention agreement or lease in the nature thereof.

  "Expiring Contract" shall mean any Contract which will expire, by its terms, on or before the Closing Date.

  "Family and Senior Care, Inc." shall mean FPA's affiliate which has filed an application for licensure as a limited licensed health care service plan under the Knox-Keene Health Care Services Plan Act of 1975, as amended.

  "FHCA" shall mean those Affiliates of Seller which offer benefit programs to commercial groups, Governmental Authorities, individual members or other sponsors of health care benefit plans and which are a party to a Professional Group Provider Agreement.

  "FHMS Financial Statements" shall mean the unaudited balance sheet of FHMS dated as of March 31, 1996, attached as Schedule 1.1(b) hereto.

  "Financial Statements" shall mean the Holding Company Financial Statements and the FHMS Financial Statements, collectively.

  "Financial Statement Date" shall mean March 31, 1996.

  "GAAP" shall mean U.S. generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity or other practices and procedures as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.

  "Governmental Authority" shall mean any court, governmental agency, administrative authority or body, arbitrator or arbitration panel of the United States or any state, county, city or other political subdivision thereof.

  "Holding Company Financial Statements" shall mean the respective unaudited balance sheets of FHMG and TDMC dated as of March 31, 1996, attached as
Schedule 1.1(b) hereto.

  "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

  "including" or to "include" any item shall mean containing or to contain such item as part of a whole, without any implied exclusion of other items.

  "Intergroup of Arizona" shall mean Intergroup Prepaid Health Services of Arizona, Inc., doing business as Intergroup of Arizona, an Arizona corporation.

  "knowledge" of a Person shall mean the actual knowledge of the Person if such Person is an individual, or if such Person is a corporation, shall mean the actual knowledge of the member or members of senior management of such Person (in the case of Seller, Daniel D. Crowley, Kirk A. Benson, Michael P. White, and Jerry Newman and with respect to Section 5.22 only, Joe Erway and, in the case of FPA, Seth M. Flam, Steven Lash, James A. Lebovitz, and Sol Lizerbram) with primary responsibility for the matters referred to, in both cases after reasonable inquiry.

  "Laws" shall mean all laws, statutes, ordinances, regulations, rules, codes, orders, consent decrees, settlement agreements, and governmental requirements (including any ruling or requirement having the effect of law) of any federal, state or local government and any other governmental department or agency, and any judgment, decision, decree, writ, injunction, award, ruling or order of any Governmental Authority with jurisdiction.

  "Leased Real Property" shall mean all real property leased or subleased by Seller, Holding Company or any of Holding Company's subsidiaries and used in the Businesses.

  "Liability" means any liability, including any indebtedness, any guaranty of indebtedness or obligations of any other Person, and any liability for Taxes.

  "Management Agreement" shall mean, collectively (i) that certain Sublease and Management Agreement between FHMS and FHMG, dated as of May 12, 1993, as amended and (ii) that certain Sublease and Management Agreement between FHMS and TDMC, dated as of November 1, 1994, as amended.

  "Material Adverse Effect" or "Material Adverse Change" shall mean, with respect to either FHMS's Business, Holding Company's Business, FPA or Purchasing Subsidiary, respectively, any material adverse effect on or change in their respective condition (financial or other), business or results of operations, or on the ability of FPA, Purchasing Subsidiary, Purchasing Shareholder, Seller or Selling Shareholder to consummate the transactions contemplated hereby and by the Related Agreements.

  "Ordinary Course" shall mean the ordinary course of business consistent with prior practice.

  "Permits" shall mean all licenses, permits, franchises, approvals, authorizations, accreditations, provider numbers, consents or orders of, or filings with, any Governmental Authority, necessary for the conduct of, or relating to the operation of, either of the Businesses.

  "Person" shall mean an individual, a partnership, a corporation, a trust, a limited liability company or partnership, an unincorporated organization, a Governmental Authority or any other entity.

  "Professional Group Provider Agreements" shall mean, collectively, the Professional Group Provider Agreement, in substantially the form of Exhibit B hereto, to be entered into by and between FHCA and FHMG at the Closing and the Professional Group Provider Agreement, in substantially the form of Exhibit C hereto, to be entered into by and between FHCA and TDMC at the Closing.

  "Practitioner" shall mean any licensed physician and surgeon, dentist, clinical psychologist, podiatrist, optometrist or paraprofessional employed by Holding Company or any of its subsidiaries, who provides professional or paraprofessional services in connection with Holding Company's Business.

  "Related Agreements" shall mean all agreements set forth on Schedule 8.14.

  "Representative" shall mean any officer, director, principal, attorney, agent, employee or other representative.

  "Tax" shall mean any federal, state, local, foreign or other tax, levy, impost, fee, assessment or other government charge, including income, estimated income, business occupation, property, payroll, personal property, sales, transfer, use, employment, commercial rent, occupancy, franchise or withholding taxes, and any premium, including interest, penalties and additions in connection therewith.

  1.2 Other Defined Terms. The following terms shall have the meanings given in the Sections set forth below:

   TERM                                                                SECTION
   ----                                                              -----------
   Accounts......................................................... 7.5(c)(ii)
   Actions.......................................................... 5.9
   Agent............................................................ 3.1
   Bridge Note...................................................... 2.3(a)(iii)
   Cash Payment..................................................... 2.3(a)(i)
   Closing.......................................................... 4.1
   Closing Date..................................................... 4.1
   Closing Price.................................................... 2.3(a)(ii)
   Designee......................................................... Recitals
   Designee Consideration........................................... 3.1
   Employee......................................................... 5.10
   Employee Benefit Plans........................................... 5.12(b)
   Environmental Laws............................................... 5.22
   ERISA............................................................ 5.12(a)(i)
   Exclusivity Period............................................... 7.2
   FHMG............................................................. Recitals
   FHMG Agreement................................................... 5.6(c)
   FHMS............................................................. Recitals
   FHMS Indebtedness................................................ 2.1
   FHMS Indebtedness Purchase Price................................. 2.5
   FHMS Share Purchase Price........................................ 2.3(a)
   FHMS Shares...................................................... 2.1

   TERM                                                                SECTION
   ----                                                               ----------
   FHMS's Business................................................... Recitals
   FPA Common........................................................ 2.3(a)(ii)
   FPA SEC Documents................................................. 6.6
   FPA's Savings Plans............................................... 7.5(c)(ii)
   Foundation Name................................................... 10.6
   Frozen 401(k) Plan................................................ 7.5(d)
   Hazardous Materials............................................... 5.22
   Holding Company................................................... Recitals
   Holding Company Indebtedness...................................... 3.2
   Holding Company Indebtedness Purchase Price....................... 3.5
   Holding Company Shares............................................ 3.2
   Holding Company's Business........................................ Recitals
   Indemnitee........................................................ 11.4
   Indemnified Person................................................ 11.6
   Indemnifying Person............................................... 11.6
   Insurance Policies................................................ 5.13
   Leases............................................................ 5.22
   Losses............................................................ 11.3
   Master Lease Assignment........................................... 8.9
   Material Contracts................................................ 5.5
   Nasdaq NMS........................................................ 2.3(a)(ii)
   Non-Compete Period................................................ 7.6(a)
   Note Consideration................................................ 2.3(a)(iv)
   Option............................................................ Recitals
   Owner............................................................. 5.22
   Pledge Agreement.................................................. 8.19
   Proxy Statement................................................... 7.8
   Registration Rights Agreement..................................... 8.5
   Rent Roll......................................................... 5.22
   Retained Employees................................................ 7.5(a)
   SEC............................................................... 6.6
   Secured Obligations............................................... 8.19
   Seller's 401(k) Plan.............................................. 7.5(c)(i)
   Share Consideration............................................... 2.3(a)(ii)
   Share Ownership Agreement......................................... Recitals
   Stockholder's Meeting............................................. 7.9
   Transition Agreement.............................................. 8.17
   Transition Period................................................. 10.6
   TDMC.............................................................. Recitals

                                   ARTICLE 2

                  Purchase and Sale of FHMS Shares and Notes

  2.1 Description of FHMS Shares and Notes. The shares of FHMS to be sold pursuant hereto (the "FHMS Shares") shall consist of all of the issued and outstanding capital stock of FHMS and are described in Schedule 2.1. The promissory notes and other indebtedness of FHMS to be sold pursuant hereto shall consist of the line items "Inter-Company Payable," "Notes Payable, FHC" and "Claims Payable" (the "FHMS Indebtedness") in the amounts shown on FHMS's balance sheet as of the Closing Date. For reference purposes only, the aggregate amount of such items, when combined with the aggregate amount of the Holding Company Indebtedness is estimated to be Seventy Nine Million Five Hundred Thousand Dollars ($79,500,000) as of June 30, 1996.

  2.2 Sale of FHMS Shares by Seller. On the basis of the representations and warranties of the parties and subject to the terms and conditions hereinafter set forth, at the Closing, Seller shall sell, assign, transfer and deliver the FHMS Shares to Purchasing Subsidiary and Purchasing Subsidiary shall purchase, make payment for and accept the FHMS Shares from Seller at the price and in the manner set forth in this Article 2.

  2.3 FHMS Share Purchase Price.

  (a) Components of FHMS Share Purchase Price. Upon the terms and subject to the conditions set forth herein, FPA shall deliver to Seller at the Closing in exchange for the sale, transfer, assignment, conveyance and delivery of the FHMS Shares to Purchasing Subsidiary, the following (collectively, the "FHMS Share Purchase Price"):

    (i) by wire transfer of immediately available funds to an account designated by Seller, cash in the amount of Two Million U.S. Dollars ($2,000,000) (the "Cash Payment");

    (ii) a number of shares (the "Share Consideration") of FPA's Common Stock ("FPA Common") equal to (A) (x) Seventy Five Million U.S. Dollars ($75,000,000) minus (y) the amount of any cash paid in lieu of FPA Common by FPA to Seller and in the same manner as the Cash Payment divided by (B) the Closing Price. The Closing Price shall be the average of the per share closing prices of FPA Common during the ten (10) trading days ending on the second trading day prior to Closing as reported on the National Market System on Nasdaq (the "Nasdaq NMS"). In the event that the Closing Price is less than $13.60 (the "Walk-Away Price"), then FPA may in its sole discretion terminate this Agreement by giving notice of termination to Seller no later than one day prior to Closing, provided, however, that notwithstanding any such notice, Seller may cause the Closing to occur if it gives notice to FPA no later than the day prior to Closing that it will accept a number of shares of FPA Common equal to (A) $75,000,000 divided by
  (B) the Walk-Away Price, as the Share Consideration.

    (iii) a Promissory Note (the "Bridge Note"), issued by FPA, in the principal amount of Twenty Two Million Dollars, ($22,000,000) containing the terms set forth in Exhibit D hereto and otherwise in form and substance reasonably satisfactory to the parties hereto;

    (iv) a Promissory Note (the "Note Consideration"), issued by Purchasing Subsidiary, in the principal amount of Twelve Million U.S. Dollars ($12,000,000), which note will be consolidated, at the Closing, into the Consolidated Note.

  (b) No fractional shares of FPA Common shall be issued, but in lieu thereof Seller shall receive from Purchasing Subsidiary an amount of cash (rounded up to the nearest whole cent) equal to the product of (i) the fraction of a share of FPA Common to which Seller would otherwise have been entitled times (ii) Closing Price.

  2.4 Sale of FHMS Indebtedness by Seller. On the basis of the representations and warranties of the parties and subject to the terms and conditions hereinafter set forth, at the Closing, Seller shall sell, assign, transfer and deliver the FHMS Indebtedness to Purchasing Subsidiary, without recourse, and Purchasing Subsidiary shall purchase, make payment for and accept the FHMS Indebtedness from Seller at the price and in the manner set forth in this
Article 2. Neither FPA nor Purchasing Subsidiary shall have any recourse against Seller as a result of any default by FHMS under the FHMS Indebtedness, including any default resulting from FHMS's failure to make any payment of principal or interest or any other payment under the FHMS Indebtedness when due.

  2.5 FHMS Indebtedness Purchase Price. Upon the terms and subject to the conditions set forth herein, Purchasing Subsidiary shall deliver to Seller at the Closing in exchange for the sale, transfer, assignment, conveyance and delivery of the FHMS Indebtedness, without recourse, a promissory note (the "FHMS Indebtedness Purchase Price") in a principal amount equal to the amount of FHMS Indebtedness shown on FHMS's pro forma balance sheet as of the Closing Date (subject to adjustment following the Closing Audit), which promissory note will be consolidated, at the Closing, into the Consolidated Note.

  2.6 Transfer Taxes and Fees. Seller shall be responsible for any applicable documentary, use, filing, sales, transfer and other taxes or fees due or payable as a result of the conveyance, assignment, transfer or delivery of the FHMS Shares by Seller.

                                   ARTICLE 3

Appointment of Designee--Sale and Purchase of Holding Company Shares and Notes

  3.1 Appointment of Purchasing Shareholder as Designee. On the basis of the representations and warranties of the parties and subject to the terms and conditions hereinafter set forth and in consideration for the sum of $15,000 (the "Designee Consideration") payable to Seller by or on behalf of Purchasing Shareholder by wire transfer at the Closing, at the Closing, Seller shall appoint Purchasing Shareholder Designee under the Share Ownership Agreement and shall so notify Selling Shareholder and the agent (the "Agent") under the Share Ownership Agreement.

  3.2 Description of Shares and Notes. The shares of Holding Company to be sold pursuant to the Option (the "Holding Company Shares") shall consist of all of the issued and outstanding capital stock of Holding Company and are described in Schedule 3.2. The promissory notes and other indebtedness of Holding Company and its subsidiaries to be sold pursuant hereto shall consist of the line items "Inter-Company Payable," "Notes Payable, FHC" and "Claims Payable" (the "Holding Company Indebtedness") in the amounts shown on Holding Company's consolidated balance sheet as of the Closing Date. For reference purposes only, the aggregate amount of such items, when combined with the aggregate amount of the FHMS Indebtedness is estimated to be Seventy Nine Million Five Hundred Thousand Dollars ($79,500,000) as of June 30, 1996.

  3.3 Exercise of Option. On the basis of the representations and warranties of the parties and subject to the terms and conditions hereinafter set forth, at the Closing, Purchasing Shareholder shall exercise the Option and Selling Shareholder shall sell, assign, transfer and deliver the Holding Company Shares to Purchasing Shareholder and Purchasing Shareholder shall purchase, make payment for and accept the Holding Company Shares from Selling Shareholder at the price and in the manner set forth in the Share Ownership Agreement.

  3.4 Sale of Holding Company Indebtedness by Seller. On the basis of the representations and warranties of the parties and subject to the terms and conditions hereinafter set forth, at the Closing, Seller shall sell, assign, transfer and deliver the Holding Company Indebtedness to Purchasing Subsidiary, without recourse, and Purchasing Subsidiary shall purchase, make payment for and accept the Holding Company Indebtedness from Seller at the price and in the manner set forth in this Article 3. Neither FPA nor Purchasing Subsidiary shall have any recourse against Seller as a result of any default by Holding Company or any of its subsidiaries under the Holding Company Indebtedness, including any default resulting from a failure to make any payment of principal or interest under the Holding Company Indebtedness when due.

  3.5 Holding Company Indebtedness Purchase Price. Upon the terms and subject to the conditions set forth herein, Purchasing Subsidiary shall deliver to Seller at the Closing in exchange for the sale, transfer, assignment, conveyance and delivery of the Holding Company Indebtedness, without recourse, a promissory note (the "Holding Company Indebtedness Purchase Price") in a principal amount equal to the amount of the Holding Company Indebtedness shown on Holding Company's pro forma consolidated balance sheet as of the Closing Date (subject to adjustment following the Closing Audit), which promissory note will be consolidated, at the Closing, into the Consolidated Note.

                                   ARTICLE 4

                                    Closing

  4.1 Closing. The Closing of the transactions contemplated herein (the "Closing") shall be held at 9:00 a.m. local time at the San Francisco office of Pillsbury Madison & Sutro on the third business day after the conditions to closing set forth in Articles 8 and 9 hereof are satisfied or waived (the "Closing Date"), unless the parties hereto otherwise agree.

  4.2 Conveyances at Closing.

  (a) Cash Payment. At the Closing, FPA shall deliver the Cash Payment to Seller in accordance with Section 2.3(a)(i).

  (b) Share Consideration. At the Closing, FPA shall issue to Seller a stock certificate representing the Share Consideration, in accordance with Section 2.3(a)(ii) together with any cash payable in lieu of fractional shares pursuant to Section 2.3(b).

  (c) Bridge Note. At the Closing, FPA shall execute and deliver to Seller the Bridge Note.

  (d) Consolidated Note. At the Closing, Purchasing Subsidiary shall execute and deliver to Seller a promissory note (the "Consolidated Note") in aggregate principal amount equal to the sum of the FHMS Indebtedness Purchase Price, the Holding Company Indebtedness Purchase Price (both of which amounts are subject to adjustment following the Closing Audit) and the Note Consideration, containing the terms set forth in the term sheet attached as Exhibit E hereto and otherwise in form and substance reasonably satisfactory to the parties hereto.

  (e) Option Exercise. At the Closing, Purchasing Shareholder shall exercise the Option and deliver or cause to be delivered to the Agent under the Share Ownership Agreement, the price of such Option as set forth therein.

  (f) Holding Company Share Certificate. At the Closing and upon the exercise of the Option, the Agent under the Share Ownership Agreement shall deliver to Purchasing Shareholder a stock certificate representing the Holding Company Shares, accompanied by an appropriate stock assignment, which stock certificate shall be immediately delivered to Seller, together with an appropriate stock assignment, by Purchasing Shareholder pursuant to the Pledge Agreement. The Holding Company Shares shall be delivered free and clear of all Encumbrances, other than (i) Encumbrances created by the registration requirements of the Securities Act of 1933, as amended and (ii) Encumbrances contemplated hereby or by the Related Agreements.

  (g) FHMS Share Certificate. At the Closing, Seller shall deliver to Purchasing Subsidiary, a stock certificate representing the FHMS Shares, accompanied by an appropriate stock assignment, which stock certificate shall be immediately redelivered to Seller, together with an appropriate stock assignment, by Purchasing Subsidiary pursuant to the Pledge Agreement. The FHMS Shares shall be delivered free and clear of all Encumbrances, other than
(i) Encumbrances created by the registration requirements of the Securities Act of 1933, as amended and (ii) Encumbrances contemplated hereby or by the Related Agreements.

  (h) Certificates; Opinions; Closing Conditions. FPA, Purchasing Shareholder, Seller and Selling Shareholder shall deliver the agreements, certificates, opinions of counsel and other items described in Articles 8 and 9.

                                   ARTICLE 5

                   Representations and Warranties of Seller

  Seller hereby represents and warrants to FPA as follows:

  5.1 Organization. FHMS is a corporation and each of Holding Company and each of its subsidiaries is a professional corporation, duly organized, validly existing and in good standing under the laws of its respective state of incorporation and is duly qualified and in good standing as a foreign corporation in any state other than its state of incorporation where its business requires that it be so qualified, with all requisite power and authority to own, lease and operate its respective properties and to carry on its respective Business as now being conducted.

  5.2 Authorization. Each of Seller and Selling Shareholder has full power and authority to enter into and perform this Agreement, the Related Agreements and the other agreements and documents contemplated by this Agreement to which it is a party and to carry out the transactions contemplated by this Agreement and such other agreements. Each of this Agreement and the Share Ownership Agreement has been duly and validly executed and delivered by each of Seller and Selling Shareholder, and constitutes and upon the execution and delivery by each of Seller and Selling Shareholder of the Related Agreements to which it is a party such Related Agreements will constitute, the legally valid and binding obligation of each of them, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles relating to or limiting creditors' rights generally and general principles of equity.

  5.3 No Material Adverse Change. Except as listed on Schedule 5.3, since the Financial Statement Date, there has not been any Material Adverse Change in either of the Businesses.

  5.4 Leased Real Property. Schedule 5.4 contains a complete and accurate list of all Leased Real Property. With respect to such Leased Real Property, each of FHMS, Holding Company and Holding Company's subsidiaries has in all material respects performed all the respective obligations required to be performed by it with respect to the Leased Real Property as lessee under the leases of such property. Notwithstanding the foregoing, this representation shall not be deemed to be untrue in any material respect as of the Closing Date solely because any Expiring Contract has expired in accordance with its terms or has been renegotiated by FHMS, Holding Company or any of Holding Company's subsidiaries in consultation with FPA or in accordance with Section
9.14 (Pre-Closing Transactions).

  5.5 Contracts and Commitments. (a) Schedule 5.5 contains a true and complete list of each of the following Contracts (the "Material Contracts") to which FHMS, Holding Company, or any of Holding Company's subsidiaries is a party:

    (i) all Contracts (excluding Employee Benefit Plans and Contracts which can be terminated at will without subjecting FHMS, Holding Company or any of Holding Company's Subsidiaries to cost or penalty) providing for a commitment for employment or consultation services for a specified or unspecified term to, or otherwise relating to employment or the termination of employment of, any Employee;

    (ii) all Contracts with any Person containing any provision or covenant prohibiting or materially limiting the ability of FHMS, Holding Company or any of Holding Company's subsidiaries to engage in any business activity or compete with any Person in connection with their respective Businesses or prohibiting or materially limiting the ability of any Person to compete with FHMS, Holding Company or any of Holding Company's subsidiaries in connection with either of the Businesses;

    (iii) all material partnership, joint venture, shareholders' or other similar Contracts with any Person in connection with either of the Businesses;

    (iv) all Contracts relating to the future disposition or acquisition of any assets material to either of the Businesses, other than dispositions or acquisitions in the Ordinary Course of business;

    (v) all other Contracts (other than Employee Benefit Plans, the Real Property Leases and Insurance Policies) with respect to either of the Businesses that (A) involve the payment or potential payment, pursuant to the terms of any such Contract, by or to FHMS, Holding Company or any of Holding Company's subsidiaries of more than $100,000 annually and (B) cannot be terminated within sixty (60) days after giving notice of termination without resulting in any material cost or penalty to FHMS, Holding Company or any of Holding Company's subsidiaries.

  (b) There is no default or event that with notice or lapse of time, or both, would constitute a default by FHMS, Holding Company or any of Holding Company's subsidiaries under any of the Material Contracts to which it is a party. To Seller's knowledge, neither FHMS, Holding Company nor any of Holding Company's subsidiaries has received written notice of a default under any Material Contract by any other party thereto. Each of the Material Contracts is enforceable against FHMS, Holding Company or one of Holding Company's subsidiaries, as the case may be, in accordance with its terms, except as such enforceability may be limited by general principles of equity or by bankruptcy, insolvency or other similar laws relating to rights of creditors. Neither FHMS, Holding Company nor any of Holding Company's subsidiaries has received notice that any party to any of the Material Contracts intends to cancel or terminate any of the Material Contracts or to exercise or not exercise any options under any of the Material Contracts. Notwithstanding the foregoing, this representation shall not be deemed to be untrue in any material respect as of the Closing Date solely because any Expiring Contract has expired in accordance with its terms or has been renegotiated by FHMS, Holding Company or any of Holding Company's subsidiaries in consultation with FPA or in accordance with Section 9.14 (Pre-Closing Transactions).

  5.6 Permits and Governmental Filings.

  (a) Permits. To Seller's knowledge, Schedule 5.6(a) sets forth a complete and accurate list of all material Permits which constitute all material Permits required to conduct the Businesses as now being conducted. No notice or warning from any authority with respect to the suspension, revocation, or termination of any material Permit has been received by Seller, FHMS, Holding Company or Selling Shareholder. Seller has caused FHMS to deliver or Selling Shareholder has caused Holding Company to deliver to FPA true, correct and complete copies of all Permits requested by FPA.

  (b) Filings. Except as disclosed on Schedule 5.6(b) hereto, no notice to, declaration, filing or registration with, or Permit from, any Governmental Authority is required to be made or obtained by FHMS, Holding Company or any of Holding Company's subsidiaries in connection with the execution, delivery or performance of this Agreement and the consummation of the transactions contemplated by this Agreement and the Related Agreements, except for any such notices, declarations, filings, registrations or Permits the failure of which to be obtained would not reasonably be expected to have a Material Adverse Effect on either of the Businesses.

  (c) Certain Approvals. FHCA has been consulted regarding the current medical director of FHMG in accordance with Section 2.1(h) of the Professional Provider Agreement (the "FHMG Agreement") currently in effect between FHCA and FHMG. FHCA acknowledges receipt of copies of the written agreements pursuant to which Provider Risk Services (as defined in the FHMG Agreement) are rendered in accordance with Section 2.8 of the FHMG Agreement.

  5.7 No Conflict or Violation. None of the execution, delivery and performance of this Agreement, the consummation of the transactions contemplated hereby, and the compliance by Seller and Selling Shareholder with any of the provisions hereof, will (i) violate or conflict with any provision of the Articles or Certificate of Incorporation or Bylaws of FHMS or Holding Company or any of Holding Company's subsidiaries, (ii) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Encumbrance upon any material asset of FHMS, Holding Company or any of Holding Company's subsidiaries under, any of the terms, conditions or provisions of any Contract to which FHMS, Holding Company or any of Holding Company's subsidiaries is a party except for violations, conflicts, breaches, defaults, terminations, accelerations, rights of termination or acceleration, or Encumbrances that would not reasonably be expected to have a Material Adverse Effect on either of the Businesses or (iii) to Seller's knowledge, violate any Laws the violation of which would reasonably be expected to have a Material Adverse Effect on either of the Businesses.

  5.8 Financial Statements. The Financial Statements (i) are in accordance with the books and records of FHMS, Holding Company and Holding Company's subsidiaries, as appropriate, and (ii) fairly and accurately present the assets and liabilities of the Businesses indicated therein as of the dates thereof.

  5.9 Litigation. Except as disclosed on Schedule 5.9, as of the date hereof there are no suits, labor disputes or other litigation or proceedings ("Actions") pending or, to Seller's knowledge, threatened in writing against FHMS or Holding Company or any of Holding Company's subsidiaries, with respect to their respective Businesses, other than Actions that would not reasonably be expected to have a Material Adverse Effect on either of the Businesses.

  5.10 Compensation. Schedule 5.10 contains a true and complete list of all employees of FHMS, Holding Company or any of Holding Company's subsidiaries (each, an "Employee") specifying their names, job designations, dates of hire and rates of compensation.

  5.11 Compliance with Laws. FHMS's Business is in compliance with all Laws relating to FHMS's Business, except where the failure to comply would not reasonably be expected to have a Material Adverse Effect on FHMS's Business and Holding Company's Business is in compliance with all Laws relating to Holding Company's Business, except where the failure to comply would not reasonably be expected to have a Material Adverse Effect on Holding Company's Business.

  5.12 Employee Benefits Matters.

  (a) Except as set forth on Schedule 5.12, neither FHMS, Holding Company nor any of Holding Company's subsidiaries is a party to and none participates in or has any liability or contingent liability with respect to:

    (i) any "employment benefit plan" (as that term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"));

    (ii) any retirement or deferred compensation plan, incentive compensation plan, stock plan, unemployment compensation plan, vacation pay, severance pay, bonus or benefit arrangement, insurance or hospitalization program or any other fringe benefit arrangement for any employee, director, consultant or agent, whether pursuant to contract, arrangement, custom, informal understanding or otherwise, which does not constitute an employee benefit plan; or

    (iii) any employment agreement not terminable upon thirty (30) days' or less written notice without further liability; provided, however, that nothing in this paragraph (a) shall require that Schedule 5.12 include any plans, arrangements or agreements unless either (i) the plan, arrangement or agreement has been extended to persons because they have performed or will perform services for FHMS, Holding Company or any of Holding Company's subsidiaries or (ii) FPA may have any liability or contingent liability with respect to such plan, arrangement or agreement as a result of the execution of this Agreement or the transactions contemplated by this Agreement.

  (b) A true and correct copy of each of the plans, arrangements or agreements listed on Schedule 5.12 (the "Employee Benefit Plans") and all contracts relating thereto or the funding thereof, each as in effect on the date hereof, have been or will be made available to FPA by FHMS or Holding Company, as appropriate on or before July 15, 1996.

  (c) Except as set forth on Schedule 5.12, none of the Employee Benefit Plans is a multiemployer plan (as defined in Section 3(37) of ERISA).

  (d) Except as set forth on Schedule 5.12, each Employee Benefit Plan complies, in form and in operation in all material respects, with all applicable requirements of any Laws, including, to the extent applicable, Sections 401(a) and 501(a) of the Code, and, to Seller's knowledge, no event has occurred which will or could cause any such Employee Benefit Plan to fail to comply in all material respects with such requirements.

  (e) Except as set forth on Schedule 5.12, neither FHMS, Holding Company nor any of Holding Company's subsidiaries has any liability or contingent liability with respect to its respective Business to provide medical, dental, life, accidental death and dismemberment, or long-term disability benefits from its general assets (other than to pay insurance premiums) and, with respect to each Employee Benefit Plan, all required contributions including premium payments, have been paid.

  (f) Except as set forth on Schedule 5.12, neither FHMS, Holding Company nor any of Holding Company's subsidiaries has any liability or contingent liability, under any Employee Benefit Plan or otherwise, for any post-retirement medical or life insurance benefits, other than statutory liability for providing group health plan continuation coverage under Part 6 of Title 1 of ERISA and Section 4980B of the Code.

  (g) Except as set forth on Schedule 5.12, with respect to any Employee Benefit Plan with respect to which FPA is assuming liabilities pursuant to
Section 7.5 or from which assets and liabilities will be transferred to an employee benefit plan of FPA (or its Affiliates):

    (i) in the case of any such Employee Benefit Plan which is an "employee pension benefit plan" (within the meaning of Section 3(2) of ERISA), there have been no amendments thereto which are not the subject of a favorable determination letter issued with respect thereto by the IRS and no event has occurred which will or could give rise to disqualification of any such plan under such Sections or to a Tax under Section 511 of the Code;

    (ii) there have been no "prohibited transactions" (as described in Section 406 of ERISA or Section 4975 of the Code) with respect to any such Employee Benefit Plan;

    (iii) there have been no acts or omissions by FHMS, Holding Company or their respective Affiliates with respect to such Employee Benefit Plan which have given rise to or may give rise to fines, penalties, Taxes or related charges under Section 502 of ERISA or Chapters 43, 47 or 68 of the Code;

    (iv) none of the payments contemplated under such Employee Benefit Plan would, in the aggregate, constitute excess parachute payments (as defined in Section 280G of the Code (without regard to subsection (b)(4) thereof));

    (v) there are no Actions (other than routine claims for benefits) pending or to Seller's knowledge threatened in writing involving any such Employee Benefit Plan or the assets thereof and no facts exist which could give rise to any such Actions (other than routine claims for benefits); and

    (vi) with respect to any such Employee Benefit Plan which is subject to Title IV of ERISA:

      i. there has been no reportable event (as described in Section 4043 of ERISA);

      ii. no steps have been taken to terminate any such plan;

      iii. there has been no withdrawal (within the meaning of Section 4063 of ERISA) of a "substantial employer" (as defined in Section 4001(a)(2) of ERISA);

      iv. no event or condition has occurred which might constitute grounds under Section 4042 of ERISA for the termination of or the appointment of a trustee to administer any such plan; and

      v. if each such plan were terminated immediately after the Closing, there would be no unfunded liabilities with respect to any such plan, its participants or beneficiaries or the Pension Benefit Guaranty Corporation.

  5.13 Insurance. Schedule 5.13 lists all policies of fire, liability, life and employee health, environmental, medical malpractice, workers' compensation and other forms of insurance currently held and maintained by FHMS, Holding Company, or any of Holding Company's subsidiaries (the "Insurance Policies"). Seller believes that such Insurance Policies are commercially reasonable in amount and coverage. All of the Insurance Policies are in full force and effect, all billed premiums with respect thereto covering all periods up to and including the Closing Date have been paid or will have been paid on or prior to the Closing Date and no written notice of cancellation or termination has been received with respect to any such Policy, except for failures to pay or cancellations or terminations which would not reasonably be expected to have a Material Adverse Effect on FHMS's or Holdings Company's Business.

  5.14 No Undisclosed Liabilities. Except as disclosed on Schedule 5.14, or elsewhere in the Disclosure Schedule, since the Financial Statement Date (i) FHMS has not incurred any Liability material to FHMS's Business (ii) neither Holding Company nor any subsidiary of Holding Company has incurred any Liability material to Holding Company's Business, in each case other than in the Ordinary Course.

  5.15 Capital Structure.

  (a) The issued and outstanding FHMS Shares are held directly by Seller in the amount set forth on Schedule 2.1 hereto and represent all of the outstanding capital stock of FHMS. The issued and outstanding Holding

Company Shares are held directly by Selling Shareholder in the amount set forth on Schedule 3.2 hereto and represent all of the outstanding capital stock of Holding Company.

  (b) All of the outstanding Holding Company Shares and FHMS Shares (i) were issued in compliance with applicable federal and state securities laws, (ii) are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights created by statute, the Articles of Incorporation or Bylaws of the respective issuer of such shares or any agreement to which Seller, FHMS, Selling Shareholder or Holding Company is bound and (iii) are not subject to any options, warrants or other rights to purchase, agreements or other obligations to issue or other rights to convert any obligations into shares of capital stock or ownership interests in Holding Company or FHMS, respectively, except that all of the Holding Company Shares are subject to the Option and except as set forth on Schedule 5.15. The Holding Company Shares are wholly owned by Selling Shareholder free and clear of all Encumbrances except for the Option and as set forth on Schedule 5.15 and the FHMS Shares are wholly owned by Seller free and clear of all Encumbrances except as set forth on Schedule 5.15.

  (c) Except as set forth on Schedule 5.15, there are no voting trusts, registration rights, proxies, shareholder agreements or other agreements or understandings with respect to the Holding Company Shares or the FHMS Shares.

  5.16 Real Property. Neither Holding Company nor any of Holding Company's subsidiaries owns any real property in fee. As of the Closing Date, FHMS will not own any real property in fee.

  5.17 Taxes. Each of FHMS and Holding Company has duly filed or caused to be filed with the appropriate Governmental Authority all tax returns and reports required to be filed (subject to permitted extensions or amendments applicable to such filings) with respect to their respective Businesses at or prior to the Closing Date for all periods up to and including the Closing Date and will timely file subsequent to the Closing Date such tax returns as shall be due thereafter for periods up to and including the Closing Date and Seller shall be entitled to all the benefits, including any net operating losses, and be responsible for all the obligations of, such tax returns (which returns are or will be accurate and complete), and shall have paid all Taxes shown to have become due pursuant to such tax returns and will continue to pay such Taxes for periods ending on or before the Closing Date. FPA and Purchasing Shareholder shall join and cause Holding Company and FHMS to join, Seller and Selling Shareholder, as the case may be, in filing or amending any such tax returns, if required, at no out-of-pocket expense to FPA and Purchasing Shareholder. Neither FHMS, Holding Company nor any of Holding Company's subsidiaries is a party to any pending action or proceeding, nor, to the knowledge of Seller, is any such action or proceeding threatened in writing by any Governmental Authority against FHMS, Holding Company or any of Holding Company's subsidiaries for the assessment or collection of Taxes. Since the Financial Statement Date, no liability for Taxes has been incurred by FHMS, Holding Company or any of Holding Company's subsidiaries other than in the Ordinary Course of business. There are no liens for Taxes except for liens for property taxes not yet delinquent.

  5.18 Proprietary Rights. Each of Holding Company and Holding Company's Subsidiaries owns or licenses all trademarks, trade or fictitious names, copyrights and proprietary know-how necessary or material to their respective Businesses as currently conducted.

  5.19 Subsidiaries. Neither of FHMS nor Holding Company owns, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, business, trust, or other entity except as set forth on Schedule 5.19 hereto.

  5.20 Accounts Receivable. All accounts receivable of FHMS, FHMG and TDMC shown on the Financial Statements and all accounts receivable arising after the Financial Statement Date, arose from transactions in the Ordinary Course and have been collected or to Seller's knowledge, are collectible in at least their aggregate recorded amounts, net of any applicable reserve.

  5.21 Brokers. Other than Bear, Stearns & Co., Inc. which has acted on behalf of Seller and its Affiliates in connection with the transactions contemplated hereby, and whose commissions, fees and expenses are the sole responsibility of Seller, no Person has acted on behalf of Seller in connection with the transactions contemplated hereby in such a way as to give rise to a valid claim against FPA or its Affiliates for brokerage commissions, or finders' or similar fees.

  5.22 Certain Real Estate and Legal Matters. All references to the "Care Centers" in this Section 5.22 shall mean the real estate constituting the Care Centers only and shall not refer to any business operations or services conducted on or from the Care Centers. Schedule 1.1(a) attached hereto contains a complete list of all Care Centers and indicates which Care Centers are owned, are leased from a third party or are leased under the May 25, 1995 Tax Retention Operating Lease (the "TROL") between FHMS and First Security Bank of Utah, N.A., as trustee under the FH Trust 1995-1 (the "TROL Lessor").

  (a) Seller has no knowledge, and Seller has received no notice to the contrary, of any plan, study or effort of governmental authorities which could reasonably and materially and adversely affect the use of any of the Care Centers or could reasonably result in any charge being levied against, or any lien assessed upon, any of the Care Centers (other than usual and customary real property taxes and assessments for amounts not yet delinquent). Seller has no knowledge of any existing, proposed or contemplated plan to widen, modify or realign any street or highway contiguous to any of the Care Centers.

  (b) No notices of violation of laws or governmental regulations relating to any of the Care Centers have been received by Seller. To the best of Seller's knowledge, the improvements to the Care Centers were constructed in all material respects in accordance with all plans, specifications, drawings and permits applicable thereto and are permitted, conforming structures under applicable laws and ordinances in effect at the time of construction.

  (c) There is no pending proceeding in eminent domain or any action to quiet title, which reasonably could materially and adversely affect any of the Care Centers, nor does Seller know of the existence of any threatened proceedings or of the existence of any facts which might give rise to such action or proceeding.

  (d) Seller has received all occupancy permits or similar permits necessary to occupy the Care Centers as they are currently being used and operated by Seller.

  (e) Except for those pending sales and assignments of Care Centers and interests therein as set forth on attached Schedule 5.22(e) (collectively, the "Pending Transfers"), Seller has not entered into any other contracts for the sale of the Care Centers nor do there exist any rights of first offer or first refusal or options to purchase any of the Care Centers. The execution of final documentation and/or closing of any or all of the Pending Transfers shall not affect the terms or conditions of this Agreement).

  (f) Seller has no knowledge, and Seller has received no written notice to the contrary, of any special assessments which will result from work, activities or improvements done to the Care Centers by Seller or by any tenants or other parties, except as disclosed in title documents delivered by Seller to Purchasing Subsidiary or otherwise examined by or available to Purchasing Subsidiary.

  (g) As of the above date, to the best of Seller's knowledge, the Care Centers are not in violation of any federal, state or local law, ordinance or regulation promulgated thereunder relating to industrial hygiene or to the environmental conditions on, under or about the Care Centers including, but not limited to, all improvements, facilities, structures and equipment thereon, and the soil and groundwater thereunder. During the time in which Seller's Affiliates owned the Care Centers (each, an "Owner"), neither the Owner nor, to the best of Seller's knowledge, any third party has used, released, generated, manufactured, or produced on, under or about the Care Centers, or transported to or from the Care Centers, any flammable explosives, radioactive materials, hazardous wastes or substances, polychlorinated biphenyls or similar materials that are dangerous to the public health (collectively, "Hazardous Materials") in violation of statutes, ordinances or regulations that govern the use and/or disposal of Hazardous Materials (collectively, "Environmental Laws").

  (h) Each of the Care Centers is connected to and served by water, sewage disposal, drainage, telephone, gas, electricity and other utility equipment facilities and services required by law, or, to the best of Seller's knowledge, are reasonably adequate for the present use and operation of the Care Centers and which are installed and connected pursuant to valid permits required at the time of construction of the Care Center or installation of the utility.

  (i) To the best of Seller's knowledge, there are no physical or mechanical defects or deficiencies in the condition of the Care Centers that would result in the revocation of any required building or occupancy permit.

  (j) The Owners have not received any notices from any insurance company of any defects or inadequacies in the Care Centers.

  (k) To the best of Seller's knowledge, there are no storage or other tanks or containers, or wells or other improvements below the surface of the Care Centers in violation of any Environmental Laws or in violation of statutes, ordinances and/or regulation governing the installation, use, sealing or removal of such storage tanks. The Owners did not install any underground storage tanks under any of the Care Centers.

  (l) Except for the leases and subleases of the Care Centers currently in effect and disclosed or made available for inspection by Seller (the "Leases"), there are no oral or written leases, subleases, occupancies, or tenancies in effect pertaining to the Care Centers.

  (m) Copies of the Leases, title documents, environmental reports and similar real estate related documents which have been given to Purchasing Subsidiary by Seller are true and correct copies thereof in all material respects.

  (n) The Owners have received no written notice from any of the tenants of any of the Care Centers informing the Owners of any material defects in the structure or mechanical systems of any of the Care Centers that would adversely affect use and occupancy of the Care Centers.

  (o) With respect of each of the Leases, except as may be otherwise set forth in the Leases, in the rent roll for the respective Care Centers provided by Seller to Purchasing Subsidiary, in documentation or information provided to or available to Purchasing Subsidiary during the normal course of Purchasing Subsidiary's due diligence, the following information is true and correct: (a) each of the Leases is in full force and effect according to the terms set forth therein and has not been further modified, amended, extended or assigned by Seller, in writing or otherwise; (b) all obligations of each Owner, as landlord under the Leases, which have accrued prior to Closing will be performed in all material respects and, to Seller's best knowledge, no tenant has asserted or has any defense to, or any offsets, abatements, concessions, claims against, any rent payable by it after the date hereof, or any calculation of rent, or the performance of any other obligations under such tenant's respective Lease; (c) to the best of Seller's knowledge, no tenant is in default under or in arrears in the payment of any sum payable or in the performance of any obligation required of it under its Lease, including but not limited to all rent, taxes, assessments, repairs and maintenance charges, insurance premiums, utilities or other charges or expenses, and, to the best of Seller's knowledge, no tenant has prepaid any rent or other charges; (d) to Seller's best knowledge, no tenant is unable to perform any or all of its obligations under its Lease, whether for financial or legal reasons or otherwise; (e) to Seller's best knowledge, no guarantor or any assignor under any of the Leases has been released or discharged from any obligation under or in connection with any of the Leases; (f) Seller has not applied any security deposit from a tenant to rent or any other obligation due from any tenant without Purchasing Subsidiary's prior written consent; (g) all work required to be done by any Owner, as landlord under each such Lease, has been or by the Closing will be done or furnished unless otherwise agreed by the parties and no tenant is entitled to any additional work during the term of its Lease; (h) neither the Leases nor the rents nor any other amounts payable thereunder have been assigned, pledged or encumbered by Seller, except in connection with existing indebtedness disclosed by Seller to Purchasing Subsidiary; and (i) Seller has not received from any tenant written notice of any presently pending dispute regarding the calculation of payment of rent, the terms of any Lease or any alleged default by Seller, as lessor, under such Lease, or of any bankruptcy, receivership, custodianship, reorganization, insolvency, assignment for benefit of creditors or other proceeding of a similar nature respecting any tenant, any Lease or the Care Centers.

  (p) Seller is not now nor at Closing will be a "foreign person" as defined in Internal Revenue Code section 1445.

  (q) To the best of Seller's knowledge, the Leases, environmental reports, title documents, rent rolls and other documents delivered by Seller to Purchasing Subsidiary or otherwise made available to Purchasing Subsidiary by Seller do not contain any false information that could, if relied upon, materially affect Purchasing Subsidiary's decision to purchase the Care Centers.

  (r) Except for the Pending Transfers and as otherwise disclosed to Purchasing Subsidiary, neither the respective Owner's interest in the Leases, nor any of the rentals due or to become due under the Leases, has been or will be assigned prior to the Closing.

  (s) No leasing or brokerage fees or commissions of any nature whatsoever is now due or shall become due or owing by any Owner to any third party after the Closing under the existing provisions of any of the Leases.

  (t) Subject to the Pending Transfers and clause (u), below, Seller agrees to cause the Owners to continue to cause the Care Centers to be managed and maintained, reasonable wear and tear excepted, in the ordinary and usual course of business prior to the Closing; provided, however, Seller and the Owners shall not, without the prior written consent of Purchasing Subsidiary, convey any interest in the Care Centers or subject the Care Centers to any additional liens, encumbrances, covenants, conditions, easements, or rights of way adversely affecting the Care Centers or enter into any contracts, other than contracts terminable upon no less than thirty days prior notice.

  (u) The Owners will not hereafter modify, cancel, extend or otherwise change any of the terms, covenants, or conditions of the Leases, enter into, renew or extend any Leases (other than (i) documentation regarding any of the Pending Transfers, and (ii) Leases or cancellation or modifications of Leases with any Affiliates of Seller or with any Affiliates of or providers to the Owners, which may be modified, amended or canceled in the sole and absolute discretion of the respective Owners at any time before the Closing) without the prior written consent of Purchasing Subsidiary, which shall not be unreasonably withheld. If Purchasing Subsidiary does not disapprove any written request of Seller under this subparagraph within ten (10) days of such request, Purchasing Subsidiary shall be deemed to have approved such request.

  (v) To the extent insured as to the date of this Agreement, the respective Owners shall, at their sole cost and expense, will keep in full force all existing insurance policies affecting the Care Centers or any portion thereof through the Closing.

  Purchasing Subsidiary acknowledges that the assignment or subletting, as applicable of the Leases (collectively, the "Assignments") may require the written consent of the landlords or sublandlords (collectively, the "Landlords"). Seller shall solicit the Landlords' consent to the Assignments as soon as possible after the Closing. Notwithstanding the foregoing, Purchasing Subsidiary acknowledges that the Closing may occur notwithstanding the inability or failure to obtain the required consent of each of the Landlords, and Purchasing Subsidiary shall (i) waive any claims, actions, demands, causes of action, liabilities, judgments, costs and expenses (collectively, "Claims") Purchasing Subsidiary may incur as a result of the inability to obtain consent to the Assignments, and (ii) indemnify, defend and hold Seller harmless from and against any and all Claims that Purchasing Subsidiary may incur as a result of proceeding with the Assignments without the consent of each of the Landlords.

  Seller shall have no liability for any breach of any of the foregoing representations or warranties if Purchasing Subsidiary or Purchasing Subsidiary's agents, attorneys, or other representatives was either aware or through the exercise of reasonable diligence would have been aware of the facts to the contrary.

                                   ARTICLE 6

        Representations and Warranties of FPA and Purchasing Subsidiary

  Each of FPA and Purchasing Subsidiary hereby jointly and severally represents and warrants to Seller and Selling Shareholder as follows:

  6.1 Organization of FPA and Purchasing Subsidiary. Each of FPA and Purchasing Subsidiary is a corporation and Purchasing Shareholder is a professional corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and is duly qualified and in good standing as a foreign corporation in any state other than its state of incorporation where its business requires that it be so qualified, with all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is qualified to do business as a foreign corporation in the States of California and Arizona.

  6.2 Authorization. Each of FPA, Purchasing Subsidiary and Purchasing Shareholder has full power, authority and capacity to enter into and perform this Agreement, the Related Agreements and the other agreements and documents contemplated by this Agreement to which it is a party and to carry out the transactions contemplated by this Agreement and such other agreements. This Agreement has been duly and validly executed and delivered by each of FPA, Purchasing Subsidiary and Purchasing Shareholder and constitutes and upon the execution and delivery by each of FPA, Purchasing Subsidiary and Purchasing Shareholder of the Related Agreements to which it is a party such Related Agreements will constitute, the legally valid and binding obligation of each of them, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles relating to or limiting creditors' rights generally and general principles of equity.

  6.3 No Conflict or Violation. None of the execution, delivery and performance of this Agreement, the consummation of the transactions contemplated hereby, and the compliance by FPA, Purchasing Subsidiary and Purchasing Shareholder with any of the provisions hereof, will (i) violate or conflict with any provision of the respective Certificates of Incorporation or Bylaws of FPA or Purchasing Subsidiary, (ii) except as set forth on Schedule 6.3, violate, conflict with, or result in a breach of any provision of, or constitute a default (or any event which, with notice or lapse of time or both, would constitute a default) under, or result in a right of termination or acceleration under, any of the terms, conditions or provisions of any contract, indebtedness, note, bond, indenture, security or pledge agreement, commitment, license, lease, franchise, permit, agreement, or other instrument or obligation to which FPA, Purchasing Subsidiary or Purchasing Shareholder is a party except for violations, conflicts, breaches, defaults, terminations, accelerations, rights of termination or acceleration, or Encumbrances that would not reasonably be expected to have a Material Adverse Effect on FPA or Purchasing Subsidiary or (iii) to FPA's knowledge violate any Laws the violation of which could reasonably be expected to have a Material Adverse Effect on FPA or Purchasing Subsidiary.

  6.4 Permits and Governmental Filings.

  (a) Permits. To FPA's knowledge, Schedule 6.4(a) sets forth a complete and accurate list of all material Permits which constitute all material Permits required to conduct the respective businesses of FPA and Purchasing Subsidiary as now being conducted. No notice or warning from any authority with respect to the suspension, revocation, or termination of any material Permit has been received by FPA. FPA has delivered to Seller true, correct and complete copies of all Permits requested by Seller.

  (b) Filings. Except as disclosed on Schedule 6.4(b) hereto, no notice to, declaration, filing or registration with, or Permit from, any governmental or regulatory body or authority is required to be made or obtained by FPA, Purchasing Subsidiary or Purchasing Shareholder in connection with the execution, delivery or performance of this Agreement and the consummation of the transactions contemplated by this Agreement and the Related Agreements, except for any such notices, declarations, filings, registrations or Permits, the failure of which to be obtained would not reasonably be expected to have a Material Adverse Effect on FPA or Purchasing Subsidiary.

  6.5 Financial Statements. The FPA Financial Statements, together with the notes thereto (i) are in accordance with the books and records of FPA, (ii) fairly and accurately present the assets, liabilities and financial position of FPA as of the dates thereof and the results of operations for the periods then ended and (iii) have been prepared in accordance with GAAP consistently applied throughout the periods presented.

  6.6 SEC Documents. FPA (i) has provided to Seller and Selling Shareholder, a true and complete copy of FPA's Annual Report on Form 10-K (without exhibits) for the years ended December 31, 1994 and December 31, 1995, and Quarterly Report on Form 10-Q for the three (3) months ended March 31, 1996, and its definitive 1996 proxy statement filed by FPA with the SEC and (ii) will provide to Seller and Selling Shareholder all documents filed by FPA with the SEC at or prior to the Closing Date (collectively, with the documents listed in clause (i), the "FPA SEC Documents"). As of their respective filing dates, FPA has made all necessary filings with the Securities and Exchange Commission ("SEC") required to be filed by it since October 20, 1994, the FPA SEC Documents comply or will comply in all material respects with the requirements of the Exchange Act or the Securities Act, and none of the FPA SEC Documents contains or will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, except to the extent material statements in any of the foregoing are modified or superseded in accordance with applicable rules and regulations of the SEC by a subsequently filed FPA SEC Document delivered to the Shareholders prior to the date of this Agreement.

  6.7 No Material Adverse Change. Except as listed on Schedule 6.7, or in a FPA SEC Document since March 31, 1996, there has not been any Material Adverse Change in FPA.

  6.8 Compliance with Laws. To FPA's knowledge, each of FPA, Purchasing Subsidiary and Purchasing Shareholder is in compliance with all Laws, except where the failure to comply would not reasonably be expected to have a Material Adverse Effect on FPA or Purchasing Subsidiary.

  6.9 Litigation. Except as disclosed on Schedule 6.9, as of the date hereof there are no Actions pending or threatened in writing against FPA, Purchasing Subsidiary or Purchasing Shareholder other than Actions that would not reasonably be expected to have a Material Adverse Effect on FPA or Purchasing Subsidiary.

  6.10 No Undisclosed Liabilities. Except as disclosed on Schedule 6.10, since March 31, 1996, FPA has not incurred any liability material to FPA other than in the Ordinary Course. Purchasing Subsidiary has no Liabilities other than pursuant to this Agreement and the Related Agreements and is not a party to any Contract other than this Agreement and the Related Agreements to which it is a party.

  6.11 Capital Structure.

  (a) The authorized capital stock of FPA consists of 98,000,000 shares of Common Stock $.001 par value, 2,000,000 shares of Preferred Stock $.002 par value, the number and classes of outstanding equity securities of FPA (including securities convertible or exercisable into or exchangeable for equity securities of FPA) are as listed on Schedule 6.11. The authorized capital stock of Purchasing Subsidiary consists of 100 shares of common stock, $.01 par value.

  (b) All of the outstanding shares of capital stock of FPA and Purchasing Subsidiary (i) were issued in compliance with applicable federal and state securities laws and (ii) are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights created by statute, the Certificate of Incorporation or Bylaws of the respective issuer of such shares or any agreement to which FPA or Purchasing Subsidiary is a party or by which it is bound.

  (c) The shares of FPA Common will, when issued and delivered to the Seller in accordance with this Agreement, be duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights created by statute, FPA's Certificate of Incorporation, Bylaws or any agreement to which FPA is a party or by which it is bound.

                                   ARTICLE 7

                          Covenants of Parties Hereto

  Seller, Selling Shareholder, FPA, Purchasing Subsidiary and Purchasing Shareholder each covenant with the other as follows:

  7.1 Further Assurances. Upon the terms and subject to the conditions contained herein, each of Seller, Selling Shareholder, FPA, Purchasing Subsidiary and Purchasing Shareholder agrees, both before and after the Closing, (i) to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement and the Related Agreements, (ii) to execute any documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out any of the transactions contemplated hereunder or thereunder, and (iii) to cooperate with each other in connection with the foregoing, including using all reasonable efforts (A) to obtain all permits or licenses required to be obtained under any applicable Laws, (B) to effect all necessary registrations and filings, including submissions of information requested by governmental authorities, (C) to fulfill all conditions to this Agreement and (D) to consult with each other regarding renegotiation of any Expiring Contract. Seller, Selling Shareholder, FPA, Purchasing Subsidiary and Purchasing Shareholder will commence all action required under clause (A) above (including making all filings required under the HSR Act) as soon as reasonably practicable.

  7.2 No Solicitation. From the date of this Agreement to the Closing Date or earlier termination of this Agreement (the "Exclusivity Period"), neither Seller nor Selling Shareholder will directly or indirectly make, entertain, solicit or encourage inquiries or proposals, enter into or conduct discussions, or negotiate or enter into an agreement with any party other than FPA, Purchasing Subsidiary and Purchasing Shareholder for the divestiture of FHMS or Holding Company, respectively, whether by way of an asset or stock sale, partnership, joint venture, merger, consolidation or other transaction (provided that the foregoing shall not limit or restrict restructuring or other changes by FHMS or Holding Company or any of Holding Company's subsidiaries).

  7.3 Inspections. FPA, on the one hand, and Seller and Selling Shareholder, on the other, agree that, prior to the Closing, (i) FPA and its Representatives will have full access to such business, books, records, management and operations of FHMS, Holding Company and Holding Company's subsidiaries as may be reasonably required by FPA to evaluate the transactions contemplated by this Agreement and the Related Agreements provided, however, that nothing contained herein shall give FPA or Purchasing Shareholder a right of access to the consolidated tax returns of Seller; and (ii) Seller and its Representatives will have full access to such business, books, records, management and operations of FPA and its Affiliates as may be reasonably required by Seller to evaluate the quality of healthcare services provided or to be provided by FPA or its affiliated medical groups. FPA will exercise reasonable efforts to minimize interference with the Businesses and Seller will exercise reasonable efforts to minimize interference with FPA's business. Each of FPA and Seller further agrees to provide the other with reasonable notice before visiting the other's or its Affiliates' facilities or contacting the other's or its Affiliates' employees, practitioners or allied health professionals for the purpose of inspecting and conducting the due diligence contemplated by this Section 7.3.

  7.4 Conduct of Business. Except as set forth in Schedule 7.4 or as specifically contemplated by this Agreement and the Related Agreements or requested by FPA in writing, from the date hereof until the Closing, Seller will cause FHMS to and Selling Shareholder will cause Holding Company to operate its respective Business in the Ordinary Course. In addition, from the date hereof through the Closing, (i) Seller will not permit FHMS and Selling Shareholder will not permit Holding Company or any of its Subsidiaries, except in the Ordinary Course, to sell, transfer or assign or acquire any asset material to its respective Business (materiality for this purpose being defined as $100,000) and (ii) Seller will not permit FHMS to and Selling Shareholder will not permit Holding Company or Holding Company's subsidiaries to, enter into any Contract other than in the Ordinary Course. In addition, Seller will not permit FHMS to and Selling Shareholder will not permit Holding Company or any of its subsidiaries to (i) issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock of any class or securities convertible into, or rights, warrants or options to acquire, any such shares or other convertible securities or
(ii) amend their respective Articles or Certificates of Incorporation or Bylaws, except as may be necessary or advisable in connection with the transactions contemplated hereby and by the Related Agreements.

  7.5 Employee Matters.

  (a) Employee Benefits Generally. The employees of FHMS, Holding Company and Holding Company's subsidiaries who are retained by FPA or a subsidiary or Affiliate of FPA (including Purchasing Subsidiary) shall be referred to herein as the "Retained Employees." FPA shall provide each Retained Employee (and, to the extent applicable, the Retained Employee's respective eligible dependents) benefits which are substantially similar to those provided under the employee benefit plans applicable to similarly situated employees of FPA or its Affiliates. Without limiting the foregoing, FPA shall provide health coverage to each Retained Employee (and dependents) under a group health plan of FPA, shall waive any pre-existing condition exclusion that otherwise would apply, shall provide each Retained Employee (and dependent) with credit under the group health plan for any deductibles and co-payments paid during the coverage year with respect to the Retained Employee's (and dependent's) coverage prior to the Closing Date and shall provide such group health plan coverage as of the Closing Date. For purposes of determining eligibility to participate, vesting and benefit eligibility in any employee benefit plan of FPA, its subsidiaries or Affiliates, FPA shall give each Retained Employee full credit for the service credited to the Retained Employees under the Employee Benefit Plans. The preceding sentence does not require FPA to give any Retained Employee credit under its employee pension benefit plans for prior pension benefit accrual service under any Employee Benefit Plan.

  (b) Assumption of Liabilities. Except as specifically provided in this
Section 7.5 or in Section 10.5(a), effective as of the Closing Date, FPA agrees that FHMS shall have all liability and responsibility of Seller with respect to employees or former employees of FHMS or with respect to employees or former employees of the Holding Company or the Holding Company's subsidiaries, provided, that such liabilities are shown in the pro forma consolidated balance sheet attached hereto as Schedule 1.1(b) (as may be further described on Schedule 7.5(b)). Seller and its subsidiaries and Affiliates shall not retain any, and shall not be deemed to have retained any, of such liabilities or responsibilities.

  (c) Seller's 401(k) Plan.

    (i) Effective as of the Closing Date and as soon as practicable thereafter, FPA shall cause FHMS to make all required contributions to be made to the Foundation Health Corporation Profit Sharing and 401(k) Plan (as amended and restated effective January 1, 1994) ("Seller's 401(k) Plan") for each participating FHMS Employee.

    (ii) Each FHMS Employee shall cease to participate in Seller's 401(k) Plan for periods after the Closing Date. As soon as practicable after the Closing Date, as more fully described below, Seller and FPA shall arrange for the transfer of Seller's 401(k) Plan accounts (the "Accounts") of the FHMS Employees who are participants in Seller's 401(k) Plan and who elect to make such transfer during the election period established by Seller. Such Accounts shall be valued as of the last business day before the transfer is effected from Seller's 401(k) Plan and shall be transferred to one or more defined contribution plans (within the meaning of Section 3(34) of ERISA) which is or are maintained by FPA, its subsidiaries or Affiliates for the benefit of eligible employees and which is or are qualified under
  Section 401(a) of the Code (collectively, "FPA's Savings Plans"). FPA, its subsidiaries and Affiliates agree to cooperate with Seller, its subsidiaries and Affiliates in directing the trustee of any trust in which the assets of Seller's 401(k) Plan are invested to transfer to a new trustee or trustees or other funding agent or agents appointed by FPA or its Affiliates for FPA's Savings Plan, the amount of assets in the Accounts of the affected FHMS Employees participating in Seller's 401(k) Plan. Such transfer of assets of Seller's 401(k) Plan described above shall be made in cash or marketable securities. Such transfer of assets shall occur as soon as practicable after the last to occur of the receipt by Seller of FPA's (its subsidiary's or Affiliate's) certification that (i) FPA, its subsidiaries or Affiliates has established FPA's Savings Plans; (ii) FPA, its subsidiaries or Affiliates has received or requested a favorable determination letter for FPA's Savings Plans from the Internal Revenue Service, and (iii) FPA's Savings Plans provide that each participating FHMS Employee shall, immediately after the date of the transfer of assets in the Accounts as described above, have an accrued benefit under FPA's Savings Plans at least equal to the benefit accrued under Seller's 401(k) Plan immediately prior to such date. As of the transfer date, FPA shall become the plan sponsor with respect to the transferred Accounts of FHMS Employees and shall assume all obligations and Liabilities under all applicable Laws with respect to such Accounts.

  (d) Frozen 401(k) Plan. Effective as of the Closing Date or as soon as practicable thereafter, Seller shall transfer in whole to FPA all of the assets and liabilities under the Thomas-Davis Medical Centers, P.C. Profit Sharing and 401(k) Plan and its related trust (the "Frozen 401(k) Plan"). As of the transfer date, FPA shall become the plan sponsor of the Frozen 401(k) Plan and shall assume all obligations and liability under all applicable Laws with respect to the Frozen 401(k) Plan.

  (e) SMART Choices Plan. Effective as of the Closing Date and for the duration of the current coverage period, FPA shall establish a dependent care reimbursement account and a health care flexible spending account for FHMS Employees that continues benefits on the same terms as apply to the FHMS Employees under the Seller-sponsored SMART Choices Plan. In connection therewith, effective as of the Closing Date or as soon as practicable thereafter, Seller shall transfer to FPA account balances of FHMS Employees under the dependent care reimbursement account and the health care reimbursement account features of the Seller-sponsored SMART Choices Plan. Effective as of the Closing Date, with respect to such transferred accounts, FPA shall assume all obligations and Liabilities under all Applicable Laws.

  (f) Matching Contributions. Effective as of the Closing Date, FPA shall assume all obligations and Liabilities of Seller with respect to the October 31, 1994 letter agreement attached hereto as Exhibit A, regarding the provision of a 401(k) matching contribution of up to six percent (6%) of their compensation, with respect to certain employees of TDMC.

  (g) Cooperation of FPA and Seller. FPA and Seller shall take all actions which they deem necessary or desirable to implement the provisions of this
Section 7.5.

  (h) Third Party Beneficiaries. It is understood and agreed between FPA and Seller that all provisions contained in this Agreement with respect to employee benefit plans or employee compensation or employment are included for the sole benefit of the parties hereto and do not and shall not create any right in any other person, including, but not limited to, any Employee, any participant in any benefit or compensation plan or any beneficiary thereof.

  (i) Action by FPA's Affiliates. Any action required by FPA pursuant to this
Section 7.5 shall be deemed satisfied to the extent such action is taken by an Affiliate of FPA.

  7.6 FPA's Covenant Not to Compete.

  (a) FPA's Prohibited Conduct. Each of FPA and Purchasing Subsidiary acknowledges and agrees that pursuant to the transactions contemplated hereby and due to the ongoing relationship among Seller, FHCA, Family and Senior Care, Inc., FHMG, TDMC, Purchasing Subsidiary and FPA contemplated hereby, by the Professional Group Provider Agreements and the other Related Agreements, FPA and its Affiliates will be receiving confidential and proprietary information concerning Seller, FHCA and their Affiliates and that the use of such information by FPA or its subsidiaries or Affiliates (including Purchasing Subsidiary) could result in serious economic detriment to Seller, FHCA and/or their Affiliates. Therefore, subject to the provisions of this
Section 7.6, neither FPA nor any of its Affiliates (including Purchasing Subsidiary) shall seek to modify its respective Knox-Keene Act limited license so as to operate as a comprehensive health care service plan, or hold, acquire, or make any commitment to hold or acquire a controlling interest in, a comprehensive health plan, which offers insured, self-insured or prepaid health insurance products to individuals, to CHAMPUS, FEHBP, Medicare, Medicaid or other state or federal healthcare programs, to commercial groups or other sponsors of health care benefit plans in the Provider Service Area (as defined in addenda B, C and D to each Professional Group Provider Agreement) until the earlier of (i) the expiration of the Professional Group Provider Agreements by their own terms or
(ii) the first anniversary of the date the Professional Group Provider Agreements terminate as a result of a breach of such agreements by FHCA (the "Non-Compete Period"). Without limiting the foregoing, the parties hereto understand and agree that FPA or an Affiliate of FPA is seeking a restricted health care service plan license from the California Department of Corporations in order to continue its operations as in effect on the date hereof and as of the Closing Date. Upon attainment of such license, FPA shall only utilize such license for the conduct of its business as currently conducted and shall not, either directly or indirectly, compete with Seller, FHCA or any of their respective Affiliates in the Provider Service Area during the Non-Compete Period by marketing or soliciting potential HMO enrollees as a direct contractor to employer groups, individuals or governmental entities. A termination of the Professional Group Provider Agreements due to a material breach thereof by FPA or an Affiliate of FPA shall not relieve FPA or its Affiliates from their obligations under this Section 7.6.

  (b) Seller's Prohibited Conduct. Subject to the provisions of this Section 7.6, until the earlier of (i) the date which is three (3) years from the date hereof or (ii) the termination of a Professional Group Provider Agreement, Seller shall not (i) purchase any medical group if the FHCA linked lives to FHMG or TDMC which are provided services by the medical groups acquired during such period in a given Provider Service Area exceed five percent (5%) of the number of FHCA linked lives to FHMG or TDMC within such Provider Service Area or (ii) purchase any independent physicians association or medical group within a five mile radius of any Care Center purchased pursuant hereto.

  (c) Remedies. The parties hereto acknowledge and agree that the breach of the provisions of this Section 7.6 by FPA or any of its Affiliates (including Purchasing Subsidiary) would cause irreparable harm to Seller and FHCA and that the party injured by such breach would not have an adequate remedy at law or in damages. Therefore, FPA consents to the issuance of an injunction or the other enforcement of equitable remedies against it or its Affiliates (including Purchasing Subsidiary) at the suit of Seller, without bond or other security, to compel performance of all the terms of this Section 7.6, and waives the defense of the availability of relief in damages.

  (d) Severability. To the extent any provision of this Section 7.6 shall be invalid or unenforceable, it shall be considered deleted herefrom and the remainder of such provision and of this Section 7.6 shall be unaffected and shall continue in full force and effect. In furtherance and not in limitation of the foregoing, should the duration or geographical extent of, or business activities covered by any provision of this Section 7.6 be in excess of that which is valid and enforceable under applicable Law, then such provision shall be construed to cover only that duration, extent or activities which may validly and enforceably be covered. The parties hereto acknowledge the uncertainty of the Law in this respect and expressly stipulate that this
Section 7.6 shall be given construction that renders its provisions valid and enforceable to the maximum extent (not exceeding its express terms) possible under applicable law.

  (e) Termination of Covenant. Notwithstanding anything else contained herein, if the covenant of Buyer under Section 7.6(a), or the covenant of Seller under
Section 7.6(b) is found to be unenforceable or if either Buyer or Seller or any of their respective Affiliates breach any such covenant and such breach is not cured within thirty (30) days of receipt of notice thereof, then the non-breaching party and its Affiliates shall be released from their obligations under Section 7.6(a) or (b), as the case may be, and such provision shall be deemed terminated and of no further force and effect.

  7.7 Purchase of Indebtedness; Post-Closing Adjustment. The parties hereto acknowledge and agree that (i) Purchasing Subsidiary shall purchase the FHMS Indebtedness and the Holding Company Indebtedness as set forth in Articles 2 and 3 and (ii) that the Holding Company Indebtedness Purchase Price, the FHMS Indebtedness Purchase Price and the Note Consideration shall be represented by the Consolidated Note and, together with certain obligations under the Professional Group Provider Agreements and certain third party indebtedness shall be guaranteed by FPA in accordance with
Section 8.6. The parties hereto understand and agree that (i) the Holding Company Indebtedness Purchase Price and the FHMS Indebtedness Purchase Price will be based, initially, on the amount of Holding Company Indebtedness and FHMS Indebtedness shown on the Pro Forma Consolidated Balance Sheet of FHMS, Holding Company and its subsidiaries as of the Closing Date, (provided, that for the period between June 30, 1996 and Closing there will be no reduction in the Note for any utilization by the Seller of tax benefits from FHMS, TDMC and FHMG, it being acknowledged and agreed that the Tax Sharing Agreements between FHC and each of FHMS, TDMC and FHMG obligating FHC to compensate each of FHMS, TDMC and FHMG for such utilization shall be terminated as of July 1, 1996) and that the principal amount of the Consolidated Note shall reflect such amounts,
(ii) Seller shall cause an audit (the "Closing Audit") of the consolidated balance sheet of FHMS, Holding Company and its subsidiaries as of the Closing Date to be conducted promptly after the Closing Date and shall furnish Purchasing Subsidiary with the audited consolidated balance sheet of FHMS, Holding Company and Holding Company's subsidiaries within sixty (60) days following the Closing Date and (iii) following such audit, the principal amount of the Consolidated Note shall be adjusted such that it equals the actual audited amounts of FHMS Indebtedness and Holding Company Indebtedness (subject to the proviso in clause (i)) plus the Note Consideration, adjusted for any difference between (x) the interest paid on the Consolidated Note between the Closing Date and the date of such adjustment and (y) that which would have been paid had the Consolidated Note been based on the audited consolidated balance sheet at the Closing Date. In furtherance of the foregoing, Purchasing Subsidiary agrees to issue a new Consolidated Note in the adjusted amount and upon receipt of such new Consolidated Note, Seller agrees to cancel the existing Consolidated Note.

  7.8 Preparation of the Proxy Statement. FPA shall determine whether to seek stockholder approval of this Agreement and the Related Agreements and the transactions contemplated hereby and thereby. If such stockholder approval is sought, to the extent required by applicable Law, FPA shall promptly prepare and file with the SEC a Proxy Statement relating to the transactions contemplated hereby (the "Proxy Statement") and Seller shall promptly furnish all information regarding itself, FHMS, Holding Company and Holding Company's subsidiaries as is reasonably requested by FPA and necessary for the preparation of the Proxy Statement. FPA shall also take any action (other than qualifying to do business in any jurisdiction in which it is now not so qualified) required to be taken under any applicable state and federal securities laws in connection with the issuance of FPA Common pursuant hereto. In addition, if FPA is required to prepare a Proxy Statement pursuant hereto, FPA shall obtain the services of a proxy solicitor reasonably satisfactory to Seller.

  7.9 Stockholders Meeting. If FPA is required to prepare a Proxy Statement pursuant hereto, FPA shall call a meeting of its stockholders (the "Stockholders Meeting") to be held as promptly as practicable for the purpose of voting upon the approval of this Agreement, the Related Agreements and the transactions contemplated hereby and thereby. FPA's Boards of Directors shall recommend to its stockholders approval of such matters. If the Board of Directors of FPA is required by applicable law to review or restate their recommendation, this Section 7.9 shall not prohibit accurate disclosure that is required in any FPA SEC Document (including the Proxy Statement) or otherwise under applicable law of the opinion of the Board of Directors of FPA as of the date of such SEC Document or such other required disclosure as to the transactions contemplated hereby.

  7.10 Agreement to Vote Shares. In consideration for the execution of this Agreement by Seller and Selling Shareholder, each officer of FPA who is a holder of FPA Common shall, in an agreement reasonably satisfactory to Seller, agree to vote all shares of FPA Common held by such person entitled to vote at the FPA Stockholders Meeting (and at any adjournment thereof) in favor of the transactions contemplated hereby and by the Related Agreements. In addition, FPA shall use it best efforts to have each non-officer director and beneficial owner of (5%) or more of the outstanding FPA Common to sign an agreement agreeing so to do.

  7.11 Surgery Center Referrals. Seller and FPA agree to and agree to cause their appropriate Affiliates to use their reasonable best efforts to enter into an agreement, prior to the Closing Date, providing for referrals from FHMG, TDMC and Intergroup IPA, P.C. ("IG IPA") to the surgery centers listed in such agreement such that the referral pattern from FHMG, TDMC and IG IPA to such surgery centers following the Closing shall be substantially similar to that prior to the Closing.

  7.12 Disease State Management. Seller agrees to cause Integrated Pharmacy Services ("IPS") to and FPA agrees to cause its appropriate Affiliates to use their reasonable best efforts to enter into an agreement, prior to the Closing Date, pursuant to which FPA and such Affiliates would promote IPS's Disease State Management ("DSM") programs to physicians and employees in the care centers of such Affiliates and pursuant to which FPA would and would cause such Affiliates to, make all FHCA pharmacy claims data available to IPS in a format such as to allow IPS to fully develop and implement the DSM programs.

  7.13 Real Estate Matters. As promptly as reasonably possible but in no event later than forty-five (45) days following the date hereof, Seller shall, at its sole cost and expense, deliver to FPA the following documents and materials (which shall be delivered as they become available to Seller):

    (a) One or more title insurance commitments with respect to the Owned Care Centers dated no earlier than the date of this Agreement, issued by such title insurance company as may be reasonably acceptable to FPA and accompanied by copies of all documents, instruments and other matters referred to therein as exceptions.

    (b) Copies of surveys of the Owned Care Centers prepared by or on behalf of Seller or its affiliates;

    (c) Copies of the most recent real property tax bills with respect to the Owned Care Centers for the preceding tax year;

    (d) Copies of all real property service, maintenance, management, and other similar real property management contracts with respect to the Owned Care Centers to which Seller or one of its Affiliates is a party and which is in Seller's possession or control;

    (e) Copies of all certificates of occupancy in Seller's possession or control for the Owned Care Centers;

    (f) Copies of all warranties and guaranties currently in effect and in Seller's possession or control for the Owned Care Centers or any portion thereof;

    (g) Copies of all soil, seismological, geological, and drainage reports in Seller's possession or control with respect to the Owned Care Centers;

    (h) Copies of any "as built" plans and specifications in Seller's possession or control for the Owned Care Centers;

    (i) Copies of all Leases for the Owned Care Centers, and a current rent roll showing the names of all tenants under the Leases with respect to the Owned Care Centers;

    (j) Copies of the most recent utility bills and insurance claims in Seller's possession or control with respect to the Owned Care Centers for the preceding six (6) month period;

    (k) Copies of any environmental audits or studies for the Owned Care Centers to the extent in Seller's possession or control;

  For purposes of this Section 7.13, "Owned Care Centers" shall include those Care Centers owned by FHMS or any Affiliate of FHMS and those Care Centers leased by FHMS under the TROL.

  7.14 Software Licenses. At Closing, FPA agrees to or to cause one of its Affiliates to assume those certain license and maintenance agreements between Foundation Health, a California Health Plan and the licensors of certain software which is used in connection with the Businesses, which agreements are set forth on Schedule 7.14 hereto.

  7.15 Guaranty Payments. In the event Seller advances any funds pursuant to its guaranty of certain bank indebtedness of FPA, then FPA agrees to immediately pay Seller the amount of any funds so advanced.

                                   ARTICLE 8

         Conditions to Seller's and Selling Shareholder's Obligations

  The respective obligations of Seller and Selling Shareholder to consummate the transactions provided for by this Agreement and the Related Agreements are subject, in the discretion of Seller and Selling Shareholder, respectively, to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived on its or his own behalf by Seller or Selling Shareholder:

  8.1 Representations, Warranties and Covenants. All representations and warranties of each of FPA, Purchasing Subsidiary and Purchasing Shareholder contained in this Agreement shall be true and correct in all material respects (without duplication of any materiality standard contained therein) at and as of the date of this Agreement and at and as of the Closing Date, and each of FPA, Purchasing Subsidiary and Purchasing Shareholder shall have performed in all material respects all covenants required by this Agreement to be performed by it prior to the Closing.

  8.2 No Proceedings, Litigation or Laws. No Action by any Governmental Authority or other Person shall have been instituted or threatened which questions the validity or legality of the transactions contemplated by this Agreement and the Related Agreements or which asserts the right of a Governmental Authority to approve any aspect of such transactions and which would reasonably be expected to damage Seller or Selling Shareholder materially if the transactions contemplated hereunder or thereunder are consummated. There shall not be any Laws that make the purchase of the Businesses as contemplated by this Agreement and the Related Agreements illegal or otherwise prohibited.

  8.3 Opinion of Counsel. FPA shall have delivered to Seller and Selling Shareholder an opinion of Latham & Watkins, special counsel to FPA, Purchasing Subsidiary and Purchasing Shareholder, dated as of the Closing Date, in form and substance reasonably satisfactory to Seller and its counsel.

  8.4 Certificates and Corporate Documents. Each of FPA and Purchasing Subsidiary shall have furnished Seller and Selling Shareholder with such certificates of its officers and others (including Purchasing Shareholder) to evidence compliance with the conditions set forth in this Article 8 as may be reasonably requested by Seller and Selling Shareholder. Seller and Selling Shareholder shall have received from each of FPA and Purchasing Subsidiary, resolutions adopted by their respective boards of directors and any required shareholder resolutions, approving this Agreement and the Related Agreements to which it is a party and the transactions contemplated by this Agreement and such Related Agreements, certified by FPA's and Purchasing Subsidiary's respective corporate secretaries.

  8.5 Registration Rights Agreement. FPA and Seller shall have entered into a Registration Rights Agreement (the "Registration Rights Agreement"), containing the terms set forth in the term sheet attached as Exhibit F hereto and otherwise in form and substance reasonably satisfactory to the parties hereto.

  8.6 Guaranties. FPA shall have (i) executed and delivered to Seller a Guaranty, containing the terms set forth in the term sheet attached as Exhibit G hereto and otherwise in form and substance reasonably satisfactory to the parties hereto, guaranteeing the Consolidated Note and the performance by any Affiliate of FPA that is a party thereto, of its obligations under the Professional Group Provider Agreements and (ii) executed and delivered to each of the third party payees under such indebtedness, a guaranty of the indebtedness to non-Affiliates shown on the pro forma consolidated balance sheet of FHMS, Holding Company and Holding Company's subsidiaries attached as
Schedule 1.1(b) hereto in the amounts outstanding on the Closing Date.

  8.7 Intentionally Deleted.

  8.8 Intentionally Deleted.

  8.9 Master Lease Assignment. FPA, Purchasing Subsidiary and the designated "Assignors" thereunder shall have entered into a Master Lease Assignment (the "Master Lease Assignment"), in substantially the form of Exhibit I hereto.

  8.10 Professional Group Provider Agreements. FHCA shall have entered into a Professional Group Provider Agreement with FHMG in substantially the form of Exhibit B hereto and with TDMC in substantially in the form of Exhibit C hereto.

  8.11 Purchase Price. FPA and Purchasing Subsidiary shall have delivered the FHMS Share Purchase Price to Seller and Purchasing Subsidiary shall have delivered the FHMS Indebtedness Purchase Price and the Holding Company Indebtedness Purchase Price and the Designee Price to Seller.

  8.12 HSR Act. The applicable waiting period, including any extension thereof, under the HSR Act shall have expired or been terminated.

  8.13 Governmental Approvals. Such Governmental Authorities as may be required, shall have received notice of, or applications or other filings with respect to, the transactions contemplated by this Agreement and the Related Agreements and, where required, shall have approved same.

  8.14 Related Agreements. The various parties named therein shall have entered into the agreements set forth on Schedule 8.14 hereto in accordance herewith, all of which shall be in full force and effect and none of which shall have been amended or breached. In addition, each such party other than FPA shall have delivered to Seller and Selling Shareholder, in the form of a certificate, the equivalent of the representation made by Seller and FPA with respect to such Agreements in Section 5.2 (Authorization) and Section 6.2 (Authorization), respectively.

  8.15 Consents. All Permits, waivers and consents required to consummate the transactions contemplated hereby, including the consents listed on Schedules 5.6(b) and 6.4(b) shall have been obtained.

  8.16 No Material Adverse Changes. No violations or alleged violations of Law by any of FPA or its Affiliates (including Purchasing Subsidiary), including those arising from patterns or practices engaged in by such Persons, other than matters which have been previously publicly disclosed, shall have (i) resulted in any Material Adverse Change since the Financial Statement Date in FPA's or Purchasing Subsidiary's business or (ii) materially and adversely affected the ability of FPA, Purchasing Subsidiary or Purchasing Shareholder to consummate the transactions contemplated hereby and by the Related Agreements.

  8.17 Transition Agreement. FPA, Purchasing Subsidiary and Seller shall have entered into a Transition Agreement (the "Transition Agreement"), in form and substance reasonably satisfactory to the parties hereto.

  8.18 Releases. Each of Seller, Selling Shareholder, Intergroup of Arizona and such other Affiliates of Seller as are named therein shall have received a General Release, containing the terms set forth in the term sheet attached as Exhibit J hereto and otherwise in form and substance reasonably satisfactory to the parties hereto, from FHMS, Holding Company and each of Holding Company's subsidiaries releasing Seller, Selling Shareholder, Intergroup of Arizona and such other Affiliates of Seller from all claims which FHMS, Holding Company or any of Holding Company's subsidiaries may have against them arising from events or occurrences prior to Closing, including any claims which TDMC may have under the terms of that certain hospital risk sharing arrangement with Intergroup of Arizona.

  8.19 Pledge Agreements. (i) Each of FPA, Purchasing Subsidiary, and Purchasing Shareholder shall have executed and delivered to Seller a Pledge Agreement (a "Pledge Agreement") containing the terms set forth in the term sheet attached as Exhibit K hereto and otherwise in form and substance reasonably satisfactory to the parties hereto, pledging the shares of Purchasing Subsidiary, FHMS and of Holding Company, respectively, (ii) Holding Company shall have executed and delivered a Pledge Agreement, pledging the shares of FHMG and TDMC and (iii) FPA and any Affiliate of FPA possessing such an option shall have executed a

Pledge Agreement, pledging any options it has to purchase any of the shares pledged pursuant to clauses (i) and (ii) hereof, in each case to secure Consolidated Note, the Bridge Note and the performance by Buyer and its Affiliates of their respective obligations under the Professional Group Provider Agreements (collectively, the "Secured Obligations").

  8.20 Security Agreement. Each of Purchasing Subsidiary, FHMS, Holding Company, FHMG and TDMC shall have executed and delivered to Seller a Security Agreement, containing the terms set forth in Exhibit L hereto and otherwise in form and substance reasonably satisfactory to the parties hereto, pledging its respective assets to secure the Secured Obligations.

  8.21 Board Approval. The Board of Directors of Seller shall have approved this Agreement and the Related Agreements and the transactions contemplated hereby and thereby.

  8.22 Tax Opinion. Seller shall have received an opinion from Pillsbury Madison & Sutro LLP regarding certain tax matters relating to the transactions contemplated hereby, in form and substance reasonably satisfactory to Seller.

                                   ARTICLE 9

                        Conditions to FPA'S Obligations

  The respective obligations of FPA, Purchasing Subsidiary and Purchasing Shareholder to consummate the transactions provided for by this Agreement and the Related Agreements are subject, in the discretion of FPA, Purchasing Subsidiary and Purchasing Shareholder, respectively, to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived on its own behalf by FPA, Purchasing Subsidiary or Purchasing Shareholder:

  9.1 Representations, Warranties and Covenants. All representations and warranties of Seller and Selling Shareholder contained in this Agreement shall be true and correct in all material respects (without duplication of any materially standard contained therein) at and as of the date of this Agreement and at and as of the Closing Date, and each of Seller and Selling Shareholder shall have performed in all material respects all covenants required by this Agreement to be performed by it prior to the Closing.

  9.2 No Proceedings, Litigation or Laws. No Action by any Governmental Authority or other Person shall have been instituted or threatened which questions the validity or legality of the transactions contemplated by this Agreement and the Related Agreements or which asserts the right of a Governmental Authority to approve any aspect of such transactions and which would reasonably be expected to have a Material Adverse Effect on FPA if the transactions contemplated by this Agreement and the Related Agreements are consummated. There shall not be any Laws that make the purchase of the Businesses as contemplated by this Agreement and the Related Agreements illegal or otherwise prohibited.

  9.3 Opinion of Counsel. Seller shall have delivered to FPA an opinion of Pillsbury Madison & Sutro LLP, special counsel to Seller, in form and substance reasonably satisfactory to FPA and its counsel.

  9.4 Certificates and Corporate Documents. Seller shall furnish FPA and Purchasing Shareholder with such certificates of its officers and others and Selling Shareholder shall furnish FPA and Purchasing Shareholder with such certificates, to evidence compliance with the conditions set forth in this
Article 9 as may be reasonably requested by FPA and Purchasing Shareholder. FPA and Purchasing Shareholder shall have received from Seller resolutions adopted by the board of directors of Seller and any required shareholder resolutions approving this Agreement, the Related Agreements to which it is a party and the transactions contemplated by this Agreement and such Related Agreements, certified by Seller's corporate secretary.

  9.5 Other Documents. Seller shall have executed and delivered an assignment of the FHMS Shares, the FHMS Indebtedness and the Holding Company Indebtedness to Purchasing Subsidiary as provided in this Agreement and Selling Shareholder shall have executed and delivered an assignment of the Holding Company Shares to Purchasing Shareholder pursuant to the Option as provided in this Agreement and the Share Ownership Agreement, which documents shall be in a form reasonably satisfactory to FPA's counsel.

  9.6 HSR Act. The applicable waiting period, including any extension thereof, under the HSR Act shall have expired or been terminated.

  9.7 Governmental Approvals. Such Governmental Authorities as may be required, shall have received notice of, or applications or other filings with respect to, the transactions contemplated by this Agreement and the Related Agreements and, where required, shall have approved same.

  9.8 Intentionally deleted.

  9.9 Master Lease Assignment. FPA, Purchasing Subsidiary and the designated "Assignors" thereunder shall have entered into the Master Lease Assignment.

  9.10 Professional Group Provider Agreements. FHCA shall have entered into a Professional Group Provider Agreement with FHMG in substantially the form of Exhibit B hereto and with TDMC in substantially the form of Exhibit C hereto.

  9.11 Related Agreements. The various parties named therein shall have entered into the Agreements listed on Schedule 8.14 (Related Agreements), all of which shall be in full force and effect and none of which shall have been amended or breached. In addition, each such party other than Seller, Selling Shareholder, FHMS, Holding Company or any of Holding Company's subsidiaries shall have delivered to FPA, in the form of a certificate, the equivalent of the representation made by Seller and FPA with respect to the Related Agreements in Section 5.2 (Authorization) and Section 6.2 (Authorization).

  9.12 Consents. All Permits, waivers and consents required to consummate the transactions contemplated hereby, including the consents listed on Schedules 5.6(b) and 6.4(b) shall have been obtained.

  9.13 Material Adverse Changes. No violations or alleged violations of Law by FHMS, Holding Company or any of their respective Affiliates, including those arising from patterns or practices engaged in by such Person, other than matters which have been previously publicly disclosed, shall have (i) resulted in any Material Adverse Change since the Financial Statement Date in FHMS's Business or Holding Company's Business or (ii) materially and adversely affected the ability of Seller or Selling Shareholder to consummate the transactions contemplated hereby and by the Related Agreements.

  9.14 Pre-Closing Transactions.

  (a) Transfer of Real Property. Seller shall have caused FHMS to transfer all real property owned by it in fee (together with all indebtedness encumbering such real property) to an Affiliate of Seller.

  (b) Transfer of CPR Stock. Seller shall have caused the stock of Catalina Professional Recruiters, Inc. to have been transferred from FHMS to Seller or an Affiliate of Seller.

  (c) Transfer of Other Assets and Liabilities. Seller shall have caused those other assets and liabilities which are shown to have been transferred by FHMS, Holding Company or Holding Company's subsidiaries in the adjustments resulting in the pro forma consolidated balance sheet attached hereto as Schedule 1.1(b) to have been transferred by FHMS, Holding Company or one of Holding Company's subsidiaries, as the case may be.

  9.15 Transition Agreement. FPA and Seller shall have entered into the Transition Agreement.

  9.16 Registration Rights Agreement. FPA and Seller shall have entered into the Registration Rights Agreement.

  9.17 Notice of Designee. Seller shall have notified the Agent and Selling Shareholder of Purchasing Shareholder's appointment as Designee in accordance with the Share Ownership Agreement.

  9.18 Board Approval. The Board of Directors of FPA shall have approved this Agreement and the Related Agreements and the transactions contemplated hereby and thereby.

  9.19 Stockholder Approval. FPA shall have obtained any approval of its stockholders required by applicable Law to be obtained in connection with the execution and delivery of this Agreement and the Related Agreements to which FPA is a party or to consummate the transactions contemplated hereby or thereby.

  9.20 Voting Agreement. Seller shall have executed and delivered to FPA a Voting Agreement, containing the terms set forth in the term sheet attached as Exhibit M hereto and otherwise in form and substance reasonably satisfactory to the parties hereto.

  9.21 Physicians. The number of physicians employed by Holding Company and its subsidiaries as of the Closing Date shall not be less than seventy five percent (75%) of the number of physicians employed by Holding Company and its subsidiaries as of the date hereof.

  9.22 Real Estate Matters. Purchasing Subsidiary shall, in its good faith business judgment, have approved (i) the condition of title to each owned Care Center, as described in the title commitments and the surveys delivered to or obtained by Purchasing Subsidiary (provided Purchasing Subsidiary shall not disapprove any title exception that does not have a material adverse effect on the use or operation of such Care Center), (ii) environmental audits or studies of the such Care Centers, (iii) all of the characteristics and aspects of each Care Centers which may reasonably affect its ownership, operation, use, development, marketability and/or economic viability, and (iv) the Leases and service contracts with respect to the Care Centers.

                                  ARTICLE 10

                  Actions by Seller and FPA after the Closing

  10.1 Books and Records. FPA and Purchasing Subsidiary, on the one hand, and Seller, on the other, each agree to cooperate with and make available to the other, during normal business hours, all books and records of such party, information and employees (without substantial disruption of employment) retained and remaining in existence after the Closing which are necessary or useful in connection with any tax inquiry, audit, investigation or dispute, any litigation or investigation or any other matter requiring any such books and records, information or employees for any reasonable business purpose, provided, however, that nothing contained herein shall give FPA or Purchasing Shareholder a right of access to the consolidated tax returns of Seller. The party requesting any such books and records, information or employees shall bear all of the out-of-pocket costs and expenses (including attorneys' fees, but excluding reimbursement for salaries and employee benefits) reasonably incurred in connection with providing such books and records, information or employees. Each of FPA, Purchasing Subsidiary and Seller will retain such books and records in accordance with its corporate records retention policy or as required by law, whichever requires retention for a longer period. All information received pursuant to this Section 10.1 shall be subject to the terms of the Confidentiality Agreement.

  10.2 Taxes. Seller shall pay, or cause to be paid, when due all Taxes for which FHMS, Selling Shareholder, Holding Company or any of Holding Company's subsidiaries is or may be liable or that are or may become payable with respect to all periods ending on or prior to the Closing. FPA shall pay, or cause to be paid, when due all Taxes for which FPA, Purchasing Subsidiary, Purchasing Shareholder, FHMS, Holding Company or any of Holding Company's subsidiaries is or may be liable or that are or may become payable with respect to all periods ending subsequent to the Closing.

  10.3 338(h)(10) Election. As soon as practicable after the Closing, and in no event later than 30 days after the delivery by Seller of the closing date balance sheet, Seller, FPA, Purchasing Subsidiary and Purchasing Shareholder will jointly make an election under Section 338(h)(10) of the Code (and a comparable election under state law) with respect to the purchase of stock of Holding Company and FHMS. In connection therewith, Seller, Selling Shareholder, FPA, Purchasing Subsidiary and Purchasing Shareholder agree to cooperate with each other and use their reasonable best efforts to effect such 338(h)(10) election. Without limiting the generality of the foregoing, the parties hereto agree that (i) Seller, Selling Shareholder, FPA, Purchasing Subsidiary and Purchasing Shareholder shall prepare and file all documents and materials necessary or appropriate in connection with making the Section 338(h)(10) Election, (ii) Seller, FPA and Purchasing Subsidiary shall use their reasonable best efforts to determine the allocation of the "modified aggregate deemed sale price" and "adjusted grossed up basis" among the assets of FHMS (in accordance with the Section 338 Treasury Regulations) and (iii) Seller, FPA and Purchasing Subsidiary shall use their reasonable best efforts to determine the allocation of the "modified aggregate deemed sale price" and "adjusted grossed-up basis" among the assets of Holding Company and its subsidiaries (in accordance with the Section 338 Treasury Regulations).

  10.4 Future Contractual Alliances. Seller and FPA intend to expand their contractual relationships and agree to negotiate in good faith the terms of a provider contract for the benefit of Seller and its Affiliates and FPA and FPA's professional provider groups relating to all service areas of FPA and any Seller Affiliate engaged in the business of offering a benefit program, which overlap, as those service areas may change from time to time.

  10.5 Certain Obligations Regarding Employees.

  (a) Retained Obligations. Seller agrees to continue to perform its obligations relating to the grant of options to TDMC and FHMG employees as set forth on Schedule 10.5, subject in each case to any conditions or terms set forth in such arrangements.

  (b) Employee Information. In order to facilitate the performance of such obligations by Seller, FPA, Purchasing Subsidiary and Purchasing Shareholder agree to and to cause Holding Company and its subsidiaries to provide to Seller (i) on a monthly basis, a list of employees of Holding Company, TDMC or FHMG who have been terminated during the prior month and the date of termination and (ii) at least ten (10) business days prior to November 1, 1996 and November 1, 1997, a list of TDMC Practitioners who are eligible to receive options to purchase the common stock of Seller as set forth on Schedule 10.5 and such other information as is required to effectuate the grant of such options.

  (c) Tail Insurance. Seller shall manage all claims alleging medical malpractice by any Practitioner that fall within the "tail coverage" purchased by Holding Company and its subsidiaries immediately prior to Closing. To facilitate the management of such claims, FPA, Purchasing Subsidiary and Purchasing Shareholder agree to and agree to cause Holding Company and its subsidiaries to notify Seller of any potential claims which may fall within such tail coverage within ten (10) days of the date on which FPA, Purchasing Subsidiary, Purchasing Shareholder or any of their Affiliates first becomes aware of the existence of such potential claim. If notice of a claim or potential claim is not given in accordance with the preceding sentence, then neither Seller nor any of its Affiliates, including the Affiliate providing the tail coverage, shall have any liability with respect to such claim or potential claim, but only if Seller or one of its Affiliates is actually prejudiced by such failure to give appropriate notice.

  10.6 Foundation Name. Notwithstanding anything else contained in this Agreement, it is the express intent of the parties hereto and such parties hereby agree that neither FPA nor its Affiliates (including Purchasing Subsidiary) shall gain any right, title or interest in the names "Foundation," "Foundation Health," "Foundation Health Medical Group," "Foundation Health Medical Services," or any similar name or derivation thereof (the "Foundation Name") pursuant to this Agreement, the Related Agreements and the transactions contemplated hereby and thereby, it being expressly understood that Seller and its Affiliates, as the case may be, shall retain all right, title and interest in and to the Foundation Name and that each of FHMS, Holding Company and Holding

Company's subsidiaries shall forfeit any interest it might be deemed to have in the Foundation Name upon the transfer of the FHMS Shares and the Holding Company Shares, respectively, as contemplated hereby. Notwithstanding the foregoing, for a period of six (6) months (the "Transition Period") following the date hereof, and for the sole purpose of facilitating the transition of FHMS, Holding Company and Holding Company's subsidiaries from subsidiaries of Seller and Selling Shareholder to subsidiaries of Purchasing Subsidiary and Purchasing Shareholder, Seller grants FPA a non-exclusive, non-transferable license to use the names Foundation Health Medical Group and Foundation Health Medical Services in California only. Upon the expiration of the Transition Period, FPA and Purchasing Subsidiary shall have caused FHMS to and Purchasing Shareholder shall have caused Holding Company to (i) appropriately dispose of all letterhead, signage and other items containing or using the Foundation Name and (ii) to have ceased using the Foundation Name in any manner whatsoever.

  10.7 Reimbursement For Certain Tax Matters.

  (a) Reimbursement. If each of FPA, Purchasing Subsidiary and Purchasing Shareholder complies with its obligations under Section 10.3 hereof, but a basis in the assets of Holding Company and its subsidiaries equal to the "adjusted grossed-up basis" of the assets of such companies as of the date of Closing, calculated in the manner provided for pursuant to the Treasury Regulations under Section 338 of the Code, is not obtained thereby (for reasons other than any action or inaction by FPA or any of its Affiliates), then Seller shall pay to FPA the amount of the foregone tax benefit, as defined below, resulting from the failure to obtain such an adjusted grossed-up basis for those calendar quarters with respect to which the applicable period of limitations shall not have expired (such expiration to be measured as of the date it is determined that the "adjusted grossed up basis" has not been obtained) (the "Tax Indemnity"). For purposes of this indemnity, the foregone tax benefit for any calendar quarter shall conclusively be presumed to equal the present value, determined as of the Closing Date, of the estimated future tax benefit for such calendar quarter determined by assuming a deduction attributable to depreciation or amortization for such period in excess of the amount which would otherwise be available in such period in the amount provided for on Schedule 10.7--attached hereto, at a discount rate and a combined federal and state income tax rate such that the present value of the foregone tax benefit from all deductions set forth on Schedule 10.7 is equal to Thirty Seven Million Dollars ($37,000,000) as of the Closing Date. The amount determined pursuant to the foregoing provisions of this Section 10.7(a) shall be increased by the amount of any applicable penalties that result from a failure to successfully make the 338(h)(10) election that triggers Seller's indemnification obligation under this Section 10.7(a) and by the amount that would have been payable as interest (had such amount constituted a debt incurred at the date of this Agreement) from the date of this Agreement to the date payment of such amount is made, for this purpose conclusively presuming that the applicable interest rate is LIBOR plus 45 basis points per annum. The indemnity provided for hereunder is the sole and exclusive remedy of FPA and its Affiliates in the event that a basis in the assets of Holding Company and its subsidiaries equal the "adjusted grossed-up basis" of the assets of such companies is not obtained.

  (b) Pre-Acquisition Losses. In the event, but only in the event, that Seller is or has been obligated to pay the Tax Indemnity, and notwithstanding anything else contained herein, if, as and when FPA, Purchasing Subsidiary, FHMS or Holding Company or any of Holding Company's subsidiaries realizes any tax benefits attributable to pre-acquisition losses of FHMS, Holding Company or its subsidiaries, FPA will pay to Seller fifty percent (50%) of the amount of such tax benefit. The amount of FPA's tax benefit shall equal the difference between the income taxes payable by FPA (or any Affiliate of FPA) without the utilization of such pre- acquisition losses, and the amount of such taxes actually paid by FPA (or any Affiliate of FPA). In the event the use of such pre-acquisition losses results in a refund of previously paid tax, the amount of the tax benefits shall include any interest payments made in connection with such refund. Within 30 days of the filing of FPA's (or its Affiliate's) tax return (or 30 days after receipt of any payment attributable to a claim for refund) claiming the benefit of any pre-acquisition losses, FPA will cause its auditors to deliver a certificate to Seller setting forth the calculation of FPA's (or its Affiliate's) tax benefit, and certifying that such calculation is correct in all material respects. The cost of such certification shall be borne by Seller. At Seller's option, any amounts payable from FPA or any Affiliate of FPA to Seller under this Section may be offset against any amounts payable from Seller to FPA under this Section.

  (c) Contest and Control.

    (i) FHC and FPA shall promptly (but in any event within 30 days of receipt of notice) give written notice (the "Notice") to each other of any inquiry, discussions with a tax authority, proposed adjustment, assertion of a claim, or the commencement of any suit, action or proceeding against such party (the "Contested Party," and the party receiving the Notice, the "Noticed Party") that challenges or questions the availability of a Section 338(h)(10) election based upon facts and circumstances uniquely within the control of the Noticed Party or based upon actions taken by, or failed to be taken by, the Noticed Party (each, a "Proposed Adjustment"). The failure of a Contested Party to provide the Noticed Party with Notice within the above time frame shall relieve the Noticed Party from its obligation to indemnify if such failure results in the loss or material impairment of the Noticed Party's rights under this Section 10.7(c).

    (ii) The Contested Party shall give the Noticed Party all information, including records in its possession and witnesses within its control, with respect to any Proposed Adjustment, and in each case the underlying facts relating thereto. In all matters related to the defense of a Proposed Adjustment, the Contested Party shall act in a reasonable manner. The Noticed Party and its counsel shall have the right to participate with the Contested Party and its counsel in (i) all conferences, meetings or proceedings with any tax authority, the subject matter of which is or includes any Proposed Adjustment, and (ii) all appearances before any court or administrative agency, the subject matter of which includes any Proposed Adjustment. The Noticed Party shall have the right to monitor and review the Contested Party's defense of any Proposed Adjustment, including specifically the right to review and comment on any briefs or other filings made in courts or to taxing authorities which take substantive positions with respect to Proposed Adjustments, a reasonable period of time before such filings are made. The Noticed Party's right to participate referred to herein shall include, without limitation, the right to participate in the submission and determination of the contents of documentation, protests, memoranda of fact and law and briefs, the conduct of oral arguments or presentations, the selection of witnesses, and the negotiation of stipulations of fact, all as may be deemed appropriate by the Noticed Party in its sole discretion but solely with respect to any Proposed Adjustment. A settlement of a Proposed Adjustment shall be binding upon the Noticed Party (with the result that the indemnity obligation under Section 10.7 hereof shall be effective) only if the Noticed Party consents to such settlement or unreasonably withholds consent to such settlement.

  10.8 Covenant. For a period commencing on the Closing Date and thereafter for a period of three (3) years, each of Seller and FHCA shall use their best efforts to encourage commercial members of FHCA and its affiliated health plans who, as of the Closing Date, have primary care physicians who are employees of FHMG or TDMC, to continue to select primary care physicians who are employees of FHMG or TDMC; in the event certain of such commercial members become unassigned due to the fact that their primary care physician is no longer employed by FHMG or TDMC and such members do not select another FHCA contracting physician, Seller and FHCA will assign such non-assigned members to a physician who is employed by FHMG or TDMC, subject in all cases to adequate availability and accessibility and other regulatory requirements of the parties.

  10.9 Solicitation of Employees. During the period from the date hereof until that date which is six (6) months after the Closing Date, neither Seller or its Affiliates on the one hand, nor FPA or its Affiliates, on the other shall initiate or maintain contact with any officer, director or employee of the other regarding the employment of such individual, except for public solicitation of employment by general advertisement, contacts regarding employment initiated by the individual involved and contacts with Employees regarding their continued employment after the Closing.

                                  ARTICLE 11

                         Survival and Indemnification

  11.1 Survival. Each of the representations, warranties and covenants of each of FPA, Purchasing Subsidiary and Seller contained in this Agreement shall be deemed renewed by such party at the Closing as if made at such time and shall survive the Closing and shall continue in full force and effect for one (1) year thereafter, other than the representations and warranties of Seller made in
Section 5.17 (Taxes), which shall survive for the applicable statute of limitations. A material misrepresentation or breach of warranty that is either
(A) disclosed in a written notice, delivered by the breaching party to the non-breaching party after the date of this Agreement and at or prior to the Closing or (B) otherwise actually known to the non-breaching party prior to the Closing, allows the non-breaching party to refuse to proceed with the Closing, but does not give rise to a cause of action for damages or other relief. By nevertheless proceeding with the Closing, the non-breaching party waives any remedies for any misrepresentation or breach of warranty of which it was aware prior to the Closing.

  11.2 No Other Representations. Notwithstanding anything to the contrary contained in this Agreement, it is the explicit intent of each party hereto that Seller is making no representations or warranties whatsoever, express or implied, except those representations and warranties contained in Article 5 and neither FPA nor Purchasing Subsidiary is making any representations or warranties whatsoever, express or implied, except those representations and warranties contained in Article 6. In particular, but without limiting the foregoing, Seller makes no representation or warranty to FPA with respect to any financial projection or forecast relating to the Businesses and neither FPA nor Purchasing Subsidiary makes any representation or warranty to Seller with respect to any financial projection or forecast relating to FPA's business. With respect to any projection or forecast delivered by or on behalf of any party hereto to any other party hereto, the party receiving such information acknowledges that (i) there are uncertainties inherent in attempting to make such projections and forecasts, (ii) such party is familiar with such uncertainties, (iii) such party is taking full responsibility for making its own evaluation of the adequacy and accuracy of all such projections and forecasts furnished to it and (iv) such party shall have no claim against the party furnishing such information with respect thereto.

  11.3 Indemnification by Seller. Except as otherwise expressly provided in this Article 11, Seller shall defend, indemnify and hold harmless FPA and shall reimburse FPA for, from and against, each and every demand, claim, loss, liability, judgment, damage, cost and expense (including without limitation, reasonable attorneys' fees), ("Losses") imposed on or incurred by FPA, relating to, resulting from or arising out of (i) any inaccuracy in any representation or warranty made by Seller under this Agreement and such inaccuracy is not disclosed in the Disclosure Schedule or in the Financial Statements; (ii) any breach of a covenant of this Agreement required to be performed by Seller or Selling Shareholder; and (iii) any taxes of FHMS, Holding Company or any of Holding Company's subsidiaries, relating to any pre-Closing period.

  11.4 Limitations on Indemnity. Notwithstanding anything to the contrary contained in this Agreement, no amounts of indemnity shall be payable by Seller to FPA as a result of any claim in respect of a Loss arising under
Section 11.3 or by FPA to Seller as a result of a Loss arising under Section
11.5:

    (a) unless, until and then only to the extent that the party requesting indemnification (the "Indemnitee") has suffered, incurred, sustained or become subject to Losses referred to in Section 11.3 (other than Losses arising from a breach of Section 5.17) or Section 11.5 (other than Losses arising from Taxes for post-Closing periods), as the case may be, which exceed $200,000 in the aggregate;

    (b) with respect to any claim for indemnification thereunder, unless the Indemnified Person has given the Indemnifying Person proper notice in accordance with Section 11.6, as applicable, with respect to such claim, setting forth in reasonable detail the specific facts and circumstances pertaining thereto, (A) as soon as practical following the time at which the Indemnified Person discovered or reasonably should have discovered such claim (except to the extent the Indemnifying Person is not prejudiced by any delay in the delivery of such notice) and (B) in any event prior to the expiration of one (1) year following the Closing Date;

    (c) with respect to any Loss, to the extent that the Indemnitee had a reasonable opportunity, but failed in good faith to mitigate the Loss, including but not limited to the failure to use commercially reasonable efforts to recover under a policy of insurance or under a contractual right of set-off or indemnity;

    (d) with respect to any Loss suffered, incurred or sustained by the Indemnitee or to which it becomes subject, to the extent it arises from or was caused by actions taken or failed to be taken by the Indemnitee or any of its Affiliates after the Closing.

  Notwithstanding anything else contained herein, the maximum amount for which Seller or FPA may be liable under this Article 11, in the aggregate for all claims made and Losses suffered by the other, shall be equal to Twenty Million U.S. Dollars ($20,000,000), provided, however, that Seller shall indemnify FPA for all Losses arising from a breach of Section 5.17 and, provided, further, that FPA shall indemnify Seller from all Losses arising from Taxes for any post-Closing period.

  11.5 Indemnification by FPA. Except as otherwise expressly provided in this
Article 11, FPA shall defend, indemnify and hold harmless Seller and shall reimburse Seller for, from and against all Losses imposed on or incurred by Seller, relating to, resulting from or arising out of (i) any inaccuracy in any representation or warranty made by FPA under this Agreement, which inaccuracy is not disclosed in the Disclosure Schedule or in the FPA Financial Statements (ii) any breach of a covenant of this Agreement required to be performed by FPA or Purchasing Shareholder; and (iii) any taxes of FHMS, Holding Company or any of Holding Company's subsidiaries, relating to any post-Closing period.

  11.6 Notice and Defense of Third-Party Claims. If any action, claim or proceeding shall be brought or asserted under this Section 11.6 against an indemnified party or any successor thereto (the "Indemnified Person") in respect of which indemnity may be sought under this Article 11 from an indemnifying person or any successor thereto (the "Indemnifying Person"), the Indemnified Person shall give prompt written notice of such action or claim to the Indemnifying Person who shall assume the defense thereof, including the employment of counsel reasonably satisfactory to the Indemnified Person and the payment of all expenses; the Indemnified Person shall have the right to employ separate counsel in any of the foregoing actions, claims or proceedings and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnified Person unless both the Indemnified Person and the Indemnifying Person are named as parties and the Indemnified Person and the Indemnifying Person shall in good faith determine that the representation by the same counsel is inappropriate. In the event that the Indemnifying Person, within ten days after notice of any such action or claim, fails to assume the defense thereof, the Indemnified Person shall have the right to undertake the defense, compromise or settlement of such action, claim or proceeding for the account of the Indemnifying Person, subject to the right of the Indemnifying Person to assume, at its expense, the defense of such action, claim or proceeding with counsel reasonably satisfactory to the Indemnified Person at any time prior to the settlement, compromise or final determination thereof. Anything in this Article 11 to the contrary notwithstanding, the Indemnifying Person shall not, without the Indemnified Person's prior written consent, settle or compromise any action or claim or consent to the entry of any judgment with respect to any action, claim or proceeding for anything other than money damages paid by the Indemnifying Person. The Indemnifying Person may, without the Indemnified Person's prior written consent, settle or compromise any such action, claim or proceeding or consent to entry of any judgment with respect to any such action or claim that requires solely the payment of money damages by the Indemnifying Person and that includes as an unconditional term thereof the release by the claimant or the plaintiff of the Indemnified Person from all liability with respect to such action, claim or proceeding.

  11.7 Limitation. An Indemnifying Person shall have no liability under this
Article 11 unless notice of a claim for indemnity, or notice of facts as to which an indemnifiable Loss is expected to be incurred, shall have been given prior to ninety days after the expiration of the appropriate statute of limitations with respect thereto, as the same may be extended from time to time by the Indemnifying Person.

  11.8 Exclusivity. Except as otherwise specifically provided herein, the provisions of this Article 11 shall be the exclusive basis for the assertion of claims by or imposition of liability on the parties hereto arising under or as a result of this Agreement. Section 11.4 shall not apply to any fraudulent misrepresentation.

  11.9 Right of Set-off. The parties hereto agree that Seller may satisfy any obligation to pay any amount to FPA arising under this Article 11 or Section
10.7 by, at Seller's option, either (i) paying cash, (ii) foregoing interest payments due under the Bridge Note and/or the Consolidated Note equal to the amount so payable by Seller or (iii) reducing the principal amount of the Bridge Note and/or the Consolidate Note by the amount so payable. In addition, if FPA is finally determined under this Agreement to be obligated to pay Seller any amount under this Article 11 or Section 10.7, Seller may withhold any amounts due from Seller or any of Seller's Affiliates to FPA or any of FPA's Affiliates under any provider agreement, (including the Professional Group Provider Agreements) which amount will be set-off against the amount so payable, provided, however, that the amount withheld under any provider agreement in any month may not exceed five percent of the total amount due under such provider agreement for such month.

                                  ARTICLE 12

                                 Miscellaneous

  12.1 Termination.

  (a) Termination. This Agreement may be terminated at any time prior to
Closing:

    (i) By mutual written consent of FPA and Seller or Selling Shareholder;

    (ii) By FPA if there is a material breach of any representation or warranty set forth in Article 5 hereof or any covenant or agreement to be complied with or performed by Seller or Selling Shareholder pursuant to the terms of this Agreement which would render impossible the satisfaction of a condition set forth in Article 9 (and such condition is not waived in writing by FPA);

    (iii) By Seller or Selling Shareholder if there is a material breach of any representation or warranty set forth in Article 6 hereof or of any covenant or agreement to be complied with or performed by FPA, Purchasing Subsidiary or Purchasing Shareholder pursuant to the terms of this Agreement which would render impossible the satisfaction of a condition set forth in Article 8 (and such condition is not waived in writing by Seller); or

    (iv) By any party hereto if the Closing has not occurred by October 31, 1996.

  (b) In the Event of Termination. In the event of termination of this
Agreement:

    (i) Each party hereto will redeliver all documents, work papers and other material of each other party hereto relating to the transactions contemplated by this Agreement and the Related Agreements, whether so obtained before or after the execution hereof, to the party furnishing the same;

    (ii) The provisions of the Confidentiality Agreement shall continue in full force and effect; and

    (iii) No party hereto shall have any liability or further obligation to any other party to this Agreement or the Related Agreements, except (x) as stated in subsections (i) , (ii), (iv), (v) and (vi) of this
  Section 12.1(b), and (y) for any willful breach of this Agreement occurring prior to the proper termination of this Agreement.

    (iv) If this Agreement is not consummated because either Seller or FPA breaches a material representation or warranty or fails to perform a material covenant contained herein, and the other party has not breached any material representation or warranty or failed to perform a material covenant, and the non-breaching party chooses to terminate this Agreement as a direct result of such breach or failure, the breaching party shall promptly pay the non-breaching party (x) up to $500,000 to reimburse the non-breaching party for its documented expenses (including the fees and expenses of counsel, accountants, consultant and advisors) incurred in connection with the transactions contemplated by this Agreement (the "Expenses") and (y) a fee of $1,000,000 as liquidated damages.

    (v) If this Agreement is not consummated because Seller or FPA does not obtain necessary board or stockholder approval, then such party failing to obtain such approval shall pay the other party promptly up to $500,000 in Expenses.

    (vi) If this Agreement is not consummated for any reason, in addition to any payments described in this Section, the Seller shall pay FPA promptly $3,000,000, which may be paid in a reduction in principal of any existing indebtedness owed by FHC and its affiliates to FPA and its affiliates, including any affiliated medical groups.

  12.2 Assignment and No Third Party Beneficiaries. Neither this Agreement nor any of the rights or obligations hereunder may be assigned by any party without the prior written consent of the other parties. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, and no other person shall have any right, benefit or obligation under this Agreement as a third party beneficiary or otherwise.

  12.3 Notices. All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; when transmitted if transmitted by facsimile; the day after being sent, if sent for next day delivery by recognized overnight delivery service (e.g., Federal Express); and upon receipt, if sent by certified or registered mail, return receipt requested. In each case notice shall be given as follows:

  If to Seller or Selling Shareholder, addressed to:

    Foundation Health Corporation
    3400 Data Drive
    Rancho Cordova, California 95670
    Facsimile Number: (916) 631-5335
    Attention: Kirk A. Benson, President and
               Chief Operating Officer--Commercial Operations

  With a copy to:

    Pillsbury Madison & Sutro LLP
    235 Montgomery Street
    San Francisco, California 94104
    Facsimile Number: (415) 983-1200
    Attention: Linda C. Williams, Esq.

  If to FPA, Purchasing Subsidiary or Purchasing Shareholder, addressed to:

    FPA Medical Management, Inc.
    2878 Camino Del Rio South, Suite 301
    San Diego, California 92108-3846
    Facsimile Number: (619) 299-0708
    Attention: Dr. Seth M. Flam, Chief Executive Officer

  With copies to:

    FPA Medical Management, Inc.
    2878 Camino Del Rio South, Suite 301
    San Diego, California 92108-3846
    Facsimile Number: (619) 299-0708
    Attention: James A. Lebovitz, Esq.
               Senior Vice President, General Counsel and Secretary

  and

    Latham & Watkins
    701 B Street, Suite 2100
    San Diego, California 92101-8197
    Facsimile Number: (619) 696-7419
    Attention: Andrew Singer, Esq.

or to such other place and with such other copies as a party may designate as to itself by written notice to the others.

  12.4 Choice of Law. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Delaware as applied to contracts entered into solely between residents of, and to be performed entirely in, such state.

  12.5 Entire Agreement; Amendments and Waivers. This Agreement and the Related Agreements to which the parties hereto are parties, together with all exhibits and schedules to be attached hereto and thereto (including the Disclosure Schedule), constitute or will constitute the entire agreement among the parties pertaining to the subject matter hereof and supersede or will supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties, other than the Confidentiality Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. No amendment, supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

  12.6 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed by original or facsimile signature if the party executing this Agreement by facsimile signature delivers an original signature to the other parties hereto promptly thereafter.

  12.7 Expenses. Except as otherwise specified in this Agreement, each party hereto shall pay its own legal, accounting, out-of-pocket and other expenses incident to this Agreement and to any action taken by such party in preparation for carrying this Agreement into effect.

  12.8 Invalidity. In the event that any one or more of the provisions contained in this Agreement or in any Related Agreement, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument.

  12.9 Publicity. Except as may be required by law, FPA shall not and shall not permit any of its Affiliates to and Seller and Selling Shareholder shall not and shall not permit any of their respective Affiliates to, issue any press release or make any public statement regarding the transactions contemplated hereby or by the Related Agreements, without prior written approval of the other. FPA and Seller will issue joint press releases or public announcements after the execution and delivery of this Agreement and after the Closing. Seller, Selling Shareholder, FPA and Purchasing Shareholder each agree to portray the others in a positive light to enrollees and patients of the parties, other providers and the investment and financial community.

  12.10 Schedules. The inclusion of any item in one schedule hereto comprising part of the Disclosure Schedule shall be deemed for purposes of this Agreement to be an inclusion of such item in all schedules comprising part of the Disclosure Schedule.

  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

SELLER

                                          FPA


By:     /s/ Daniel D. Crowley             By:         /s/ Seth Flam
    ---------------------------------         ---------------------------------
  Name: Daniel D. Crowley                   Name: Seth Flam
  Title: President and Chief Executive      Title: Chief Executive Officer
  Officer



PURCHASING SHAREHOLDER

                                          PURCHASING SUBSIDIARY


By:         /s/ Seth Flam                 By:         /s/ Seth Flam
    ---------------------------------         ---------------------------------
  Name: Seth Flam                           Name: Seth Flam
  Title: President                          Title: President

SELLING SHAREHOLDER


By:   /s/ Jonathan Scheff, M.D.
    ---------------------------------
  Name: Jonathan Scheff
  Title:

                             AMENDMENT NUMBER ONE

  This Amendment Number One to Stock and Note Purchase Agreement, dated as of June 28, 1996 (the "Agreement") is made by and between FPA MEDICAL MANAGEMENT, INC., a Delaware corporation ("FPA"), FPA MEDICAL MANAGEMENT OF CALIFORNIA, INC., a Delaware corporation and a wholly-owned subsidiary of FPA ("Purchasing Subsidiary "), FPA INDEPENDENT PRACTICE ASSOCIATION, An Osteopathic Corporation ("Purchasing Shareholder"). JONATHAN H. SCHEFF, M.D., an individual ("Selling Shareholder") and FOUNDATION HEALTH CORPORATION, a Delaware corporation ("Seller") (the "Amendment") as of October 1, 1996.

  Whereas, Seller and Selling Shareholder, on the one hand, and FPA, Purchasing Subsidiary and Purchasing Shareholder, on the other hand, desire to amend certain provisions of the Agreement to reflect negotiated terms and conditions;

  Now Therefore, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

  1. Exhibit D as referenced in Section 2.3 of Article 2 of the Agreement shall be amended in its entirety as set forth in Exhibit D attached hereto.

  2. Section 8.23 shall be added to Article 8 of the Agreement to read as follows:

    Section 8.23 Modification of Transaction. Seller and Selling Shareholder may elect, at their sole discretion, to sell to FPA, Purchasing Shareholder and Purchasing Subsidiary components of FHMS and TDMC selected by Seller and Selling Shareholder upon terms mutually satisfactory to the parties; provided, however that such terms shall be no less favorable to FPA than those set forth above; and, provided further, that Seller and Selling Shareholder shall not sell within two years of the closing of the transaction any other component of FHMS or TDMC to any third party other than FPA, Purchasing Shareholder and Purchasing Subsidiary, unless FPA has rejected a purchase on terms no less favorable than those set forth above.

  4. Exhibits B and C as referenced in Section 9.10 of Article 9 of the Agreement shall be amended to provide that the first scheduled Guaranteed Access Fund payments shall be due and payable as of the Closing.

  5. Article 12, Section 12.1 (a)(iv) of the Agreement shall be amended to read as follows:

    Section 12.1 (a)(iv): By any party hereto if the Closing has not occurred prior to January 1, 1997.

  6. A new Section 12.1 (b)(vii) shall be added to Article 12 of the Agreement to read as follows:

    Section 12.1(b)(vi) If Seller and Selling Shareholder have elected, pursuant to Section 8.23 above, to sell only selected components of FHMS and TDMC to FPA, Purchasing Shareholder and Purchasing Subsidiary, than Seller shall pay to FPA $6 million on or prior to June 30, 1997 if less than 15,000 additional Foundation Health Affiliates' members (the "Selected Members") shall have selected primary care physicians who contract with FPA's California IPAs in Sacramento, Placer and El Dorado counties (the "Selected Physicians") as of June 30, 1997; provided, however that such payment shall not be made if at least 35,000 additional Selected Members members shall have selected Selected Physicians as of June 30, 1997; and provided, further, that such $6 million shall be payable pro rata based upon the number of Selected Members who have selected Selected Physicians between 15,000 and 35,000 as of June 30, 1997.

  7. All other terms and provisions of the Agreement shall remain in full force and effect.

  In Witness Whereof, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

SELLER

                                          FPA


By:         /s/ Kirk Benson               By:          /s/ Seth Flam
    -------------------------------------     ---------------------------------

  Name        Kirk Benson                   Name:         Seth Flam
       ----------------------------------         -----------------------------
                                                         President
  Title:   President and CEO
         --------------------------------
                                            Title:
                                                   ----------------------------

PURCHASING SHAREHOLDER                    PURCHASING SUBSIDIARY

By:       /s/ Steven M. Lash              By:          /s/ Seth Flam
    -------------------------------------     ---------------------------------

  Name      Steven M. Lash                  Name:        Seth Flam
       ----------------------------------         -----------------------------

  Title: Executive Vice President and CEO   Title:       President
         --------------------------------          ----------------------------


SELLING SHAREHOLDER

By:    /s/ Jonathan Scheff, M.D.
    -------------------------------------

  Name      Jonathan Scheff
       ----------------------------------

                             AMENDMENT NUMBER TWO

  This Amendment Number Two (the "Amendment") to Stock and Note Purchase Agreement, dated as of June 28, 1996 (the "Agreement") is made by and between FPA MEDICAL MANAGEMENT, INC., a Delaware corporation ("FPA"), FPA MEDICAL MANAGEMENT OF CALIFORNIA, INC., a Delaware corporation and a wholly-owned subsidiary of FPA ("Purchasing Subsidiary"), FPA INDEPENDENT PRACTICE ASSOCIATION, An Osteopathic Corporation ("Purchasing Shareholder"), JONATHAN
H. SCHEFF, M.D., an individual ("Selling Shareholder") and FOUNDATION HEALTH CORPORATION, a Delaware corporation ("Seller") as of October 3, 1996.

  Whereas, Seller and Selling Shareholder, on the one hand, and FPA, Purchasing Subsidiary and Purchasing Shareholder, on the other hand, desire to amend certain provisions of the Agreement to reflect negotiated terms and conditions;

  Now Therefore, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

  1. Amendment Number One of the Agreement is rescinded in its entirety.

  2. Article 2, Section 2.3(a)(ii) shall be amended by adding at the end thereof the following sentence: "Provided, however, that in no event shall the number of shares of FPA Common to be issued hereunder to Seller exceed 19% of the then outstanding shares of FPA Common"

  3. Exhibit D as referenced in Section 2.3 of Article 2 of the Agreement shall be amended in its entirety as set forth in Exhibit D attached hereto.

  4. Exhibits B and C as referenced in Section 9.10 of Article 9 of the Agreement shall be amended to provide that the first scheduled Guaranteed Access Fund payments shall be due and payable as of the Closing.

  5. Article 12, Section 12.1(b)(iii) of the Agreement shall be amended to read as follows:

    Section 12.1(b)(iii): No party hereto shall have any liability or further obligation to any other party to this Agreement or the Related Agreements, except as stated in subsections (i), (ii), (iv), (v) and (vi) of this
  Section 12.1(b).

  6. Article 12, Section 12.1 (a)(iv) of the Agreement shall be amended to read as follows:

    Section 12.1 (a)(iv): By any party hereto if the Closing has not occurred prior to January 1, 1997.

  7. A new Section 12.1 (b)(vii) shall be added to Article 12 of the Agreement to read as follows:

    (vii) If Seller and Selling Shareholder terminate this Agreement, Seller and Selling Shareholder shall not sell FHMS, TDMC or FHMG or any component thereof to any third party other than FPA, Purchasing Shareholder and Purchasing Subsidiary, unless FPA, Purchasing Shareholder and Purchasing Subsidiary have rejected a purchase offer on terms no less favorable than those set forth in the Agreement; provided, however, that in no event shall the number of shares of FPA Common to be issued as part of the consideration for such purchase exceed 19% of the then outstanding shares of FPA Common.

  8. All other terms and provisions of the Agreement shall remain in full force and effect.

  In Witness Whereof, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

SELLER                                  FPA


By:         /s/ Kirk Benson             By:          /s/ Seth Flam
   ---------------------------------       ---------------------------------


  Name        Kirk Benson                 Name:         Seth Flam
      ------------------------------           -------------------------------


  Title:   President and CEO              Title:        President
         ----------------------------            -----------------------------

PURCHASING SHAREHOLDER                  PURCHASING SUBSIDIARY


By:       /s/ Steven M. Lash            By:       /s/ Seth Flam
    ---------------------------------      ---------------------------------

  Name:   Steven M. Lash                  Name:         Seth Flam
       ------------------------------          ------------------------------


  Title:Executive Vice President and CEO  Title:        President
        --------------------------------        ----------------------------


SELLING SHAREHOLDER

By:    /s/ Jonathan Scheff, M.D.
   ---------------------------------

  Name     Jonathan Scheff
      -----------------------------

                                                                August 30, 1996

Mr. Kirk Benson
President and Chief Operating Officer--Commercial Operations
Foundation Health Corporation
3400 Dara Drive
Rancho Cordova, CA 95670

Dear Kirk:

  This letter will confirm the agreement between FPA Medical Management, Inc. ("FPA") and Foundation Health Corporation ("FHC") that was reached yesterday between you and Seth Flam. FHC and FPA, intending to be legally bound, hereby agree that FPA's maximum responsibility for the net losses incurred by FHMS-CA/FHMG and FHMS-AZ-/IDMC (the "Medical Groups") for the third quarter of calendar year 1996 shall not exceed Twelve Million Dollars ($12,000,000). FHC agrees that on the Closing Date, the Indebtedness to be assumed by FPA (as provided in the Stock and Note Purchase Agreement) shall be reduced by the amount, if any, of the net losses incurred by the Medical Groups during such quarter in excess of Twelve Million Dollars ($12,000,000).

  If the foregoing reflects the agreement between FPA and FHC, please arrange for this letter to be signed in the space provided below by an authorized officer of FHC.

                                          Sincerely,

                                          /s/ James A. Lebovitz

                                          James A. Lebovitz
                                          Senior Vice President and General
                                           Counsel

AGREED TO AND ACCEPTED AS OF THE DATE FIRST ABOVE WRITTEN:

Foundation Health Corporation

            /s/ Kirk Benson
By:
   ------------------------------
              Kirk Benson

                                                                     APPENDIX V

August 6, 1996

The Board of Directors
FPA Medical Management, Inc.
2878 Camino Del Rio South, Suite 301
San Diego, CA 92108-3846

Gentlemen:

  You have asked Oppenheimer & Co., Inc. ("Oppenheimer") to render an opinion (the "Opinion") as to the fairness, from a financial point of view, to the stockholders of FPA Medical Management, Inc. ("FPA") of the Acquisition Consideration (as defined below) paid and to be paid in the (i) proposed acquisition (the "Foundation Transaction") of all of the issued and outstanding shares of Foundation Health Medical Services ("FHMS") by FPA Medical Management of California, Inc. ("FPA California"), a wholly-owned subsidiary of FPA, and all of the issued and outstanding shares of FHMG/TDMC Medical Group ("Holding Company," and, together with FHMS, the "Foundation Companies") by FPA Independent Practice Association ("FPA IPA") pursuant to a Stock and Note Purchase Agreement dated as of June 28, 1996 among FPA, FPA California, FPA IPA, Jonathan H. Scheff, M.D. and Foundation Health Corporation ("Foundation") (the "Foundation Agreement"), (ii) the recently completed acquisition of all of the issued and outstanding shares of Intergroup IPA, P.C. ("Arizona IPA") by FPA Medical Group of Arizona, P.C. ("FPA Arizona"), an affiliated professional corporation of FPA, pursuant to a Stock Purchase Agreement dated June 28, 1996 by and among FPA Arizona, Ross Henderson, M.D. and Foundation (the "Arizona IPA Agreement") and (iii) the recently completed acquisition of all of the issued and outstanding shares of FHC IPA, Inc. ("Florida IPA") by FPA Acquisition Corporation ("FAC"), a wholly-owned subsidiary of FPA, pursuant to a Stock Purchase Agreement dated June 28, 1996 by and among FAC, Careflorida Healthplan, Inc., Foundation South, a South Florida Health Plan, Inc. and Foundation (the "Florida IPA Agreement").

  The Foundation Transaction and the acquisitions of Arizona IPA and Florida IPA are referred to collectively in this Opinion as the "Acquisitions." The Foundation Companies, Arizona IPA and Florida IPA are referred to collectively in this Opinion as the "Acquired Foundation Entities." The Foundation Agreement, the Arizona IPA Agreement and the Florida IPA Agreement are referred to collectively in this Opinion as the "Agreements."

  Pursuant to the Agreements, as more fully described therein, the total consideration for the Acquisitions is expected to be comprised of: (i) $5 million in cash; (ii) $75 million in FPA Common Stock; (iii) $39 million in short term notes; (iv) $89 million in seven year notes, and (v) $11 million in assumed liabilities. The number of shares of FPA Common Stock to be issued to Foundation will be equal to (A) $75 million minus the amount of any cash paid by FPA in lieu of FPA Common Stock to Foundation, divided by (B) the average of the per share closing price of FPA Common Stock during the ten trading days ending on the second trading day prior to the closing of the Foundation Transaction (the "Foundation Closing") as reported on Nasdaq (the "FPA/Foundation Price"). In the event the FPA/Foundation Price is less than $13.60, then FPA may in its sole discretion terminate the Foundation Agreement; provided that Foundation may cause the acquisition to be consummated if it agrees to accept a number of shares of FPA Common Stock equal to $75 million divided by $13.60.

  The purchase price will be adjusted at closing to include the pre-tax losses incurred in the third quarter of 1996 by FHMS, Foundation Health Medical Group, Inc. ("FHMG") and Thomas-Davis Medical Centers ("TDMC"), the medical group operating subsidiaries of the Holding Company. Such amounts have been estimated to be $9 million and will be added to the purchase price and funded through an increase in the seven year note described in (iv) above. As part of the agreement, the Acquired Foundation Entities will receive from Foundation and its affiliates $55 million as compensation for ensuring staffing levels and access to the professionals practicing within the Acquired Foundation Entities, commencing in the third quarter of 1996 and ending in the fourth quarter of 1998 (the "Guaranteed Access Payments"). For purposes of this Opinion, the

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total cash amount to be paid, the aggregate principal amount of the notes to be issued, the total amount of liabilities to be assumed and the aggregate number of shares of FPA Common Stock to be issued in connection with the Acquisition is referred to herein as the "Acquisition Consideration."

  In rendering the Opinion we have treated the three acquisitions subject to the Agreements as a single transaction.

  In arriving at our Opinion we:

  (i)    reviewed the Agreements;

  (ii) reviewed FPA's annual reports to stockholders and its annual reports on Form 10-K for fiscal years ended December 31, 1994 and 1995 and its quarterly report on Form 10-Q for the three months ended March 31, 1996;

  (iii) reviewed the unaudited financial statements of FHMG, TDMC and FHMS for the fiscal year ended June 30, 1996 and the month ended June 30, 1996;

  (iv)   reviewed the Certificate of Incorporation of FPA;

  (v) reviewed the financial projections for FPA prepared by FPA's management for the six months ending December 31, 1996 and the years ending December 31, 1997 and 1998;

  (vi) reviewed the financial projections for the Acquired Foundation Entities prepared by FPA's management based, in part, upon projections previously prepared by Foundation management (other than for purposes of the Acquisitions) for the six months ending December 31, 1996 and the years ending December 31, 1997 through December 31, 2000;

  (vii) held discussions with the senior managements of FPA and Foundation to review historical and current operations and financial conditions, with the senior management of FPA to review projections and strategies of FPA and the Acquired Foundation Entities and with the senior management of Foundation to review the assumptions utilized by FPA management in the preparation of financial projections for the Acquired Foundation Entities;

  (viii) reviewed current and historical market prices and trading data of the FPA Common Stock;

  (ix) reviewed financial and market data for certain public companies we deemed comparable to FPA and the Acquired Foundation Entities;

  (x) reviewed and analyzed recent mergers and acquisitions of companies in lines of business we deemed comparable to the Acquired Foundation Entities;

  (xi) analyzed the financial impact of the Acquisition on the combined company, including the pro forma earnings per share;

  (xii) prepared a discounted cash flow valuation of FPA and the Acquired Foundation Entities;

  (xiii) reviewed the impact of the Sterling Merger on the Acquisitions; and

  (xiv) performed such other analyses and reviewed such other documents and information as were deemed appropriate.

  In rendering our Opinion, we relied upon and assumed, without independent verification or investigation, the accuracy and completeness of all of the financial and other information available to us from public sources and provided to us by FPA, Foundation and the Acquired Foundation Entities and their respective representatives. We also have relied upon the management of FPA as to the reasonableness and achievability of the financial and operating projections and the assumptions and bases therefor provided to us and, with your consent, we have assumed, without independent verification or investigation, that such projections, including and without limitation projected cost savings and operating synergies from the Acquisitions, were reasonably prepared on bases reflecting the best available information, estimates and judgment of the management of FPA and that such projections will be realized in the amounts and time periods currently estimated by the management of FPA. We have not been engaged to assess the achievability of such projections or the assumptions on which they were based and express no view as to the projections or assumptions. We have neither made, obtained nor reviewed any independent valuation or appraisal of the assets or liabilities of FPA or the Acquired Foundation Entities.

  Our Opinion is based upon our analyses of the foregoing factors and information in light of our assessment of general economic, financial and market conditions as of the date hereof that could be evaluated by us as of such date.

  Our Opinion is limited to a determination of the fairness, from a financial point of view, of the Acquisition Consideration. We also assume, without independent verification, the accuracy of the advice and conclusions of FPA's legal counsel and accountants with respect to the tax and accounting matters as provided to Oppenheimer by FPA's management, including, without limitation,
(i) that valid 338(h)(10) elections will be made with respect to the acquisition of each of the Acquired Foundation Entities; (ii) that for financial accounting purposes, FPA will be treated as a lessee of all real estate leased by the Acquired Foundation Entities; and (iii) that for financial accounting purposes, Guaranteed Access Payments will be recognized as revenue when earned by FPA. We assume that the Foundation Transaction will be consummated in accordance with the terms of the Foundation Agreement, that all conditions to the closing of the Foundation Transaction will be satisfied without waiver or modification and that the Foundation Transaction would be consummated on a timely basis in the manner contemplated in the Foundation Agreement.

  Oppenheimer, as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities and private placements. Oppenheimer has been engaged by the Board of Directors of FPA to render financial advisory services to FPA in connection with the Acquisitions and will receive a fee for its services, including a fee upon the delivery of this Opinion. In the ordinary course of business, Oppenheimer serves as a market maker in the Common Stock of FPA and may actively trade the securities of FPA for its own account or for the account of its customers and accordingly may at any time hold a long or short position in FPA's Common Stock. Oppenheimer also has provided certain investment banking services to FPA from time to time, including acting as underwriter in public offerings of shares of Common Stock and as financial advisor in connection with the proposed acquisition of Sterling Healthcare Group, Inc. by FPA. Oppenheimer also provides equity research coverage of FPA.

  It is understood that our Opinion is intended for the benefit and use of the Board of Directors of FPA in its evaluation of the Acquisitions, and our Opinion is not intended to be and does not constitute a recommendation to the Board of Directors or any stockholder with respect to whether to vote in favor of the Acquisitions. We understand that this Opinion will be included in the registration statement filed with the Securities and Exchange Commission and proxy statement/prospectus therein distributed to FPA stockholders in connection with the approval of the Acquisitions. We hereby consent to the foregoing use of the Opinion in its entirety. Otherwise, our Opinion may not be published or otherwise used or referred to without our written consent.

  Based upon and subject to the foregoing, it is our Opinion that, as of the date hereof, the Acquisition Consideration paid and to be paid in connection with the Acquisitions is fair, from a financial point of view, to the stockholders of FPA.

                                          Very truly yours,

                                          Oppenheimer & Co., Inc.

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